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                                                              EXHIBIT T3E-1


                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re                             )  Chapter 11
                                  )
MARINER POST-ACUTE NETWORK,       )  Case No. 00-00113 (MFW)
INC., a Delaware corporation,     )
                                  )  (Jointly Administered
and affiliates,                   )  Case Nos. 00-00113 (MFW)
                                  )  through   00-00214 (MFW),
                 Debtors.         )  inclusive)
                                  )
                                  )
                                  )   CONFIRMATION HEARING: MARCH 25, 2002
                                  )   AT 9:00 A.M.
                                  )   OBJECTION DEADLINE: MARCH 5, 2002
                                  )   AT 4:00 P.M.


              DISCLOSURE STATEMENT FOR SECOND AMENDED JOINT PLAN OF
          REORGANIZATION FOR MARINER POST-ACUTE NETWORK, INC., MARINER
           HEALTH GROUP, INC., AND THEIR RESPECTIVE DEBTOR AFFILIATES
                             DATED FEBRUARY 1, 2002

                                          TABLE OF CONTENTS

I.       INTRODUCTION AND SUMMARY INFORMATION...................................................................    1

         A.       Purpose Of This Document......................................................................    1

         B.       Summary Information...........................................................................    3

         C.       The Confirmation Hearing, Voting Procedures, Bar Dates, And Other Important
                  Deadlines.....................................................................................   16

                  1.       Time And Place Of The Confirmation Hearing...........................................   16

                  2.       Entities Entitled To Vote On The Plan................................................   16

                  3.       Deadline For Voting For Or Against The Plan..........................................   17

                  4.       Deadline For Objecting To Confirmation Of The Plan...................................   18

                  5.       Deadlines For Parties To Executory Contracts And Unexpired Leases To
                           Assert Damage Claims And To Object To The Terms Of Assumption, Or
                           Assumption And Assignment, And Proposed Cure Amounts.................................   18

                  6.       Administrative Expenses Bar Date.....................................................   19

                  7.       Materials To Be Filed In Support Of Confirmation.....................................   20

                  8.       Who To Contact For More Information Regarding The Plan...............................   20

                  9.       Effective Date Of The Plan...........................................................   20

         D.       Important Notice And Cautionary Statement.....................................................   21

II.      DESCRIPTION OF THE DEBTORS, THEIR BUSINESS OPERATIONS, AND THEIR FINANCIAL CONDITION...................   22

         A.       Organizational History And Ownership..........................................................   22

         B.       The Debtors' Current Businesses And Operations................................................   24

                  1.       Division Of Business Operations......................................................   24

                           a.       Inpatient Services..........................................................   24

                           b.       American Pharmaceutical Services And Pharmacy Contracts.....................   26

                           c.       Long-Term Acute-Care (LTAC) Hospitals.......................................   27

                           d.       Other Business Lines........................................................   27

                  2.       Competitive Factors Affecting The Debtors' Businesses................................   27

                  3.       Regulatory Factors Affecting The Debtors' Businesses.................................   28
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                                       i
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
                           a.       Medicare And Medicaid.......................................................   28

                           b.       Historical Cost-Based Reimbursement - Medicare Certified  Skilled
                                    Nursing Facilities..........................................................   28

                           c.       Prospective Payment Reimbursement - Medicare Certified Skilled
                                    Nursing Facilities..........................................................   29

                           d.       Fee For Service Reimbursement - Medicare Certified Skilled
                                    Nursing Facilities..........................................................   31

                           e.       Nursing Home Reimbursement - Medicaid.......................................   31

                           f.       Medicare Reimbursement - Long-Term Acute-Care Hospitals.....................   32

                           g.       Federal Privacy And Transaction Regulations.................................   32

                           h.       Survey And Certification....................................................   33

                           i.       Referral Restrictions And Fraud And Abuse...................................   33

                           j.       Certificates Of Need........................................................   35

                           k.       Pharmacy Regulation.........................................................   35

                           l.       Compliance Program..........................................................   35

                  4.       The Debtors' Current Management And Boards Of Directors..............................   36

                           a.       MPAN........................................................................   36

                           b.       The MPAN Debtor Affiliates..................................................   36

                           c.       MHG And The MHG Debtor Affiliates...........................................   37

                  5.       Employees, Union Agreements, and Incentive Plans.....................................   37

                           a.       Collective Bargaining Agreements............................................   38

                           b.       Union-Sponsored Employee Benefits...........................................   39

                           c.       Company-Sponsored Employee Benefits.........................................   39

                           d.       Employee And Director Stock Option Plans....................................   40

                           e.       Management Incentive Programs...............................................   40

                           f.       Other Incentive And Retention Programs......................................   40

         C.       The Debtors' Financial Condition..............................................................   40

                  1.       Historical Financials................................................................   40

                  2.       The Debtors' Principal Assets........................................................   41


                                       ii
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
                           a.       Current Assets..............................................................   41

                           b.       Real Property Assets........................................................   41

                           c.       Other Assets................................................................   42

                                    i.      Causes Of Action....................................................   42

                                    ii.     Tax Refunds.........................................................   47

                  3.       The Debtors' Principal Liabilities...................................................   48

                           a.       Liabilities Generally.......................................................   48

                           b.       MPAN Secured Creditors......................................................   48

                                    i.      The MPAN Senior Credit Facility.....................................   48

                                            (a).     The MPAN Senior Credit Facility Generally..................   48

                                            (b).     The Components of the MPAN Senior Credit
                                                     Facility...................................................   49

                                    ii.     Omega Healthcare Investors..........................................   50

                                    iii.    LaSalle National Bank...............................................   50

                                    iv.     MPAN Secured Tax Claims.............................................   51

                                    v.      NovaCare............................................................   51

                                    vi.     Other Secured Creditors.............................................   51

                           c.       MHG Secured Creditors.......................................................   51

                                    i.      The MHG Senior Credit Facility......................................   51

                                    ii.     Bankers Trust.......................................................   52

                                    iii.    Monticello..........................................................   52

                                    iv.     MHG Secured Tax Claims..............................................   52

                                    v.      Other Secured Creditors.............................................   53

                           d.       Unsecured Creditors.........................................................   53

                                    i.      Unsecured Claims Generally..........................................   53

                                    ii.     The Subordinated Notes..............................................   55

                                            (a)      The MPAN Subordinated Notes................................   55

                                            (b)      The MHG Subordinated Notes.................................   56
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                                      iii
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
                                    iii.    Litigation Claims...................................................   56

                                    iv.     Reclamation Claims..................................................   59

                                    v.      Other Unsecured Claims..............................................   59

III.     THE CHAPTER 11 CASES AND SIGNIFICANT POSTPETITION EVENTS...............................................   59

         A.       Significant Events Leading To The Commencement Of The Chapter 11 Cases........................   59

                  1.       Implementation And Impact Of PPS.....................................................   60

                  2.       MPAN's Acquisition Of MHG............................................................   60

                  3.       Financial Covenant Violations........................................................   61

                  4.       Monetary Defaults....................................................................   61

         B.       The Chapter 11 Filings........................................................................   62

         C.       Chapter 11 Administrative Matters.............................................................   62

                  1.       The Bankruptcy Petitions And The Automatic Stay......................................   62

                  2.       Joint Administration.................................................................   63

                  3.       Other "First Day" And Administrative Matters.........................................   63

                  4.       Appointment Of Creditors' Committees.................................................   63

                           a.       The MPAN Committee..........................................................   63

                           b.       The MHG Committee...........................................................   64

                  5.       Employment Of Professionals..........................................................   65

                           a.       Reorganization And Other Professionals Employed Pursuant To
                                    Bankruptcy Code Section 327.................................................   65

                           b.       Ordinary Course Professionals...............................................   69

                  6.       MPAN Debtors' Employee Retention and Severance Programs..............................   69

                           a.       MPAN Retention Plan.........................................................   69

                           b.       MPAN Severance Plan.........................................................   69

                  7.       Filing Of Schedules And Statements Of Affairs........................................   70

                  8.       State Medicaid No Offset Order.......................................................   70

                  9.       Stipulation With The United Stated Department Of Health And Human Services...........   71

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
         D.       Postpetition Debtor-In-Possession Financing And Use Of Cash Collateral........................   71

                  1.       DIP Financing........................................................................   71

                           a.       MPAN Debtors................................................................   71

                           b.       MHG Debtors.................................................................   72

                  2.       Use Of Secured Lenders' Cash Collateral And Adequate Protection......................   73

                           a.       MPAN Debtors................................................................   73

                           b.       MHG Debtors.................................................................   74

         E.       Management Protocol And Management Of The MHG Debtors.........................................   74

         F.       Special Treatment Of Critical Vendors, Employees, Utilities, And Other Parties
                  Important To The Debtors' Business Operations.................................................   75

                  1.       Critical Vendor Payments.............................................................   75

                  2.       Other Payments On Account Of Prepetition Claims......................................   75

                  3.       Adequate Assurance Of Payment For Utilities..........................................   76

         G.       Actions Implemented To Restructure The Debtors' Assets and Business Operations................   76

                  1.       Real Estate Divestitures.............................................................   76

                  2.       Real Estate Portfolio Restructurings.................................................   77

                           a.       Senior Housing Properties Trust.............................................   77

                           b.       Mid-South Health Care Associates And  Premier Properties....................   77

                           c.       Nationwide Health Properties................................................   78

                           d.       Omega Healthcare Investors..................................................   78

                           e.       Studer-Morton...............................................................   81

                           f.       Mayer Leases................................................................   81

                           g.       Care Inns...................................................................   83

                  3.       Sale Of Home Health Agencies.........................................................   83

                  4.       Sale Of APS, The Debtors' Pharmaceutical Distribution Business.......................   84

         H.       Claims Bar Date And Analysis..................................................................   85

                  1.       Claims Bar Dates.....................................................................   85
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
                  2.       Alternative Dispute Resolution Procedure.............................................   86

                  3.       Omnibus Settlement Procedures........................................................   87

         I.       Other Significant Events During The Chapter 11 Cases..........................................   88

                  1.       Adversary Proceedings And Other Legal Proceedings....................................   88

                           a.       MPAN Debtors................................................................   88

                           b.       MHG Debtors.................................................................   90

                  2.       Motions For Relief From The Automatic Stay...........................................   91

                           a.       MPAN Debtors................................................................   91

                           b.       MHG Debtors.................................................................   92

                  3.       Settlements Of Significant Disputes..................................................   93

                  4.       Sysco Foodservice Supply Contracts...................................................  100

         J.       Plan Negotiations And Exclusivity.............................................................  100

         K.       Formulation of Business Plan for Reorganized Debtors..........................................  101

IV.      DISCUSSION OF THE PLAN OF REORGANIZATION...............................................................  102

         A.       General Overview Of The Negotiated Plan.......................................................  102

         B.       Classification And Treatment Of Administrative Expenses, Claims, And Equity
                  Interests Under The Plan......................................................................  104

                  1.       Classification And Treatment Of Claims And Equity Interests Generally................  104

                           a.       Classified And Unclassified Claims And Equity Interests.....................  104

                           b.       Allowance Of Claims.........................................................  105

                  2.       Administrative Expenses..............................................................  105

                           a.       Allowance And Payment Of Administrative Expenses............................  105

                           b.       Administrative Expense Bar Dates............................................  106

                  3.       Priority Tax Claims..................................................................  107

                  4.       Secured Claims.......................................................................  107

                           a.       The Senior Credit Facility Claim Holders (Classes SP-1 And SM-1)............  107

                           b.       Omega (Class SP-2)..........................................................  109


                                       vi
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
                           c.       The Project Lenders (Classes SP-3 Through SP-8, SM-2 Through
                                    SM-7, And SM-9 Through SM-12)...............................................  109

                                    i.      The Project Lenders Generally.......................................  109

                                    ii.     Project Lenders To Receive Cash (Classes SP-4 Through
                                            SP-6 And SP-8)......................................................  109

                                    iii.    Project Lenders To Receive Cash And New Project Lender
                                            Notes (Classes SM-5 And SM-7).......................................  110

                                    iv.     The Project Lenders To Receive All Or Part Of Their
                                            Collateral (Classes SP-3 and SM-9)..................................  111

                                    v.      The Unimpaired Project Lender Claims (Classes SP-7 And
                                            SM-6)...............................................................  112

                                    vi.     Project Lenders Receiving Consensual Treatment (Bankers
                                            Trust In Classes SM-2 Through SM-4, And Monticello In
                                            Classes SM-10 Through SM-12)........................................  112

                           d.       Porche Secured Claims (Class SM-8)..........................................  113

                           e.       Secured Tax Claims (Class SJ-1).............................................  114

                           f.       Other Secured Claims (Class SJ-2)...........................................  115

                  5.       Priority Claims......................................................................  116

                  6.       Unsecured Claims.....................................................................  116

                           a.       General Unsecured Claims (Classes UP-1 And UM-1)............................  116

                                    i.      Classification And Treatment Generally..............................  116

                                    ii.     Claims Subject To The ADR Procedure And Insured Claims..............  117

                                    iii.    MPAN General Unsecured Claims (Class UP-1)..........................  117

                                    iv.     MHG General Unsecured Claims (Class UM-1)...........................  118

                                    v.      Distributions To MPAN And MHG General Unsecured
                                            Creditors...........................................................  119

                           b.       Subordinated Note Claims (Classes UP-2 And UM-2)............................  120

                                    i.      MPAN Subordinated Note Claims (Class UP-2); Conditional
                                            Waiver Of Subordination.............................................  120

                                    ii.     MHG Third Party Subordinated Note Claims (Class UM-2);
                                            Conditional Waiver Of Subordination.................................  121
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
                           c.       MPAN And MHG Punitive Damage Claims (Classes UP-3 And UM-3).................  122

                           d.       Debtors Intercompany Claims (Class UJ-1)....................................  122

                  7.       Certain Government Claims............................................................  123

                           a.       MPAN And MHG United States Claims (Classes GP-1 And GM-1)...................  123

                           b.       MPAN And MHG State Medicaid Claims..........................................  123

                  8.       Equity Interests.....................................................................  124

                           a.       Equity Interests In MPAN (Class EP-1).......................................  124

                           b.       Equity Interests In MHG And The Debtor Affiliates (Classes EM-1
                                    And EJ-1)...................................................................  126

         C.       Means Of Implementing The Plan................................................................  126

                  1.       Termination Of The DIP Credit Agreements.............................................  126

                  2.       Sources Of Cash For Distributions Under The Plan And Post-Effective Date
                           Financing............................................................................  126
                  3.       Substantive Consolidation For Purposes Of Claim Allowance And Plan
                           Distributions........................................................................  127

                  4.       Corporate Restructuring Program......................................................  131

                           a.       Overview....................................................................  131

                           b.       Management Company, Management, And Licensing Agreements....................  132

                           c.       Income Tax And Regulatory Considerations Of The Corporate
                                    Restructuring Program.......................................................  133

                  5.       Authorization Of Plan Securities, Cancellation Of Existing Securities, And
                           Securities Registration..............................................................  133

                           a.       Authorization Of Plan Securities And Cancellation Of Existing
                                    Securities..................................................................  133

                           b.       Registration And Resale Of Securities And Bankruptcy Code Section
                                    1145........................................................................  134

                  6.       Management Of Reorganized Debtors....................................................  137

                           a.       Certificates Or Articles Of Incorporation And Bylaws........................  137

                           b.       New Boards Of Directors And Officers........................................  137
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
                           c.       New Incentive Equity Plan ("NIEP")..........................................  138

                           d.       Employment Agreements.......................................................  139

         D.       Executory Contracts And Unexpired Leases......................................................  139

                  1.       Rejection Of Contracts And Leases And Bar Date For Damages Arising On
                           Account Thereof......................................................................  139

                  2.       Assumption, Assumption And Assignment, And Conditional Assumption....................  140

                  3.       Survival of the Debtors' Corporate Indemnities.......................................  141

                  4.       APS Executory Contracts and Unexpired Leases.........................................  141

         E.       Summary Of Other Plan Provisions..............................................................  142

                  1.       The Debtors' Discharge...............................................................  142

                  2.       Objections To Claims And Estimations Of Claims.......................................  142

                  3.       Distributions Under The Plan.........................................................  143

                  4.       Exculpations And Releases............................................................  143

                  5.       Preservation Of The Debtors' Rights And Defenses.....................................  145

                  6.       Revesting Of Assets..................................................................  146

                  7.       Retention Of Jurisdiction............................................................  146

                  8.       Dissolution Of Committees............................................................  146

                  9.       Modifications And Amendments To The Plan.............................................  147

                  10.      United States Trustee Quarterly Fees.................................................  147

                  11.      Record Date..........................................................................  147

V.       FINANCIAL PROJECTIONS AND VALUATIONS...................................................................  147

         A.       Financial Projections.........................................................................  147

         B.       Valuations....................................................................................  148

VI.      ADDITIONAL CONSIDERATIONS REGARDING RISK...............................................................  151

VII.     CERTAIN TAX CONSEQUENCES OF THE PLAN...................................................................  157

         A.       Introduction..................................................................................  157

         B.       Federal Income Tax Consequences To The Debtors................................................  158


                                       ix
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
                  1.       Tax Reorganization...................................................................  158

                  2.       Carryover And Availability Of The Debtor Consolidated Group's Net
                           Operating Losses.....................................................................  158

                           a.       General.....................................................................  158

                           b.       Section 382.................................................................  159

                  3.       Reduction Of The Debtors' Indebtedness...............................................  161

                  4.       Certain Tax Aspects Of The Corporate Restructuring Program...........................  162

                  5.       Alternative Minimum Tax..............................................................  162

                  6.       Tax Consequences To Creditors........................................................  163

                  7.       Claims Constituting Tax Securities...................................................  163

                           a.       Definition Of "Security" For Tax Purposes...................................  163

                           b.       Receipt Of Tax Securities...................................................  164

                           c.       Receipt Of Cash Or Debt Not Constituting Tax Securities For Tax
                                    Securities..................................................................  164

                           d.       Determination Of Character Of Gain..........................................  164

                           e.       Tax Basis And Holding Period Of Items Received..............................  165

                           f.       Receipt Solely Of Boot......................................................  165

                  8.       Claims Not Constituting Tax Securities...............................................  165

                           a.       Gain/Loss On Exchange.......................................................  165

                           b.       Tax Basis And Holding Period Of Items Received..............................  166

                           c.       Bad Debt Deduction On Discharge Of Claim....................................  166

                  9.       Receipt Of Interest..................................................................  166

                  10.      Other Tax Considerations.............................................................  166

                           a.       Market Discount.............................................................  166

                           b.       Original Issue Discount.....................................................  167

                           c.       Withholding.................................................................  167

                           d.       Taxation Of Certain Reserves................................................  167

         C.       Tax Consequences To Shareholders..............................................................  168
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
VIII.    CONFIRMATION PROCEDURES................................................................................  168

         A.       General Requirements For Plan Confirmation....................................................  168

         B.       Acceptance Of The Plan........................................................................  169

                  1.       Who May Vote To Accept Or Reject The Plan............................................  170

                  2.       What Is An Allowed Claim For Voting Purposes.........................................  170

                  3.       What Is An Impaired Class Of Claims Or Equity Interests..............................  171

                  4.       Who Is Not Entitled To Vote..........................................................  171

                  5.       Votes Necessary To Confirm The Plan..................................................  171

                  6.       Votes Necessary For A Class To Accept The Plan.......................................  171

                  7.       Treatment Of Nonaccepting Classes: "Cramdown"........................................  171

                           a.       No Unfair Discrimination....................................................  172

                           b.       Fair And Equitable Treatment................................................  172

                  8.       Request For Confirmation Despite Nonacceptance By Impaired Classes...................  172

         C.       Best Interest/Hypothetical Liquidation Analysis...............................................  173

         D.       Plan Feasibility..............................................................................  174

         E.       Alternatives To The Plan......................................................................  174

IX.      RECOMMENDATION AND CONCLUSION..........................................................................  175
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                                       xi
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I.       INTRODUCTION AND SUMMARY INFORMATION.

         Mariner Post-Acute Network, Inc. ("MPAN"), a Delaware corporation, and
101 of its direct and indirect subsidiaries and affiliated partnerships
(collectively with MPAN, "MPAN Debtors") are debtors and debtors in possession in jointly-administered chapter 11 cases that currently are pending in the United States Bankruptcy Court for the District of Delaware ("Bankruptcy
Court"). Mariner Health Group, Inc. ("MHG"), a Delaware corporation and a wholly-owned subsidiary of MPAN, and 86 of its direct and indirect subsidiaries and affiliated partnerships (collectively with MHG, "MHG Debtors," and together with the MPAN Debtors, "Debtors") also are debtors and debtors in possession in jointly-administered chapter 11 cases that currently are pending in the Bankruptcy Court. The Debtors commenced their respective Chapter 11 Cases(1) by filing voluntary petitions in the Bankruptcy Court on January 18, 2000
("Petition Date").

         The Debtors are joint proponents of the "Second Amended Joint Plan of Reorganization for Mariner Post-Acute Network, Inc., Mariner Health Group, Inc., and Their Respective Debtor Affiliates Dated February 1, 2002" ("Plan"), a copy of which is attached to this Disclosure Statement as Annex 1. The purpose of the Plan is to, among other things, (i) restructure, compromise, and discharge creditors' Claims against and stockholders' Equity Interests in the Debtors,
(ii) reorganize the Debtors' financial affairs, and (iii) permit the Debtors to emerge from the Chapter 11 Cases as ongoing businesses.

         THE PLAN WAS NEGOTIATED WITH AND IS SUPPORTED BY THE OFFICIAL COMMITTEE
OF CREDITORS HOLDING UNSECURED CLAIMS IN THE MPAN DEBTORS' CASES ("MPAN
COMMITTEE"), THE OFFICIAL COMMITTEE OF CREDITORS HOLDING UNSECURED CLAIMS IN THE
MHG DEBTORS' CASES ("MHG COMMITTEE"), THE MPAN SENIOR CREDIT FACILITY CLAIM
HOLDERS, AND THE MHG SENIOR CREDIT FACILITY CLAIM HOLDERS, WHO ALONG WITH THE
DEBTORS RECOMMEND THAT CREDITORS SUPPORT THE PLAN AND VOTE IN FAVOR OF THE
PLAN'S CONFIRMATION.

         A.       PURPOSE OF THIS DOCUMENT.

         Certain of the Debtors' creditors have a right to vote to accept or reject the Plan. Moreover, the Debtors' creditors and stockholders have a right to appear in the Bankruptcy Court and be heard regarding the Plan's approval
(confirmation) by the Bankruptcy Court. The purpose of this Disclosure Statement is to enable the Debtors' creditors and stockholders to make an informed judgment about the Plan. This Disclosure Statement summarizes the provisions of the Plan and provides certain information relating to the Debtors, their Chapter
11 Cases, the Plan, and the process the Bankruptcy Court will follow in determining whether to confirm the Plan.

         The Bankruptcy Court has reviewed this Disclosure Statement and has determined that it contains adequate information and may be sent to you. The
Bankruptcy Court, however, has not yet made a determination as to whether the Plan should be confirmed, and has not conducted an independent investigation of the factual and financial matters described herein.

--------
(1)   Capitalized terms that are not defined in this Disclosure Statement are defined in the Plan.



                                        1

READ THIS DISCLOSURE STATEMENT CAREFULLY TO FIND OUT:

         1.       HOW THE PLAN WILL AFFECT YOUR CLAIMS OR EQUITY INTERESTS,

         2.       WHAT RIGHTS YOU HAVE WITH RESPECT TO VOTING FOR OR AGAINST THE
                  PLAN,

         3.       HOW AND WHEN TO VOTE FOR OR AGAINST THE PLAN, AND

         4. WHAT RIGHTS YOU HAVE WITH RESPECT TO SUPPORTING OR OBJECTING TO THE PLAN.

         YOU SHOULD READ BOTH THIS DISCLOSURE STATEMENT (INCLUDING ITS ANNEXES) AND THE PLAN (INCLUDING ITS EXHIBITS) IN THEIR ENTIRETY. HOWEVER, THIS DISCLOSURE STATEMENT CANNOT TELL YOU EVERYTHING ABOUT YOUR RIGHTS. YOU SHOULD CONSULT YOUR OWN LEGAL, FINANCIAL, AND TAX ADVISORS TO OBTAIN MORE SPECIFIC ADVICE ON HOW THE PLAN WILL AFFECT YOU AND WHAT IS THE BEST COURSE OF ACTION FOR YOU.

         THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS IN GOOD FAITH AND IN COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE. THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BELIEVED TO BE CORRECT AT THE TIME OF THE FILING OF THE DISCLOSURE STATEMENT BASED UPON THE BEST INFORMATION THEN CURRENTLY AVAILABLE TO THE DEBTORS. ONCE APPROVED BY THE BANKRUPTCY COURT, THIS DISCLOSURE STATEMENT WILL NOT BE UPDATED BASED UPON SUBSEQUENT EVENTS. NO INFORMATION PROVIDED BY ANY PERSON OR ENTITY (INCLUDING THE DEBTORS' AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, ACCOUNTANTS, FINANCIAL ADVISORS, ATTORNEYS, OR AFFILIATES) CONCERNING THE DEBTORS, THEIR OPERATIONS, FUTURE REVENUES, PROFITABILITY, VALUATIONS, OR OTHERWISE, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT, HAS BEEN AUTHORIZED. ANY INFORMATION, REPRESENTATION, OR INDUCEMENT MADE TO SECURE OR OBTAIN ACCEPTANCES OR REJECTIONS OF THE PLAN THAT ARE OTHER THAN, OR ARE INCONSISTENT WITH, THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY ANY PERSON IN ARRIVING AT A DECISION TO VOTE FOR OR AGAINST THE PLAN. ANY SUCH ADDITIONAL INFORMATION, REPRESENTATIONS, AND INDUCEMENTS SHOULD BE IMMEDIATELY REPORTED TO THE ATTENTION OF THE DEBTORS AND THE BANKRUPTCY COURT.

         B.       SUMMARY INFORMATION.

         The following information summarizes the terms of the Plan and discusses your rights to be heard and vote with respect to the Plan.

         THE FOLLOWING INFORMATION IS A SUMMARY ONLY AND DOES NOT FULLY DISCUSS ALL OF YOUR RIGHTS, ALL PROVISIONS OF THE PLAN, OR ALL OF THE CONSEQUENCES CONFIRMATION OF THE PLAN MAY HAVE ON YOUR RIGHTS. YOU ARE STRONGLY ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY AND TO CONSULT WITH YOUR LEGAL, FINANCIAL, AND TAX ADVISORS PRIOR TO DECIDING WHETHER TO SUPPORT OR OPPOSE THE PLAN.


THE DEBTORS AND THEIR
BUSINESSES:                The Debtors constitute one of the nation's largest
                           providers of post-acute health care services, primarily through the operation of skilled nursing facilities. As of November 30, 2001, the Debtors' combined primary operations consisted of: (i) 321 inpatient and assisted living facilities with approximately 38,000 beds, including facilities that are owned or leased by the Debtors, or managed by the Debtors for third parties; (ii) 13 long-term acute-care hospitals with approximately 670 licensed beds; and (iii) 31 institutional pharmacies and four distribution centers, which service more than 1,400 health care facilities and which the Debtors have now divested. The Debtors' consolidated financial statements reflect that, for the fiscal year ended
                           September 30, 2000, the Debtors had total revenue of approximately $1.9 billion. The Debtors currently employ approximately 38,200 persons.

PURPOSE OF THE PLAN:       The Plan provides for the restructure, compromise,
                           and discharge of the Debtors' existing creditor obligations and stockholder Equity Interests in a manner intended to enable the Debtors to emerge from their Chapter 11 Cases as viable businesses. The Plan was negotiated with, and is supported by, the MPAN
                           Committee and the MHG Committee, as the official representatives of the Debtors' unsecured creditors, the MPAN Senior Credit Facility Claim Holders, and the MHG Senior Credit Facility Claim Holders.

BASIC STRUCTURE OF THE
PLAN: As described further below, most of the Debtors' creditors will receive distributions of Cash, common stock of Reorganized MPAN ("New MPAN Common Stock"), warrants to purchase New MPAN Common Stock ("New MPAN Warrants"), or other consideration on or after the Plan's Effective Date. Only creditors that have valid "Allowed Claims" against the Debtors will receive consideration under the Plan. The amount and type of consideration a creditor will receive may depend upon
                           (i) whether the creditor is either (a) a creditor of the

BASIC STRUCTURE OF THE
PLAN (CONTINUED):          MPAN Debtors, or (b) a creditor of the MHG Debtors,
                           and (ii) whether the creditor's Allowed Claim is either (w) secured by unavoidable, prepetition liens on collateral, (x) entitled to special priority under the Bankruptcy Code, (y) a General Unsecured Claim, or (z) otherwise separately classified under the Plan.

                           The Plan groups most creditors and stockholders into various "Classes" of secured, priority, and unsecured Claims and Equity Interests and provides for the treatment of each Class. Certain creditors, such as holders of Administrative Expenses arising after the commencement of the Chapter 11 Cases and holders of Allowed Priority Tax Claims, are not grouped in any Class, but nonetheless will be affected by and may receive payment under the Plan.

                           The Plan "substantively consolidates" (i) all of the MPAN Debtors' assets and liabilities for purposes of distributions to the MPAN Debtors' creditors, and
                           (ii) all of the MHG Debtors' assets and liabilities for purposes of distributions to the MHG Debtors' creditors. Thus, general unsecured creditors of any of the MPAN Debtors will receive the same treatment as general unsecured creditors of all of the other MPAN Debtors, and general unsecured creditors of any of the MHG Debtors will receive the same treatment as general unsecured creditors of all of the other MHG Debtors. Additionally, creditors that hold Claims against multiple MPAN Debtors or MHG Debtors on account of affiliate guarantees and co-obligations of multiple Debtors will be entitled to only one Claim against the consolidated estates of the MPAN Debtors or the MHG Debtors, as applicable.

                           Upon the Plan's Effective Date, all stockholders' Equity Interests in MPAN ("Old MPAN Common Stock") and options and warrants to acquire Old MPAN Common Stock will be cancelled. The new stockholders of Reorganized MPAN after the Effective Date initially will consist of certain of the Debtors' prepetition creditors, specifically the MPAN Senior Credit Facility Claim Holders, the MHG Senior Credit Facility Claim Holders, general unsecured creditors of the MPAN Debtors, and (to the extent such holders do not oppose the Plan and otherwise qualify as Consenting Class UP-2 Holders) holders of MPAN Subordinated Note Claims. MPAN intends to remain a reporting company after the Effective Date.

                           The Plan contains numerous other provisions governing, among other things, (i) the assumption, assumption and assignment, and rejection of executory contracts and unexpired leases (see Section I.C.5 below for important deadlines regarding these matters), (ii) the selection of new management and boards of directors for the Reorganized Debtors,
                           (iii) the restructuring of the Debtors' various legal entities pursuant to

BASIC STRUCTURE OF THE
PLAN (CONTINUED):          a Corporate Restructuring Program, (iv) the
                           resolution of Disputed Claims against the Debtors,
                           (v) the Bankruptcy Court's retention of jurisdiction following confirmation of the Plan, and (vi) the scope and nature of the Debtors' discharge following confirmation. Please refer to the Plan itself, and see Section IV of this Disclosure Statement for a more detailed summary of the Plan.


CLASSIFICATION AND
TREATMENT OF CREDITORS'
CLAIMS AND STOCK-
HOLDERS' EQUITY
INTERESTS UNDER THE
PLAN The following Summary Tables set forth the classification and treatment of creditors' Claims and stockholders' Equity Interests under the Plan. The descriptions in the Summary Tables are only summaries and do not include all terms and conditions of the Plan. You are strongly advised to consult the relevant Plan provisions for a full description of the respective Classes and corresponding treatments under the Plan.


                        SUMMARY TABLE 1 - SECURED CLAIMS

    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
SP-1            MPAN Senior Credit Facility Claims include      MPAN Senior Credit Facility Claim Holders will receive on
                all Claims arising under or relating to:        the Effective Date: (a) 79.63% of the "Available Cash,"
                (i) the MPAN Debtors' principal secured         consisting of the Debtors' Cash on hand as of the Effective
                credit line, term note, and letter of           Date, plus the net proceeds of any Exit Term Loans (after
                credit obligations evidenced by, among          payment of any proceeds ear-marked for other creditors) or
                other things, the MPAN Senior Credit            Investor Notes, and less $25 million working capital for the
                Facility Agreement, for which The Chase         Reorganized Debtors' operations and certain other amounts as
                Manhattan Bank serves as agent, (ii) the        described in the Plan; (b) 79.63% of the Lender Notes, if
                Synthetic Lease Transaction Documents, and      any are issued; (c) 76.44% of the New MPAN Common Stock; and
                (iii) all notes, guarantees, pledges,           (d) a release by the Debtors and any entity claiming by or
                mortgages, and security agreements relating     through the Debtors, as set forth in the Plan.  On or after
                thereto.  MPAN Senior Credit Facility           the Effective Date, the MPAN Senior Credit Facility Claim
                Claims are secured by first priority liens      Holders also will receive: (y) 79.63% of the APS Sale
                on substantially all of the MPAN Debtors'       Proceeds (to the extent not paid prior to the Effective
                assets (except the PHCMI Debtors), subject      Date); and (z) New MPAN Common Stock and New MPAN Warrants
                only to the debtor-in-possession financing      that would otherwise have been distributed to holders of
                and certain Project Lenders' and other          Allowed Class UP-2 Claims that are not Consenting Class UP-2
                permitted liens.  MPAN Senior Credit            Holders.  Class SP-1 is impaired and may vote on the Plan.
                Facility Claims will be allowed under the
                Plan in the amount of $985,631,204.
------------------------------------------------------------------------------------------------------------------------------

    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
SP-2            Claims of Omega Healthcare Investors, Inc.      To be treated according to the terms of the Omega Settlement
                ("Omega"), which Claims are secured by the      Agreement, which was approved by the Bankruptcy Court on
                assets of the PHCMI Debtors.  Omega was         August 22, 2001.  Class SP-2 is impaired and may vote on the
                owed approximately $62.2 million as of the      Plan.
                Petition Date.

------------------------------------------------------------------------------------------------------------------------------
SP-3            Secured Claims of LaSalle National Bank, as     The Allowed LaSalle Secured Claims will include all unpaid
                Trustee under the Pooling and Servicing         principal and interest (if allowable under Bankruptcy Code
                Agreement relating to Commercial Mortgage       section 506(b)) at the respective nondefault rate through
                Pass-Through Certificates Series RMF 1995-1     the Effective Date, less any adequate protection payments
                ("LaSalle").  The LaSalle Secured Claims        received by or deposits applied by LaSalle.  Notwithstanding
                are secured by liens upon six of the            the foregoing, in no event shall the Allowed LaSalle Secured
                Debtors' skilled nursing facilities             Claim exceed the value, as determined pursuant to Bankruptcy
                ("SNFs"): Birchwood Nursing Home, Crestview     Code section 506(a), of the collateral securing such Claim,
                Nursing Center, Dixon Healthcare Center,        less any amount of adequate protection payments that did not
                Flora Care Center, Lafayette Health Care        compensate for diminution in collateral value.
                Center, and Parkway Healthcare Center.  The
                MPAN Debtors believe they owed LaSalle          The Debtors will surrender to LaSalle the Dixon Healthcare
                approximately $15.7 million as of the           Center and the Crestview Nursing Center SNFs and all
                Petition Date.                                  personal property relating to them upon which LaSalle holds validly perfected, nonavoidable liens, in partial satisfaction of the Allowed LaSalle Secured Claim. With respect to the balance of the Allowed LaSalle Secured Claim, LaSalle will receive (i) a
                                                                Cash Pay Down in the amount, if any, necessary to provide it with an 80% loan-to-collateral-value ratio, and (ii) a New Project
                                                                Lender Note, as set forth in the Plan. Class SP-3 is impaired and may vote on the Plan.

------------------------------------------------------------------------------------------------------------------------------
SP-4,           Secured Claims of (i) Fireside Manor,           Each Allowed Secured Claim in these Classes will include all
SP-5,           relating to the Greenview Manor SNF (Class      unpaid principal and interest at the respective nondefault
SP-6,           SP-4); (ii) Aramark, relating to the Sunset     rate through the Effective Date, less any adequate
SP-8            Manor, Sierra Vista HealthCare Center, and      protection payments received by or deposits applied by the
                Alpine Living Center SNFs (Class SP-5);         respective creditor.  Each such Allowed Secured Claim will
                (iii) Bank Midwest, relating to the Arbor       be paid in full in Cash on or about the Effective Date.
                Manor SNF (Class SP-6); and                     These Classes are impaired and may vote on the Plan.

------------------------------------------------------------------------------------------------------------------------------

    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
SP-4,           (iv) Lend Lease, relating to the Arbor
SP-5,           Manor SNF (Class SP-8).  The MPAN Debtors
SP-6,           believe they owed approximately $700,000 on
SP-8,           account of these Claims as of the Petition
(CONT'D)        Date.

------------------------------------------------------------------------------------------------------------------------------
SP-7            Bank of New York Claims relating to Summit      Class SP-7 is unimpaired and may not vote because it is
                Hospital of Louisiana (note that this Class     deemed to have accepted the Plan.
                does not include Bank of New York's Claims,
                if any, relating to the Subordinated Notes.

------------------------------------------------------------------------------------------------------------------------------
SM-1            MHG Senior Credit Facility Claims include       MHG Senior Credit Facility Claim Holders will receive on the
                all Claims arising under, evidenced by, or      Effective Date: (a) 20.37% of the Available Cash; (b) 20.37%
                relating to the following, pursuant to          of the Lender Notes, if any are issued; (c) 19.56% of the
                which PNC Bank, N.A. and First Union            New MPAN Common Stock; (d) a release by the Debtors and any
                National Bank serve as agents: (i) the          entity claiming by or through the Debtors, as set forth in
                $210,000,000 Term Loan Facility Credit          the Plan; (e) $625,000 in Cash on account of certain
                Agreement dated as of December 23, 1998;        professionals' fees; and (f) the surrender, cash
                (ii) the $250,000,000 Revolving Credit          collateralization, or backing of all undrawn letters of
                Facility Credit Agreement dated as of           credit issued pursuant to the MHG Senior Credit Facility
                May 18, 1994; and (iii) all notes,              Documents.  On or after the Effective Date, the MHG Senior
                guarantees, security agreements, pledges,       Credit Facility Claim Holders also will receive: (y) 20.37%
                and mortgages relating to the foregoing.        of the APS Sale Proceeds (to the extent not paid prior to
                                                                the Effective Date); and (z) Cash that would otherwise have
                MHG Senior Credit Facility Claims are           been distributed to holders of Allowed Class UM-2 Claims
                secured by first priority liens on              that are not Consenting Class UM-2 Holders.  Class SM-1 is
                substantially all of the MHG Debtors'           impaired and may vote on the Plan.
                assets, subject only to the
                debtor-in-possession financing and certain
                Project Lenders' and other permitted
                liens.  MHG Senior Credit Facility Claims
                will be allowed under the Plan in the
                amount of $426,302,882.
------------------------------------------------------------------------------------------------------------------------------

    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
SM-2            Claims of Bankers Trust relating to the         As set forth in Section II.D.1 of the Plan, which terms
SM-3            Palmetto SNF (Class SM-2), Westchester SNF      shall control, Bankers Trust shall receive, among other
SM-4            (Class SM-3), and St. Augustine SNF (Class      things: (i) Cash payments totaling $450,000 plus certain
                SM-4).  The MHG Debtors believe these           attorneys' fees and unpaid nondefault interest relating to
                Claims totaled approximately $10.8 million      the Westchester SNF, (ii) the New Bankers Trust Palmetto
                as of the Petition Date.                        Note in the amount of approximately $5.1 million, secured by the Palmetto SNF, the landlord's interest in the St.
                                                                Augustine SNF, and related personal property, and (iii) the
                                                                New Bankers Trust Westchester Note in the amount of
                                                                approximately $5.2 million, secured by the Westchester SNF, the landlord's interest in the First Colony SNF, and related personal property.  The terms of these new notes are set
                                                                forth in Section II.D.1 of the Plan.  In addition, among
                                                                other things: (i) Bankers Trust's will release and/or modify certain guaranties, liens, financial covenants, and default provisions (subject in some cases to certain conditions set forth in the Plan), and (ii) the Debtors will assume the
                                                                leases for the St. Augustine, First Colony, Melbourne, and
                                                                Greenwood Village SNFs, all as set forth in Section II.D.1 of the Plan.  Classes SM-2 through SM-4 are impaired;
                                                                however, Bankers Trust supports confirmation of the Plan
                                                                provided that the Plan continues to provide for the
                                                                treatment of Bankers Trust as currently proposed therein.

------------------------------------------------------------------------------------------------------------------------------

    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
SM-5            Secured Claims of (i) THCI, relating to the     Each Allowed Secured Claim in these Classes will include all
SM-7            Pendleton SNF (Class SM-5);  and (ii) NHP,      unpaid principal and interest (if allowable under Bankruptcy
                relating to the Kensington SNF (Class           Code section 506(b)) at the respective nondefault rate
                SM-7).  THCI and NHP claimed a total of         through the Effective Date, less any adequate protection
                approximately $14.8 million owing as of the     payments received by or deposits applied by the respective
                Petition Date.                                  creditor.  Notwithstanding the foregoing, in no event shall an Allowed Secured Claim exceed the value, as determined
                                                                pursuant to Bankruptcy Code section 506(a), of the
                                                                collateral securing such Claim, less any amount of adequate protection payments that did not compensate for diminution in collateral value.  Each creditor in these Classes will
                                                                receive on account of its respective Allowed Secured Claim
                                                                (i) a Cash Pay Down in the amount, if any, necessary to
                                                                provide such holder with an 80% loan-to-collateral-value
                                                                ratio, and (ii) a New Project Lender Note, as set forth in the Plan.  These Classes are impaired and may vote on the
                                                                Plan.

------------------------------------------------------------------------------------------------------------------------------
SM-6            HUD Jacksonville Claims relating to the         Class SM-6 is unimpaired and may not vote because it is
                Jacksonville SNF.                               deemed to have accepted the Plan.

------------------------------------------------------------------------------------------------------------------------------
SM-8            Porche Secured Claims.                          The Class SM-8 Claims will be allowed in the amount of zero, because the collateral securing such Claims has no value.
                                                                Class SM-8 is impaired and may not vote because it will
                                                                neither receive nor retain any consideration on account of such Claims, and thus is deemed to have rejected the Plan.

------------------------------------------------------------------------------------------------------------------------------
SM-9            Quaker Deland Claims of Quaker or HUD           The Debtors will surrender to HUD the Deland SNF and all
                relating to the Deland SNF.                     personal property relating to it upon which HUD holds validly perfected, nonavoidable liens, in full satisfaction of the
                                                                Allowed Quaker Deland Claims. Class SM-9 is impaired and may vote on the Plan.

------------------------------------------------------------------------------------------------------------------------------

    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
SM-10           Claims of Monticello, relating to the           As set forth in Section II.D.1 of the Plan, which terms
SM-11           Bonifay SNF (Class SM-10), the Titusville       shall control, Monticello shall receive on the Effective
SM-12           SNF (Class SM-11), and the San Antonio SNF      Date, among other things: (i) a Cash payment totaling $9.4
                (Class SM-12).  The MHG Debtors believe         million, and (ii) the transfer to Monticello or its designee
                these Claims totaled approximately $12.3        of the San Antonio SNF and personal property relating
                million as of the Petition Date.                thereto.  In addition, the parties shall exchange mutual
                                                                releases, which releases shall include releases of
                                                                Monticello's liens on the Bonifay and Titusville SNFs and
                                                                personal property relating thereto.  Classes SM-10 through
                                                                SM-12 are impaired under the Plan; however, Monticello
                                                                supports confirmation of the Plan, subject to certain
                                                                conditions set forth therein, including (i) entry into of a transition agreement, on or before February 21, 2002, for
                                                                the San Antonio SNF and related personal property, and
                                                                (ii) approval of an adequate protection stipulation
                                                                (described more fully in Section IV.B.4.c.vi hereof) on or before February 27, 2002.

------------------------------------------------------------------------------------------------------------------------------
SJ-1            Secured Tax Claims.  Each Allowed Class         Each Allowed Class SJ-1 Claim will include unpaid principal
                SJ-1 Claim will be deemed to be in a            and interest at the applicable statutory, nondefault rate.
                separate subclass for purposes of voting        Allowed Class SJ-1 Claims will be paid in full on or about
                and treatment under the Plan.                   the Effective Date.  Each member of Class SJ-1 is impaired, and holders of Allowed Class SJ-1 Claims may vote on the
                                                                Plan.

------------------------------------------------------------------------------------------------------------------------------
SJ-2            Other Secured Claims include all Secured        Each Allowed Class SJ-2 Claim will include principal and
                Claims not otherwise classified under the       unpaid interest at the applicable, nondefault rate through
                Plan, including Claims of certain equipment     the Effective Date (if allowable under Bankruptcy Code
                lessors, purchase money liens, and similar      section 506(b)), less any adequate protection payments
                Claims.  Each Allowed Class SJ-2 Claim will     received by or deposits applied by the creditor.
                be deemed to be in a separate subclass for      Notwithstanding the foregoing, in no event shall an Allowed
                purposes of voting and treatment under the      Class SJ-2 Claim exceed the value, as determined pursuant to
                Plan.                                           Bankruptcy Code section 506(a), of the collateral securing such Claim.

                                                                Upon the later of (a) 60 days after the Effective Date, or (b)
                                                                15 Business Days after the date the
------------------------------------------------------------------------------------------------------------------------------

    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------

                                                                Class SJ-2 Claim becomes an Allowed Class SJ-2 Claim, each
                                                                Allowed Class SJ-2 Claim will be either (i) paid in full in
                                                                Cash, (ii) satisfied through the return of the creditor's
                                                                collateral, or (iii) cured and reinstated (and thus
                                                                unimpaired). Holders of Allowed Class SJ-2 Claims may vote on the Plan, although such holder's votes may not be counted in the event their Claims are unimpaired.

------------------------------------------------------------------------------------------------------------------------------

            SUMMARY TABLE 2 - PRIORITY AND CERTAIN GOVERNMENT CLAIMS

    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
NOT            Priority Tax Claims (Claims entitled to          Allowed Priority Tax Claims will be paid in full, in Cash,
CLASSI-        priority under Bankruptcy Code section           on or about the Effective Date.  Holders of Priority Tax
FIED           507(a)(8)).  These Claims are not classified     Claims are not entitled to vote on the Plan.
               in any Class, as provided by Bankruptcy Code
               section 1123(a)(1).

------------------------------------------------------------------------------------------------------------------------------
PJ-1           Other Priority Claims (including employees'      Allowed Other Priority Claims will be paid in full, in
               Claims for no more than $4,300 in wages          Cash, on or about the Effective Date.  Class PJ-1 is
               incurred within 90 days before the Petition      unimpaired and may not vote because it is deemed to have
               Date, certain employee benefit Claims, and       accepted the Plan.
               other unsecured Claims entitled to priority
               under Bankruptcy Code section 507(a), other
               than Administrative Expenses and Priority
               Tax Claims).

------------------------------------------------------------------------------------------------------------------------------
GP-1           MPAN United States Claims.                       The holders of Class GP-1 Claims will receive the treatment set forth in the Federal Government Settlement. Class GP-1 is impaired and is consenting to the Plan pursuant to the Federal
                                                                Government Settlement.

------------------------------------------------------------------------------------------------------------------------------
GM-1           MHG United States Claims.                        The holders of Class GM-1 Claims will receive the treatment set forth in the Federal Government Settlement. Class GM-1 is impaired and is consenting to the Plan pursuant to the Federal
                                                                Government Settlement.
------------------------------------------------------------------------------------------------------------------------------

                       SUMMARY TABLE 3 - UNSECURED CLAIMS


    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
UP-1           MPAN General Unsecured Claims (including         Holders of Allowed Class UP-1 Claims will receive Pro Rata
               those of most suppliers of goods and             distributions of: (i) 399,078 shares of New MPAN Common
               services to the MPAN Debtors, litigation         Stock (approximately 2.0% of the 20 million Primary
               claimants, parties to executory contracts        Effective Date Shares); and (ii) New MPAN Warrants, which
               and real and personal property leases that       will enable such holders to purchase an additional 376,893
               are rejected, and undersecured creditors'        shares of New MPAN Common Stock (subject to the
               deficiency Claims).                              anti-dilution provisions contained in the New Warrant
                                                                Agreement). The Pro Rata distribution to each creditor will depend upon the total amount of Allowed Claims, which amount will not be known until after the Plan's Effective Date.
                                                                Accordingly, the timing and amount of distributions to each creditor cannot be determined at this time, but the Debtors anticipate that it will take a significant amount of time to complete all distributions. Class UP-1 is impaired, and
                                                                holders of Allowed Class UP-1 Claims may vote on the Plan.

------------------------------------------------------------------------------------------------------------------------------
UP-2           MPAN Subordinated Note Claims                    Holders of Allowed Class UP-2 Claims will receive Pro Rata distributions of: (i) 399,078 shares of New MPAN Common
                                                                Stock (approximately 2.0% of the 20 million Primary
                                                                Effective Date Shares); and (ii) New MPAN Warrants, which
                                                                will enable such holders to purchase an additional 376,893 shares of New MPAN Common Stock (subject to the
                                                                anti-dilution provisions contained in the New Warrant
                                                                Agreement).  The Pro Rata distribution to each creditor
                                                                will depend upon the total amount of Allowed Claims, which amount will not be

------------------------------------------------------------------------------------------------------------------------------

    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
UP-2                                                            known until after the Plan's Effective Date. Accordingly, the
(CONT.)                                                         timing and amount of distributions to each creditor cannot be determined at this time.

                                                                Notwithstanding the foregoing, a holder of Class UP-2 Claims will receive no distribution on account of Securities Damages
                                                                Claims, and further will receive no distribution unless such holder is a "Consenting Class UP-2 Holder", defined as a
                                                                holder that (i) does not vote against the Plan, (ii) does not object to confirmation of the Plan, and (iii) does not object to, or otherwise challenge, the allowance or treatment of the
                                                                MPAN Senior Credit Facility Claims under the Plan. With
                                                                respect to each Consenting Class UP-2 Holder, the MPAN Senior
                                                                Credit Facility Claim Holders will waive their contractual subordination rights against such holder.

                                                                Class UP-2 is impaired, and holders of Allowed Class UP-2
                                                                Claims may vote on the Plan.

------------------------------------------------------------------------------------------------------------------------------
UP-3           MPAN Punitive Damage Claims, including any      Each holder of a Punitive Damage Claim against any of the
               Claim against the MPAN Debtors, whether         MPAN Debtors will receive no distribution under the Plan on
               secured or unsecured, for any fine, penalty,    account of such Claim.  Class UP-3 is impaired and may not
               or forfeiture, or for multiple, exemplary,      vote on the Plan as the holders of Class UP-3 Claims are
               or punitive damages, to the extent that such    deemed to have rejected the Plan.
               fine, forfeiture, or damages are not
               compensation for the holder's actual
               pecuniary loss.

------------------------------------------------------------------------------------------------------------------------------
UM-1           MHG General Unsecured Claims (including        Holders of Allowed Class UM-1 Claims and Allowed Class UM-2
               those of most suppliers of goods and           Claims will receive Pro Rata distributions from the "MHG
               services to the MHG Debtors, litigation        Unsecured Claims Distribution Fund," consisting of the
               claimants, parties to executory contracts      lesser of (a) $7.5 million, or (b) such amount as may be
               and real and personal property leases that     necessary to fund a five percent (5%) distribution.   The
               are rejected, and undersecured creditors'      Pro Rata distribution to each creditor will depend upon the
               deficiency Claims).                            total amount of Allowed Claims, which amount will not be
                                                              known until after the

------------------------------------------------------------------------------------------------------------------------------

    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
                                                                Plan's Effective Date. Accordingly, the timing and amount of distributions to each creditor cannot be determined at this time, but the Debtors anticipate that it will take a
                                                                significant amount of time to complete all distributions.
                                                                Class UM-1 is impaired, and holders of Allowed Class UM-1
                                                                Claims may vote on the Plan.

------------------------------------------------------------------------------------------------------------------------------
UM-2           MHG Third Party Subordinated Note Claims,        Holders of Allowed Class UM-2 Claims and Allowed Class UM-1
               consisting of MHG Subordinated Note Claims       Claims will receive Pro Rata distributions from the MHG
               that are not held by the MPAN Debtors.           Unsecured Claims Distribution Fund.  The Pro Rata
                                                                distribution to each creditor will depend upon the total
                                                                amount of Allowed Claims, which amount will not be known until after the Plan's Effective Date. Accordingly, the timing and amount of distributions to each creditor cannot be determined at this time, but the Debtors anticipate that it will take a significant amount of time to complete all distributions.

                                                                Notwithstanding the foregoing, a holder of Class UM-2 Claims will receive no distribution on account of Securities Damages
                                                                Claims, and further shall receive no distribution unless such holder is a "Consenting Class UM-2 Holder", defined as a
                                                                holder that (i) does not vote against the Plan, (ii) does not object to confirmation of the Plan, and (iii) does not object to, or otherwise challenge, the allowance or treatment of the
                                                                MHG Senior Credit Facility Claims under the Plan. With respect to each Consenting Class UM-2 Holder, the MHG Senior Credit
                                                                Facility Claim Holders will waive their contractual
                                                                subordination rights against such holder.

                                                                Class UM-2 is impaired, and holders of Allowed Class UM-2
                                                                Claims may vote on the Plan.

------------------------------------------------------------------------------------------------------------------------------

    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
UM-3           MHG Punitive Damage Claims, including any        Each holder of a Punitive Damage Claim against any of the
               Claim against the MHG Debtors, whether           MHG Debtors will receive no distribution under the Plan on
               secured or unsecured, for any fine, penalty,     account of such Claim.  Class UM-3 is impaired and may not
               or forfeiture, or for multiple, exemplary,       vote on the Plan as the holders of Class UM-3 Claims are
               or punitive damages, to the extent that such     deemed to have rejected the Plan.
               fine, forfeiture, or damages are not
               compensation for the holder's actual
               pecuniary loss.

------------------------------------------------------------------------------------------------------------------------------
UJ-1           Debtors Intercompany Claims                      At the election of the Debtors with respect to each Debtors
                                                                Intercompany Claim that is reflected on the Debtors' books and records as of the Effective Date, the Debtors will
                                                                eliminate such Debtors Intercompany Claim on the Effective
                                                                Date either through (i) the declaration of intercompany
                                                                dividends and/or contributions to capital, or
                                                                (ii) cancellation of such Debtors Intercompany Claim.  All other Debtors Intercompany Claims will be deemed to be
                                                                released as of the Effective Date.  Class UJ-1 consists of co-proponents of the Plan and thus consents to the Plan.
------------------------------------------------------------------------------------------------------------------------------

                       SUMMARY TABLE 4 - EQUITY INTERESTS


    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
EP-1           Old MPAN Common Stock, including MPAN's          Holders of Old MPAN Common Stock (including related
               existing stockholders and holders of options     options) and related Securities Damages Claims will receive
               and warrants to acquire MPAN stock, and all      no consideration on account of their Equity Interests and
               Securities Damages Claims relating thereto.      any Claims relating thereto.  All existing shares of Old
                                                                MPAN Common Stock and options or warrants to acquire the
                                                                same will be deemed cancelled as of the Petition Date.
                                                                Class EP-1 is impaired but may not vote because it is
                                                                deemed to have rejected the Plan.

------------------------------------------------------------------------------------------------------------------------------

    CLASS                   DESCRIPTION OF CLASS                                   PROPOSED TREATMENT AND
                                                                                 RIGHT TO VOTE ON THE PLAN
------------------------------------------------------------------------------------------------------------------------------
EM-1           Old MHG Common Stock                             The holders of Class EM-1 Equity Interests will receive no consideration on account of such Equity Interests.
                                                                Reorganized MPAN will receive the New MHG Common Stock on
                                                                account of the MHG Senior Credit Facility Claim Holders'
                                                                subordination of their rights to receive such stock.  Class
                                                                EM-1 consists of co-proponents of the Plan and thus
                                                                consents to the Plan.

------------------------------------------------------------------------------------------------------------------------------
EJ-1           Old Affiliates Equity                            The holders of Class EJ-1 Equity Interests will receive no consideration on account of such Equity Interests.  The
                                                                Reorganized Debtors will receive the New Affiliates Equity on account of the Senior Credit Facility Claim Holders'
                                                                subordination of their rights to receive such equity.
                                                                Class EJ-1 consists of co-proponents of the Plan and thus
                                                                consents to the Plan.

------------------------------------------------------------------------------------------------------------------------------


         C. THE CONFIRMATION HEARING, VOTING PROCEDURES, BAR DATES, AND OTHER IMPORTANT DEADLINES.

                  1.       TIME AND PLACE OF THE CONFIRMATION HEARING.

         The Plan cannot become effective until after it has been confirmed by the Bankruptcy Court and the conditions to the Effective Date set forth in the Plan have either been satisfied or waived.

         The hearing to determine whether the Bankruptcy Court will confirm the Plan will take place on MARCH 25, 2002 AT 9:00 A.M. (PREVAILING EASTERN TIME) in the Courtroom of the Honorable Mary F. Walrath, United States Bankruptcy Court for the District of Delaware, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be continued from time to time without further notice.

                  2.       ENTITIES ENTITLED TO VOTE ON THE PLAN.

         Prior to the Confirmation Hearing, certain creditors will have an opportunity to vote to accept or reject the Plan. Pursuant to the Bankruptcy Code, only holders of Allowed Claims in Classes SP-1 through SP-6, SP-8, SM-1 through SM-5, SM-7, SM-9 through SM-12, SJ-1, SJ-2, UP-1, UP-2, UM-1, UM-2, UJ-1, GP-1, and GM-1 ("Voting Classes") are entitled to vote on the Plan because these Classes are "impaired" under the Plan within the meaning of Bankruptcy Code section 1124, but will nonetheless receive distributions under the Plan. The impairment of a Claim or Equity Interest generally occurs if the legal, equitable, or contractual rights of the holder are altered. Classes SP-7, SM-6, and PJ-1 are not impaired and, therefore, are not entitled to vote and are deemed to have accepted the Plan (Class SJ-2 members also may be deemed to have accepted the Plan if the Debtors elect to unimpair their Claims, in which case their votes will not count). Creditors and stockholders in Classes SM-8, UP-3, UM-3, EP-1, EM-1, and EJ-1 will neither retain nor receive any consideration under the Plan on account of their respective Claims or Equity Interests and, therefore, are deemed to have rejected the Plan. Holders of Claims and Equity Interests in these Classes are not entitled to vote on the Plan, but they may otherwise support or oppose confirmation of the Plan. For a description of the Classes of Claims and Equity Interests and their treatment under the Plan, see Section IV below.

         The Plan may be confirmed even if it is not accepted by each Voting Class. The Bankruptcy Code defines "acceptance" with respect to a Class of impaired Claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class whose holders cast ballots. In the event that a Voting Class does not accept the Plan, and also with respect to any non-Voting Class that is deemed to have rejected the Plan, the Debtors nonetheless will seek to have the Plan confirmed, provided that the Plan is "fair and equitable" and does not "unfairly discriminate" against the non-accepting Class of creditors or stockholders, as provided in Bankruptcy Code section 1129. For a more detailed description of the requirements for acceptance of the Plan and of the requirements for confirmation notwithstanding rejection by certain Classes, see Section VIII.B below.

         THE DEBTORS, THE MPAN COMMITTEE, THE MHG COMMITTEE, THE MPAN SENIOR CREDIT FACILITY CLAIM HOLDERS, AND THE MHG SENIOR CREDIT FACILITY CLAIM HOLDERS BELIEVE THAT THE PLAN PROVIDES THE BEST FEASIBLE RECOVERIES TO THE HOLDERS OF IMPAIRED CLAIMS AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTEREST OF SUCH HOLDERS. THEY THEREFORE RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

                  3.       DEADLINE FOR VOTING FOR OR AGAINST THE PLAN.

         The Debtors are providing copies of this Disclosure Statement and Ballots, which include detailed voting instructions, to all known holders of Claims in the Voting Classes. If you are entitled to vote as the holder of an Allowed Claim in one of the Voting Classes, you may vote by completing the enclosed Ballot and timely returning the Ballot in the enclosed envelop to the address identified on your Ballot. Ballots must be returned to the party identified on the envelope enclosed with your Ballot. If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person should indicate such capacity when signing.

         YOUR BALLOT MUST BE RETURNED AND RECEIVED NO LATER THAN MARCH 5, 2002 AT 5:00 P.M. PREVAILING PACIFIC TIME, OR IT WILL NOT BE COUNTED IN CONNECTION WITH CONFIRMATION OF THE PLAN. IN NO CASE SHOULD A BALLOT BE DELIVERED EITHER TO THE BANKRUPTCY COURT OR TO THE DEBTORS OR THEIR ATTORNEYS.

         A BALLOT CAST WITH RESPECT TO THE PLAN DOES NOT RESULT IN THE FILING OR ALLOWANCE OF A CLAIM. NOR DOES THE CASTING OF A BALLOT RELIEVE A CREDITOR OF THE OBLIGATION TO TIMELY FILE A PROOF OF CLAIM. THE DEBTORS RESERVE THE RIGHT TO OBJECT TO ANY CLAIMS UNTIL THE DEADLINE IMPOSED BY THE PLAN, AS SUCH DEADLINE MAY BE EXTENDED AS PROVIDED IN THE PLAN.

                  4.       DEADLINE FOR OBJECTING TO CONFIRMATION OF THE PLAN.

         As noted, all creditors and stockholders are entitled to be heard with respect to confirmation of the Plan, even if they are not eligible to vote to accept or reject the Plan. Objections to confirmation of the Plan must be filed with the Bankruptcy Court and served upon (i) counsel for the Debtors (Stutman, Treister & Glatt Professional Corporation, 3699 Wilshire Boulevard, Suite 900, Los Angeles, California 90010, Attn: Isaac M. Pachulski, Esq. and K. John Shaffer, Esq.; and Richards, Layton & Finger, P.A., One Rodney Square, P. O. Box 551, Wilmington, Delaware 19899, Attn: Mark D. Collins, Esq.); (ii) counsel for the MPAN Committee (Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attn: Deryck Palmer, Esq.; and Pachulski, Stang, Ziehl, Young & Jones, 919 North Market Street, Suite 1600, Wilmington, Delaware 19801, Attn:
Bruce Grohsgal, Esq.); (iii) counsel for the MHG Committee (Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, Attn: Richard G. Mason, Esq.; and Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, P.O. Box 1347, Wilmington, Delaware 19899, Attn: Eric Schwartz, Esq.); (iv) counsel for the MPAN Senior Credit Facility Agent (Simpson, Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, Attn: Kenneth Ziman, Esq.; and Klett, Rooney, Lieber & Schorling, P.C., 1000 West Street, Suite 1410, Wilmington, Delaware 19801, Attn: Adam Landis, Esq.); (v) counsel for the MHG Senior Credit Facility Agent (O'Melveny & Myers LLP, 153 East 53rd Street, 54th Floor, New York, New York 10022, Attn: Adam Harris, Esq.; and Blank, Rome, Comisky & McCauley LLP, 1201 Market Street, Suite 800, Wilmington, Delaware 19801, Attn: Bonnie Glantz Fatell, Esq. ); (vi) the Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2313, Lockbox 35, Wilmington, Delaware 19801, Attn: Don Beskrone, Esq; and (vii) such other parties as are identified in the accompanying notice of the hearing on the confirmation of the Plan so that they are RECEIVED by no later than MARCH 5, 2002, AT 4:00 P.M., PREVAILING EASTERN TIME.


                  5. DEADLINES FOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO ASSERT DAMAGE CLAIMS AND TO OBJECT TO THE TERMS OF ASSUMPTION, OR ASSUMPTION AND ASSIGNMENT, AND PROPOSED CURE AMOUNTS.

         Bankruptcy Code section 365 allows the Debtors to assume, assume and assign to a third party, or reject executory contracts and unexpired leases to which the Debtors were parties as of the Petition Date. In order to assume, or assume and assign, a contract or lease, the Debtors must "cure" certain outstanding defaults. In the event that the Debtors reject a contract or lease, the contract or lease is deemed to have been breached by the Debtors as of the Petition Date, and the nondebtor party to that contract or lease may be entitled to a Claim for damages for such breach.

         Under the Plan, the Debtors will assume, assume and assign, or reject each executory contract and unexpired real or personal property lease to which they are a party, unless the

Debtors already have done so during the pendency of their Chapter 11 Cases with respect to a particular contract or lease or have a motion for such relief pending at the time of confirmation, or the Bankruptcy Court has otherwise granted the Debtors additional time. If the Debtors intend to assume, or assume and assign, a contract or lease, the Debtors will mail a notice to that effect no later than February 8, 2002. Such notice will include the Debtors' proposed amount to "cure" any arrearages and defaults under the relevant contract or lease ("Cure Payment"). Such notice also may indicate that the Debtors' assumption, or assumption and assignment, of the respective contract or lease is conditioned upon a voluntary reduction of the Cure Payment. The contracting party shall have until March 5, 2002 at 4:00 p.m. to object to the proposed assumption or assumption and assignment, including the proposed Cure Payment, or be forever barred from challenging the foregoing. If the assumption, or assumption and assignment, of the contract or lease is conditional upon a voluntary reduction in the Cure Payment, the contract or lease will be rejected if the respective nondebtor contracting party objects to the Debtors' proposed reduced Cure Payment.

         All contracts and leases that are not expressly assumed, or assumed and assigned, under the Plan, and that were not previously assumed, or assumed and assigned, in the Debtors' Chapter 11 Cases, will be deemed rejected as of the Plan's Effective Date, unless the Bankruptcy Court has granted the Debtors additional time to assume or reject such contract or lease. All rejected unexpired leases relating to the Debtors' pharmaceutical business, American Pharmaceutical Services ("APS"), shall be subject to any period of transition occupancy ordered by the Bankruptcy Court.

         The deadline for filing Claims for damages resulting from the rejection of executory contracts and unexpired leases pursuant to the Plan is thirty (30) days after the mailing of the notice of confirmation of the Plan. FAILURE TO COMPLY WITH THIS DEADLINE SHALL FOREVER BAR THE HOLDER OF A CLAIM FROM SEEKING PAYMENT THEREOF. See Section VI.B of the Plan for more information about how to comply with this deadline and to determine whether this deadline applies to you.

                  6.       ADMINISTRATIVE EXPENSES BAR DATE.

         All parties seeking payment of Administrative Expenses (including professionals seeking compensation under Bankruptcy Code sections 330 and 331, parties seeking "substantial contribution" under Bankruptcy Code section 503, and taxing authorities) must file with the Bankruptcy Court and serve upon the Debtors a request for payment of such Administrative Expenses prior to the applicable deadline set forth below, provided, however, that parties seeking payment of postpetition ordinary course trade obligations, postpetition payroll obligations incurred in the ordinary course of the Debtors' postpetition business, personal injury claims arising from acts or omissions occurring after the Petition Date, and amounts arising under agreements approved by the Bankruptcy Court or the Plan need not file such a request.

         The deadline for filing requests for payment of Administrative Expenses is 60 days after the Plan's Effective Date, provided, however, that all requests for payment of Administrative Expenses by governmental units for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date and for which no bar date has otherwise been previously established, must be filed and served on the Reorganized Debtors on or before the later of (i) 60 days after the Effective Date, and (ii) 120 days after the Debtors' filing of the tax return for such taxes. FAILURE TO COMPLY WITH THESE DEADLINES SHALL FOREVER BAR THE HOLDER OF AN ADMINISTRATIVE EXPENSE FROM SEEKING PAYMENT THEREOF. See
Section II.B.2 of the Plan for more information about how to comply with these deadlines and to determine whether these deadlines apply to you.

                  7.       MATERIALS TO BE FILED IN SUPPORT OF CONFIRMATION.

         In support of confirmation of the Plan, the Debtors will file the following documents by March 15, 2002:

         (1)  Plan confirmation memorandum,
         (2)  Ballot analysis, and
         (3) Proof of Service establishing that the Plan, Disclosure Statement, Ballots, and notice of all relevant deadlines were served.

         Certain documents referred to in the Plan, including, among others, Amended and Restated Bylaws, Amended and Restated Certificates of Incorporation, the New Project Lender Notes, and schedules of executory contracts and unexpired leases to be assumed, assumed and assigned, or rejected, are not included in these solicitation materials and may not be served on all creditors and stockholders. Copies of these documents, when available, may be obtained at no charge only upon written request to Poorman-Douglas Corporation, P.O. Box 4390, Portland, Oregon 97208-4390, Attn: Beverly Chase (facsimile: (503) 350-5230).

                  8.       WHO TO CONTACT FOR MORE INFORMATION REGARDING THE
                           PLAN.

         Any interested party desiring further information about the Plan should contact in writing Stutman, Treister & Glatt Professional Corporation, 3699 Wilshire Boulevard, Suite 900, Los Angeles, California 90010, Attention: Kendra Johnson (facsimile: 213-251-5288).

         NO PERSON IS AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF VOTES WITH RESPECT TO THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE ANNEXES AND EXHIBITS ATTACHED HERETO OR INCORPORATED HEREIN BY REFERENCE, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS OR APPROVED BY THE BANKRUPTCY COURT.

                  9.       EFFECTIVE DATE OF THE PLAN.

         The Effective Date of the Plan will occur on the first Business Day (a) on which no stay of the Confirmation Order is and remains in effect, and (b) all of the conditions to the Effective Date as forth in the Plan are satisfied or waived to the extent permitted by the Plan.

Notwithstanding the foregoing, the Debtors may defer the Effective Date for a period of no more than 30 days in their discretion.

         D.       IMPORTANT NOTICE AND CAUTIONARY STATEMENT.

         The historical financial data relied upon in preparing the Plan and this Disclosure Statement is based on the Debtors' books and records. The hypothetical liquidation analysis, projections, valuations, and other financial information have been developed by the Debtors with the assistance of their financial advisors. Nevertheless, the hypothetical liquidation analysis, projections, valuations, and other financial information are estimates only, and the timing, amount, and value of actual distributions to creditors and of any securities issued pursuant to the Plan may be affected significantly by many factors that cannot be predicted.

         ALTHOUGH THE PROFESSIONAL ADVISORS EMPLOYED BY THE DEBTORS HAVE ASSISTED IN THE PREPARATION OF THIS DISCLOSURE STATEMENT BASED UPON FACTUAL INFORMATION AND ASSUMPTIONS RESPECTING FINANCIAL, BUSINESS, REGULATORY, AND ACCOUNTING DATA PROVIDED BY THE DEBTORS AND THIRD PARTIES, THEY HAVE NOT INDEPENDENTLY VERIFIED SUCH INFORMATION AND MAKE NO REPRESENTATIONS AS TO THE ACCURACY THEREOF. IN ADDITION, MUCH OF THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECT TO AN AUDIT. THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT INACCURACY OR OMISSION, OR THAT ACTUAL VALUES OR FINANCIAL PERFORMANCE WILL COMPORT WITH THE ESTIMATES HEREIN.

         THE DEBTORS' ACTUAL RESULTS OF OPERATIONS AND THE TIMING, AMOUNT, AND VALUE OF DISTRIBUTIONS UNDER THE PLAN MAY DIFFER MATERIALLY AND ADVERSELY FROM THOSE PROJECTED HEREIN. THE DEBTORS' FUTURE OPERATIONS MAY BE AFFECTED BY NUMEROUS ECONOMIC, COMPETITIVE, REGULATORY, LEGISLATIVE, LEGAL, OPERATIONAL, AND OTHER FACTORS THAT CANNOT BE PREDICTED.

         SECTION VI OF THIS DISCLOSURE STATEMENT CONTAINS A DISCUSSION OF CERTAIN RISK FACTORS RELATING TO THE PLAN AND THE DEBTORS' ONGOING BUSINESS OPERATIONS. THE DEBTORS STRONGLY ADVISE THAT ALL PARTIES IN INTEREST REVIEW THESE RISK FACTORS CAREFULLY AND CONSULT WITH THEIR ADVISORS BEFORE VOTING ON THE PLAN OR OTHERWISE DECIDING TO SUPPORT OR OPPOSE CONFIRMATION.

         NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS OR

INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL LEGAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

         THE NEW MPAN COMMON STOCK, NEW MPAN WARRANTS, LENDER NOTES, AND ANY OTHER SECURITIES TO BE ISSUED TO CREDITORS PURSUANT TO THE PLAN WILL NOT HAVE BEEN, AT THE TIME OF ISSUANCE, THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAW, AND WILL BE ISSUED IN RELIANCE UPON THE EXEMPTION FROM THE SECURITIES ACT AND EQUIVALENT STATE LAW REGISTRATION PROVIDED BY BANKRUPTCY CODE SECTION 1145(A)(1) AND (A)(2).

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR THE ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

                  CAUTIONARY STATEMENT:

         INFORMATION INCLUDED IN THIS DISCLOSURE STATEMENT REGARDING THE DEBTORS CONTAINS STATEMENTS THAT MAY CONSTITUTE "FORWARD-LOOKING INFORMATION," AS THAT TERM IS DEFINED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 ("REFORM ACT"), INCLUDING INFORMATION CONCERNING THE DEBTORS' PLAN, REORGANIZATION VALUE, AND PROJECTED FINANCIAL PERFORMANCE FOLLOWING THEIR EMERGENCE FROM BANKRUPTCY. THE FORWARD-LOOKING STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY THE RISK FACTORS SET FORTH IN SECTION VI OF THIS DISCLOSURE STATEMENT AND ARE BEING MADE PURSUANT TO THE PROVISIONS OF THE REFORM ACT AND WITH THE INTENTION OF OBTAINING THE BENEFITS OF THE "SAFE HARBOR" PROVISIONS OF THE REFORM ACT.

II. DESCRIPTION OF THE DEBTORS, THEIR BUSINESS OPERATIONS, AND THEIR FINANCIAL CONDITION.

         A.       ORGANIZATIONAL HISTORY AND OWNERSHIP.

         MPAN, formerly known as Paragon Health Network, Inc. ("Paragon"), was formed on November 4, 1997, through two merger transactions. First, an agreement and plan of merger ("Recapitalization Merger") was entered into among Apollo Management, L.P. ("Apollo Management," and together with certain of its affiliates, "Apollo"), Apollo LCA Acquisition Corp. (a corporation owned by Apollo and other investors, "Apollo Sub"), and Living Centers of America, Inc. ("LCA"), a Delaware corporation. Pursuant to the Recapitalization Merger,

Apollo Sub was capitalized with $240 million in Cash and was merged with and into LCA. LCA was the surviving corporation and was renamed Paragon. Second, pursuant to an agreement and plan of merger among LCA, GranCare, Inc., a Delaware corporation ("GranCare"), Apollo Management, and LCA Acquisition Sub, Inc. (a wholly owned subsidiary of Paragon, "LCA Sub"), GranCare merged with LCA Sub, with GranCare surviving as a wholly-owned subsidiary of Paragon ("GranCare Merger"). The resulting company was one of the largest long-term care providers in the country, comprised of skilled nursing facility, institutional pharmacy, contract and outpatient rehabilitation therapy, home health, long-term acute-care ("LTAC") hospital, and hospital contract management businesses.

         On July 31, 1998, Paragon acquired MHG, a publicly-held Delaware corporation in the long-term care, contract and outpatient rehabilitation therapy, home health, physician services, and institutional pharmacy businesses, in a stock for stock merger in which: (i) MHG became a wholly-owned subsidiary of Paragon; and (ii) Paragon was renamed Mariner Post-Acute Network, Inc. ("Mariner Merger").

         MPAN currently is a publicly-held company, the common stock of which (the aforementioned Old MPAN Common Stock) was traded until November 1, 1999, on the New York Stock Exchange ("NYSE") under the trading symbol "MPN." As of September 30, 2001, MPAN had approximately 1,029 stockholders of record holding 73,688,379 shares of Old MPAN Common Stock. The NYSE delisted the Old MPAN Common Stock because MPAN did not qualify under applicable listing requirements. Currently, Old MPAN Common Stock is traded on the Over-The-Counter Bulletin Board under the trading symbol "MPANQ."

         MPAN has approximately 200 subsidiaries, 102 of which are MPAN Debtors, 87 of which are MHG Debtors, and various of which are not Debtors.2 GranCare and LCA Operational Holding Company ("LCA Operational") are wholly-owned, direct subsidiaries of MPAN, as is MHG. GranCare and LCA Operational own the majority of those subsidiaries

--------

(2) The Debtors maintain two captive insurance company subsidiaries, MPN Insurance Company Ltd., a Cayman Islands corporation, and GCI Indemnity, Inc., a Vermont corporation (collectively, the "Insurance Captive Subsidiaries"), that did not file for protection under chapter 11 of the Bankruptcy Code. The Insurance Captive Subsidiaries continue to transact business and pay certain insured prepetition claims with respect to certain policy years. In addition, the Debtors own: (i) a 50% interest in American Pharmaceutical Services - Summit Care Pharmacy, L.L.C., a provider of institutional pharmacy services (prior to the recent pharmacy sale), (ii) a 75% interest in American Geriatric Management Services, Inc., a physician practice organization, and (iii) a minority interest in American Habilitation Services, Inc., a provider of residential care for the developmentally disabled. The Debtors own interests in the following non-Debtor entities that own certain skilled nursing and assisted living facilities, most of which are also managed or leased by the Debtors: (i) Mariner Health of Bel Air, LLC (50%),
         (ii) Mariner Health of Forest Hill, LLC (50%), (iii) Global Healthcare-Bethesda, LLC (50%), (iv) Brightview of Bel Air, LLC (12.5%), (v) Tampa Health Properties, Ltd. (1%), (vi) New Hanover/Mariner Health, LLC (60%), (vii) Westbury Association (66.7%), and (viii) Hawaii-Davis Co. (30%). None of these entities has filed for protection under chapter 11 of the Bankruptcy Code.

previously held by GranCare and LCA, respectively, prior to the GranCare Merger. Summit Medical Holdings, Ltd. is also a wholly-owned, direct subsidiary of MPAN and together with Cornerstone Health Management Company, a wholly-owned subsidiary of GranCare, owns those subsidiaries that operate the Debtors' LTAC hospitals. The Debtors' institutional pharmacy business was owned by subsidiaries of both MPAN (including American Pharmaceutical Services, Inc. and its direct and indirect subsidiaries) and MHG (including Compass Pharmacy Services, Inc. and its direct subsidiaries). MHG still owns the subsidiaries held by MHG prior to the Mariner Merger.

         The MPAN Debtors have operated their businesses and facilities using various corporate and trade names, including the following (and variations thereof): Mariner Post-Acute Network, Mariner, American Pharmaceutical Services, American Rehability Services, Amerra, Beaver Properties, Brian Care Health and Rehabilitation, Brian Care Health and Retirement, Brian Center Health and Retirement, Brian Center Nursing Center, Cambridge (North, South, and East), Care Inn, Compass Hospital, Driftwood Healthcare Center, EH Acquisition, Evergreen Healthcare, Garden Square, Green Acres Convalescent Center, Hearthstone, GCI, GranCare, LCA, Living Centers, Medipack, National Heritage Realty, Professional Healthcare Management, Rehability Health Services, Retama Manor Nursing Center, Specialty Hospital, Summit Hospital, and Summit Medical. The MHG Debtors have operated their businesses and facilities using various corporate and trade names, including the following (and variations thereof):
Allegis Healthcare, CareFirst Corporation, Compass Pharmacy, Mariner Health, Mariner Health Care, Mariner Rehabilitation, Ocean Pharmacy, Pinnacle Care, Pinnacle Rehabilitation, Prism Rehab Systems, and Regency Health. The foregoing is only a partial list of the Debtors' corporate and trade names. See Exhibit 2 to the Plan for a schedule of all of the MPAN Debtors by legal name, Annex 2 hereto for a schedule of all of the MPAN Debtors' skilled nursing facilities, and Annex 6 hereto for a schedule of all of the MPAN Debtors' skilled nursing facilities that have been divested since July 1998, including facilities that have been sold, closed, or transferred to new operators. See Exhibit 1 to the Plan for a schedule of all of the MHG Debtors by legal name, Annex 3 hereto for a schedule of all of the MHG Debtors' skilled nursing facilities, and Annex 7 hereto for a schedule of all of the MHG Debtors' skilled nursing facilities that have been divested since July 1998, including facilities that have been sold, closed, or transferred to new operators. Please be advised that the Debtors and their predecessors in interest may have operated additional facilities and under other legal and trade names.

         B.       THE DEBTORS' CURRENT BUSINESSES AND OPERATIONS.

                  1.       DIVISION OF BUSINESS OPERATIONS.

         Following the divestiture of the Debtors' APS Division, as discussed further herein, the Debtors' business operations generally can be divided into the following principal areas: (i) inpatient services at skilled nursing and assisted living facilities, (ii) LTAC hospitals, and (iii) other.

                           A.       INPATIENT SERVICES.

         Inpatient services constitute the Debtors' "core" business and are the largest source of revenue for the Debtors. As of November 30, 2001, the MPAN Debtors owned, leased, or managed for third parties (other than MHG Debtors) 248 inpatient facilities encompassing approximately 28,250 beds in 18 states. As of November 30, 2001, the MHG Debtors owned or leased 73 facilities encompassing approximately 9,850 beds in 14 states. The MPAN Debtors manage all of the facilities that are currently owned or leased by the MHG Debtors pursuant to a "Management Protocol," as described further herein.

         Substantially all of the Debtors' inpatient skilled nursing facilities are certified by the appropriate state agencies for participation in the Medicare program and in respective state Medicaid programs. Attached hereto as Annexes 2 and 3 are schedules of the skilled nursing facilities that the Debtors currently own, lease, or manage.

         The Debtors' inpatient skilled nursing facilities provide 24-hour care to patients requiring access to skilled nursing. All patients in the Debtors' inpatient facilities receive assistance with activities of daily living ("ADL" services) including feeding, bathing, dressing, eating, transportation, toileting, and related services. Inpatient care is provided by registered nurses, licensed practical nurses, and certified nurses' aides under the supervision of a Director of Nursing. Each facility also contracts with a local licensed physician to serve as its Medical Director, and establishes relationships with a number of independent local specialists, who are available to care for the facility's patients. The Debtors' inpatient facilities provide a broad range of case management services over the course of treatment, including, as appropriate, ongoing medical evaluation, social service needs, specialty equipment requirements, outcomes measurement, discharge planning, and arrangement for home care.

         These basic services are supplemented, in the Debtors' Medicare-certified facilities, by rehabilitation services, including physical, occupational, speech, respiratory, and psychological therapies. These services were previously provided, in a majority of the Debtors' facilities, on a contractual basis between the facility and the Debtors' rehabilitation services operations. In connection with the Debtors' exiting from the contract therapy business and the closure of that business line in 1999, many of the Debtors' therapists became employees of the Debtors' facilities.

         In addition, the Debtors operate specialized units in a number of their inpatient facilities, which provide subacute care to patients with medically-complex conditions. Within these specialty units, trained staff members offer care for patients as an alternative to treatment in a more expensive acute-care hospital setting. In addition to basic therapy services, these specialty units offer, among others, enteral therapy, intravenous therapy, specialized wound management, ventilator care, tracheotomy care, cancer care, and HIV care. These specialized units generally have a higher staffing level per patient than the Debtors' other inpatient facilities and compete with acute-care and rehabilitation hospitals, which the Debtors believe typically charge rates higher than those charged by the Debtors' specialty units. Through their inpatient division, the Debtors also offer specialized services for residents with Alzheimer's disease.

         In marketing their inpatient services, the Debtors pursue a two-tiered strategy. The Debtors promote their facilities, programs, and services first to payors and managed care organizations at the regional level and, second, to healthcare professionals responsible for discharging patients at local hospitals at the individual facility level. At the regional level, the

Debtors' marketing personnel seek to establish relationships with payors and managed care organizations, which are increasingly important sources of referrals for subacute patients. The Debtors develop contractual relationships with such payors and organizations on a local, regional, and national basis.

         Local market coordinators focus on establishing and maintaining cooperative relationships and networks with physicians, acute-care hospitals, and other healthcare providers, with an emphasis on specialists who treat ailments involving long-term care and rehabilitation. Marketing programs targeting managed care payors are also being implemented at both the local and national level. Ongoing assessment of patient and physician satisfaction with the Debtors' services allows for improvements in service and clinical performance.

         The Debtors desire to take advantage of other opportunities for increased profitability, including arrangements with healthcare providers such as health maintenance organizations ("HMOs") and other managed care providers, which the Debtors believe may increase their subacute care business. Typically, patients referred by managed care providers, including HMOs and preferred provider organizations, generate higher revenue per patient day than Medicaid patients as a result of the higher acuity of the referrals. The Debtors believe that their ability to provide subacute and specialty medical services at a lower cost than acute-care hospitals is a competitive advantage in providing services to these payor sources.

         Included in the inpatient services division are the Debtors' nine (9) free-standing, assisted-living facilities that provide furnished rooms and suites designed for individuals who are either able to live independently within a sheltered community or who require minimal supervision. For assisted living residents, the Debtors provide basic ADL assistance combined with access to higher acuity settings should a resident's health condition dictate the need for more intensive services.

                           B. AMERICAN PHARMACEUTICAL SERVICES AND PHARMACY CONTRACTS.

         Prior to its sale, the Debtors' institutional pharmaceutical services division, APS, provided services and products to more than 1,400 affiliated and third-party healthcare facilities through 31 institutional pharmacies and four
(4) distribution centers located in 17 states. As described more fully in
Section III.G.4, the Debtors have sold their APS pharmaceutical division. However, numerous of the Debtors have contractual agreements with APS that will, for the most part, remain in effect and will be performed by the purchaser of APS' assets.

         APS Acquisition LLC, an unaffiliated entity owned by Omnicare, Inc., is the entity that acquired APS' assets, and thus currently serves approximately 243 of the MPAN Debtors' facilities and approximately 73 of the MHG Debtors' facilities through contractual arrangements. Likewise, NeighborCare Pharmacy Services, Inc. ("NeighborCare"), an unaffiliated entity owned by Genesis Health Ventures, Inc., provides pharmaceutical supplies and services and related consulting services to the approximately 58 skilled nursing facilities that were operated by GranCare as of the effective time of the February 1997 sale of GranCare's institutional pharmacy business to NeighborCare. As explained in greater detail in Section III.I.3 of this Disclosure Statement, the relevant MPAN Debtors recently assumed, as modified, their contracts with

NeighborCare as part of an omnibus settlement with NeighborCare. The amended and restated agreements with NeighborCare will be for an initial term of 18 months.

                           C.       LONG-TERM ACUTE-CARE (LTAC) HOSPITALS.

         The MPAN Debtors own, lease, or manage 13 LTAC hospitals encompassing approximately 670 licensed beds in four states. LTACs accommodate the relatively high-acuity clinical needs of a patient discharged from a short-term acute-care hospital when the patient's condition warrants more intensive care than can be provided in a typical nursing facility. The Debtors' LTACs generally are located in areas where the Debtors have a significant concentration of inpatient facilities to which an LTAC patient can be discharged as the patient's condition warrants. Medicare reimbursement of the Debtors' LTACs was not materially affected by the Balanced Budget Act of 1997 ("Balanced Budget Act"), and the Debtors' LTACs continue to be reimbursed on a modified cost basis. However, the federal government plans to implement a Prospective Payment System ("PPS") for LTACs to be effective by October 2002. The Debtors believe that the implementation of this system may have an adverse effect on their LTAC operations. Included and separately identified in Annex 2 are the Debtors' LTAC hospitals.
                           D.       OTHER BUSINESS LINES.

         Prior to the Mariner Merger, the MHG Debtors and the MPAN Debtors each:
(i) operated a large contract rehabilitation therapy business that provided comprehensive therapy programs and services, on a contractual basis, to inpatient healthcare facilities throughout the United States; (ii) operated outpatient rehabilitation therapy clinics; (iii) managed specialty medical programs in acute-care hospitals; and (iv) operated home health, hospice, and private duty nursing branches. On a combined basis, the Debtors' contract rehabilitation business served over 1,200 inpatient facilities throughout the United States and operated 170 outpatient rehabilitation clinics. The Debtors also operated specialty medical programs at more than 100 hospitals in 19 states and more than 30 home health, hospice, and private duty nursing branches in 7 states. Primarily as a result of changes in Medicare reimbursement effected under the Balanced Budget Act, as described further herein, these businesses began to generate significant operating losses and negative cash flow and thus have been divested or closed.

         Currently, these business lines consist of the limited assets, revenues, and expenses associated with the Debtors' remaining therapy, home health, and hospital contract management businesses, which the Debtors no longer operate. Although the results of operations from these other business lines are included in the Debtors' results of operations for the fiscal year ended September 30, 2000, the Debtors substantially exited these businesses during the year ended September 30, 1999.

                  2.       COMPETITIVE FACTORS AFFECTING THE DEBTORS'
                           BUSINESSES.

         The long-term healthcare industry is segmented into a variety of competitive areas that provide similar services. These competitors include nursing homes, hospitals, assisted-living facilities, retirement centers and communities, home health, and hospice agencies. Many operators of acute-care hospitals offer or may offer post-acute care services in the future. These operators would have the competitive advantage of being able to offer services to patients at their affiliated post-acute care operations. The Debtors' facilities historically have competed on a local basis with other long-term care providers, and the Debtors' competitive position varies from facility to facility within the various communities they serve. Significant competitive factors include the quality of care provided, reputation, location, physical appearance and, in the case of private pay patients, price. Since there is little price competition with respect to Medicaid and Medicare patients, the range of services provided by the Debtors' facilities, as well as the location and physical condition of such facilities, significantly affects their competitive position with regard to such patients. The Debtors' ability to compete may also be adversely affected by publicity regarding the Debtors' Chapter 11 Cases. Competition in the institutional pharmacy services markets ranges from small local operators to companies that are national in scope and distribution capability.

         There currently is significant uncertainty in the skilled nursing care industry due to the financial problems of the Debtors and a number of their competitors. Kindred Healthcare, Inc. (f/k/a Vencor, Inc.), Sun Healthcare, Inc., Integrated Health Services, Inc., Genesis Health Ventures, Inc., Multicare AMC, Inc., Lenox Healthcare, Inc., and a number of their affiliates and other healthcare providers have filed for protection under the Bankruptcy Code.3 It is unclear at this time what impact these bankruptcy filings will have upon the industry in which the Debtors operate.

                  3.       REGULATORY FACTORS AFFECTING THE DEBTORS' BUSINESSES.

                           A.       MEDICARE AND MEDICAID.

         The Medicare program was enacted in 1965 to provide a nationwide, federally-funded health insurance program for the elderly. The Medicaid program is a joint federal-state cooperative arrangement established for the purpose of enabling states to furnish medical assistance on behalf of aged, blind, or disabled individuals, or members of families with dependent children, whose income and resources are insufficient to meet the costs of necessary medical services. All of the Debtors' nursing facilities, hospitals, and pharmacies are licensed under applicable state law, and nearly all are certified or approved as providers or suppliers under Medicare and state Medicaid programs, as applicable.

                           B. HISTORICAL COST-BASED REIMBURSEMENT - MEDICARE CERTIFIED SKILLED NURSING FACILITIES.

         The Medicare program historically utilized a cost-based, retrospective reimbursement system for skilled nursing facilities for reasonable direct and indirect allowable costs incurred in


----------

(3) Kindred Healthcare, Inc. (f/k/a Vencor, Inc.) and its affiliates confirmed a chapter 11 plan on March 19, 2001. Genesis Health Ventures, Inc., Multicare AMC, Inc., and their respective affiliates confirmed a joint chapter 11 plan on September 20, 2001. Lenox Healthcare, Inc. and its affiliates confirmed a chapter 11 plan on December 8, 2000, but subsequently filed again for relief under the Bankruptcy Code on July 12, 2001.

providing "routine service" (as defined by the program and subject to certain limits) as well as capital costs and ancillary costs. Pursuant to the Balanced Budget Act, enacted in August 1997, Medicare has transitioned to a Prospective Payment System ("PPS") for skilled nursing facilities.

         Prior to the implementation of PPS, Medicare revenues were historically determined from annual cost reports filed by skilled nursing providers, including the Debtors, that were (and, with respect to cost periods that have not been settled, still are) subject to audit by fiscal intermediaries and agencies administering the program. As described more fully in Section III.I.3, the Debtors have reached an agreement in principle with the federal government that will resolve all prepetition Medicare cost report settlements, which includes all cost-based periods, as part of a global settlement.

                           C. PROSPECTIVE PAYMENT REIMBURSEMENT - MEDICARE CERTIFIED SKILLED NURSING FACILITIES.

         The Balanced Budget Act amended the Medicare program by revising the payment system for skilled nursing services. The Balanced Budget Act required the establishment of PPS, a system under which Medicare Part A payment is prospectively determined for skilled nursing facilities for cost reporting periods beginning on or after July 1, 1998. Under PPS, skilled nursing facilities receive a fixed per diem rate for each of their Medicare Part A patients that, during the first three years of PPS, is based on a blend of facility-specific rates and federal acuity-adjusted rates. Following the full phase in of PPS, which will occur in 2002, all per diem rates will be based solely on federal acuity-adjusted rates. Subsumed in this per diem rate are ancillary services, such as pharmacy and rehabilitation therapy services, that historically were provided to many of the Debtors' nursing facilities by the Debtors' pharmacy and therapy subsidiaries. The inclusion of ancillary services in the PPS per diem has resulted in significantly lower profit margins in the Debtors' pharmacy operations as a result of increased pricing competition and a change in customers' buying patterns.

         Since the passage of the Balanced Budget Act in 1997, Congress has twice passed additional legislation intended to mitigate temporarily the reduction in reimbursement for skilled nursing facilities under the Medicare PPS. First, in November 1999, Congress passed the Medicare Balanced Budget Refinement Act of 1999 ("BBRA"). Second, in December 2000, Congress passed the Medicare, Medicaid, and SCHIP Benefits Improvement and Protection Act of 2000 ("BIPA"). Effective April 1, 2000, the BBRA temporarily increased the PPS per diem rates by 20 percent for 15 patient-acuity categories (known as resource utilization groups ("RUGs")), including medically-complex patients, pending implementation of a refined RUG system that better accounts for medically-complex patients. The Centers for Medicare & Medicaid Services' ("CMS", f/k/a the Health Care Financing Administration ("HCFA")) first refinement proposal was to become effective October 1, 2000, but was withdrawn because it did not more accurately predict the use of non-therapy ancillary services. The current requirement calls for the refinement to be developed and implemented effective October 1, 2002. The revised rates, when finally implemented, are intended to be budget neutral and simply a redistribution of total payments compared to the rates that would be paid under the existing system. The BBRA also provided for a four percent increase in the federal per diem rate for all patient-acuity categories for fiscal years 2001 and 2002.

         BIPA, among other things, eliminated the scheduled reduction in the skilled nursing facility market basket update in fiscal year 2001. In fiscal years 2002 and 2003, payment updates will equal the market basket index ("MBI") update minus one-half percentage point. Temporary increases in the federal per diem rates under the BBRA will be in addition to these payment increases. BIPA also increased payment for the nursing component of each RUG category by 16.66 percent for services furnished after April 1, 2001 and before October 1, 2002.

         Moreover, BIPA further refined the consolidated billing requirements. The law now limits consolidated billing requirements to items and services furnished to skilled nursing facility patients in a Medicare Part A covered stay and to therapy services covered under Part B. In other words, for patients not covered under a Part A stay (e.g., Part A benefits have been exhausted), the skilled nursing facility may choose to bill for non-therapy Part B services and supplies, or it may elect to have suppliers continue to bill Medicare directly for these services. BIPA also modified the treatment of the Part A PPS rehabilitation patient categories to ensure that Medicare payments for skilled nursing facility patients with "ultra high" and "high" rehabilitation therapy needs are appropriate in relation to payments for patients needing "medium" or "low" levels of therapy. Effective for services furnished on or after April 1, 2001, and before implementation of the refined RUG system (which has yet to occur), the law increased by 6.7 percent the federal per diem payments for 14 rehabilitation categories. The 20 percent additional payment under the BBRA for three rehabilitation categories was removed to make this provision budget neutral.

         The increases in Medicare and Medicaid reimbursement provided for under the BBRA and BIPA will sunset in October 2002. Unless additional legislative action is undertaken by the United States Congress, the loss of revenues associated with this occurrence will have a material adverse effect on the Debtors. The Debtors preliminarily estimate that this occurrence will result in a loss of revenue of approximately $72 million. While the Debtors are hopeful that the United States Congress will act in a timely fashion, no assurances can be given as to whether Congress will take action, the timing of any action, or the form of any relief enacted.

         In addition, the federal Medicare Advisory Payment Commission ("MedPAC"), an independent federal body established to advise Congress on issues affecting the Medicare program, met on January 17, 2002, to discuss draft recommendations that will be included in MedPAC's March 2002 Report to Congress. In this meeting, MedPAC failed to recommend the continuation of certain increases in reimbursement provided under the BBRA and BIPA. Specifically, MedPAC did not recommend the continuation of the 16.66 percent increase in the nursing component and the 4 percent increase in the federal per diem for all patient-acuity categories. The MedPAC did recommend, however, that the 6.7 percent federal per diem payments for 14 rehabilitation categories and the 20 percent additional payment under the BBRA for three rehabilitation categories, be incorporated into the base rate. While the recommendations are not binding on Congress, they may affect whether a legislative action to extend the reimbursement provisions is successful.

                           D. FEE FOR SERVICE REIMBURSEMENT - MEDICARE CERTIFIED SKILLED NURSING FACILITIES.

         The Debtors are also reimbursed for certain services, such as rehabilitation therapy services, provided to Medicare skilled nursing facility patients under the Medicare Part B benefit. The Balanced Budget Act also revised the reimbursement methodology for therapy services under Medicare Part B. Historically, Medicare Part B therapy services were reimbursed based on the cost of the services provided, subject to prudent buyer and salary equivalency restrictions. In November 1998, certain fee screen schedules were published setting forth the amounts that can be charged for specific therapy services. Additionally, the Balanced Budget Act set forth maximum per beneficiary limits of $1,500 per provider for physical therapy and speech pathology, and $1,500 per provider for occupational therapy. Both the fee screens and per beneficiary limits were effective for services rendered following December 31, 1998. The imposition of fee screens for Part B services, together with the inclusion of ancillary services in the federal per diem for Part A services, had a material adverse effect on the Debtors' therapy business, resulting in the Debtors' decision to terminate their third-party contracts to provide therapy services and to exit this business. The BBRA mitigated the Balanced Budget Act limitations by providing that the therapy caps do not apply in calendar years 2000 and 2001. This moratorium was extended by BIPA for one additional year, through calendar year 2002. BIPA also extended the requirement for focused reviews of therapy claims for the same period.

         The BBRA also excluded certain items and services from the formerly all-inclusive skilled nursing facility per diem rates. Specifically, the following items and services are now separately reimbursable outside of the PPS rates: (1) ambulance services furnished to an individual in conjunction with renal dialysis services; (2) chemotherapy items and administration services (as identified by certain HCFA Common Procedure Coding System ("HCPCS") codes); (3) radioisotope services (as identified by certain HCPCS codes); and (4) customized prosthetic devices (artificial limbs) and other custom prostheses if provided to a skilled nursing facility patient and intended to be used after discharge (as identified by certain HCPCS codes and other instances chosen by CMS). Payment for such items and services are made under Part B to the provider of the service, in conformance with Part B payment rules. Although these items are separately reimbursed from the PPS rate, CMS, as directed by the BBRA, has adjusted the PPS payments rates to reflect the fact that these items and services have been excluded.

                           E.       NURSING HOME REIMBURSEMENT - MEDICAID.

         The Balanced Budget Act also contained a number of changes affecting the Medicaid program. Significantly, the law repealed the Boren Amendment, which required state Medicaid programs to reimburse nursing facilities for the costs that are incurred by efficiently and economically operated nursing homes. Since repeal, many states have sought to lower their nursing home payment rates, and several have succeeded. It is unclear at this time the extent to which additional state Medicaid programs will adopt changes in their Medicaid reimbursement systems, or, if adopted and implemented, what effect such initiatives would have on the Debtors. Nevertheless, there can be no assurance that future changes in Medicaid reimbursement rates to nursing facilities will not have an adverse effect on the Debtors. Further, the Balanced Budget

Act allows states to mandate enrollment in managed care systems without seeking approval from the HHS Secretary for waivers from certain Medicaid requirements as long as certain standards are met. These managed care programs have historically exempted institutional care, although some states have instituted pilot programs to provide such care under managed care programs. Effective for Medicaid services provided on or after October 1, 1997, states have considerable flexibility in establishing payment rates. The Debtors are not able to predict whether any states' waiver provisions will change the Medicaid reimbursement systems for long-term care facilities from cost-based or fee-for-service to managed care negotiated or capitated rates or otherwise affect the level of payments to the Debtors.

         On January 12, 2001, the HHS Secretary issued final regulations to implement changes to the Medicaid "upper payment limit" requirements. The purpose of the rule is to stop states from using certain accounting techniques to inappropriately obtain extra federal Medicaid matching funds that are not necessarily spent on healthcare services for Medicaid beneficiaries. Although the rule will be phased in over eight years to reduce the adverse impact on certain states, the rule eventually could result in decreased federal funding to state Medicaid programs, that have used inter-governmental transfers to enhance their federal funding, which, in turn, could prompt certain states to reduce Medicaid reimbursements to providers, including nursing facilities. CMS has announced that it is contemplating proposing additional restrictions on such funding.

                           F.       MEDICARE REIMBURSEMENT - LONG-TERM
                                    ACUTE-CARE HOSPITALS.

         In recent years, Congress has taken steps to require a new Medicare PPS for LTACs, which currently are reimbursed under a cost-based methodology. Under the current law, the HHS Secretary is directed to design and implement a new per-discharge long-term care hospital PPS by October 1, 2002. If the HHS Secretary fails to meet this deadline, the HHS Secretary must instead implement a PPS for these hospitals based on the acute hospital diagnosis related groupings.

                           G.       FEDERAL PRIVACY AND TRANSACTION REGULATIONS.

         Other federal legislation requires major changes in the transmission and retention of health information by the Debtors. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") mandates, among other things, the adoption of standards for the electronic exchange of health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. Among the standards that HHS has adopted or will adopt pursuant to HIPAA are standards for the following: electronic transactions and code sets; unique identifiers for providers, employers, health plans, and individuals; security and electronic signatures; privacy; and enforcement.

         Although HIPAA was intended ultimately to reduce administrative expenses and burdens faced within the healthcare industry, the Debtors believe that the law will require significant and costly changes to current practices. HHS has released two rules to date mandating the use of new standards with respect to certain healthcare transactions and health information. The first rule requires the use of uniform standards for common healthcare transactions, including healthcare claims information, plan eligibility, referral certification and authorization, claims status, plan enrollment and disenrollment, payment and remittance advice, plan premium payments, and coordination of benefits. It also establishes standards for the use of electronic signatures.

         The second rule released by HHS imposes new standards relating to the privacy of individually identifiable health information. These standards not only require the Debtors' compliance with rules governing the use and disclosure of protected health information, but they also require the Debtors to impose those rules, by contract, on any business associate to whom such information is disclosed. Rules governing the security of health information have been proposed but have not yet been issued in final form.

         HHS finalized the new transaction standards on August 17, 2000, and the Debtors will be required to comply with them by October 16, 2002. Both houses of Congress have passed legislation that will extend the transaction standards deadline to October 16, 2003. The privacy standards were issued on December 28, 2000, and became effective on April 14, 2001, with a compliance date of April 14, 2003. Sanctions for failing to comply with HIPAA include criminal penalties and civil sanctions. The Debtors are in the process of quantifying the costs associated with HIPAA compliance and believe they may be material.

                           H.       SURVEY AND CERTIFICATION.

         Long-term care facilities must comply with certain requirements to participate either as a skilled nursing facility under Medicare or a nursing facility under Medicaid. Failure to comply may result in termination of the provider's Medicare and Medicaid provider agreements, after which the facility or provider would be unable to receive payment for services provided to Medicare or Medicaid patients until such time as the facility or provider reapplies and is recertified to participate in Medicare or Medicaid. The Debtors believe they substantially comply with these regulatory requirements, but there can be no assurance that the Debtors will be able to maintain such compliance, or will not be required to expend significant amounts to do so.

                           I.       REFERRAL RESTRICTIONS AND FRAUD AND ABUSE.

         The Medicare and Medicaid anti-kickback statute, 42 U.S.C. section 1320a-7b(b), prohibits the knowing and willful solicitation or receipt of any remuneration "in return for" referring an individual, or for recommending or arranging for the purchase, lease, or ordering of any item or service for which payment may be made under Medicare or a state healthcare program. In addition, the statute prohibits the offer or payment of remuneration "to induce" a person to refer an individual, or to recommend or arrange for the purchase, lease, or ordering of any item or service for which payment may be made under the Medicare or state healthcare programs. Violation of the anti-kickback statute, pursuant to the Balanced Budget Act, now carries a civil monetary penalty of $50,000 per act, and treble the remuneration involved without regard to whether any portion of that remuneration relates to a lawful purpose. The statute contains "safe harbor" exceptions including those for certain discounts, group purchasing organizations, employment relationships, management and personal services arrangements, health plans, and certain other practices defined in regulatory safe harbors.

         The Ethics in Patient Referrals Act ("Stark I"), effective January 1, 1992, generally prohibits physicians from referring Medicare patients to clinical laboratories for testing if the referring physician (or a member of the physician's immediate family) has a "financial relationship," through ownership or compensation, with the laboratory. The Omnibus Budget Reconciliation Act of 1993 contains provisions commonly known as "Stark II" ("Stark II") expanding Stark I by prohibiting physicians from referring Medicare and Medicaid patients to an entity with which a physician has a "financial relationship" for the furnishing of certain items set forth in a list of "designated health services," including physical therapy, occupational therapy, home health services, and other services. Subject to certain exceptions, if such a financial relationship exists, the entity is generally prohibited from claiming payment for such services under the Medicare or Medicaid programs, and civil monetary penalties may be assessed for each prohibited claim submitted.

         There are other provisions in the Social Security Act and in other federal and state laws authorizing the imposition of penalties, including fines and exclusion from participation in Medicare and Medicaid, for various billing and other offenses.

         False claims are prohibited pursuant to criminal and civil statutes. Criminal provisions at 42 U.S.C. section 1320a-7b(a) prohibit filing false claims or making false statements to receive payment or certification under Medicare or Medicaid, or failing to refund overpayments or improper payments; offenses for violation are felonies punishable by up to five years imprisonment and/or $25,000 fines. Civil provisions at 31 U.S.C. section 3729 (the federal False Claims Act ("FCA")) prohibit the knowing filing of a false claim or the knowing use of false statements to obtain payment; penalties for violations are fines of not less than $5,500 nor more than $11,000, plus treble damages, for each claim filed. Suits alleging false claims can be brought by individuals, including employees and competitors. Allegations have been made under the civil provisions of FCA in certain qui tam actions that the Debtors have filed false claims. As described more fully in Section III.I.3, the Debtors have reached an agreement in principle with the federal government that will resolve these federal False Claims Act lawsuits as part of a global settlement.

         In addition to qui tam actions brought by private parties, the Debtors believe that governmental enforcement activities have increased at both the federal and state levels. There can be no assurance that substantial amounts will not be expended by the Debtors to cooperate with these investigations and proceedings or to defend allegations arising therefrom. If it were found that any of the Debtors' practices failed to comply with any of the anti-fraud provisions discussed in the paragraphs above, the Debtors could be materially adversely affected.

         Management is unable to predict the effect of future administrative or judicial interpretations of the laws discussed above, or whether other legislation or regulations on the federal or state level in any of these areas will be adopted, what form such legislation or regulations may take, or their impact on the Debtors. There can be no assurances that such laws will ultimately be interpreted in a manner consistent with the Debtors' practices. As described more fully in Section III.I.3, the Debtors have reached an agreement in principle with the federal government that will resolve these federal False Claims Act lawsuits as part of a global settlement.

                           J.       CERTIFICATES OF NEED.

         Certificate of Need ("CON") statutes and regulations control the development and expansion of healthcare services and facilities in certain states. The CON process is intended to promote quality healthcare at the lowest possible cost and to avoid the unnecessary duplication of services, equipment, and facilities. CON or similar laws generally require that approval be obtained from the designated state health planning agency for certain acquisitions and capital expenditures, and that such agency determine that a need exists prior to the expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment, or introduction of new services. Additionally, several states have instituted moratoria on new CONs or the approval of new beds.

                           K.       PHARMACY REGULATION.

         Pharmacy operations are subject to regulation by the various states in which the Debtors conduct their business as well as by the federal government. The Debtors' pharmacies were regulated under the Food, Drug, and Cosmetic Act and the Prescription Drug Marketing Act, which are administered by the United States Food and Drug Administration. Under the Comprehensive Drug Abuse Prevention and Control Act of 1970, which is administered by the United States Drug Enforcement Administration ("DEA"), the pharmacies, as dispensers of controlled substances, must register with the DEA, file reports of inventories and transactions, and provide adequate security measures. Failure to comply with such requirements could result in civil or criminal penalties. The Debtors believe that their pharmacy operations were in substantial compliance with such regulations prior to their divestiture.

                           L.       COMPLIANCE PROGRAM.

         On March 13, 2000, the OIG issued guidance to help nursing facilities design effective voluntary compliance programs to prevent fraud, waste, and abuse in healthcare programs, including Medicare and Medicaid. The guidance, Compliance Program Guidance for Nursing Facilities, was published as a notice in the March 13, 2000, Federal Register. The guidance recommends that nursing facilities enact certain procedures and policies in prevention of fraud, waste, and abuse. The Debtors have a compliance program they adopted voluntarily in early 1998, and believe their compliance program substantially incorporates the guidance that the OIG has recommended to be included in such programs.

         As described more fully in Section III.I.3, the Debtors have reached an agreement in principle with the federal government that will resolve certain United States Claims as part of a global settlement. Pursuant to this agreement, the Debtors anticipate that they will enter into a corporate integrity agreement ("CIA") with the OIG.

                  4.       THE DEBTORS' CURRENT MANAGEMENT AND BOARDS OF
                           DIRECTORS.

                           A.       MPAN.

         The current members of MPAN's Board of Directors are Gene E. Burleson (Chairman), C. Christian Winkle, Joel S. Kanter, and William G. Petty, Jr. The current senior officers of MPAN are:


C. Christian Winkle            Chief Executive Officer
Susan Thomas Whittle           Executive Vice President,
                               General Counsel, and Secretary
Boyd P. Gentry                 Senior Vice President and Treasurer
John J. Notermann              Senior Vice President, Corporate Development
David F. Polakoff, M.D.        Senior Vice President and Chief Medical Officer

                           B.       THE MPAN DEBTOR AFFILIATES.

         The current members of the MPAN Debtor Affiliates' Boards of Directors are Susan Thomas Whittle and Boyd P. Gentry. The current senior officers of the MPAN Debtor Affiliates are:

Boyd P. Gentry               President and Treasurer
John J. Notermann            Vice President
Stefano Miele                Vice President and Secretary
William C. Straub            Vice President and Assistant Treasurer
Darrell Zurovec              Vice President and Assistant Secretary
Chris Mollet                 Vice President and Assistant Secretary (APS only)

                           C.       MHG AND THE MHG DEBTOR AFFILIATES.

         The current members of MHG and the MHG Debtor Affiliates' Boards of Directors are Danette Manzi and Todd E. Andrews. The current senior officers of MHG and the MHG Debtor Affiliates are:


Vacant                      President
Boyd P. Gentry              Vice President and Treasurer
John J. Notermann           Vice President
Danette Manzi               Vice President and Assistant Treasurer
Stefano Miele               Vice President and Secretary
William C. Straub           Vice President and Assistant Treasurer
Darrell Zurovec             Vice President and Assistant Treasurer

                  5.       EMPLOYEES, UNION AGREEMENTS, AND INCENTIVE PLANS.

         The MPAN Debtors employ approximately 28,400 employees, and the MHG Debtors employ approximately 9,800 employees. The Debtors depend upon skilled personnel, such as licensed nurses, as well as unskilled labor to staff their facilities.

         Although the Debtors have during the last year seen a reduction in their labor costs through the divestiture of facilities and various business lines, as well as corporate overhead reductions, this reduction has been partially offset by (i) increased staffing requirements in order to maintain compliance with various Medicaid programs, and (ii) wage increases for various nursing staff positions in certain markets in which the Debtors plan to continue operations. The Debtors believe that wage increases are a result of fewer people entering the nursing profession and a growing demand for nurses in the healthcare industry generally. In some areas in which the Debtors operate there are labor shortages that could have a material adverse effect upon the Debtors' ability to attract or retain sufficient numbers of skilled and unskilled workers at reasonable wages. The Debtors anticipate that the nursing staff shortage will accelerate, especially in light of a demographic review indicating that a significant percentage of people engaged in the nursing profession are nearing retirement age with no significant group of younger nursing staff candidates to fill anticipated vacancies. The Debtors are exploring ways in which to address this problem, including recruiting labor from overseas and providing incentives for nurses to remain in the Debtors' employment.

                           A.       COLLECTIVE BARGAINING AGREEMENTS.

         The MPAN Debtors have unionized facilities in Northern California, Michigan, and Wisconsin. The MHG Debtors have unionized facilities in Connecticut, Maryland, Ohio, West Virginia, and Florida. The Debtors have collective bargaining agreements with unions representing employees at 28 facilities. In addition, a union represents employees at another of the Debtors' facilities without a collective bargaining agreement. The Debtors currently intend to assume their collective bargaining agreements, or, in one case, assume and assign the agreement to a new operator.

         Of the 12 unionized MPAN Debtors' facilities in Northern California, 11 are represented by the Service Employees International Union ("SEIU") and are subject to a regional master collective bargaining agreement. The other unionized MPAN Debtors' facility in Northern California is represented by the International Brotherhood of Teamsters ("Teamsters"). The SEIU and the Teamsters primarily represent certified nursing assistants, dietary workers, and laundry and housekeeping employees. In 5 of the 12 facilities, licensed nurses also are represented by the relevant union. The agreement with the SEIU expires on April 30, 2004, with a wage and benefit re-opener for the third year of the contract, which means that the agreement may be subject to renegotiation in 2003. The Teamsters' agreement expires on December 31, 2002.

         In Michigan, (i) six MPAN Debtors' facilities have a regional master collective bargaining agreement with the SEIU, (ii) one MPAN Debtors' facility has an agreement with the American Federation of State, County, and Municipal Employees ("AFSCME"), and (iii) one MPAN Debtors' facility has an employee council. The agreement with the SEIU expires on May 1, 2004, with a wage and benefits re-opener for the second and third year of the agreement, which means that the agreement may be subject to renegotiation in 2002 and 2003. The AFSCME agreement and the employee council agreement expired on September 30, 2001, and are currently being renegotiated.

         In Wisconsin, there is one facility leased by the MPAN Debtors where the workers are represented by the SEIU. The SEIU agreement with respect to that facility will expire on May 1, 2004.

         In Maryland, the SEIU represents employees at three of the MHG Debtors' facilities. The agreements will expire on December 31, 2001, January 15, 2002, and January 31, 2002. The MHG Debtors are in the process of renegotiating those contracts. At another of the MHG Debtors' facilities in Maryland, the employees are represented by the United Food and Commercial Workers' Union ("UFCWU"). The UFCWU agreement will expire on April 30, 2004.

         Finally, the MHG Debtors lease four facilities at which employees are unionized. In Connecticut, the MHG Debtors lease one facility, which the MHG Debtors are in the process of divesting, where the employees are represented by the SEIU. The relevant agreement will expire on March 15, 2005, and is being assumed and assigned to a new operator. The SEIU also represents employees at one MHG Debtors' facility in West Virginia and another in Florida. The

SEIU agreement for the West Virginia facility will expire on March 1, 2002, and there is no agreement for the Florida facility. The MHG Debtors are currently negotiating a collective bargaining agreement with respect to the Florida facility. In Ohio, the MHG Debtors' lease one facility where the employees are represented by the Hotel Employees and Restaurant Employees Union ("HEREU"). The HEREU agreement with respect to that facility will expire on June 30, 2002.

         The Debtors cannot predict the effect continued union representation or future organizational activities will have on their businesses. For example, the SEIU in Connecticut engaged in multiple strikes before an agreement was reached. Likewise, the SEIU in California and Michigan engaged in informational picketing before an agreement was reached.

                           B.       UNION-SPONSORED EMPLOYEE BENEFITS.

         Employees covered under all current SEIU collective bargaining units in Northern California, Michigan, Wisconsin, and Connecticut participate in the SEIU Multiemployer Pension Fund ("SMPF"). The MPAN Debtors' contributions to the SMPF plan (which are determined in accordance with each collective bargaining agreement and are based upon hours worked and number of eligible employees) for the years ended September 30, 2001 and September 30, 2000, were approximately $600,958 and $549,733, respectively. The MHG Debtors' contributions to the plan (which are determined in accordance with the collective bargaining agreement and are based upon hours worked and number of eligible employees) for the year ended September 30, 2001, were approximately $83,574.31.4 No interruption to contributions occurred on or after the Petition Date.

                           C.       COMPANY-SPONSORED EMPLOYEE BENEFITS.

         Substantially all of the Debtors' full-time employees participate in the Debtors' health and welfare insurance benefits programs. Currently, approximately 25,000 of the MPAN Debtors' employees and approximately 8,500 of the MHG Debtors' employees participate in these programs.

         Furthermore, substantially all of the Debtors' full-time employees and certain part-time employees are eligible to participate in their respective defined contribution benefit plan intended to comply with section 401(k) of the Internal Revenue Code. Each year, eligible participants may elect to make salary reduction contributions on their behalf up to a maximum of the lesser of 20% of compensation or the annual maximum established by the Internal Revenue Service. The Debtors make contributions equal to 50% of the lesser of (i) the participant's salary reduction and (ii) 3% of the participant's eligible compensation. Contributions by the MPAN Debtors to the plans for the years ended September 30, 2001, September 30, 2000, and September 30, 1999, were $1,851,796.15, $2,012,630.12, and $4,398,251.93, respectively.
$543,665.54, respectively.


------

(4) The MHG Debtors only have liability with respect to the Ansonia, Connecticut facility. Because the pension plan for the Ansonia, Connecticut facility was not implemented until October 2000, the MHG Debtors did not accrue any liability prior to the fiscal year ended September 30, 2001.

Contributions by the MHG Debtors to the plans for the years ended September 30, 2001, September 30, 2000, and September 30, 1999, were $586,252.33, $609,256.14,
and

                           D.       EMPLOYEE AND DIRECTOR STOCK OPTION PLANS.

         The MPAN Debtors maintain five (5) stock option plans, four of which were assumed from predecessor, publicly-traded corporations. The only active stock option plan, and the one under which substantially all of the MPAN Debtors' currently outstanding options were granted, is the Mariner Post-Acute Network 1997 Long Term Incentive Plan ("MPAN Stock Plan"). The MPAN Stock Plan provides for the automatic annual grant of stock options to MPAN's outside directors and the discretionary award of equity incentives to the members of the MPAN Debtors' management team. Awards under the MPAN Stock Plan vest over 5 years in equal installments. All of the awards of stock options under the predecessor plans are fully vested. As of September 30, 2001, options to acquire 2,111,746 shares were issued and outstanding. As described in Section IV.B.8 of this Disclosure Statement, all existing stock options will be deemed cancelled as of immediately prior to the Petition Date under the Plan.

                           E.       MANAGEMENT INCENTIVE PROGRAMS.

         The MPAN Debtors and the MHG Debtors maintain management incentive programs that cover all employees deemed to be in a management position. Generally, the Debtors assign eligibility for participation in the programs based upon job title and grade as described in the Debtors' compensation guidelines. Facility Administrators and Directors of Nursing are also eligible for the incentive programs. Incentive targets range from 10% to 100% of base compensation and are determined by job title and resulting salary grade. For the years ended September 30, 2000 and September 30, 1999, the MPAN Debtors paid $8,657,000 and $5,515,000, respectively, pursuant to the management incentive programs. For the years ended September 30, 2000 and September 30, 1999, the MHG Debtors paid $721,000 and $449,000, respectively, pursuant to the management incentive programs. For the year ended September 30, 2001, the MPAN Debtors paid $8,201,000 and the MHG Debtors paid $643,000 pursuant to the management incentive programs.

                           F.       OTHER INCENTIVE AND RETENTION PROGRAMS.

         The Debtors adopted additional incentive and retention programs in connection with the Chapter 11 Cases. These programs are described in Section III.C.6 of this Disclosure Statement.

         C.       THE DEBTORS' FINANCIAL CONDITION.

                  1.       HISTORICAL FINANCIALS.

         The Debtors historically have reported financial information on a consolidated basis, reflecting the integrated nature of their businesses. For the fiscal year ending September 30, 2000, the Debtors on a consolidated basis had net revenues of approximately $2.1 billion, and an operating loss of approximately $9.9 million. During the same period, the MPAN Debtors had net revenues of approximately $1.6 billion, and an operating loss of approximately $7.3 million. The MHG Debtors historically have maintained a different fiscal year that ends each December 31. For the fiscal year ending December 31, 2000, the MHG Debtors had net revenues of approximately $529 million, and operating income of approximately $2.4 million. Interested parties may request, in writing, a copy of the Debtors' audited financials for the period ending September 30, 2001 from Poorman-Douglas Corporation, P.O. Box 4390, Portland, Oregon 97208-4390, Attn: Beverly Chase (facsimile: (503) 350-5230). In addition, the Debtors' audited financials for the period ending September 30, 2001 are included in their Form 10K dated December 28, 2001, which can be obtained on the Securities and Exchange Commission's website, www.sec.gov.

                  2.       THE DEBTORS' PRINCIPAL ASSETS.

                           A.       CURRENT ASSETS.

         At June 30, 2001, the Debtors' current assets consisted of approximately $202 million in cash ($47 million with respect to the MHG Debtors and $155 million with respect to the MPAN Debtors), approximately $307 million in accounts receivable, net of approximately $73 million in allowance for doubtful accounts (some of which will be compromised in connection with the Federal Government Settlement described in Section III.I.3), approximately $22 million in inventories ($13 million of which relates to the Debtors' APS division), and approximately $48 million in prepaids and other current assets. The prepaids and other current assets consist of $4 million in notes receivable (an additional $18 million in notes receivable are classified as long-term assets), $27 million in respect of prepaid insurance, and $17 million in deposits, and other miscellaneous prepaid expenses.

                           B.       REAL PROPERTY ASSETS.

         At June 30, 2001, the Debtors' current assets consisted of approximately $202 million in cash ($47 million with respect to the MHG Debtors and $155 million with respect to the MPAN Debtors), approximately $307 million in accounts receivable, net of approximately $73 million in allowance for doubtful accounts (some of which will be compromised in connection with the Federal Government Settlement described in Section III.I.3), approximately $22 million in inventories ($13 million of which related to the Debtors' APS division), and approximately $48 million in prepaids and other current assets. The prepaids and other current assets consist of $4 million in notes receivable (an additional $18 million in notes receivable are classified as long-term assets), $27 million in respect of prepaid insurance, and $17 million in deposits, and other miscellaneous prepaid expenses.

         In addition, the Debtors' APS division operated 31 institutional pharmacies located in 14 states, all but one of which was leased. As part of the sale of the APS division, the Debtors have sold their one owned pharmacy facility and assumed and assigned a number of the real property leases relating to their APS division. Those leases affiliated with APS' operations that were not assumed and assigned will be rejected pursuant to the Plan, subject to such period of occupancy as the purchaser of the APS division may require for transition purposes and as ordered by the Bankruptcy Court.

         Finally, the Debtors lease two locations for corporate and regional offices, including their headquarters in Atlanta, Georgia. In addition, the Debtors' (i) LTAC operations lease one location in Austin, Texas that serves as the headquarters for the LTAC operations and (ii) institutional pharmacy operations leased one location in Naperville, Illinois, which served as the institutional pharmacy's corporate headquarters, as well as 3 locations that served as distribution centers.

                           C.       OTHER ASSETS.

                                    I.       CAUSES OF ACTION.

         BANKRUPTCY AVOIDING POWER CAUSES OF ACTION: The Debtors currently are investigating the extent to which creditors and other parties may have received transfers of Cash or other interests in the Debtors' property that may be avoidable and/or recoverable as preferences, fraudulent conveyances, or otherwise under Bankruptcy Code sections 544, 545, 547, 548, 549, 550, and 551 ("Avoiding Power Causes of Action"). The Plan expressly preserves the Debtors' and Reorganized Debtors' rights to commence, prosecute, settle, and recover on account of Avoiding Power Causes of Action after the Effective Date, except to the extent that such Avoiding Power Causes of Action are expressly released or waived under the Plan, or have been released or waived with the Bankruptcy Court's approval during the Chapter 11 Cases. The Debtors and Reorganized Debtors expressly reserve all rights to commence, prosecute, settle, and recover on account of any and all Avoiding Power Causes of Action, regardless whether a potential defendant in such an action has filed a proof of claim in the Chapter 11 Cases, voted (or not voted) to accept or reject the Plan, or has retained or received any consideration under the Plan.

         The Debtors, with the assistance of their Bankruptcy Court appointed advisors Ernst & Young Corporate Finance LLC ("EYCF"), have undertaken to analyze transfers made by the Debtors that could be avoided and recovered as preferential transfers under the terms of Bankruptcy Code section 547. The Debtors and EYCF have identified tens of thousands of transfers that occurred during the relevant time periods. However, the Debtors believe that a substantial number of these payments most likely are not avoidable as preferences because either (i) the payments do not satisfy all of the elements of a preferential transfer as set forth in section 547(b), or (ii) one or more of the statutory defenses in section 547(c) applies, including that they were made in the ordinary course of the Debtors' business, were contemporaneous exchanges for value, or were to vendors that provided subsequent new value. Moreover, many of the transfers were to creditors that may be fully secured, or that are parties to executory contracts and unexpired leases that the Debtors intend to assume, whose prepetition Claims must be paid in full in order to assume such contracts and leases. Finally, a number of the transfers were to critical vendors, which the Debtors may decide for business reasons not to sue, or to vendors with whom the Debtors have reached settlement agreements pursuant to which avoidance actions have been released.

         The Debtors are continuing to analyze their preference-period payments and, therefore, no final calculation as to potential preference actions exists or will be known until after the January 18, 2002, statute of limitations passes. However, the Debtors intend to pursue preference and other avoidance actions in accordance with their business judgment. All proceeds of recoveries of such actions shall be retained by the Reorganized Debtors, to the benefit of those secured and unsecured creditors that will be receiving distributions of Equity Interests under the Plan.

         If you received any payments from the Debtors within 90 days prior to the Petition Date, the reservation of rights provisions in the Plan could result in an affirmative claim being brought against you or affect the allowance of your Claim. The Debtors intend to file adversary proceedings seeking affirmative recoveries on Avoiding Power Causes of Action, including claims to recover avoidable preferences, prior to the deadline for voting on the Plan; however, objections to Claims based on your receipt of an avoidable transfer may not be filed until after voting on the Plan and after the Plan's Effective Date.

         POTENTIAL CLAIMS AND LITIGATION RELATING TO THE MHG MERGER: In the spring of 2000, MPAN requested that the law firm of Powell, Goldstein, Frazer & Murphy, LLP ("Powell Goldstein") begin a preliminary investigation into MHG's accounting practices prior to the July 1998 Mariner Merger. In late summer of 2000, MPAN contacted the law firm of Jones, Day, Reavis & Pogue ("Jones Day") regarding completing the investigation begun by Powell Goldstein, and on October 21, 2000, MPAN filed the "Application of Debtors and Debtors-In-Possession for an Order Authorizing Them to Retain and Employ Jones, Day, Reavis & Pogue as Special Litigation Counsel, Nunc Pro Tunc as of October 1, 2000".

         In May 2001, Jones Day concluded the main investigative stage of its analysis and reported its findings to MPAN's Board of Directors. Based upon the results of the investigation, MPAN may have viable causes of action against several former top officers of MHG (and potentially other individuals involved in the preparation of MHG's financial statements) based upon (i) misstatements and material omissions in MHG's public financial statements, as well as statements made to Paragon's representatives as part of the Mariner Merger, and
(ii) the officers' receipt of over $50 million in Cash in connection with the Mariner Merger. MPAN also may have viable causes of action against Coopers & Lybrand, now PricewaterhouseCoopers ("PWC"), for, inter alia, failure to conduct its audits of MHG in conformity with Generally Accepted Auditing Standards, and to properly apply Generally Accepted Accounting Principles in reviewing and opining on MHG's financial statements. These potential causes of action constitute assets of the MPAN Debtors' estates.

         Although Jones Day has been retained only on behalf of the MPAN Debtors, it appears from their investigation of MPAN's causes of action that MHG may have similar viable causes of action against (i) the same former officers (and potentially other individuals involved in the preparation of MHG's financial statements) for breaching their fiduciary duties to, and their employment contracts with, MHG, and (ii) PWC for, inter alia, failure to conduct its audits of MHG in conformity with Generally Accepted Auditing Standards, and to properly apply Generally Accepted Accounting Principles in reviewing and opining on MHG's financial statements. Accordingly, these potential causes of action constitute assets of the MHG Debtors as well.

         OTHER CAUSES OF ACTION: The Debtors may have other rights and causes of action against third parties, including those that arise in the ordinary course of the Debtors' businesses. Such rights and causes of action include, among others: (i) actions against suppliers, manufacturers, insurers, and other third parties on account of defective, substandard, or nonconforming goods and services, or for failure to provide goods and services as required by contract;
(ii) actions against third parties that are indebted to the Debtors for failure to satisfy such debts timely and in accordance with their terms; (iii) actions for indemnity, contribution, and subrogation against third parties in connection with Claims made against the Debtors; (iv) actions against insurers in connection with the Debtors' insurance coverage; and (v) numerous other types of rights and causes of action that may arise from time to time in the course of the Debtors' operations. The Plan expressly preserves the Debtors' and Reorganized Debtors' rights with respect to all such causes of action, whether or not asserted prior to the Plan's Effective Date, and whether or not identified in this Disclosure Statement or in the Debtors' Schedules.

         The following is a list of causes of actions that the Debtors may have against third parties, which list is not intended to be exhaustive:

                  - Kellett Actions. The MHG Debtors have causes of action against certain former directors ("Kellett Directors") and certain of their affiliates in respect of two outstanding promissory notes issued in favor of certain MHG Debtors. The MHG Debtors also believe they have causes of action against certain affiliates of the Kellett Directors on account of working capital advances and management fees relating to certain facilities the MHG Debtors formerly managed on behalf of the Kellett Directors' affiliates. The Kellett Directors dispute these claims and have asserted offsetting claims against certain of the MHG Debtors. The MHG Debtors currently are negotiating with the Kellett Directors and their affiliates in respect of all outstanding claims; any settlement resulting from these negotiations will be subject to Bankruptcy Court approval.

                  - Construction Mortgage Loan Actions. The MHG Debtors have causes of action against the following 50% owned affiliates in respect of payment defaults on certain mortgage loans made to these affiliates in connection with the construction of various skilled nursing facilities: Global Healthcare-Bethesda, LLC, Mariner Health of Forest Hill, LLC, and Mariner Health of Bel Air, LLC.

                  - Sutter Actions. The MPAN Debtors have a cause of action against Sutter Health Central ("Sutter") in respect of certain Medicare/Medicaid funds received by Sutter that were owing to the MPAN Debtors, and for interest with respect thereto. Sutter erroneously received these funds following the sale of certain skilled nursing facilities to the MPAN Debtors and remitted only a portion of the funds to the MPAN Debtors. The MPAN Debtors also have a cause of action against Sutter with respect to Sutter's breach of representations and warranties contained in a certain asset purchase agreement, and rights of indemnification concerning the condition of one of the facilities purchased pursuant thereto.

                  - Hearthstone of Round Rock Action. The MPAN Debtors have a cause of action for a turnover of personal property, pursuant to section 542 of the Bankruptcy Code, against the lessor and the tenant of a facility located at 401 Oakwood Boulevard, Round Rock, Texas and commonly known as "Hearthstone of Round Rock," which the Debtors formerly leased. In order to avoid disruption of patient care, and because of a dispute as to ownership, the personal property and equipment at that facility were left in place upon a transition of operations. The MPAN Debtors intend to pursue the lessor and its new tenant for a turnover of the property or its value, and to object to the allowance of any Claims of the lessor pending such turnover.

                  - HDC Action. The MPAN Debtors own a minority partnership interest in Hawaii - Davis Co. ("HDC"). HDC, in turn, owns a skilled nursing care facility that it leases to another MPAN Debtor, which in turn subleases the facility to a third party, Courtyard Health Care Center, LLC ("Courtyard"). The MPAN Debtors believe that causes of action exist against:
                           (i) HDC for failure to wind up the partnership and failure to make partnership distributions; (ii) Courtyard for failure to pay rent as provided in the sublease; and (iii) Gary W. Sanders, Frank D. Johnson, Irving Bauman, and Kent Berkey who are guarantors of the subtenant's obligations under the sublease.

                  - Windsor Action. The MPAN Debtors contend that the lease of a nursing home facility to Windsor Healthcare Golden Palms, LLC ("Windsor") terminated December 28, 2000, as a result of Windsor's failure, as tenant, to timely exercise a renewal option. Windsor disputes this contention. In addition, the MPAN Debtors assert holdover rent and other claims against Windsor in amounts in excess of $250,000. The MPAN Debtors intend to pursue a surrender and turnover of the nursing care facility and payment of all sums owed by Windsor.

                  - RM&G Action. The MPAN Debtors subleased 8 facilities to RM&G, Inc. ("RM&G") and are the payee under a real estate note executed by RM&G. A cause of action exists against RM&G for failure to pay rent as provided in the subleases and against Edwin L. Gage, Elaine Gage, John V. Rich, Lawanda Rich, Donald R. Moore, and Virginia L. Moore on account of their guarantees of the subleases. A cause of action has been filed against RM&G for failure to pay as provided under the real estate note and Edwin L. Gage, Elaine Gage, John V. Rich, Lawanda Rich, Donald
                           R. Moore, and Virginia L. Moore on account of their guarantees of the real estate note.

                  - Trinity Action. The Debtors subleased a skilled nursing care facility to Trinity Health Systems ("Trinity"). Randal Klies ("Klies") and Theresa Frost ("Frost") are the guarantors of the lease. A cause of action has been filed against Trinity, Klies, and Frost for failure to pay rent as provided in the lease.

                  - Sun Care Action. The Debtors have a cause of action against Sun Care Corporation ("Sun Care") concerning the ownership of the license to operate the

                           Long Ridge skilled nursing facility, located at 710 Long Ridge Road, Stamford, Connecticut ("Long Ridge Facility"). Sun Care commenced an action in 1995 to enjoin the Debtors from attempting to purchase the Long Ridge Facility and from retaining ownership of the license to operate the Long Ridge Facility. Sun Care claims it is entitled to ownership of the license by virtue of an option contract. The Debtors maintain they are entitled to remain the owner of the license, and that they are further entitled to acquire title to the Long Ridge Facility's real estate.

                  - Oakwood Actions. The Debtors have filed a cause of action against Oakwood Living Centers of Massachusetts, Inc. ("Oakwood") to recover payments for therapy services rendered by the Debtors on behalf of Oakwood, some of which payments were memorialized in promissory notes. The Debtors also have a cause of action against Oakwood for its breach of the stipulation approved by the Bankruptcy Court in February 2000, as described more fully in Section III.I.2.a. Finally, the Debtors have a cause of action against Oakwood for its failure to pay certain management fees.

                  - Arboretum Action. The Debtors sublease three facilities to The Arboretum Group ("Arboretum"). The Debtors have a cause of action against Arboretum for failure to make necessary repairs to the foundation of one of the facilities, as required by the sublease.

                  - State of Indiana Action. The MPAN Debtors have a claim against the State of Indiana concerning reimbursement rates. Indiana failed to reimburse the MPAN Debtors at the proper rate for reimbursable services performed by the MPAN Debtors.

                  - Health Quest Action. In 1994, the MPAN Debtors sold their leasehold interests in three South Dakota facilities to Health Quest, Inc. ("Health Quest") by means of a sublease agreement. As part of the consideration for this purchase, Health Quest executed two notes with original principal amounts totaling $2,550,000 that Mr. Higdon, the sole shareholder of Health Quest, personally guaranteed. The note matured March 31, 2001, and the MPAN Debtors likely will have to pursue litigation against both Health Quest and Mr. Higdon to recover amounts owing under the notes.

                  - Quality Long Term Care Management Action. The MPAN Debtors sublease a skilled nursing facility to Quality Long Term Care Management, Inc. ("QLTCM"). In connection therewith, Steven R. Pavlow ("Pavlow"), QLTCM's principal insider and significant shareholder, executed a promissory note in favor of the MPAN Debtors, which Pavlow later assigned to QLTCM. The MPAN Debtors filed a cause of action against QLTCM and Pavlow for their failure to pay on the promissory note. The action is currently pending but stayed as to QLTCM because of QLTCM's January 2001 chapter 11 filing.

                  - Quality Long Term Care Action. The MPAN Debtors sublease a skilled nursing facility to Quality Long Term Care, Inc. ("QLTC"). The MPAN Debtors have a cause of action against QLTC for its failure to pay rent as provided for in the sublease. QLTC, along with its affiliate QLTCM, filed a chapter 11 petition in January 2001.

                  - Collection Actions. The Debtors have causes of action for nonpayment of fees resulting from the provision of therapy-related services to at least the following entities: Futurecare, HEA, Envisioncare, Care Matrix, Century Care, Franco, Bristol/Cushman, Oxford, Metropolis, HCMF, SEPC - MM of Clayton, SEPC -MM of Davis, SEPC - Durham, Evangeline of Natchitoches, Interstate Convalescent Center, Fulton Community Care, Southern Health Management, Health Systems of Festus, Norman & Co., Wortham Nursing Center, Senior Health, Meadowbrook Health Care of North Carolina, Elms Manor, Inc., NewCare Health Corp., H-C Healthservices, Inc., Summerfield Pine Manor, Chartwell Healthcare of Missouri, and Boston Regional Medical Center.

                           The Debtors also have causes of action against (i) Memorial Sisters of Charity HMO, L.L.C., (ii) AMERICAID Texas, Inc., d/b/a AMERICAID Community Care, and (iii) HMO Blue (collectively, "Managed Care Plans"), for unpaid claims related to nursing facility services rendered to beneficiaries of the Managed Care Plans.

                           The Debtors have filed a cause of action against ARV Assisted Living, Inc. ("ARV") to recover management fees and related damages that ARV owes the Debtors pursuant to a management agreement under which the Debtors managed, for approximately 20 months, Hillsdale Manor, a skilled nursing facility located in San Mateo California. ARV asserts that it has certain counterclaims against the Debtors for mismanagement and other breaches of the management agreement and that it has the right to set off such damages against the management fees it would otherwise owe to the Debtors. The Debtors seek to recover approximately $250,000 through this action.

                           The Debtors have also filed a cause of action against TheraTX, Inc. a provider of rehabilitation services and rehabilitation management services. TheraTX provided rehabilitation services and rehabilitation management services to certain of Debtors' skilled nursing facilities. CMS later denied the costs associated with these services on a variety of grounds and, therefore, recouped monies from the Debtors. The agreement between Debtors and TheraTX required TheraTX to indemnify the Debtors in the event that CMS denied such costs and effected a recoupment.

                                    II.      TAX REFUNDS.

         Income Tax Refunds. The Debtors are currently owed approximately $6.7 million in tax refunds from various state governments and the federal government plus approximately $1.7 million in accrued interest thereon.

                  3.       THE DEBTORS' PRINCIPAL LIABILITIES.

                           A.       LIABILITIES GENERALLY.

         As discussed further in Section III.H, supra, approximately 9,900 proofs of claim have been filed in the MPAN Chapter 11 Cases, and approximately 3,600 proofs of claim have been filed in the MHG Chapter 11 Cases. The task of reconciling these proofs of claim with the Debtors' respective books and records is extremely time consuming and likely will not be completed until after the Plan's Effective Date. Accordingly, ALL ESTIMATES OF CLAIMS HEREIN ARE PRELIMINARY AND PROVIDED FOR INFORMATIONAL PURPOSES ONLY. THE ACTUAL AMOUNT OF ALLOWED CLAIMS AGAINST THE DEBTORS CANNOT BE DETERMINED UNTIL THE DEBTORS HAVE COMPLETED THEIR CLAIMS ANALYSIS AND THE BANKRUPTCY COURT HAS RESOLVED ALL OBJECTIONS TO CLAIMS. BECAUSE OF THE SUBSTANTIAL UNCERTAINTIES IN THE CLAIMS RESOLUTION PROCESS, THERE CAN BE NO GUARANTY THAT THE TOTAL AMOUNT OF THE ALLOWED CLAIMS WILL NOT DIFFER MATERIALLY FROM THE AMOUNTS ESTIMATED HEREIN.

                           B.       MPAN SECURED CREDITORS.

                                    I.       THE MPAN SENIOR CREDIT FACILITY.

                                             (A). THE MPAN SENIOR CREDIT
                                                  FACILITY GENERALLY.

         JPMorgan Chase Bank, f/k/a The Chase Manhattan Bank ("Chase"), serves as Administrative Agent and Collateral Agent with respect to the MPAN Senior Credit Facility, which consists of the Revolving Credit and Term Loan Facilities (as defined below), letters of credit, and a "Synthetic Lease Transaction" (as defined below) involving 11 of the MPAN Debtors' skilled nursing facilities. The MPAN Senior Credit Facility also includes an approximately $26.5 million promissory note ("Deficiency Note") in favor of Bank of America, N.A., representing a deficiency obligation arising from MPAN's 1998 Total Return Swap Agreement (as defined below). MPAN is the principal obligor with respect to all of the foregoing, other than the Synthetic Lease Transactions with respect to which Debtor Living Centers Holding Company ("LCHC") is the primary obligor. Additionally, all of the foregoing obligations are guaranteed by all of the MPAN Debtors, other than the PCHMI Debtors (as defined below). The MHG Debtors are not indebted on account of these obligations, except as guarantor (on an unsecured basis) of MPAN's total return swap deficiency obligations.

         The MPAN Senior Credit Facility is secured by liens on substantially all of the MPAN Debtors' assets, except leaseholds and the assets of the PHCMI Debtors. These liens generally have first priority, except they are subject to the liens arising under the MPAN DIP Credit Agreement and the liens of certain Project Lenders and permitted lienholders. Pursuant to the Bankruptcy Court's order approving the MPAN DIP Credit Agreement and the MPAN Debtors' use of the cash collateral of the MPAN Senior Credit Facility Claim Holders, the MPAN Debtors have agreed not to challenge the validity and perfection of the foregoing liens.

         As of the Petition Date, the MPAN Debtors owed approximately $1,010,401,359 under the MPAN Senior Credit Facility, including Synthetic Lease Transaction obligations, outstanding letters of credit, and the Deficiency Note. After accounting for adequate protection payments during the MPAN Debtors' Chapter 11 Cases and the expiration of letters of credit, the MPAN Debtors currently owe approximately $985,631,204 (excluding postpetition interest) on account of the MPAN Senior Credit Facility. The MPAN Debtors have made approximately $19.2 million in adequate protection payments during the MPAN Chapter 11 Cases.

                                             (B). THE COMPONENTS OF THE MPAN
                                                  SENIOR CREDIT FACILITY.

         The Revolving Credit and Term Loan Facilities. Originally, the Revolving Credit and Term Loan Facilities consisted of a $150.0 million revolving credit facility ("Revolver") and three term loan credit facilities:
(1) a 6-1/2 year term loan facility in an aggregate principal amount of $240.0 million ("Tranche A Term Loan Facility"); (2) a 7-1/2 year term loan facility in an aggregate principal amount of $250.0 million ("Tranche B Term Loan Facility"); and (3) an 8-1/2 year term loan facility in an aggregate principal amount of $250.0 million ("Tranche C Term Loan Facility"). The Revolver was increased to $175.0 million, and the Tranche A Term Loan Facility to $315.0 million in July 1998, in connection with the Mariner Merger.

         Letters of Credit. As of the Petition Date there were approximately $5.5 million in letters of credit outstanding under the MPAN Senior Credit Facility. The letters of credit were issued primarily to sureties, landlords, and insurance companies.

         Total Return Swap Deficiency Note. During September 1998, MPAN entered into a total return swap agreement ("Total Return Swap Agreement") with NationsBank, N.A. (n/k/a Bank of America, N.A.) relating to approximately $40.7 million face amount of MHG's 9-1/2% Senior Subordinated Notes ("MHG Subordinated Notes"). The Total Return Swap Agreement was subsequently amended to cover approximately $46.7 million in face amount of the MHG Subordinated Notes. The Total Return Swap Agreement was restructured in August 1999, resulting in capital depreciation payable by MPAN of approximately $46.5 million, $20.0 million of which amount was satisfied from collateral previously provided by MHG, and the balance of which was incorporated into the Deficiency Note. By amendment to the MPAN Senior Credit Facility concluded in August 1999, Chase and the requisite lenders under the MPAN Senior Credit Facility acknowledged and agreed that the indebtedness evidenced by the Deficiency Note would be treated as an "Obligation" under the MPAN Senior Credit Facility, secured on a pari passu basis with the other "Obligations" arising under the MPAN Senior Credit Facility.

         The Synthetic Lease Transactions. MPAN Debtor LCHC is a party to the Lease between FBTC Leasing Corp. ("FBTC"), as lessor, and LCHC, as lessee, dated as of October 10, 1996 (as amended by the Amendment to Lease dated as of November 4, 1997, and various Lease Supplements from time to time, "Synthetic Lease") and to certain related agreements (collectively, "Synthetic Lease Documents"). Pursuant to the Synthetic Lease Documents,

LCHC agreed to participate in a series of transactions ("Synthetic Lease Transactions") by which, among other things, certain loans were made to finance FBTC's acquisition or construction of skilled nursing and assisted living facilities for lease to LCHC. LCHC supervised the purchase and development of the facilities pursuant to an Agency Agreement. MPAN and the other MPAN Debtors (except the PHCMI Debtors) guaranteed substantially all of the obligations of LCHC in connection with the Synthetic Lease Transactions.

         LCHC has completed development of and leases and/or subleases 11 skilled nursing and assisted living facilities pursuant to the Synthetic Lease Documents ("Synthetic Lease Properties").

         As reaffirmed in the "Stipulation Acknowledging Ownership of Properties Subject to 'Synthetic Lease' Transactions" ("Synthetic Lease Stipulation") approved by the Bankruptcy Court on January 19, 2000, LCHC is deemed to hold title to the Synthetic Lease Properties, subject to: (i) the liens, mortgages, and deeds of trust in favor of Chase as collateral agent for the MPAN Senior Credit Facility, and (ii) the liens, mortgages, and deeds of trust (if any) in favor of the agent for the lenders under the MPAN DIP Credit Agreement.

                           II.      OMEGA HEALTHCARE INVESTORS.

         A wholly-owned subsidiary of MPAN, Professional Health Care Management, Inc. ("PHCMI"), was the borrower under a $58.8 million mortgage note executed on August 14, 1992 in favor of Omega Healthcare Investors, Inc. ("Omega"), and under the related Michigan loan agreement dated as of June 7, 1992, as amended. The loan from Omega was guaranteed by certain subsidiaries of PHCMI and MPAN Debtor Living Centers-PHCM, Inc. (together with PHCMI and the foregoing subsidiaries of PHCMI, "PHCMI Debtors"), and such guarantees were secured by mortgages on 16 skilled nursing facilities and security interests in the personal property of the PHCMI Debtors. The Debtors believe that approximately $62.2 million was owing to Omega as of the Petition Date.

         Subsequent to the Petition Date, the MPAN Debtors and Omega entered into a comprehensive settlement and restructuring of their loan relationship, which the Bankruptcy Court approved. The terms of this settlement and restructuring are described in Section III.G.2.d hereto. Prior to the approval of the settlement and restructuring, Omega and the MPAN Debtors agreed that, given the substantial losses that were being incurred by four of the Michigan facilities that secured the Omega loan, a sale of those facilities ("Ciena Facilities") would be in their mutual best interest. The terms of this sale, which was approved by the Bankruptcy Court and later consummated effective as of February 1, 2001, also are described in Section III.G.2.d hereto.

                           III.     LASALLE NATIONAL BANK.

LaSalle National Bank ("LaSalle") serves as Trustee under that certain Pooling and Servicing Agreement effective December 1, 1995, for the Commercial Mortgage Pass-Through Certificates Series RMF 1995-1, and is the holder of mortgage loans on six of the MPAN Debtors' skilled nursing facilities: Birchwood, Crestview, Dixon, Flora, Parkway, and LaFayette.

As of the Petition Date, the MPAN Debtors owed approximately $15.7 million to LaSalle.

         As discussed more fully in Section III.I.2.a, the MPAN Debtors entered into a stipulation with LaSalle, which was approved by the Bankruptcy Court on or about August 7, 2001, pursuant to which the MPAN Debtors agreed to make certain adequate protection payments to LaSalle.

                           iv.      MPAN SECURED TAX CLAIMS.

         The MPAN Debtors estimate that they owed approximately $5 million on account of Secured Tax Claims as of the Petition Date, after adjustment for Claims that have been satisfied during the Chapter 11 Cases, including in connection with asset dispositions. These Claims consist primarily of unpaid property taxes.

                           v.       NOVACARE.

         NovaCare Holdings, Inc. ("NovaCare") has filed a proof of claim in the amount of $9,453,437, of which amount NovaCare asserts that $8,163,930 is secured. As discussed in Section III.I.1.a, below, the MPAN Debtors dispute NovaCare's contention that any portion of its Claim is secured or entitled to the benefit of any "constructive trust" or similar remedy asserted by NovaCare. Also as discussed in Section III.I.1.a, below, the Bankruptcy Court has approved a settlement agreement with NovaCare pursuant to which these Claims will be withdrawn.

                           vi.      OTHER SECURED CREDITORS.

         The MPAN Debtors estimate that as of the Petition Date they owed approximately $950,000 on account of all other Secured Claims. This amount includes the MPAN Debtors' obligations to (i) Aramark Services, Inc. ("Aramark"), secured by liens on the MPAN Debtors' Sunset Manor, Sierra Vista Healthcare Center, and Alpine Living Center facilities, (ii) Bank Midwest, N.A. ("Bank Midwest"), secured by a first priority lien on the MPAN Debtors' Arbor Manor facility, (iii) Fireside Manor, a Texas general partnership ("Fireside Manor"), secured by a lien on the MPAN Debtors' Greenview Manor facility, (iv) Lend Lease Asset Management ("Lend Lease"), secured by a junior lien on the MPAN Debtors' Arbor Manor facility, and (v) various creditors that hold liens on certain items of personal property of the MPAN Debtors.

                  c.       MHG SECURED CREDITORS.

                           i.       THE MHG SENIOR CREDIT FACILITY.

         At the time of the Mariner Merger, MHG and its subsidiaries were co-borrowers under a $460.0 million revolving credit facility ("MHG Senior Credit Facility") with PNC Bank, National Association ("PNC"), as administrative agent. Effective December 23, 1998, MHG and its co-borrowers (i) amended the MHG Senior Credit Facility by reducing the amount of the revolving commitment to $250.0 million; and (ii) entered into a term loan agreement with PNC, as administrative agent, pursuant to which the lenders made a $210.0 million senior secured term loan to MHG and its co-borrowers. The obligations of MHG and its co-borrowers are secured by substantially all of the otherwise unencumbered assets of MHG and its subsidiaries, and by junior liens on certain assets subject to prior liens in favor of certain Project Lenders and certain permitted lienholders. The MHG Senior Credit Facility matured on January 3, 2000, but was not paid at maturity. As of the Petition Date, there was $434,123,486 borrowed under the MHG Senior Credit Facility, including $7,850,000 in letters of credit outstanding thereunder. The MHG Debtors have made approximately $22.5 million in adequate protection payments during the Chapter 11 Cases. The obligations under the MHG Senior Credit Facility are not obligations of the MPAN Debtors.

                           ii.      BANKERS TRUST.

         Bankers Trust Company of California, N.A. (n/k/a Bankers Trust, part of Deutsche Bank Group, "Bankers Trust") serves as Trustee under that certain Pooling and Servicing Agreement effective as of October 10, 1993, relating to the SC Commercial Mortgage Pass-Through Certificates Series 1993-1, and is the holder of mortgage loans on two of the MHG Debtors' owned skilled nursing facilities: Mariner Health of Palmetto and Mariner Health of Westchester. Bankers Trust also holds the mortgages on skilled nursing facilities that the MHG Debtors lease from third parties, Mariner Health of St. Augustine, which mortgage Bankers Trust asserts is guaranteed by the MHG Debtors. As of the Petition Date, the MHG Debtors owed approximately $10.8 million to Bankers Trust.

7         As discussed more fully in Section III.I.2.b, the MHG Debtors entered into a stipulation with Bankers Trust, which was approved by the Bankruptcy Court on June 1, 2001, pursuant to which the MHG Debtors agreed to make certain adequate protection payments to Bankers Trust during the postpetition period. Moreover, as discussed more fully in Section IV.B.4.c.vi, the MHG Debtors and Bankers Trust have agreed to the terms of Bankers Trust's consensual treatment under the Plan, on the terms set forth therein.

                           iii.     MONTICELLO.

         Monticello Investment Associates, LLC (successor to SouthTrust Bank of Alabama, N.A., "Monticello") is the holder of mortgage loans on three of the MHG Debtors' skilled nursing facilities: Mariner Health at Bonifay, Mariner Health of Titusville, and Mariner Health of San Antonio. As of the Petition Date, the MHG Debtors owed approximately $12.4 million to Monticello.

         As discussed more fully in Section IV.B.4.c.iv, the MHG Debtors and Monticello have agreed to the terms of Monticello's consensual treatment under the Plan, on the terms set forth therein.

                           iv.      MHG SECURED TAX CLAIMS.

         The MHG Debtors estimate that they owed approximately $700,000 on account of Secured Tax Claims as of the Petition Date, after adjustment for Claims that have been satisfied during the Chapter 11 Cases, including in connection with asset dispositions. These Claims consist primarily of unpaid property taxes.

                           v.       OTHER SECURED CREDITORS.

         The MHG Debtors estimate that as of the Petition Date they owed approximately $23.8 million to other creditors asserting Secured Claims. This amount is made up of the following obligations: (i) approximately $1.3 million owed to the United States Department of Housing and Urban Development (as successor in interest to Mellon Bank, N.A., "HUD") and secured by the MHG Debtors' Mariner Health of Jacksonville facility; (ii) approximately $7.2 million owed to THCI Mortgage Holding Company LLC (as successor in interest to Meditrust Mortgage Investments, Inc., "THCI") and secured by the MHG Debtors' Mariner Health Care at Pendleton facility; (iii) approximately $7.5 million owed to Nationwide Health Properties and secured by the MHG Debtors' Mariner Health of Kensington facility; (iv) approximately $7.1 million owed to Quaker Capital, L.P. (including HUD as its successor, "Quaker") and secured by the MHG Debtors' Mariner Health of Deland facility; and (v) various creditors that hold liens on certain items of personal property of the MHG Debtors.

                  d.       UNSECURED CREDITORS.

                           i.       UNSECURED CLAIMS GENERALLY.

         As noted, the Debtors' analysis of the proofs of claim filed in their respective Chapter 11 Cases is not complete and, given the large number of proofs of claim filed, likely will not be complete until after the Plan's Effective Date. However, based upon their analysis to date, the MPAN Debtors estimate that their total outstanding obligation to unsecured creditors is approximately $725.0 million, including (i) approximately $7.4 million in Priority Tax Claims and Other Priority Claims entitled to priority under Bankruptcy Code section 507 (excluding Administrative Expenses); (ii) approximately $46 million in personal injury, tort, and workers compensation Claims for which insurance proceeds may not be available due to self-insured retentions or any other reasons; and (iii) approximately $513.0 million owed on account of the MPAN Subordinated Notes (net of unamortized original issue discount). The MHG Debtors estimate that their total outstanding obligation to unsecured creditors is approximately $166.0 million, including (i) approximately $8.1 million in Priority Tax Claims and Other Priority Claims entitled to priority under Bankruptcy Code section 507 (excluding Administrative Expenses);
(ii) approximately $16.2 million in personal injury, tort, and workers compensation Claims for which insurance proceeds may not be available due to self-insured retentions or any other reasons; and (iii) approximately $111.2 million (net of unamortized original issue discount) owed on account of the MHG Subordinated Notes; and excluding any Claims of (y) the MPAN Debtors on account of their holding of MHG Subordinated Notes, and (z) any Claims arising on account of the Total Return Swap Agreement.(5)

----------
(5) The figures for personal injury, tort, and workers compensation Claims are based upon the Debtors' current estimate of the expected value of known, pending Claims. With respect to personal injury Claims, the amount consists of the portion of such Claims that the Debtors estimate they will have to satisfy pursuant to the Plan on account of applicable self-insured retentions. It is possible that the Debtors also may have to satisfy certain personal injury Claims pursuant to their Plan due to exhaustion of insurance policies or the threatened insolvency of at

         The foregoing estimates (i) exclude Punitive Damage Claims and amounts that the Debtors believe will be satisfied by third-party insurers, and (ii) include potential deficiency claims of various secured creditors. Moreover, as discussed above, THIS ESTIMATE IS PRELIMINARY AND MAY CHANGE SIGNIFICANTLY AS THE DEBTORS' ANALYSIS OF CLAIMS CONTINUES, AS THE DEBTORS CONTINUE TO UTILIZE ALTERNATIVE DISPUTE RESOLUTION PROCEDURES FOR CERTAIN CLAIMS, AND AS THE

----------
least one of their insurance carriers. However, as discussed below, the Debtors currently do not anticipate that either of the foregoing will affect the results of their Claims analysis.

         The Debtors' estimate of personal injury Claims is based upon an analysis of the Debtors' prior claims history compared to the personal injury Claims asserted against the Debtors. This estimate will be affected by varying factors including additional information acquired about matters in litigation, the potentially provable allegations of personal injury claimants, the contractual and fiscal positions of involved insurance carriers, the success/failure of defenses available regarding personal injury Claims, the risks and uncertainties inherent with personal injury litigation, and the success of the Bankruptcy Court approved ADR Procedures.

         Based upon the Debtors' current estimate of the expected value of pending Claims, there is no policy year where the Debtors currently project exhaustion of available insurance. However, given certain large damage awards obtained against other long-term care providers in recent years, there remains the possibility that one or more extremely large verdicts could exhaust available insurance coverage in any given policy year.

         As explained in more detail in Section III.I.1.b, one of the Debtors' insurance carriers has previously contended that it did not have an obligation to insure, in whole or in part, certain of the personal injury Claims falling under two policies of professional liability/general liability insurance issued to various Debtors by that carrier. The parties agreed to a mutual dismissal without prejudice of the action, however, one of the Debtors' excess carriers has filed a complaint in intervention that has not been dismissed. Further, there can be no assurance that other insurance carriers will not make similar contentions regarding coverage of such Claims.

         In addition, there is a risk that certain of the Debtors' insurance companies will be financially unable, due to their insolvency or otherwise, to perform, in whole or part, under insurance policies issued to the Debtors. On August 16, 2001, the Insurance Commissioner for the Commonwealth of Pennsylvania placed one of the Debtors' insurance companies, PHICO Insurance Company ("PHICO"), into statutory rehabilitation. As of this date, PHICO provided the primary insurance on approximately 25 of the remaining personal injury Claims to be resolved. In the event that PHICO is adjudicated to be insolvent, the Debtors believe that there will likely be state insurance guaranty funds involvement on each of these cases (subject potentially to certain caps). Therefore, the Debtors do not believe that PHICO's placement into rehabilitation, or any subsequent placement into receivership, will have a material effect on the availability of insurance to cover the approximately 25 remaining Claims to which such policies might otherwise apply.

BANKRUPTCY COURT RESOLVES OBJECTIONS TO CLAIMS THAT HAVE BEEN OR WILL BE FILED IN THE DEBTORS' RESPECTIVE CHAPTER 11 CASES. BECAUSE MANY OF THE CLAIMS ASSERTED AGAINST THE DEBTORS ARE UNLIQUIDATED, CONTINGENT, AND/OR DISPUTED, THE ACTUAL AMOUNT OF ALLOWED CLAIMS IN THE DEBTORS' CHAPTER 11 CASES IS HIGHLY UNCERTAIN AT THIS TIME AND MAY BE MATERIALLY DIFFERENT THAN THAT AMOUNT PRELIMINARILY ESTIMATED BY THE DEBTORS.

         The following briefly discusses the principal categories of unsecured Claims against the Debtors.

                           ii.      THE SUBORDINATED NOTES.

                                    (a)      THE MPAN SUBORDINATED NOTES.

         In connection with the Recapitalization Merger and GranCare Merger, on November 4, 1997, MPAN completed a private offering to institutional investors of $275.0 million of its 9.5% senior subordinated notes due 2007 ("MPAN Senior Subordinated Notes"), at a price of 99.5% of face value, and $294.0 million of its 10.5% senior subordinated discount notes due 2007, at a price of 59.6% of face value ("MPAN Senior Subordinated Discount Notes," and collectively, "MPAN Subordinated Notes"). Pursuant to the terms of the Indenture dated November 4, 1997 with respect to the MPAN Subordinated Notes ("MPAN Indenture"), MPAN completed an exchange offer in March 1998, whereby MPAN Subordinated Notes registered under the Securities Act of 1933, as amended, were exchanged for unregistered MPAN Subordinated Notes. The terms of the exchange MPAN Subordinated Notes are identical to the original MPAN Subordinated Notes for which they were exchanged. But for the MPAN Debtors' Chapter 11 Cases: (i) interest on the MPAN Senior Subordinated Notes would be payable semi-annually, and (ii) interest on the MPAN Senior Subordinated Discount Notes would accrete until November 1, 2002, at a rate of 10.57% per annum, compounded semi-annually, and would have been Cash pay at a rate of 10.5% per annum thereafter. The MPAN Subordinated Notes mature on November 1, 2007. The MPAN Subordinated Notes are unsecured obligations solely of MPAN and are not guaranteed by any of the MPAN Debtor Affiliates or by the MHG Debtors.

         The Bank of New York, as successor to IBJ Schroder Bank & Trust Company, currently serves as the Indenture Trustee with respect to the MPAN Subordinated Notes.

         Section 1301 of the MPAN Indenture governing the MPAN Subordinated Notes provides, inter alia, that the indebtedness represented by the MPAN Subordinated Notes and the payment of the principal of (and premium, if any) and interest on each and all of the MPAN Subordinated Notes are subordinate and subject in right of payment to the prior payment in full in Cash or Cash equivalents of all "Senior Indebtedness" (as that term is defined in the MPAN Indenture). However, pursuant to section 1315 of the MPAN Indenture, the subordination provisions in the MPAN Indenture do not apply to, inter alia, claims of, or payments to, the indenture trustee under or pursuant to section 607 of the MPAN Indenture. "Senior Indebtedness" includes, among other things, the obligations owing on account of the MPAN Senior Credit Facility.

         As of the Petition Date, (a) the outstanding balance owing on account of the MPAN Senior Subordinated Notes was approximately $292,771,361, and (b) the outstanding balance owing on account of the MPAN Senior Subordinated Discount Notes was approximately $220,071,687. These amounts are net of unamortized original issue discount of approximately $878,986 for the MPAN Senior Subordinated Notes, and $73,928,313 for the MPAN Senior Subordinated Discount Notes. Bankruptcy Code
section 502(b)(2) provides that any Claim for "unmatured interest" may be disallowed. The MPAN Debtors believe that original issue discount that was unamortized as of the Petition Date constitutes unmatured interest for purposes of disallowance under section 502(b)(2).

                                    (b)      THE MHG SUBORDINATED NOTES.

         MHG issued $150.0 million of its 9 -1/2% Senior Subordinated Notes due 2006 ("MHG Subordinated Notes") pursuant to an indenture dated as of April 4, 1996 (as amended and supplemented, "MHG Indenture") with State Street Bank and Trust Company as trustee. Interest on the MHG Subordinated Notes is due and payable semiannually, on April 1 and October 1, with the principal amount thereof maturing on April 1, 2006. The MHG Subordinated Notes are unsecured obligations solely of MHG and are not guaranteed by the MPAN Debtors or the MHG Debtor Affiliates.

         Section 1301 of the MHG Indenture provides, inter alia, that the indebtedness represented by the MHG Subordinated Notes and the payment of the principal of, and premium (if any) and interest on, each and all of the MHG Subordinated Notes are subordinate and subject in right of payment to the prior payment in full in Cash or Cash equivalents of all "Senior Indebtedness" (as that term is defined in the MHG Indenture). However, pursuant to section 1311 of the MHG Indenture, the subordination provisions in the MHG Indenture do not apply to, inter alia, claims of, or payments to, the indenture trustee under or pursuant to section 607 of the MHG Indenture. "Senior Indebtedness" includes, among other things, the obligations owing on account of the MHG Senior Credit Facility.

         As of the Petition Date, the outstanding balance owing on account of the MHG Subordinated Notes was approximately $111.2 million. This amount is net of unamortized original issue discount of approximately $140,400 and MHG Subordinated Notes held by the MPAN Debtors of approximately $46.7 million.

                           iii.     LITIGATION CLAIMS.

         Personal Injury Claims. As is typical in the healthcare industry, the Debtors are and will be subject to allegations that their services have resulted in patient or resident injury or other adverse events, the risks of which will be greater for higher acuity patients receiving services from the Debtors than for other long-term care residents. In addition, visitor and employee injuries also subject the Debtors to the risk of litigation.

         The Debtors have experienced an increasing trend in the number and severity of litigation claims asserted against them. Management of the Debtors believes that this trend is endemic to the long-term care industry and is a result of the increasing number of large judgments, including large punitive damage awards, against long-term care providers in recent years resulting in an increased awareness by plaintiff's lawyers of potentially large recoveries. In certain states in which the Debtors have significant operations, including California, Colorado, and Florida, insurance coverage for the risk of punitive damages arising from general and professional liability litigation is not available due to state law public policy prohibitions. There can be no assurance that the Debtors will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available. However, the Plan provides that Punitive Damage Claims will receive no distributions from the Debtors.

         General liability and professional liability ("GL/PL") insurance costs for the long-term care industry continue to rise at a dramatic rate. In addition, there have been significant increases in the number of claims and the value of the average claim. This is in large part a result of plaintiff lawyer activity in certain markets in which the Debtors operate, particularly in Florida and Texas where the Debtors maintain significant operations.

         Insurance markets have responded to this significant increase by severely restricting the availability of long-term care GL/PL coverage. Moreover, fewer insurance companies are writing liability insurance for long-term care companies; and those that are willing to offer insurance coverage do so at a very high cost. The Debtors anticipate that this trend will continue, and that their GL/PL costs will continue to increase. These increases have already had an adverse effect on the Debtors' operations. The Debtors are attempting to address this issue through supporting tort reform initiatives in certain markets, but have had limited success in this regard to date. On May 4, 2001, the Florida legislature passed a bill, which was signed into law and went into effect on May 15, 2001, designed to provide insurance reform for nursing homes and potentially increase quality of care ("Florida Tort Reform Act"). The Debtors are unable to ascertain at this time what effect, if any, the Florida Tort Reform Act will have on its GL/PL insurance costs. No assurance can be given that the Debtors' GL/PL costs will not continue to rise, that GL/PL coverage will be available to the Debtors in the future, or that the tort reform initiatives will be successful or have the desired outcome.

         From July 31, 1999 through March 30, 2001, the Debtors' catastrophic/excess GL/PL insurance program (comprised of numerous insurance policies) included a $1 million self-insured retention for each claim filed against the Debtors. The total amount of coverage, in excess of the Debtors' self-insured retention, is $200 million. The program was an "occurrence" program. Therefore, all incidents that occurred during the applicable coverage period (July 31, 1999 through March 30, 2001) will be covered by the program regardless of when a claim arising from the incident is formally made (within the applicable statute of limitations).

         Effective March 31, 2001, the Debtors' catastrophic/excess GL/PL insurance program (comprised of numerous insurance policies) included a $1 million self-insured retention for each claim filed against the Debtors. The total amount of coverage, in excess of the Debtors' self-insured retention, is $200 million. The Debtors' current GL/PL insurance program is a "claims made" program, therefore the program only applies to covered claims that occur and are made during the applicable coverage period, March 31, 2001 through March 30, 2002.

         As noted previously, the Debtors also have two Insurance Captive Subsidiaries, MPN Insurance Co, Ltd (formerly known as LCA Insurance Co, Ltd, "MPN Insurance") and GCI Indemnity, Inc. ("GCI Indemnity").

         MPN Insurance is a Cayman Islands company and is a wholly-owned subsidiary of MPAN. This Insurance Captive Subsidiary was formed on February 21, 1994, and has been in "run off" since March 31, 1998. It was utilized to write GL/PL, workers compensation, and auto insurance policies from February 21, 1994 through March 30, 1998. The fronting arrangement for this captive was with AIG from inception until July, 1996, when the fronting arrangement was moved to Zurich Insurance until March 31, 1998. Although MPN Insurance currently has approximately $20 million in funds, it has a negative net worth due to accrued actuarial liabilities.

         GCI Indemnity is a Vermont corporation that is a wholly-owned subsidiary of Debtor GranCare, Inc. GCI Indemnity was formed on December 28, 1993, and has been in "run off" since March 31, 1998. This captive was utilized to write PL/GL and workers compensation policies, with the fronting arrangement being with AIG for the 1993 and 1994 periods, and with Zurich until March 31, 1998. GCI Indemnity currently has a positive net worth of approximately $3 million.

         The majority of the claims filed and causes of action brought against the Debtors stem from allegations of personal injury. As of November 30, 2001, approximately 152 personal injury-related causes of action had been brought against the MHG Debtors, and approximately 394 personal injury-related causes of action had been brought against the MPAN Debtors. In addition, also as of November 30, 2001, the MHG Debtors were aware of approximately 545 personal injury-related insurance claims that had been asserted against the MHG Debtors, and the MPAN Debtors were aware of approximately 986 personal injury-related insurance claims that had been asserted against the MPAN Debtors. To the extent that such Claims arose prior to the Petition Date (which the Debtors believe to be approximately 875), such prepetition Claims will be subject to the Bankruptcy Court-approved ADR Procedure, as described more fully in Section III.H.2 of this Disclosure Statement, and will be discharged under the Plan. To the extent such Claims arose after the Petition Date, such Claims might qualify as Administrative Expenses of the Debtors' estates.

         As to any cause of action, whether prepetition or postpetition, that has been brought against the Debtors, the Debtors will comply with the relevant insurance contract with respect to defense obligations, if any.

         Shareholder Claims. One of the holders of Old MPAN Common Stock, Daniel
G. Schmidt, III ("Schmidt"), has filed a proof of claim against MPAN seeking damages for, among other things, representations (or omissions, as the case may be) allegedly made to him by certain former officers and directors of MPAN in connection with the sale of one or more companies owned by Schmidt to Paragon Health Network, Inc., n/k/a MPAN. Schmidt contends that his alleged reliance upon such alleged representations (or omissions, as the case may be) induced his acceptance of $23 million of Old MPAN Common Stock as partial consideration for the sale. Schmidt also filed a proof of claim asserting MPAN's alleged breach of a Registration Rights Agreement with respect to the Old MPAN Common Stock that he received in partial consideration for the sale. Schmidt contends that MPAN failed to timely remove the restrictive legend on the shares of the Old MPAN Common Stock that he received.

         MPAN disputes Schmidt's allegations and believes his Claims are entirely without merit. Moreover, to the extent that Schmidt has any allowable Claims against the Debtors, the Debtors believe that such Claims would be subordinated to all other creditors pursuant to Bankruptcy Code section 510(b), because such Claims are "for damages arising from the purchase or sale of" an equity security of the Debtors. Schmidt has informed the Debtors that, subject to obtaining relief from the automatic stay, he intends to institute a cause or causes of action against MPAN and certain former officers and directors of MPAN for their alleged violation of federal and state securities laws (including
Section 10b and Rule 10b(5) of the 1934 Securities Act, and section 35-1-1490 of the South Carolina Code), common law fraud, misrepresentation, and breach of contract. Schmidt asserts that his potential damages may exceed $23 million. MPAN will vigorously defend against any such cause or causes of actions which may be brought against MPAN.

                           iv.      RECLAMATION CLAIMS.

         Over the 20-day period following the Petition Date, the Debtors received approximately 25 timely notices that purported to establish a right to reclaim goods sold and delivered to the Debtors within the 10-day period prior to the Petition Date under Bankruptcy Code section 546(c) and Uniform Commercial Code section 2-702(2). However, because of the existence on the Petition Date of perfected liens on the inventory of the Debtors in favor of the Senior Credit Facility Claim Holders, the Debtors were not in a position to honor the suppliers' requests for reclamation. Certain of the suppliers' asserted reclamation rights were thereafter resolved in connection with payments made to critical vendors or in connection with other settlements. The Debtors believe that those reclamation Claims that have not been resolved as of the Effective Date will be accorded Administrative Expense status to the extent of any value of the Debtors' inventory in excess of the amounts owed to the Senior Credit Facility Claim Holders. However, because the amounts owed to the Senior Credit Facility Claim Holders exceed the value of the Debtors' inventory, the Debtors anticipate that any Administrative Expenses arising from the reclamation notices received will ultimately be valued at $0.00.

                           v.       OTHER UNSECURED CLAIMS.

         The other unsecured Claims asserted against the Debtors consist of, among other things, Claims of vendors of goods and services, Claims asserted by former employees, Claims asserted by insurance companies on account of deductibles and loss retentions, priority and nonpriority tax Claims, and damage Claims arising from the rejection of executory contracts and unexpired leases.

III.     THE CHAPTER 11 CASES AND SIGNIFICANT POSTPETITION EVENTS

         A. SIGNIFICANT EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES.

         The Debtors were required to seek protection under chapter 11 of the Bankruptcy Code due to a number of causes that negatively affected their profitability and cash flow. These causes included: Medicare's implementation of its PPS reimbursement system, the MPAN Debtors' acquisition of the MHG Debtors, violations of financial covenants, and monetary defaults to creditors.

         The following discussion outlines each of these factors that contributed to the Debtors' financial difficulties.

                  1.       IMPLEMENTATION AND IMPACT OF PPS.

         The Debtors' financial difficulties are attributable in part to fundamental changes in governmental reimbursement policies that have negatively impacted the healthcare industry generally. These changes resulted primarily from the Medicare program's transition from a cost-based reimbursement system to a PPS system for Medicare Part A services, and the adoption of fee screen schedules that limited and "capped" reimbursement for Medicare Part B therapy services. These changes contributed to the Debtors' subsequent revenue declines. These revenue declines ultimately rendered the Debtors unable to service their substantial indebtedness in accordance with its terms.

         Since Medicare patients account for a substantial portion of the Debtors' revenues, this change materially and adversely affected the Debtors' financial condition. Among other effects, and despite the Debtors' efforts to reduce costs and otherwise adjust operations, the Debtors' revenues fell short of the levels needed to service the debt under the MPAN Senior Credit Facility, the MHG Senior Credit Facility, the MPAN Subordinated Notes, and the MHG Subordinated Notes. For a more detailed discussion of the historical and potential future effects of the change from a cost-based reimbursement system to a PPS system, see Section II.B.3 of this Disclosure Statement.

                  2.       MPAN'S ACQUISITION OF MHG.

         In financial statements issued in early 1998, before the Mariner Merger, MHG reported after-tax income for 1997 of approximately $11.5 million. MHG's senior management continued to report profits for the first two months of 1998, and to portray the company to potential suitors, including MPAN, as healthy and profitable, with adequate controls and conservative accounting treatments. However, less than two months after the Mariner Merger, MPAN received financial statements for the month of July 1998 showing that the MHG facilities were not generating any profits. Indeed, prior to the bankruptcy filing, MHG never generated a profit in any month after the Mariner Merger. Within a year of the Mariner Merger, the MPAN Debtors were required to make large adjustments to MHG's books to write off receivables MHG had recorded before the Mariner Merger, and increase reserves to cover substantial exposure created by MHG's pre-merger operations.

         The reasons for the sudden and unanticipated decline in MHG's profitability could not be identified immediately following the Mariner Merger, and were attributed by many in large part to the changing markets and regulatory environment. However, following the Petition Date, the Debtors' management continued to be concerned about the accuracy of the financial statements upon which MPAN (f/k/a Paragon) relied in purchasing MHG in 1998, and in 2000 it authorized counsel to conduct an investigation into the accounting practices of MHG before the Mariner

Merger. As summarized in Section II.C.2.c.i of this Disclosure Statement, following investigation the MPAN Debtors believe that MHG was not a profitable or healthy company when MPAN acquired it, and had been suffering increasingly serious operating and core earnings problems since at least 1996. The MPAN Debtors believe that MHG masked its poor performance through its accounting practices and inadequate disclosures and, had MHG's financial statements been properly prepared, the MPAN (f/k/a Paragon) would not have acquired MHG.

                  3.       FINANCIAL COVENANT VIOLATIONS.

         Even while the MPAN Debtors continued to make payments on the MPAN Senior Credit Facility on a current basis through October 31, 1999, the financial effects of reimbursement and industry changes reduced operating performance below the levels required to comply with financial covenants under the applicable loan agreements. The MPAN Debtors obtained a waiver under the MPAN Senior Credit Facility with respect to certain financial covenant violations existing as of March 31, 1999. However, as of June 30, 1999, the MPAN Debtors still were not in compliance with certain financial covenants under the MPAN Senior Credit Facility, did not obtain a waiver with respect to such violations, and continued to operate without a waiver.

         The reimbursement and industry changes had a similar negative impact on the MHG Debtors. MHG was not in compliance with certain of the financial covenants contained in the MHG Senior Credit Facility as of March 31, 1999, June 30, 1999, and September 30, 1999. The MHG Debtors continued to operate, even though these financial covenants were never waived by the MHG Senior Credit Facility lenders.

                  4.       MONETARY DEFAULTS.

         Faced with severe liquidity problems, the MPAN Debtors failed to make the payment of interest on the MPAN Subordinated Notes in the approximate amount of $13.1 million that was due on November 1, 1999. In addition, the MPAN Debtors failed to make interest payments totaling approximately $19.8 million on the MPAN Senior Credit Facility that were due on November 1, 1999. On or about November 9, 1999, the MPAN Debtors entered into a forbearance agreement with Chase as the agent for the lenders under the MPAN Senior Credit Facility, pursuant to which Chase agreed to forbear from exercising any rights or remedies on account of various defaults thereunder for a specified period, subject to certain terms and conditions.

         MHG failed to make its October 1, 1999 interest payments due on the MHG Senior Credit Facility within the applicable grace period, although it was ultimately able to satisfy such obligations by obtaining amendments to the credit facility that permitted cash collateral held by the MHG Senior Credit Facility Agent to be applied for such purpose. In addition, because of the existing, unwaived financial covenant defaults under the MHG Senior Credit Facility, the MHG Senior Credit Facility Agent notified MHG that it was instituting a 179-day payment blockage period, during which no payments of debt service on the MHG Subordinated Notes could be made. Accordingly, MHG did not make the scheduled $7.1 million interest payment due on the MHG Subordinated Notes on October 1, 1999. No payments of principal or interest on the MHG Subordinated Notes have been made since the April 1, 1999 interest payment. Ultimately, MHG was unable to repay the MHG Senior Credit Facility on its January 3, 2000 maturity date. The MHG Debtors filed their Chapter 11 Cases approximately two weeks later.

         B.       THE CHAPTER 11 FILINGS.

         The Debtors commenced their respective Chapter 11 Cases by filing voluntary petitions under chapter 11 of the Bankruptcy Code on January 18, 2000 (the aforementioned "Petition Date"). The MPAN Chapter 11 Cases are jointly administered and assigned to the Honorable Mary F. Walrath, United States Bankruptcy Judge for the District of Delaware, as are the MHG Chapter 11 Cases.

         The MPAN Debtors' Insurance Captive Subsidiaries and certain other entities affiliated with the Debtors have not commenced bankruptcy cases. Creditors of these non-debtor subsidiaries and affiliates are not affected by the Debtors' Chapter 11 Cases, except insofar as they may also assert Claims against the Debtors. Schedules identifying the MPAN Debtors and the MHG Debtors are attached as Exhibits 2 and 1, respectively, to the Plan.

         The Debtors have made substantial progress toward their goal of reorganization during their respective Chapter 11 Cases. Among other things, the Debtors have: (i) maintained uninterrupted operations, continued to provide high quality patient care, and negotiated new agreements with suppliers of critical goods and services; (ii) obtained debtor-in-possession financing to enable the Debtors to continue operations; (iii) developed a new business plan, which plan has been discussed extensively with the Debtors' principal creditor constituencies and forms the basis for the Plan; (iv) implemented significant improvements to the Debtors' business operations, including reducing overhead;
(v) divested unprofitable and non-core skilled nursing facilities and business lines through lease rejections and asset sales; (vi) divested their APS pharmaceutical business; (vii) restructured various real estate and equipment lease portfolios; (viii) established and implemented procedures to enable the liquidation of millions of dollars in Claims against their estates, including alternative dispute resolution ("ADR") procedures; and (ix) otherwise complied with the multitude of requirements imposed by the Bankruptcy Code. Moreover, the Debtors have devoted significant efforts to the development, negotiation, and filing of the Plan that is the subject of this Disclosure Statement, which Plan the Debtors believe provides for the fair and equitable treatment of creditors and will enable the Debtors to emerge from their Chapter 11 Cases as viable businesses.

         The following Sections outline the Debtors' principal accomplishments and other significant events in their Chapter 11 Cases to date.

         C.       CHAPTER 11 ADMINISTRATIVE MATTERS.

                  1.       THE BANKRUPTCY PETITIONS AND THE AUTOMATIC STAY.

         The Debtors commenced their respective Chapter 11 Cases by filing voluntary petitions for relief under the Bankruptcy Code on the January 18, 2000 Petition Date. The commencement of the cases created "estates" in bankruptcy containing all of the Debtors' property in accordance with Bankruptcy Code section 541.

         As provided in Bankruptcy Code section 362, the commencement of the Chapter 11 Cases operated as an automatic stay of, among other things, (a) the commencement or continuation of a judicial, administrative, or other action against the Debtors to collect a prepetition Claim, (b) the enforcement of any prepetition judgment against the Debtors or their property, (c) any act to obtain possession of or exercise control over property of the Debtors' estates,
(d) any act to create, perfect, or enforce a lien against the Debtors' estates,
(e) any act to collect, assess, or recover a Claim that arose prior to the Petition Date, or (f) the setoff of any debt owing prior to the Petition Date.

                  2.       JOINT ADMINISTRATION.

         The 102 MPAN Chapter 11 Cases are being jointly administered pursuant to an order dated January 18, 2000. Likewise, the 87 MHG Chapter 11 Cases are being jointly administered pursuant to an order dated January 18, 2000. Joint administration is procedural in nature only, principally allowing the Bankruptcy Court to maintain a single docket and the parties to jointly caption and notice pleadings in each of the Debtors' jointly-administered Chapter 11 Cases. The Debtors' respective Chapter 11 Cases have not been substantively consolidated, although the MPAN Debtors seek substantive consolidation with one another, and the MHG Debtors seek substantive consolidation with one another, in connection with confirmation of the Plan (but the MPAN Debtors and the MHG Debtors do not seek substantive consolidation with one another).

                  3.       OTHER "FIRST DAY" AND ADMINISTRATIVE MATTERS.

         Immediately upon the commencement of their respective Chapter 11 Cases, the MPAN Debtors and the MHG Debtors sought and obtained Bankruptcy Court approval of various "first day orders," including obtaining authority to, among other things: (i) maintain the Debtors' existing cash management system, bank accounts, and business forms, (ii) use certain investment guidelines, (iii) employ a claims processing and noticing agent, (iv) establish notice procedures, and (v) obtain "ordinary course" purchase money secured debt without the need for further Bankruptcy Court orders.

         In addition, the Bankruptcy Court has extended the deadline for parties to "remove" litigation relating to the Debtors and their Chapter 11 Cases to federal court pursuant to 28 U.S.C. Section 1452 and Bankruptcy Rule 9027. The current deadline to remove actions is the later of (i) April 1, 2002, or (ii) such later date as Bankruptcy Rule 9027 may provide.

                  4.       APPOINTMENT OF CREDITORS' COMMITTEES.

                           a.       THE MPAN COMMITTEE.

         On March 7, 2000, a single Official Committee of Unsecured Creditors ("MPAN Committee") was appointed in the MPAN Chapter 11 Cases by the Office of the United States Trustee for the District of Delaware, pursuant to section 1102 of the Bankruptcy Code. The members of the MPAN Committee currently are(6):

----------------------------------------------------------------------------------------------------------------
                MEMBER CREDITOR                               INDIVIDUAL ACTIVELY PARTICIPATING ON COMMITTEE AND
                                                                                ADDRESS THEREOF
----------------------------------------------------------------------------------------------------------------
NeighborCare                                                  Mr. David Barr (Chairman of the Committee)
(trade creditor)                                              101 E. State Street
                                                              Kennett Square, PA  19348
----------------------------------------------------------------------------------------------------------------
The Bank of New York                                          Ms. Patricia Walsh
(indenture trustee for the MPAN Subordinated Notes)           101 Barclay Street, 21 W
                                                              New York, NY  10286
----------------------------------------------------------------------------------------------------------------
First Capital Alliance L.P. (7)                               Mr. Richard J. Newman
(holder of MPAN Subordinated Notes)                           One Financial Place
                                                              440 South LaSalle Drive, Suite 1614
                                                              Chicago, IL  60605
----------------------------------------------------------------------------------------------------------------
PYA/Monarch, Inc.                                             Ms. Linda Fitzgerald
(trade creditor)                                              80 International Drive
                                                              Greenville, SC  29815
----------------------------------------------------------------------------------------------------------------

         On July 27, 2000, a request was made to appoint an additional committee of personal injury tort claimants in the MPAN Chapter 11 Cases. The MPAN Committee and the MPAN Debtors opposed this request. The Office of the United States Trustee declined to appoint a tort claimants' committee on August 11, 2000.

                  b.       THE MHG COMMITTEE.

         On March 7, 2000, the Office of the United States Trustee for the District of Delaware appointed a single Official Committee of Unsecured Creditors ("MHG Committee") in the MHG Chapter 11 Cases. The current members of the MHG Committee are:

----------
(6) Nationwide Health Properties, Inc. ("NHP"), a landlord, was appointed to the MPAN Committee but resigned after the settlement referred to in Section III.G.2.c, which resolved NHP's claims against the MPAN Debtors, was approved by the Bankruptcy Court. Likewise, Sun America, Inc., a holder of MPAN Subordinated Notes, was appointed to the MPAN Committee but subsequently resigned. Finally, NovaCare Holdings, Inc originally was appointed to the MPAN Committee, but resigned in January, 2002 on account of the settlement described in Section III.I.1.a hereof.

(7) First Capital Alliance L.P. was appointed to the MPAN Committee at its request on June 20, 2001.

----------------------------------------------------------------------------------------------------------------
                MEMBER CREDITOR                               INDIVIDUAL ACTIVELY PARTICIPATING ON COMMITTEE AND
                                                                                ADDRESS THEREOF
----------------------------------------------------------------------------------------------------------------
The Income Fund of America                                    Mr. David Wright (Chairman of Committee)
(holder of MHG Subordinated Notes)                            333 South Hope Street
                                                              55th Floor
                                                              Los Angeles, CA 90071
----------------------------------------------------------------------------------------------------------------
State Street Bank and Trust Company                           Mr. E. Decker Adams, Vice President
(indenture trustee for the MHG Subordinated Notes)            2 Avenue De Lafayette
                                                              Boston, MA 02111-1724
----------------------------------------------------------------------------------------------------------------
J.P. Morgan Investment Management, Inc.                       Mr. Thaddeus B. Carlson, Vice President
(holder of MHG Subordinated Notes)                            522 Fifth Avenue
                                                              New York, NY 10036
----------------------------------------------------------------------------------------------------------------
Morgan Guaranty Trust Company of New York                     Mr. Clifford Cole, Vice President
(holder of MHG Subordinated Notes)                            522 Fifth Avenue
                                                              New York, NY 10036
----------------------------------------------------------------------------------------------------------------
Ben E. Keith Co.                                              Mr. Tim Small, Director of Credit
(trade creditor)                                              P.O. Box 2628
                                                              Ft. Worth, Texas 76113
----------------------------------------------------------------------------------------------------------------
Respiratory Health Care Services, LLC                         Mr. Steven T. Baker, President
(trade creditor)                                              225 International Circle, Suite 201
                                                              Hunt Valley, MD 21203
----------------------------------------------------------------------------------------------------------------

                  5.       EMPLOYMENT OF PROFESSIONALS.

                           a. REORGANIZATION AND OTHER PROFESSIONALS EMPLOYED PURSUANT TO BANKRUPTCY CODE SECTION 327.

         Pursuant to Bankruptcy Code section 327, a debtor-in-possession or creditors' committee may employ, after notice and a hearing, attorneys, financial advisors, and other professionals at the expense of the bankruptcy estate. The MPAN Debtors and the MPAN Committee have employed the following professionals in the MPAN Chapter 11 Cases with the Bankruptcy Court's approval:

-------------------------------------------------------------------------------------------------------------
                                            EMPLOYED PROFESSIONALS
-------------------------------------------------------------------------------------------------------------
                                                                                                DATE APPROVED
           PROFESSIONAL                              SCOPE OF REPRESENTATION
-------------------------------------------------------------------------------------------------------------
Stutman, Treister & Glatt Professional     Reorganization Counsel for MPAN Debtors                 3/9/00
Corporation

Richards, Layton & Finger, P.A.            Reorganization Counsel for MPAN Debtors                3/17/00

Powell, Goldstein, Frazer & Murphy, LLP    General Corporate and Reorganization Counsel for        3/9/00
                                           MPAN Debtors

Ashby & Geddes                             Special Counsel to the PHCMI Debtors                    3/7/00

                                           Special Counsel to the MPAN Debtors With Respect       12/19/00
                                           to the APS Sale Transaction (Application Pending)

Conway, Del Genio, Gries & Co., LLC        Financial Advisors to the MPAN Debtors                  3/9/00

Jones, Day, Reavis & Pogue                 Special Litigation Counsel for MPAN Debtors            11/13/00

Value Management Group                     Valuation Services for MPAN Debtors                    8/23/00

Ernst & Young, LLP                         Special Tax and Medicare Advisors for MPAN Debtors      5/1/00

                                           Employment Tax Consulting and Patient Refund
                                           Study Services for MPAN Debtors                         8/8/01

                                           Development of Accounting Database and Related
                                           Services for MPAN Debtors
                                                                                                  10/1/01
Arnall, Golden & Gregory                   Special Regulatory Counsel for MPAN Debtors            9/14/00

Marcus & Millichap                         Real Estate Broker for MPAN Debtors                    3/14/00

Ernst & Young Corporate Finance LLC        Preference Analysis and Consultation Services for      10/1/01
                                           MPAN Debtors

-------------------------------------------------------------------------------------------------------------
                                            EMPLOYED PROFESSIONALS
-------------------------------------------------------------------------------------------------------------
                                                                                                DATE APPROVED
           PROFESSIONAL                              SCOPE OF REPRESENTATION
-------------------------------------------------------------------------------------------------------------
American Appraisal Associates              Valuation Services to Assist in Implementation of      11/1/01
                                           Fresh Start Accounting for MPAN Debtors
Weil, Gotshal & Manges                     Counsel to MPAN Committee                              3/13/00

Pachulski, Stang, Ziehl, Young & Jones     Counsel to MPAN Committee                              9/19/00

Chanin Capital Partners                    Financial Advisors to MPAN Committee                   3/14/00

         In addition to the foregoing professionals, on January 8, 2001, the Bankruptcy Court authorized Jones Day to retain experts in connection with litigation matters that Jones Day was investigating on behalf of the MPAN Debtors.

         The MHG Debtors and the MHG Committee have employed the following professionals in the MHG Chapter 11 Cases with the Bankruptcy Court's approval:

-------------------------------------------------------------------------------------------------------------
                                            EMPLOYED PROFESSIONALS
-------------------------------------------------------------------------------------------------------------
                                                                                                DATE APPROVED
           PROFESSIONAL                              SCOPE OF REPRESENTATION
-------------------------------------------------------------------------------------------------------------
Stutman, Treister & Glatt Professional     Reorganization Counsel for MHG Debtors                  3/9/00
Corporation

Richards, Layton & Finger, P.A.            Reorganization Counsel for MHG Debtors                 3/17/00

Powell, Goldstein, Frazer & Murphy, LLP    General Corporate and Reorganization Counsel for        3/9/00
                                           MHG Debtors

Conway, Del Genio, Gries & Co., LLC        Financial Advisors to the MHG Debtors                   3/9/00

Value Management Group                     Valuation Services for MHG Debtors                     12/1/00

-------------------------------------------------------------------------------------------------------------
                                            EMPLOYED PROFESSIONALS
-------------------------------------------------------------------------------------------------------------
                                                                                                DATE APPROVED
           PROFESSIONAL                              SCOPE OF REPRESENTATION
-------------------------------------------------------------------------------------------------------------
Ernst & Young, LLP                         Special Tax and Medicare Advisors for MHG Debtors      8/23/00

                                           Employment Tax Consulting and Patient Refund
                                           Study Services for MHG Debtors                          8/8/01

                                           Development of Accounting Database and Related
                                           Services for MHG Debtors
                                                                                                  10/1/01
Arnall, Golden & Gregory                   Special Regulatory Counsel for MHG Debtors             9/14/00

Marcus & Millichap                         Real Estate Broker for MHG Debtors                     3/16/00

Ashby & Geddes                             Special Counsel to the MHG Debtors With Respect        12/19/00
                                           to the APS Sale Transaction (Application Pending)

Ernst & Young Corporate Finance LLC        Preference Analysis and Consultation Services for      10/1/01
                                           MHG Debtors

Jones, Day, Reavis & Pogue                 Special Litigation Counsel for MHG Debtors             1/16/02
                                           (Application Pending)

Wachtell, Lipton, Rosen & Katz             Counsel to MHG Committee                                4/7/00

Morris, Nichols, Arsht & Tunnell           Counsel to MHG Committee                                4/6/00

         Pursuant to the Stipulated Order Revising Interim Compensation Procedures ("Interim Fee Stipulation"),(8) dated January 11, 2001, each of the professionals employed at the expense of the MPAN Debtors' estates or the MHG Debtors' estates are able to file monthly fee applications seeking reimbursement for all of the fees and expenses incurred during the applicable month. If no objection to a fee application is received on or before the applicable objection deadline, the

----------
(8) The Interim Fee Stipulation supersedes the "Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals," dated January 19, 2000, which was entered by the Bankruptcy Court in each of the Debtors' jointly-administered Chapter 11 Cases.

Debtors are permitted to make payment, on an interim basis, of 80% of the fees and 100% of the expenses incurred by the relevant professional. Every four months, the Bankruptcy Court may schedule a hearing to determine whether payment of the remaining 20% of the fees incurred during the preceding four months is appropriate, on an interim basis. All fees and expenses paid to professionals are subject to final review and allowance, after notice and a hearing, in accordance with Bankruptcy Code section 330.

                           b.       ORDINARY COURSE PROFESSIONALS.

         On January 19, 2001, the Bankruptcy Court entered an order in each of the Debtors' jointly-administered Chapter 11 Cases permitting the Debtors to employ professionals utilized in the "ordinary course of business." These ordinary course professionals include attorneys, accountants, consultants, and other professionals that provide services that are necessary to the Debtors' operations, but not necessarily related to the Chapter 11 Cases. Ordinary course professionals generally are not required to comply with the requirements of Bankruptcy Code section 327 regarding employment, provided, however, that they file in the Bankruptcy Court an affidavit pursuant to Bankruptcy Code section 327(e) attesting that they do not represent or hold any interest adverse to the Debtors or their respective estates with respect to matters for which they have been retained. Ordinary course professionals may submit their bills directly to the Debtors for payment each month. However, if an ordinary course professional's fees exceed $25,000 in any one month or $200,000 for any twelve-month period, the professional must file a formal fee application with respect to such fees, which application will be subject to the terms and conditions of the Interim Fee Stipulation.

         As of the date of the filing of this Disclosure Statement, the MPAN Debtors have employed approximately 190 ordinary course professionals, and the MHG Debtors have employed approximately 109 ordinary course professionals.

                  6.       MPAN DEBTORS' EMPLOYEE RETENTION AND SEVERANCE
                           PROGRAMS.

                           a.       MPAN RETENTION PLAN.

         The MPAN Debtors' retention plan covers approximately 30 key executive employees and ties the payout of retention bonuses to the timing of the Effective Date of the Plan. Because the Effective Date of the Plan will be after June 30, 2001, the retention bonuses will total $4,500,000. These retention bonuses will be paid on the first business day that is at least 31 days after the Effective Date of the Plan.

                           b.       MPAN SEVERANCE PLAN.

         The MPAN Debtors' severance plan reserves $5.25 million for severance payments that were anticipated to be made during the Chapter 11 Cases. To date, approximately $4.58 million of this amount has been utilized. Any payments in excess of this amount require prior approval by the Bankruptcy Court. The amount of severance payments available to eligible employees (other than executive level employees) is based on two criteria (x) length of service and (y) level of compensation. The severance payments to employees other than executive employees are determined in accordance with the following schedule: (i) one week of base salary for each year of service, plus (ii) two weeks of base salary for each full $10,000 increment in excess of $40,000 per year (the minimum benefit is 4 weeks pay, the maximum benefit is 26 weeks pay). Executive level employees receive severance payments ranging from 6 to 24 months based upon salary level. Severance payments are reduced by the amount of any discharge, liquidation, dismissal, layoff, unemployment, or similar payment received in connection with termination and by any amount received from a subsequent employer. Each recipient of severance pay has an obligation to mitigate damages. Additionally, under the severance plan, transition support payments are available to employees selected by the MPAN Debtors' CEO in order to induce employees to stay through a transition period following the shutdown of a facility or location maintained by the MPAN Debtors.

                  7.       FILING OF SCHEDULES AND STATEMENTS OF AFFAIRS.

         Bankruptcy Code section 521 and Bankruptcy Rule 1007 require a debtor to file schedules of assets and liabilities and statements of affairs ("Schedules"), which Schedules contain information regarding a debtor's assets, liabilities, income, and other matters. The Debtors filed their respective Schedules on May 2, 2000. Pursuant to an order of the Bankruptcy Court entered January 19, 2000 in each of the Debtors' jointly-administered Chapter 11 Cases, the Schedules were prepared on a consolidated basis for all of the MPAN Debtors and on a consolidated basis for all of the MHG Debtors. On July 14, 2000, and again on June 28, 2001, the Debtors amended certain of their Schedules. The Schedules, including all amendments, are available for review in the Office of the Clerk of the Bankruptcy Court.

                  8.       STATE MEDICAID NO OFFSET ORDER.

         On January 18, 2000, the Bankruptcy Court entered orders in both the MHG Chapter 11 Cases and the MPAN Chapter 11 Cases which prohibited, "[t]o the extent prohibited and automatically stayed by 11 U.S.C. section 362," any state Medicaid payors, among others, from withholding, setting off, recouping, redirecting, or otherwise adjusting any payments that are owed to the Debtors on account of Claims allegedly held by such payors against the Debtors ("Automatic Stay Orders").

         Certain state Medicaid agencies ("Appealing Medicaid Agencies") moved for reconsideration of the Automatic Stay Orders, contending that the Bankruptcy Court did not have jurisdiction to enter the Automatic Stay Orders. On May 23, 2000, the Bankruptcy Court denied the Appealing Medicaid Agencies' reconsideration motion. The Appealing Medicaid Agencies appealed to the United States District Court for the District of Delaware ("Delaware District Court") from the Bankruptcy Court's order denying the reconsideration motion. The Delaware District Court affirmed in part and reversed in part the Bankruptcy Court's order in an opinion issued on October 15, 2001. On November 14, 2001, certain of the Appealing Medicaid Agencies filed a notice of appeal of the Delaware District Court's opinion to the Third Circuit Court of Appeals. The Third Circuit appeal is currently pending.

                  9. STIPULATION WITH THE UNITED STATED DEPARTMENT OF HEALTH AND HUMAN SERVICES.

         On January 18, 2000, the Bankruptcy Court entered orders in both Chapter 11 Cases approving the "Stipulation Between the United States Department of Health and Human Services and the Debtors" ("HHS Stipulation"). The HHS Stipulation governs the rights of the United States, including, but not limited to, CMS, to recoup, adjust, withhold, or offset monies that are due to the Debtors during the pendency of the Chapter 11 Cases.

         D. POSTPETITION DEBTOR-IN-POSSESSION FINANCING AND USE OF CASH COLLATERAL.

                  1.       DIP FINANCING.

                           a.       MPAN DEBTORS.

         As of the Petition Date, MPAN entered into a debtor-in-possession financing agreement with Chase, as administrative agent, documentation agent, and collateral agent, and with the various lenders thereunder ("MPAN DIP Credit Agreement"). Foothill Capital Corporation ("Foothill") subsequently replaced Chase as agent. The Bankruptcy Court gave its final approval to the MPAN DIP Credit Agreement and the transactions contemplated thereby on March 20, 2000.

         The MPAN DIP Credit Agreement initially established a one-year, $100.0 million secured revolving credit facility, pursuant to which the MPAN Debtors could borrow necessary funds for operations and permitted capital improvements, and obtain up to $10.0 million in letters of credit. The obligations arising under the MPAN DIP Credit Agreement are secured by liens on virtually all of the MPAN Debtors' assets (except Avoiding Power Causes of Action) and are jointly and severally guaranteed by each of the MPAN Debtors, provided, however, that the lenders' liens and claims are subject to, among other things, (i) pre-existing, validly perfected liens in favor of third party lenders and certain permitted lienholders, other than the MPAN Senior Credit Facility lenders, (ii) a "Carve Out" of $3.0 million for professionals' fees and disbursements incurred by the MPAN Debtors, the MPAN Committee, and any trustee ("MPAN Carve-Out"), and (iii) with respect to the PHCMI Debtors only, a restriction that the MPAN DIP Credit Agreement liens and claims may not be asserted against the assets of the PHCMI Debtors except to the extent that the aggregate cash flow of the PHCMI Debtors after January 1, 2000, is negative (as defined in the Bankruptcy Court's March 20, 2000 order). The prepetition MPAN Senior Credit Facility lenders agreed that their liens on the Debtors' assets could be "primed" by the liens created under the MPAN DIP Credit Agreement, in exchange for certain adequate protection described below.

         Interest accrues on the principal amount outstanding under the MPAN DIP Credit Agreement at a per annum rate of interest equal to Chase's alternative base rate ("ABR"), plus 3%, and is payable monthly in arrears. During the existence and continuation of a payment default, interest will accrue at the default rate of Chase's ABR plus 5% per annum. As of November 30, 2001, there were no outstanding borrowings under the MPAN DIP Credit Agreement, although there were approximately $4.7 million of letters of credit outstanding.

         In connection with entering into the MPAN DIP Credit Agreement, the MPAN Debtors, Chase, FBTC, and others entered into the Synthetic Lease Stipulation, pursuant to which, among other things, the parties stipulated that, for purposes of the MPAN Chapter 11 Cases and as provided in the Synthetic Lease Documents, the Synthetic Lease Transaction would be treated as a secured financing rather than a lease, such that the 11 facilities subject to the Synthetic Lease Transaction would be deemed owned by LCHC, subject to: (i) the liens, mortgages, and deeds of trust in favor of Chase as collateral agent for the MPAN Senior Credit Facility, and (ii) the liens, mortgages, and deeds of trust (if any) in favor of Chase (now Foothill) as agent for the lenders under the MPAN DIP Credit Agreement.

         As of January 11, 2001, the MPAN Debtors, Chase, and the requisite lenders amended the MPAN DIP Credit Agreement to (among other things) extend the maturity date from January 19, 2001 to August 31, 2001, and to provide for the modification of certain financial and other covenants. The Bankruptcy Court approved this amendment pursuant to an order dated January 11, 2001. Effective as of January 19, 2001, the Debtors also exercised their right under the MPAN DIP Credit Agreement to reduce the $100.0 million financing commitment to $50.0 million.

         On or about August 8, 2001, the Bankruptcy Court entered an order approving a further amendment to the MPAN DIP Credit Agreement, whereby the maturity date was extended to December 31, 2001, and certain financial covenants were modified. Subsequently, Chase was replaced by Foothill as the MPAN DIP Credit Agreement Agent.

         On or about December 5, 2001, the Bankruptcy Court entered an order approving a further amendment to the MPAN DIP Credit Agreement, whereby the maturity date of the MPAN DIP Credit Agreement was extended to April 1, 2002, certain financial covenants were modified, and reductions in the weekly "Overhead Payments" made by MHG to MPAN pursuant to the Management Protocol were approved.

                           b.       MHG DEBTORS.

         As of the Petition Date, the MHG Debtors entered into a debtor-in-possession financing agreement with PNC, as administrative agent and collateral agent, and with the various lenders thereunder ("MHG DIP Credit Agreement"). The Bankruptcy Court gave its final approval to the MHG DIP Credit Agreement and the transactions contemplated thereby on February 16, 2000.

         The MHG DIP Credit Agreement established a one-year, $50.0 million secured revolving credit facility initially comprised of a $40.0 million tranche A revolving loan commitment and a $10.0 million tranche B revolving loan commitment. Borrowings under the tranche B loan required the approval of lenders holding at least 75% of the credit exposure under the MHG DIP Credit Agreement. Under the terms of the MHG DIP Credit Agreement, up to $5.0 million could be utilized for the issuance of letters of credit as needed in the businesses of the MHG Debtors.

         The obligations arising under the MHG DIP Credit Agreement are co-obligations of the MHG Debtors and are secured by liens on virtually all of the MHG Debtors' assets (except Avoiding Power Causes of Action); provided, however, that the lenders' liens and claims are subject to, among other things, (i) pre-existing, validly perfected liens in favor of third party lenders and certain permitted lienholders, other than the lenders under the MHG Senior Credit Facility, and (ii) a "Carve Out" of $2.0 million for professionals' fees and disbursements incurred by the MHG Debtors, the MHG Committee, and any trustee ("MHG Carve-Out"). The prepetition MHG Senior Credit Facility lenders agreed that their liens on the MHG Debtors' assets could be "primed" by the liens created under the MHG DIP Credit Agreement, in exchange for certain adequate protection described below.

         Interest accrues on the principal amount outstanding under the MHG DIP Credit Agreement at a per annum rate of interest equal to the "base rate" of PNC (i.e., the higher of the PNC prime rate or a rate equal to the federal funds rate plus 50 basis points) plus the applicable spread, which is 250 basis points for tranche A. Such interest is due and payable monthly in arrears. During any event of default under the MHG DIP Credit Agreement, the interest rates normally will be increased by another 250 basis points per annum.

         In connection with the extension of the original January 19, 2001 maturity date of the MHG DIP Credit Agreement to July 19, 2001, the amount of availability under the MHG Senior Credit Facility was reduced to $25.0 million (which included the elimination of tranche B). By subsequent amendment effective on or about March 20, 2001, the letter of credit sublimit was increased to $10.0 million to facilitate the issuance of a $7.85 million letter of credit to the replacement surety bond provider for the MHG Debtors. The July 19, 2001, maturity date was later extended to December 31, 2001 by amendment to the MHG DIP Credit Agreement dated as of July 19, 2001, which amendment also provided for an adequate protection payment to the MHG Senior Credit Facility lenders in the amount of $15 million. The December 31, 2001 maturity date was extended to April 1, 2002, by amendment approved by the Bankruptcy Court on or about December 5, 2001, which amendment also provided for (i) the reduction of the weekly "Overhead Payments" made to MPAN pursuant to the Management Protocol, and
(ii) an additional adequate protection payment to the MHG Senior Credit Facility lenders in the amount of $7.5 million.

                  2. USE OF SECURED LENDERS' CASH COLLATERAL AND ADEQUATE PROTECTION.

                           a.       MPAN DEBTORS.

         The order approving the MPAN DIP Credit Agreement also authorized the MPAN Debtors to use the cash collateral of the prepetition MPAN Senior Credit Facility lenders, and to "prime" their prepetition liens. As adequate protection, the Bankruptcy Court granted the MPAN Senior Credit Facility lenders, among other things, (i) a junior replacement lien in all assets that secure the obligations under the MPAN DIP Credit Agreement, subject to the MPAN Carve-Out, (ii) a "superpriority claim" pursuant to Bankruptcy Code section 507(b), (iii) payment of reasonable fees and expenses incurred during the MPAN Chapter 11 Cases, and (iv) 75% of the net proceeds from the disposition of the MPAN Debtors' assets (which proceeds paid to the MPAN Senior Credit Facility lenders total approximately $19.2 million to date). In addition, the MPAN Debtors agreed not to challenge the validity, perfection, enforceability, or priority of the liens and security interests granted to secure the obligations under the MPAN Senior Credit Facility, although the MPAN Committee retained the right to make such a challenge for a limited period of time.

         On March 20, 2000, the Bankruptcy Court entered its "Final Order (i) Authorizing Use of Cash Collateral of Real Estate Lenders and (ii) Granting Adequate Protection Therefor" ("MPAN Adequate Protection Order"), which authorized the MPAN Debtors to use the cash collateral of secured lenders other than the parties to the MPAN Senior Credit Facility (collectively, "MPAN Project Lenders"). Pursuant to the MPAN Adequate Protection Order, the MPAN Debtors have granted those MPAN Project Lenders that have validly perfected liens in the MPAN Debtors' inventory and/or receivables relating to one or more skilled nursing facilities replacement liens in the inventory and/or receivables generated by such facilities after the Petition Date. The priority of such replacement liens vis-a-vis the replacement liens granted to the MPAN Senior Credit Facility lenders is as set forth in the MPAN Adequate Protection Order and the other orders referred to therein.

                           b.       MHG DEBTORS.

         The order approving the MHG DIP Credit Agreement also authorized the MHG Debtors to use the cash collateral of the prepetition MHG Senior Credit Facility lenders, and to "prime" their prepetition liens. As adequate protection, the Bankruptcy Court granted the MHG Senior Credit Facility lenders, among other things, (i) a junior replacement lien in all assets that secure the obligations under the MHG DIP Credit Agreement, subject to the MHG Carve-Out,
(ii) a "superpriority claim" pursuant to Bankruptcy Code section 507(b), and
(iii) payment of reasonable fees and expenses incurred during the MHG Chapter 11 Cases. In addition, the MHG Debtors agreed not to challenge the validity, perfection, enforceability, or priority of the liens and security interests granted to secure the obligations under the MHG Senior Credit Facility, and all other parties now are barred from doing so. As noted, the MHG Senior Credit Facility lenders also have received $22.5 million in adequate protection payments pursuant to extensions of the MHG DIP Credit Agreement.

         On February 16, 2000, the Bankruptcy Court entered its "Final Order (i) Authorizing Use of Cash Collateral of Third Party Lenders and (ii) Granting Adequate Protection Therefor" ("MHG Adequate Protection Order"), which authorized the MHG Debtors to use the cash collateral of secured lenders other than the parties to the MHG Senior Credit Facility (collectively, "MHG Project Lenders," and with the MPAN Project Lenders, "Project Lenders"). Pursuant to the MHG Adequate Protection Order, the MHG Debtors have granted those MHG Project Lenders that have validly perfected liens in the MHG Debtors' inventory and/or receivables relating to one or more skilled nursing facilities replacement liens in the inventory and/or receivables generated by such facilities after the Petition Date. The priority of such replacement liens vis-a-vis the replacement liens granted to the MHG Senior Credit Facility lenders is as set forth in the MHG Adequate Protection Order and the other orders referred to therein.

         E.       MANAGEMENT PROTOCOL AND MANAGEMENT OF THE MHG DEBTORS.

         The MPAN Debtors currently manage 73 skilled nursing facilities that are owned or leased by the MHG Debtors pursuant to the Management Protocol. The Management Protocol was approved by the Bankruptcy Court in the Debtors' respective Chapter 11 Cases on or about

February 16, 2000, and is included as an Annex to the final orders of the Bankruptcy Court approving postpetition financing and use of cash collateral by the MPAN Debtors and the MHG Debtors, respectively.

         Pursuant to the Management Protocol and the provisions in the relevant debtor-in-possession financing agreements related thereto, the MHG Debtors are authorized and directed to pay an "Overhead Payment" to the MPAN Debtors as compensation for their management services. As originally approved, the Overhead Payment is to be made on the last Business Day of each of the first four weeks of each month, in an amount equal to 1.25% of the "Revenues" projected in the budget for each month in question. The Overhead Payments are subject to a reconciliation every month to the extent that actual Revenues differ from those budgeted. Either the MPAN Debtors or the MHG Debtors may terminate the Management Protocol and related provisions in accordance with the terms thereof on 90 days' notice to the other party.

         In connection with amendments to the MPAN DIP Credit Agreement and the MHG DIP Credit Agreement, approved by the Bankruptcy Court on or about December 5, 2001, the Management Protocol was amended to reduce the amount of the Overhead Payment by $1 million per month.

         F. SPECIAL TREATMENT OF CRITICAL VENDORS, EMPLOYEES, UTILITIES, AND OTHER PARTIES IMPORTANT TO THE DEBTORS' BUSINESS OPERATIONS.

                  1.       CRITICAL VENDOR PAYMENTS.

         The Debtors' businesses are dependent upon the continued supply of medicine, food, and other goods and services necessary to provide for the daily care of their patients. Accordingly, the Debtors sought and obtained Bankruptcy Court approval on January 18, 2000 to pay up to $20 million in Cash in the MPAN Chapter 11 Cases and $10 million in Cash in the MHG Chapter 11 Cases, in their discretion, to satisfy Claims of certain "critical vendors" whose continued business relationships the Debtors determined were necessary to the Debtors' ongoing business operations and reorganization efforts, and who in almost all cases were willing to provide the Debtors postpetition trade credit. Payment of a critical vendor was in full satisfaction of that vendor's prepetition Claims, even if the total amount paid was less than the face amount of that vendor's Claims. To date, the MPAN Debtors and the MHG Debtors have paid approximately $12.0 million and $6.0 million, respectively, to critical vendors.

                  2.       OTHER PAYMENTS ON ACCOUNT OF PREPETITION CLAIMS.

         The Debtors received Bankruptcy Court authority on or about January 19, 2000, in their respective Chapter 11 Cases, to: (i) honor, in their discretion, certain prepetition wages and benefits of employees and to satisfy prepetition Claims of certain independent contractors, (ii) make payments to maintain certain of their insurance policies and bonding requirements, (iii) pay certain license and regulatory agency fees, (iv) pay certain prepetition sales and use taxes, (v) honor patient and customer refunds and certain other prepetition obligations to patients and residents, and (vi) maintain certain patient trust funds.

                  3.       ADEQUATE ASSURANCE OF PAYMENT FOR UTILITIES.

         Bankruptcy Code section 366 provides that a utility may not alter, refuse, or discontinue service to a debtor on the basis of the commencement of a bankruptcy case or of an outstanding prepetition amount owing to the utility, unless the debtor fails to provide the utility with adequate assurance of future payment within twenty days after the commencement of the case. The Debtors filed motions on January 18, 2000 in their respective Chapter 11 Cases, seeking the Bankruptcy Court's determination that the Debtors' debtor-in-possession financing and the utilities' rights to Administrative Expenses were sufficient "adequate assurance" of future payment for utilities as provided by Bankruptcy Code section 366. In response to concerns raised by certain utilities, the Debtors entered into various stipulations for assurance of future payment, pursuant to which the subject utilities continue to provide service to the Debtors in exchange for certain deposits, payments, or other consideration. With respect to the remainder of the Debtors' utilities, the Bankruptcy Court granted the Debtors' respective motions in orders dated February 8, 2000.

         G. ACTIONS IMPLEMENTED TO RESTRUCTURE THE DEBTORS' ASSETS AND BUSINESS OPERATIONS.

         Since the Petition Date, the Debtors and their professional advisors have completed an evaluation of the Debtors' operations and financial condition in order to develop a reorganization strategy that will enable the Debtors to emerge from chapter 11 as a profitable enterprise. Throughout the pendency of the Chapter 11 Cases, the Debtors have focused on reducing overhead costs, divesting underperforming facilities and business lines, and restructuring ongoing contracts and lease obligations to reduce costs and improve operating performance and efficiency. The Debtors have taken significant steps in this direction, including: (i) negotiating and implementing numerous divestitures of uneconomic facilities, including both sales and lease rejections; (ii) negotiating the restructuring of certain key lease portfolios; and (iii) negotiating, obtaining Bankruptcy Court approval of, and consummating the sale of the Debtors' APS pharmacy division. The following discussion outlines each of these significant accomplishments.

                  1.       REAL ESTATE DIVESTITURES.

         Throughout the pendency of the Chapter 11 Cases, the Debtors have sought to strengthen their financial performance and operations by divesting underperforming facilities and facilities not otherwise strategic to the Debtors' operations. In so doing, the Debtors have sought to improve both their operations and financial performance.

         As of the Petition Date, the Debtors owned, leased, or managed for third parties more than 380 skilled nursing facilities. Since the Petition Date, the Debtors have divested 74 facilities, including (i) rejections of 33 facility leases, both by operation of law pursuant to Bankruptcy Code section 365(d)(4) and after notice and a hearing in accordance with Bankruptcy Code section 365(a);(9) (ii) expirations of leases of 6 facilities, (iii) sales of 17

----------

(9) The Debtors currently have until the earlier of (a) January 31, 2002 (or such later date as may facilities pursuant to Bankruptcy Code section 363; (iv) closures of 4 facilities pursuant to plans approved by the required regulatory authorities; and (v) terminations of a management agreement with respect to 1 facility. The sales of the 17 facilities have resulted in approximately $12 million being paid to the MPAN Senior Credit Facility Claim Holders as adequate protection in accordance with the terms of the MPAN DIP Credit Agreement.

         In the case of nearly every divestiture of an operating skilled nursing facility to date, the Debtors successfully have negotiated a consensual transfer of operations of the relevant facility in accordance with state and federal law. In addition, in connection with many divestitures, the Debtors have also obtained the requisite approvals from CMS with respect to the assignment of Medicare provider agreements to third party purchasers and other new operators of facilities, without the imposition of successor liability on such purchasers and operations, thus enhancing the Debtors' ability to transfer the operations of such facilities and achieve maximum value therefrom.

         In addition, the Debtors have rejected 47 leases of office and multiuse space no longer required by their existing operations or formerly used in discontinued and divested business lines.

                  2.       REAL ESTATE PORTFOLIO RESTRUCTURINGS.

         The MPAN Debtors have successfully restructured, or are in the process of restructuring, a number of their significant lease and secured creditor real estate portfolios.

                           a.       SENIOR HOUSING PROPERTIES TRUST.

         In May 2001, the Bankruptcy Court approved the comprehensive restructuring of the MPAN Debtors' two portfolios of 22 properties leased from Senior Housing Properties Trust (f/k/a Health and Rehabilitation Properties Trust, and predecessor in interest to Senior Housing Properties Trust, "SNH"). This comprehensive restructuring provided generally that the MPAN Debtors would relinquish their leasehold interests in 17 of the facilities leased from SNH and Cash and stock that served as a security deposit under the leases, in exchange for the transition to the lessee-Debtors of free and clear ownership of five facilities formerly leased from SNH, and a release from SNH. The MPAN Debtors believe that the five retained facilities were among the best performing facilities in the SNH portfolio, while the 17 relinquished facilities had varying levels of performance. The restructuring of the SNH portfolio also provided for the settlement of all of the parties' claims against one another.

                           b. MID-SOUTH HEALTH CARE ASSOCIATES AND PREMIER PROPERTIES.

         On or about March 30, 2000, the Bankruptcy Court approved the MPAN Debtors'

----------

be fixed on subsequent motion of the Debtors, which motion is currently pending) and (b) the effective date of a plan of reorganization to make a determination about whether to assume, assume and assign, or reject their remaining unexpired leases of nonresidual real property.

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
assumption of and amendments to (i) one group of 12 real estate leases with Mid-South Health Care Associates, and (ii) another group of five real estate leases with Premier Properties of South Carolina. In each case, the assumptions included a related settlement of disputes that was incorporated into the applicable lease amendments. These consensual restructurings allowed the parties to resolve potential challenges to the MPAN Debtors' ability to retain these two profitable portfolios.

                           c.       NATIONWIDE HEALTH PROPERTIES.

         As of the Petition Date, the MPAN Debtors were parties to leases involving 21 facilities with Nationwide Health Properties, Inc. and NH Texas Properties Limited Partnership (together, "NHP"), one of which facilities was sublet to a third party. As a result of extensive negotiations, the NHP lease portfolio was restructured by: (i) rejecting the leases for three underperforming facilities in Indiana; (ii) rejecting the leases for eleven underperforming facilities in Texas; (iii) assuming the leases, as modified, for two facilities in Illinois; (iv) assuming the leases, as modified, for four facilities in California; and (v) assuming and assigning to NHP the MPAN Debtors' interest as tenant and sublessor in respect of the one California facility that was subject to a sublease. All operations at the facilities subject to the rejected leases were transferred to new operators by consensual agreements.

                           d.       OMEGA HEALTHCARE INVESTORS.

         As described in Section II.C.3.b.ii above, as of the Petition Date, Professional Health Care Management, Inc., a Michigan corporation ("PHCMI"), 13 of its subsidiaries ("PHCMI Subsidiaries"), and Living Centers-PHCM, Inc., a North Carolina corporation ("LC-PHCM", and together with PHCMI and the PHCMI Subsidiaries, "PHCMI Debtors"), all MPAN Debtors, were indebted to Omega in connection with a 1992 loan in the original principal amount of $58.8 million ("Original Omega Loan"). The Original Omega Loan was guaranteed by the PHCMI Subsidiaries and LC-PHCM ("Omega Guaranties"). GranCare was also obligated under a "keepwell agreement" relating to PHCMI. The Original Omega Loan and the Omega Guaranties were secured by first mortgages on 13 skilled nursing facilities operated by the PHCMI Debtors in Michigan, and three more operated by PHCMI in North Carolina (collectively, "Omega Facilities").

         Following extensive negotiations with Omega, MPAN, GranCare, and the PHCMI Debtors implemented a consensual restructuring of and settlement of the disputes relating to the Original Omega Loan. As the first step of this restructuring, effective February 1, 2001, with the approval of Omega and the Bankruptcy Court, PHCMI sold the four worst performing facilities within the Omega portfolio ("Ciena Facilities") to an affiliate of Ciena Healthcare Management, Inc., in exchange for, among other things, a $9 million purchase money note, secured by first mortgages on the Ciena Facilities ("Ciena Purchase Money Loan"). PHCMI contemporaneously assigned an undivided 50% interest in the Ciena Purchase Money Loan to Omega in return for a $4.5 million credit against the obligations of the PHCMI Debtors in connection with the Original Omega Loan. The immediate effect of this transition was to eliminate four facilities that generated substantial negative cash flow from the PHCMI Debtors' portfolio as well as to reduce the indebtedness to Omega.


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
         As the second step of the Omega restructuring, Omega, MPAN, GranCare, and the PHCMI Debtors entered into a settlement agreement dated as of August 1, 2001, pursuant to which, among other things, (a) PHCMI agreed to transfer its residual 50% interest in the Ciena Purchase Money Loan to Omega for approximately $3.5 million, plus 50% of principal payments received under the Ciena Purchase Money Loan in excess of $8 million and interest payments received under the Ciena Purchase Money Loan in excess of $960,000 annually; (b) the parties agreed to amend and restate the Original Omega Loan to reflect an outstanding principal indebtedness of approximately $59.7 million, to reduce the interest rate substantially, extend its maturity, and enable the PHCMI Debtors to defer the payment of certain past-due interest; (c) MPAN agreed to manage, or cause one of its wholly-owned Debtor Affiliates (currently GranCare of Michigan, Inc.) to manage, the remaining 12 Omega Facilities (the "PHCMI Management Agreement"); and (d) GranCare was released from its "keepwell" obligation to contribute additional capital to PHCMI. The transactions described in this paragraph (including, but not limited to the PHCMI Management Agreement) were approved by order of the Bankruptcy Court entered on or about August 22, 2001, and were closed effective September 1, 2001. To facilitate the restructuring of the obligations of the PHCMI Debtors to Omega, the MPAN DIP Credit Agreement lenders and the MPAN Senior Credit Facility lenders released any liens on the stock of the PHCMI Debtors and their assets.

         The PHCMI Management Agreement expires by its terms on August 31, 2005, subject to two successive extension options unilaterally exercisable by the manager, the first being a three - year extension term, and the second being a two - year extension term. The compensation for such management services included a monthly management fee equal to 5% of gross revenues, plus an annual incentive management fee equal to 75% of free cash flow from the remaining Omega Facilities ("Omega Incentive Management Fee"). The remaining 25% of free cash flow is payable annually to Omega as an amendment fee.

         The PHCMI Debtors did not guarantee or pledge their assets in connection with the MPAN Senior Credit Facility, nor will they guarantee or pledge their assets to secure the Exit Facility or the Junior Lender Notes (if issued). Neither MPAN, GranCare, nor any other MPAN Debtor has guaranteed the modified Omega Loan (the "Modified Omega Loan") or pledged assets to secure the Modified Omega Loan, other than the pledge of PHCMI's issued and outstanding capital stock by GranCare. The Omega Loan Documents restrict the extent to which the PHCMI Debtors can incur other indebtedness, including intercompany indebtedness from PHCMI's shareholders.

         In light of the non-recourse nature of the Modified Omega Loan beyond the PHCMI Debtors and the stock of PHCMI that was pledged to Omega, MPAN, in consultation with representatives of the agent for the MPAN Senior Credit Facility (participants in which would own the vast majority of the equity of Reorganized MPAN if the Joint Plan is confirmed and consummated), concluded that it would be appropriate to deleverage the Reorganized Debtors by taking the Modified Omega Loan (together with the other liabilities and assets of the PHCMI Debtors) off - balance sheet. To that end, GranCare, as the sole shareholder of PHCMI, entered into a Share Purchase Agreement dated as of September 1, 2001 (the "SPA") with PHCMI and an unaffiliated investor, Nexion Health BKC, Inc. ("Nexion"). Pursuant to the SPA, GranCare


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reserved an option to sell Nexion 51% of the issued and outstanding capital stock of PHCMI and attendant control rights (the "PHCMI Majority Equity Sale"), for a purchase price of $300,000. If such option is exercised, the stock of MPAN Debtor Living Centers-PHCM, Inc. (the owner of the three Omega Facilities located in North Carolina) will first be transferred to PHCMI, so that all 12 Omega Facilities will be owned by PHCMI or its subsidiaries.

         Upon consummation of the PHCMI Majority Equity Sale, which is contemplated to occur on or prior to the Plan's Effective Date, the PHCMI Management Agreement will be modified in certain respects, including, among other things, to reduce the annual Omega Incentive Management Fee payable to the manager from 75% of the free cash flow of the Omega Facilities to 70%. This fee is in addition to the manager's monthly 5% management fee. The annual amendment fee to Omega equal to 25% of the Omega Facilities' free cash flow would continue.

         Once the PHCMI Majority Equity Sale takes place, a shareholder's agreement will become operative between GranCare and Nexion (the "PHCMI Shareholder's Agreement"). The board of directors of PHCMI will be controlled by Nexion, which will have the right to appoint a majority of that board. The business and affairs of PHCMI will be controlled by the Board of directors through majority vote. The MPAN-affiliated minority shareholder, however, will retain certain "protective rights" through the unanimous board of directors approval requirement for certain enumerated acts or transactions. Matters requiring unanimous PHCMI board approval include the following: (i) any act in contravention of the PHCMI Shareholder's Agreement; (ii) any act that would make it impossible for any of the PHCMI Debtors to carry on its business; (iii) the confession of a judgment against any of the PHCMI Debtors; (iv) the merger or consolidation of PHCMI or any PHCMI subsidiary or a change in legal form of any of those entities; (v) any asset acquisition, sale, or encumbrance relating to assets having a fair value in excess of 20% of the fair value of the consolidated total assets of PHCMI and its subsidiaries; (vi) any change in the type of business conducted by the PHCMI Debtors; (vii) any optional prepayment on the Modified Omega Loan or any other indebtedness of the PHCMI Debtors other than in the ordinary course of business; (viii) any amendment of the organizational documents of the PHCMI Debtors; (ix) any incurrence of indebtedness or guaranties other than in the ordinary course of business, or modification, extension, renewal, or refinancing of indebtedness or guaranties;
(x) the payment of any extraordinary distribution or dividend (i.e., a dividend paid other than to all PHCMI shareholders on a ratable basis), with the exception of the Priority Nexion Distribution referred to below; (xi) the waiver, release, or repudiation of any of the PHCMI Debtors' rights or options under the Modified Omega Loan; (xii) participation in certain transaction with Nexion's affiliates; (xiii) the repurchase of any capital stock of PHCMI or its subsidiaries except as expressly contemplated in the PHCMI Shareholder's Agreement; (xiv) the dissolution or liquidation of any of the PHCMI Debtors; and
(xv) the filing of a bankruptcy petition for any of such entities, or making a general assignment for the benefit of creditors.

         In addition to the foregoing, if a PHCMI Debtor receives a bona fide third-party offer to purchase one or more Omega Facilities, and if the sale thereof would require unanimous board consent of a PHCMI Debtor, GranCare would have a right of first refusal to purchase such Omega Facility or Omega Facilities upon the terms and conditions contained in such bona fide offer. In addition, GranCare would be granted an option to purchase all (but not less than all) of


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
Nexion's 51% equity stake in PHCMI on December 1, 2004, or if such option has not been exercised on December 1, 2004, then on any business day after August 31, 2005. The price at which such option can be exercised is equal to 51% of the average distributable cash flow of PHCMI for the three (3) years immediately preceding the stock buy-back, multiplied by five (5). In the event GranCare exercises the option to purchase Nexion's 51% share of PHCMI stock, the assets and liabilities of the PHCMI Debtors, including without limitation any indebtedness of such entities, would be added to the balance sheet of MPAN and its consolidated subsidiaries.

         Prior to exercise of such stock buy-back option, Nexion would be entitled to receive from PHCMI a monthly preferred distribution equal to 51% of the "return on equity" Medicaid reimbursement for the three Omega Facilities in North Carolina, subject to a $130,000 minimum annual distribution (the "Priority Nexion Distribution").

         Nexion, a subsidiary of Nexion Health, Inc. based near Baltimore, Maryland, is an independent operator of skilled nursing facilities and is wholly unrelated to MPAN and MPAN's affiliates. The SPA, the PHCMI Shareholder's Agreement, the amended and restated PHCMI Management Agreement for the Omega Facilities, and all other documents relating to the PHCMI Majority Equity Sale were negotiated by MPAN at arms length with Nexion and Omega. Omega and the Bankruptcy Court have approved the PHCMI Majority Equity Sale.

         In the event the PHCMI Majority Equity Sale is consummated, all assets and liabilities of the PHCMI Debtors will be removed from the consolidated balance sheet of MPAN and its consolidated subsidiaries, with MPAN's residual 49% share of the PHCMI Debtors reflected on the balance sheet using the equity method of accounting.

                           e.       STUDER-MORTON.

         On the Petition Date, Debtor Living Centers of Texas, Inc. ("LCT") was the lessee under thirteen leases with Studer-Morton Company ("Studer-Morton") for thirteen facilities in Texas. The MPAN Debtors have been involved in extensive negotiations with Studer-Morton and its principals regarding the restructuring of this thirteen-lease portfolio. The Debtors and Studer-Morton agreed to the amendment of five of the leases, the assumption of those leases as amended, and a settlement of certain related issues in a transaction that the Bankruptcy Court approved in January, 2001. In addition, Studer-Morton and the MPAN Debtors have negotiated a resolution of issues pertaining to the eight remaining leases in the Studer-Morton portfolio, which is subject to documentation and Bankruptcy Court approval, pursuant to which (i) seven of the eight leases would be rejected; (ii) the MPAN Debtors would transfer their right to any personal property located at the seven rejected facilities to Studer-Morton; (iii) Studer-Morton would release substantial alleged prepetition Claims and Administrative Expenses related to the seven rejected facilities; and
(iv) the MPAN Debtors would enter into a new, 20-year lease of the remaining facility at an increased rental rate.

                           f.       MAYER LEASES.

         Debtor LCT is the lessee under seven leases that are identical other than with respect to rent ("Mayer Leases") with seven entities affiliated with Clarence Mayer, Jr. for skilled nursing


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facilities located in the State of Texas. Overlaying the Mayer Leases is a
Contract to Lease and Surviving Master Agreement for Leases of Mayer, Trustee Nursing Homes dated as of May 1, 1994 ("Master Agreement"), under which MPAN agreed to lend money on a non-recourse basis to each of the seven lessors, evidenced by seven separate notes that are individually secured by first deeds of trust on the respective facility to which each relates (collectively, "Mayer Secured Obligations"). The collective principal outstanding indebtedness on the Mayer Secured Obligations is approximately $8,300,000, payable May 1, 2012.

         In addition, under the Master Agreement, the lessors have the right through May 1, 2011 (one year before the end of the term of the Mayer Leases) to cause MPAN to purchase all of the facilities subject to the Mayer Leases ("MPAN Purchase Obligation"). The initial MPAN Purchase Obligation for the facilities was set at $25,300,000 as of May 1, 1994, subject to an escalation clause. As of September 30, 2000, the MPAN Purchase Obligation was $31,458,472. The MPAN Debtors estimate that the MPAN Purchase Obligation could increase to approximately $42,000,000 by May 1, 2011, the end of the put period. The facilities are presently not worth the amount of the MPAN Purchase Obligation.

         If the MPAN Debtors do not fulfill the MPAN Purchase Obligation and purchase the facilities at the then-existing MPAN Purchase Obligation purchase, then the lessors may sell the facilities to one or more third parties, free and clear of the respective Mayer Leases, and apply the sale price to the MPAN Purchase Obligation. MPAN's liability for a deficiency under the MPAN Purchase Obligation is capped at $5,000,000, plus 8% per annum, compounded annually from May 1, 1994. Presently, the estimated deficiency Claims upon breach of the MPAN Purchase Obligation (i.e. the difference between the fair value of the facilities and the amount of the MPAN Purchase Obligation) approximates the amount of the Mayer Secured Obligations; however, by May 1, 2011, the expiration of the date of the MPAN Purchase Obligation, the capped deficiency claim will approximate $18,500,090.

         In light of the uncertainty regarding LCT's ability to reject the leases for the two worst-performing facilities ("Longview Facilities") without rejecting all of the Mayer Leases, and the potential for Claims under the MPAN Purchase Obligations to more than offset the Debtors' claims with respect to the Mayer Secured Obligations, LCT, MPAN, and the landlords under the Mayer Leases conducted extensive negotiations that culminated in a proposal to comprehensively restructure the lease portfolio. On or about January 8, 2002, the Debtors filed a motion in the Bankruptcy Court seeking approval of the lease portfolio restructuring agreement, the terms of which are described briefly below (the "Mayer Motion"). The Mayer Motion is currently scheduled for hearing on February 6, 2002.

         Under the proposed lease portfolio restructuring, (i) LCT would reject the Mayer Leases and related obligations, including the Master Agreement, (ii) the MPAN Purchase Obligation would be terminated, (iii) the landlords under the Mayer Leases would transfer the Mayer Facilities to a single, newly-created affiliate of Clarence Mayer, Jr. ("New Mayer Lessor"), (iv) the Longview Facilities would be leased by LCT under a six-month lease, pending the transition of those facilities to a new operator selected by the New Mayer Lessor, and (v) the remaining five Mayer facilities would be leased to LCT for 20 years pursuant to a new master lease with the New Mayer Lessor.


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         In addition, the Mayer Secured Obligations would be assigned by MPAN to its wholly-owned Debtor Affiliate, GCI Health Care Centers, Inc. ("GCIHCC"). The Mayer Secured Obligations relating to the Longview Facilities would be pledged to the New Mayer Lessor to secure a non-recourse guaranty by GCIHCC of the new, short-term Longview lease, and of any new lease for the Longview Facilities entered into by the New Mayer Lessor with a new third-party tenant. GCIHCC would pledge the remaining Mayer Secured Obligations to the New Mayer Lessor to secure a similar non-recourse guaranty of the new master lease. In addition, the new master lease and the short-term Longview lease (but not any third-party Longview lease) would be guaranteed on an unsecured, recourse basis by MPAN and all MPAN subsidiaries which own, directly or indirectly, the issued and outstanding stock of LCT.

                           g.       CARE INNS.

         As of the Petition Date, Debtor LCT leased four skilled nursing facilities from Care Inns, Ltd. ("Care Inns"). In May 2001, the MPAN Debtors filed a motion seeking to reject three of the four facility leases with Care Inns. Care Inns objected to such relief on the grounds that the four facility leases were integrated and, therefore, the MPAN Debtors must reject all four leases or assume all four leases. In addition, Care Inns asserts that it has Administrative Expenses as a result of the MPAN Debtors' alleged failure to perform their postpetition obligations under the four Care Inns leases relating to the repair and maintenance of the Care Inns facilities, which contention the MPAN Debtors dispute. After extensive negotiations, the parties entered into a settlement agreement pursuant to which, among other things, the MPAN Debtors were permitted to reject three of the four leases without making an immediate determination with respect to the fourth lease, and may assume the fourth lease notwithstanding the rejection of the other three Care Inns leases. If the MPAN Debtors reject the fourth lease, then Care Inns will release the Administrative Expenses referred to above; otherwise, Care Inns will preserve and have the right to pursue those Administrative Expenses. On their part, the MPAN Debtors have reserved the right to recover from Care Inns the value of personal property located at the facilities that has been returned to Care Inns to the extent that the Bankruptcy Court determines that Care Inns was not entitled to such personal property. The MPAN Debtors' entry into the settlement agreement with Care Inns was approved by an order of the Bankruptcy Court dated November 1, 2001.

                  3.       SALE OF HOME HEALTH AGENCIES.

         As of the Petition Date, the MHG Debtors owned and operated 6 home health agencies, having previously divested 5 agencies in the prepetition period. Having determined that the home health business was not a strategic fit with the MHG Debtors' operations, the MHG Debtors negotiated sales in the postpetition period of 4 home health agencies in Massachusetts and 2 home health agencies in Connecticut. The Bankruptcy Court approved the sale of the Connecticut home health agencies by order dated April 26, 2000, and the sale of the Massachusetts home health agencies by order dated May 19, 2000. The proceeds of the sale of the Connecticut home health agencies totaled approximately $150,000; and the proceeds of the sale of the Massachusetts home health agencies totaled approximately $100,000.


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
                  4. SALE OF APS, THE DEBTORS' PHARMACEUTICAL DISTRIBUTION BUSINESS.

         As of the Petition Date, the Debtors operated approximately 31 pharmacies and four distribution centers that provided pharmacy products and services to approximately 1,400 facilities operated both by the Debtors and third parties ("APS Division"). The APS Division was one of the largest institutional pharmacies in the United States.

         The APS Division was comprised of an amalgamation of entities owned and operated by the Debtors. Due both to the fact that the APS Division had incurred operating losses in recent years and was not a strategic fit with the Debtors' continued operations, the Debtors determined that a sale of the APS Division was in the best interests of their estates and creditors. For more than a year, the Debtors actively marketed the APS Division to all known potential buyers that both (i) were capable of purchasing and operating the business, and (ii) expressed an interest in such an acquisition following notification by the Debtors.

         After the Debtors concluded extensive due diligence and prolonged negotiations with more than one potential buyer, Genesis Health Ventures, Inc. and its affiliate, NeighborCare Pharmacy Services, Inc. (collectively, "Genesis"), emerged as the parties making the best initial offer for the APS Division, which offer was made subject to an auction and overbidding process in return for Genesis' right to a break-up fee and reimbursement of reasonable fees and costs, including reasonable attorneys' fees, collectively not to exceed $1,700,000, if Genesis was not the successful bidder following the auction and Bankruptcy Court approval of a sale to an alternative buyer.

         On October 16, 2001, the Bankruptcy Court entered an order in each of the Debtors' jointly-administered Chapter 11 Cases authorizing: (i) the implementation of certain notice, overbid, and auction procedures in connection with the Debtors' sale of the APS Division, and (ii) the break-up fee arrangements outlined in the relevant Asset Purchase Agreement. As a result, on October 17, 2001, the Debtors filed a motion ("APS Sale Motion") in each of their jointly-administered Chapter 11 Cases seeking approval of the sale of the APS Division free and clear of liens, claims, encumbrances, and interests to the party making the highest and best offer, and to take certain actions in connection with the sale of the APS Division.

         In response to the APS Sale Motion, an overbid for the assets of the APS Division was received from Omnicare, Inc. and its wholly owned affiliate, APS Acquisition LLC (collectively, "Omnicare"). Accordingly, an auction of the assets comprising the APS Division was held on December 4, 2001, at which time, following competitive bidding at the auction by both Genesis and Omnicare, Omnicare was determined to have made the highest and best bid for the assets of the APS Division. On December 5, 2001, at the conclusion of the hearing on the APS Sale Motion, the Bankruptcy Court approved the sale of the APS Division to Omnicare. As a result of the selection of Omnicare as the purchaser of the assets of the APS Division, Genesis has earned its full $1,700,000 break-up fee.

         On January 7, 2002, the Debtors sold the assets that comprise the APS Division to APS Acquisition LLC as part of one transaction, free and clear of all liens, encumbrances, and Claims of the Debtors' creditors, including the liens and Claims held by the Senior Credit Facility


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
lenders, for a cash closing price of $91,399,000 (subject to adjustments as provided in the relevant Asset Purchase Agreement) and up to $18,000,000 in future payments depending upon certain post-closing operating results of the APS Division. All liens of creditors asserted against the assets of the APS division were transferred to the initial cash proceeds of the sale, to the same extent and with the same validity and priority as such liens presently enjoy against the respective assets that make up the APS Division. APS is presently engaged in the resolution of liens asserted against the net proceeds of sale and is cooperating with Omnicare in an orderly transition of the business operations.

         H.       CLAIMS BAR DATE AND ANALYSIS.

                  1.       CLAIMS BAR DATES.

         The Bankruptcy Court established a general claims bar date in the Debtors' Chapter 11 Cases of September 29, 2000. Certain creditors, however, were allowed additional time to file proofs of claim, including: (i) certain personal injury claimants that were granted additional time by the Bankruptcy Court; (ii) certain parties that have stipulated with the Debtors for additional time; and (iii) parties to rejected executory contracts and unexpired leases, which have 30 days from the date of rejection of their contract or lease to file a proof of claim. In addition, a supplemental bar date of September 4, 2001 was established for parties whose claims were affected by the June 28, 2001 amendments to the Debtors' Schedules. Numerous other creditors have filed proofs of claim after the bar date; the Bankruptcy Court has not ruled on the validity of such Claims, which the Debtors reserve the right to object to as untimely as well as on any other grounds.

         The bar date for certain intercompany Claims asserted against the Debtors by non-Debtor affiliates of the Debtors, and by the MPAN Debtors against the MHG Debtors and vice versa, is currently January 22, 2002, subject to further extension by agreement of the necessary parties. There is no bar date currently for Claims asserted by any of the MPAN Debtors against any of the other MPAN Debtors, or by any of the MHG Debtors against any of the other MHG Debtors.

         To date, approximately 9,900 proofs of claim in the aggregate have been filed in the MPAN Chapter 11 Cases, and approximately 3,600 proofs of claim in the aggregate have been filed in the MHG Chapter 11 Cases. The Debtors also have scheduled certain Claims with respect to which no proofs of claim have been filed. The Debtors believe that the total amount of Allowed Claims against their respective estates will be significantly lower than the amount asserted. However, the Debtors are still in the process of evaluating the approximately 13,500 proofs of claim filed in their Chapter 11 Cases and attempting to reconcile them with their own books and records. Because of the large number of proofs of claim filed, the complexity of many of these Claims, and the fact that many of the Claims are disputed and/or unliquidated, the Debtors will not have completed their analysis of all Claims prior to the Plan's Effective Date.

         THE DEBTORS RESERVE ALL RIGHTS AND DEFENSES WITH RESPECT TO THE CLASSIFICATION, ALLOWANCE, OR DISALLOWANCE OF ANY CLAIM NOT PREVIOUSLY ALLOWED BY A FINAL ORDER OF THE BANKRUPTCY COURT OR PURSUANT TO THE TERMS OF THE PLAN, AND FURTHER WITH RESPECT TO THE SECURED OR PRIORITY STATUS THEREOF.


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
                  2.       ALTERNATIVE DISPUTE RESOLUTION PROCEDURE.

         The MPAN Debtors and the MHG Debtors have collectively identified approximately 875 prepetition Claims that were initiated or asserted against them, primarily comprised of personal injury, wrongful death, property damage, bodily injury, products liability, employment law, and other similar Claims. The numerous Claims arising from such actions are disputed, and, in many cases, unliquidated.

         In order to allow the Debtors to expedite the resolution and liquidation of such Claims, while saving the Debtors and the claimants substantial litigation costs, the Bankruptcy Court, on or about December 26, 2000, approved the implementation of an alternative dispute resolution procedure ("ADR Procedure") in each of the Debtors' jointly-administered cases. The Debtors have been working over the course of the past year and have substantially implemented the ADR Procedure.

         Through the ADR Procedure, the Debtors have resolved approximately 165 Claims, and approximately 570 Claims are in the negotiation phase or have completed the negotiation phase and will be set for mediation. There are also approximately 140 Claims in default under the terms of the ADR Procedure, meaning that the claimant was sent numerous notices of the ADR Procedure, pursuant to which the claimant was asked to provide the Debtors with certain information and make a formal settlement demand, and the claimant failed to respond to any of the notices. The Debtors filed motions in each of the Chapter 11 Cases seeking an order of the Bankruptcy Court allowing the Debtors to officially close the files of certain non-responsive claimants ("Non-Responsive Claimants Motion"). The Bankruptcy Court granted the Non-Responsive Claimants Motion as to 139 of the claimants on November 15, 2001. The Bankruptcy Court granted a subsequent motion founded on the same basis as to 25 non-responsive claimants on December 5, 2001. As a result, any Claims previously filed by such non-responsive claimants have been deemed disallowed, and such claimants are prohibited from filing any additional Claims against the Debtors' estates.

         Of the prepetition Claims that are subject to the ADR Procedure, 43 Claims in the MPAN Chapter 11 Cases and 26 Claims in the MHG Chapter 11 Cases involve current or former employees, and are based on, among others, allegations of breach of contract, discrimination, and unlawful termination (collectively, "Prepetition Employee Actions"). All but one of the Prepetition Employee Actions are included in the ADR Procedure.(10) Twenty of the Prepetition Employee Actions have been settled and four are tentatively settled, pending the receipt of signed settlement agreements. One case has been partially settled, with four of the five plaintiffs having already agreed to settle. Most of the Prepetition Employee Actions that have finally and tentatively settled have each been settled for Claims of $25,000 or less.

_______________________
(10) The one MPAN Prepetition Employee Action excluded from the ADR Procedure was excluded because the MPAN Debtors prevailed on a motion for summary judgment in the underlying action.



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
         On or about November 15, 2001, the Court approved the Non-Responsive Claimants Motion as to 20 Prepetition Employee Actions. Of the remaining Prepetition Employee Actions, those that the Debtors cannot settle will be mediated pursuant to the terms of the ADR Procedure.

         Of the 24 Prepetition Employee Actions that have not otherwise been disposed of, 12 are potentially covered by various of the Debtors' employment-related insurance policies. However, it is doubtful that the Debtors will be able to receive any payments under the relevant insurance policies.

                  3.       OMNIBUS SETTLEMENT PROCEDURES.

         The Bankruptcy Court has approved the following omnibus settlement procedures in the Debtors' Chapter 11 Cases:

         SETTLEMENT OF ACCOUNTS RECEIVABLE AND OTHER COLLECTION ACTIONS. On April 11, 2000, the Bankruptcy Court entered an order authorizing the MPAN Debtors' settlement of accounts receivables through the application of generally the same settlement guidelines and considerations under which the MPAN Debtors have historically settled similar actions. The MPAN Debtors are required to give Chase at least seven days prior written notice of their intent to settle an account that will require the release of more than $75,000 in amounts alleged to be owing to the MPAN Debtors. Barring a timely objection from Chase, the MPAN Debtors are permitted to effectuate a settlement requiring a release of more than $75,000 if they have given Chase the requisite notice. The MPAN Debtors are not permitted to settle any claims asserted against insiders pursuant to this order. Subject to the foregoing limits, the MPAN Debtors may settle accounts receivable without notice. No such order has been entered in the MHG Chapter 11 Cases.

         SETTLEMENT OF CERTAIN PREPETITION CLAIMS AND CONTROVERSIES. On April 18, 2000, the Bankruptcy Court entered an order in each of the Debtors' jointly-administered Chapter 11 Cases providing that the Debtors may settle the following prepetition Claims and controversies in the following manner, without further notice: (i) employment related disputes by granting unsecured, nonpriority claims of up to $25,000 per Claim; (ii) other general corporate Claims against the debtors by granting an Allowed General Unsecured Claim of up to $25,000 per Claim; and (iii) California State Citation Claims by granting the assessing agency an Allowed General Unsecured Claim for up to 100% of the assessed fine, not to exceed $25,000. Notwithstanding the foregoing, the total amount of unsecured prepetition Claims that may be settled pursuant to this order cannot exceed $1 million in the MPAN Chapter 11 Cases and $750,000 in the MHG Chapter 11 Cases.

         SETTLEMENT OF WORKERS' COMPENSATION ACTIONS RE AIG INSURANCE POLICIES. On May 24, 2000, the Bankruptcy Court entered an order in each of the Chapter 11 Cases authorizing American International Group Companies ("AIG"), one of the Debtors' insurance carriers, to defend, adjust, settle, and pay workers compensation actions that have been brought directly against AIG without obtaining prior court approval. All payments made pursuant to any such settlements are to be made solely from AIG insurance proceeds.


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         SETTLEMENT OF PREPETITION PERSONAL INJURY ACTIONS. On May 24, 2000, the
Bankruptcy Court entered an order in each of the Chapter 11 Cases authorizing the Debtors to settle prepetition personal injury Claims by allowing the claimant (i) a General Unsecured Claim to the extent that the settlement amount falls within the self-insured or deductible portion of the applicable insurance policy, and (ii) any available insurance proceeds to the extent the settlement amount exceeds the self-insured or deductible portion of the applicable insurance policy. However, if the Debtors propose to settle a prepetition personal injury Claim by allowing a claimant a General Unsecured Claim in an amount in excess of $100,000, the Debtors must provide seven days written notice to the applicable Committee and agent for the Senior Credit Facility lenders. If neither the applicable agent nor Committee objects within the seven-day period, the Debtors may consummate the proposed settlement without any further proceedings. To the extent that the settlement amount for any Claim exceeds the amount, if any, for which the Debtors are liable under the applicable self-insured retention or deductible, the applicable non-Debtor party is authorized to pay the balance of the settlement amount, without further order of the Bankruptcy Court. The Debtors are not permitted to make any Cash payments to claimants under this order.

         SETTLEMENT AND PAYMENT OF POSTPETITION CLAIMS AND CONTROVERSIES. On August 31, 2000, the Bankruptcy Court entered an order in each of the Chapter 11 Cases authorizing the Debtors to settle certain postpetition Administrative Expenses in the ordinary course of their businesses, according to the following procedures and within the following parameters: (i) the Debtors are authorized to settle Administrative Expenses by making Cash payments in amounts not to exceed $100,000 per the disputed portion of each such Administrative Expense;
(ii) prior to paying more than $25,000 on account of a settlement of the disputed portion of an Administrative Expense, the Debtors must provide ten-days written notice to the applicable Committee and agent for the Senior Credit Facility lenders; and (iii) if neither the applicable agent nor Committee object within the ten-day period, the Debtors may consummate the proposed settlement without any further proceedings. If the Debtors receive any objection or if the proposed settlement involves an insider, the Debtors must seek Bankruptcy Court approval.

         I.       OTHER SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASES.

                  1.       ADVERSARY PROCEEDINGS AND OTHER LEGAL PROCEEDINGS.

                           a.       MPAN DEBTORS.

         NOVACARE LITIGATION. On October 5, 2000, NovaCare Holdings, Inc. ("NCH") filed an adversary complaint (as amended, "NCH Complaint") in the MPAN Chapter 11 Cases, commencing Adversary Proceeding No. 00-1577 (MFW), styled NovaCare Holdings, Inc. v. Mariner Post-Acute Network, Inc., et al. Various MPAN Debtors, Chase, Omega, and LaSalle (collectively, "Defendants") are named as defendants in the NCH Complaint.

         In the NCH Complaint, NCH alleges that its predecessors in interest (hereinafter also referred to as "NCH") were party to contracts with various MPAN Debtors under which NCH provided services to patients at various facilities of such MPAN Debtors. It further alleges that


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pursuant to these contracts, NCH provided certain services for which it was paid, but with respect to which CMS disallowed the facilities' claims for reimbursement ("NCH CMS Disallowances"). After the NCH CMS Disallowances, NCH allegedly provided credits to the facilities equal to the amount of the NCH CMS Disallowances. Appeals of the NCH CMS Disallowances were filed, and NCH alleges that it holds a constructive trust or equitable lien on any amounts that may be recovered from CMS as a result of such appeals. In the alternative, NCH alleges that it holds an Administrative Expense for any such amounts that are paid by CMS and not turned over to NCH. The aggregate amount of the credits that are related to the NCH CMS Disallowances and with respect to which NCH asserts a constructive trust, an equitable lien, and/or an Administrative Expense is $8,163,930. In addition, NCH asserts Administrative Expenses and Claims for an equitable lien and constructive trust for attorneys fees and expenses relating to the appeals of other disallowance decisions by CMS ("Other CMS Disallowances"); the NCH Complaint states that NCH has incurred at least $275,000 of such fees and expenses.

         On November 9, 2000, the MPAN Debtors filed a motion ("Motion to Dismiss") to dismiss the NCH Complaint, arguing that the constructive trust/equitable lien Claims are barred by res judicata based upon the orders of the Bankruptcy Court approving the MPAN DIP Credit Agreement, and that the Claims seeking Administrative Expenses fail to state adequate basis upon which such relief may be granted. On September 17, 2001, the Bankruptcy Court denied the Motion to Dismiss. In early November 2000, NCH filed a motion ("Injunction Motion") that seeks to enjoin MPAN and the other MPAN Debtors that are Defendants ("Debtor-Defendants") from settling claims against CMS relating to the NCH CMS Disallowances and to require that any funds recovered with respect to such Claims be segregated. MPAN and the other Debtor-Defendants have filed an opposition to the Injunction Motion. In addition, the Debtor-Defendants have filed a motion for summary judgment ("Motion for Summary Judgment") on those counts of the NCH Complaint that are directed against MPAN Debtors. A hearing on the Motion to Enjoin Settlement and on the Motion for Summary Judgment has not yet taken place.

                  The Debtor-Defendants have answered the NCH Complaint, denied the allegations material to NCH's claim to amounts that may be recovered from the appeals of the NCH CMS Disallowances, and asserted counter-claims against NCH.

                  On December 13, 2001, the Debtors filed a motion to approve a settlement agreement with NCH, pursuant to which, among other things, (i) the Debtors would pay NCH $3.3 million in Cash (without an immediate determination of the appropriate allocation of liability between the MPAN Debtors and the MHG Debtors); (ii) the NCH Complaint and all other pleadings associated with the adversary proceeding would be dismissed, with prejudice; (iii) NCH would withdraw any proofs of claim that it has filed against any of the Debtors, which include a Claim of at least $9,480,706.99 in the MPAN Chapter 11 Cases (which consists of an allegedly Secured Claim of at least $8,163,930.00 and an alleged Unsecured Claim of at least $1,166,776.99), and an allegedly Secured Claim of at least $726,207.00 in the MHG Chapter 11 Cases (the allegedly Secured Claims in each case being predicated on alleged rights to amounts that may be recovered in appeals of NCH CMS Disallowances); and (iv) NCH, on the one hand, and the Debtors, on the other, would exchange mutual releases. The NCH Settlement Motion was granted by the Bankruptcy Court on January 3, 2002. The settlement is expected to be consummated by the end of January, 2002.


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
         EZELL ACTION. On December 15, 2000, Dorinda Ezell ("Ezell") filed an adversary proceeding in the Bankruptcy Court against the MPAN Debtors, styled Dorinda Ezell v. Living Centers East, et al., Adversary Proceeding No. A-00-2023
(MFW). The adversary proceeding involves employment-related Claims. Ezell has not taken any action to prosecute this adversary proceeding since it was filed.

                           b.       MHG DEBTORS.

         ROYAL LITIGATION. On June 11, 2001, one of the Debtors' insurance companies ("Royal") commenced an Adversary Proceeding in the Bankruptcy Court, styled Royal Surplus Lines Insurance Company v. Mariner Health Group et al., Adversary Proceeding No. A-01-4626 (MFW). In its complaint, Royal seeks, among other things, certain declaratory judgments that Royal is not required to insure, in whole or in part, certain of the personal injury Claims falling under two policies of professional liability/general liability insurance issued to various Debtors by Royal. In particular, the adversary proceeding raised the following issues, among others: (i) in cases alleging multiple injuries or "continuing wrongs," what event triggers coverage; (ii) in such cases, whether one or more self-insured retentions apply before coverage becomes available;
(iii) whether Royal has to drop down to provide "first dollar" coverage under one policy; and (iv) with respect to a policy cancelled by Royal on July 31, 1999, long before the policy would have expired by its terms, whether the aggregate self-insured retention should be prorated due to the cancellation.

         On July 23, 2001, the Debtors filed an Answer, Affirmative Defenses, and Counterclaim. The Counterclaim was amended on August 21, 2001 (as amended, "Counterclaim"). The Counterclaim joined issue with certain of the declaratory judgments sought by Royal, and also sought, inter alia, declaratory judgments and monetary relief relating to, among other things: (i) whether the policies are subject to self-insured retentions or deductibles; (ii) whether Royal breached its duty to defend under the policies; and (iii) whether Royal breached the ADR Procedure order described above or acted in bad faith in impeding the Debtors' efforts under the ADR Procedure. Additionally, the Counterclaim objected to Royal's proofs of claim.

         One of the Debtor's excess insurance carriers, Northfield Insurance Company ("Northfield") moved to intervene in the Royal adversary proceeding on July 25, 2001. The Debtors did not oppose the motion to intervene, which was subsequently granted.

         Prior to the parties engaging in any significant discovery, the parties agreed to mediate the issues arising out of the Royal adversary proceeding. After the mediation, Royal agreed to dismiss its complaint without prejudice, the Debtors agreed to dismiss the Counterclaim without prejudice, and Royal and the Debtors agreed to work together to resolve claims in the ADR Procedure. The parties filed notices of withdrawal with the Bankruptcy Court on or about December 19, 2001. Northfield did not agree to dismiss its complaint in intervention. Accordingly, the Debtors and Northfield are currently engaging in discovery.

         Although a formal action has not yet been brought in the MPAN Chapter 11 Cases, similar issues may be implicated in the MPAN Chapter 11 Cases.


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         SUBURBAN LITIGATION. Debtor Mariner Health of Maryland, Inc.
("Maryland") is a 50% member of Global Health Care Center - Bethesda, L.L.C., a Maryland limited liability company ("Global"). Global's other 50% member is Suburban Health Enterprises, Inc. ("Suburban"). Global owns a healthcare facility in Bethesda, Maryland. Maryland manages Global pursuant to an Amended and Restated Operating Agreement ("Operating Agreement").

         On or about December 5, 2000, Suburban commenced an adversary proceeding in the MHG Chapter 11 Cases, styled Suburban Health Enterprises v. Mariner Health Group of Maryland, Inc., Adversary Proceeding No. A-00-1978
(MFW), seeking a declaratory judgment that, among other things: (i) Maryland ceased to be a member of Global upon the commencement of the Chapter 11 Cases, and no longer had any right to participate in the management of Global as a member; and (ii) the Operating Agreement is not an executory contract that may be assumed under Bankruptcy Code section 365. The Debtors have filed an Answer and Cross-Claim, and Suburban has filed an Answer to the Cross-Claim.

         OTHER ADVERSARY PROCEEDINGS. In addition to the foregoing, two other adversary proceedings have been commenced against the MHG Debtors. The first, styled Walnut Ridge Nursing and Rehabilitation Center, Ltd. v. Postcare and Prism Rehab Systems, Inc., Adversary Proceeding No. A-00-548 (MFW), seeks a turnover of records from certain of the MHG Debtors and is indefinitely stayed while the parties negotiate a resolution of the matter. The second, styled Enterprise Care Facilities, Inc. v. Prism Care Centers, Inc., et al., Adversary Proceeding No. A-00-280, was dismissed pursuant to a stipulation between the parties that allowed Enterprise Care Facilities, Inc. ("Enterprise") relief from the automatic stay to pursue its Claims against the MHG Debtors as counterclaims in an action pending against Enterprise in Florida.

                  2.       MOTIONS FOR RELIEF FROM THE AUTOMATIC STAY.

                           a.       MPAN DEBTORS.

         In total, approximately 53 motions seeking relief from the automatic stay provisions of the Bankruptcy Code have been filed against the MPAN Debtors during the pendency of the MPAN Chapter 11 Cases.

         The overwhelming majority of the stay relief motions (approximately 41) were filed by or on behalf of personal injury plaintiffs seeking relief from the automatic stay to pursue state court litigation or other forms of related relief against the MPAN Debtors. Due in large part to the implementation of the ADR Procedure described in Section III.H.2, supra, each of the 41 motions has been denied by the Bankruptcy Court, has been voluntarily withdrawn by the movant, or has not yet been considered by the Bankruptcy Court.

         Of the remaining 12 motions for relief from the automatic stay, two were filed by lending institutions, Ford Motor Credit Corporation and Firstar Bank, seeking relief from the automatic stay to repossess and sell two vehicles. Both such motions were resolved consensually by stipulation.


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
         Six stay relief motions were filed by Imperial Business Credit, Inc. ("Imperial"), pursuant to which Imperial sought to compel the MPAN Debtors' assumption or rejection of certain alleged executory contracts or, in the alternative, for relief from the automatic stay to exercise its rights of repossession and sale with respect to certain leased medical equipment. On September 4, 2001, the Bankruptcy Court entered an order approving a consensual stipulation between the parties resolving their dispute.

         Moulton Properties, Inc. ("Moulton") filed a motion for relief from the automatic stay to exercise certain alleged recoupment and setoff rights ("Moulton Motion"). The Bankruptcy Court granted the Moulton Motion as to Moulton's request to setoff its lease rejection damage Claim against a security deposit that the MPAN Debtors had given to Moulton to secure their obligations under the relevant lease. The Bankruptcy Court denied, without prejudice, Moulton's request to have its lease rejection damage Claim deemed allowed, on the grounds that its request was premature.

         Beckman Coulter, Inc. ("Beckman") filed a motion for relief from the automatic stay or, in the alternative, adequate protection payments based upon the MPAN Debtors' alleged failure to meet certain minimum purchase requirements under the relevant medical equipment lease agreements. As of the filing of the Disclosure Statement, the parties were attempting to negotiate a consensual resolution of Beckman's motion.

         Oakwood Living Centers of Massachusetts, Inc. ("Oakwood") filed a stay relief motion pursuant to which it sought to terminate the MPAN Debtors' management (through MHG) of various of its skilled nursing facilities. The parties stipulated to relief from the automatic stay to, among other things, allow Oakwood to terminate the MPAN Debtors' management in February 2000 and to allow the parties to pursue their respective rights under applicable non-bankruptcy law. As described more fully in Section II.C.2.c.i, the Debtors are seeking unpaid management fees from Oakwood and to collect on promissory notes issued by Oakwood.

         Finally, LaSalle sought to foreclose its interest in various items of collateral purportedly securing the debt owed by the MPAN Debtors relating to six of the MPAN Debtors' skilled nursing facilities. The parties entered into a stipulation in resolution of the matter, pursuant to which the MPAN Debtors have agreed to make monthly adequate protection payments to LaSalle in the amount of $125,529.

                           b.       MHG DEBTORS.

         In total, approximately 32 motions seeking relief from the automatic stay provisions of the Bankruptcy Code have been filed against the MHG Debtors during the pendency of the MHG Chapter 11 Cases.

         The overwhelming majority of the stay relief motions (approximately 29) were filed by or on behalf of personal injury plaintiffs seeking relief from the automatic stay to pursue state court litigation or other forms of related relief against the MHG Debtors. Due in large part to the implementation of the ADR Procedure described in Section III.H.2, supra, each of the 29 motions has been denied by the Bankruptcy Court, has been voluntarily withdrawn by the


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movant, or has not yet been considered by the Bankruptcy Court.

         The three remaining stay relief motions were filed by certain of the MHG Debtors' secured creditors. Two of the motions have been continued indefinitely. The other was filed by Bankers Trust, pursuant to which Bankers Trust sought to foreclose its interest in various items of collateral purportedly securing the debt owed by the MHG Debtors relating to two of the MHG Debtors' skilled nursing facilities. The parties reached a settlement of the matter that required the MHG Debtors to make monthly adequate protection payments to Bankers Trust in the amount of $84,357.45.

                  3.       SETTLEMENTS OF SIGNIFICANT DISPUTES.

         The Debtors have also negotiated favorable settlements of numerous significant disputes with certain creditors, including the following settlements.

         FEDERAL GOVERNMENT SETTLEMENT. The Debtors have reached an agreement in principle on the following deal points with the United States to resolve the MPAN United States Claims and the MHG United States Claims. United States Claims are those Claims or causes of action against the Debtors asserted by or on behalf of the United States (including all of its agencies, departments, agents, fiscal intermediaries, employees, assigns, or third parties under 31 U.S.C.
Section 3730(b) or (d), and also including all qui tam actions) seeking payments, damages, offsets, recoupments, penalties, attorneys' fees, costs, expenses of any kind, or other remedies of any kind: (i) under the False Claims Act, 31 U.S.C. Sections 3729-3733; the Civil Monetary Penalties Law, 42
U.S.C. Section 1320a-7a; and the Program Fraud Civil Remedies Act, 31 U.S.C. Sections 3801-3812; and/or other statutory or common law doctrines of payment by mistake, unjust enrichment, breach of contract, or fraud; (ii) for administrative overpayments, including Claims or causes of action for services rendered or products supplied under Medicare; (iii) for civil monetary penalties imposed pursuant to 42 U.S.C. Section 1395i-3(h)(2)(B)(ii) and 42 U.S.C. Section 1396r(h)(2)(A)(ii) or other applicable law; (iv) arising under any provider agreement or similar agreement with the United States; and (v) for permissive exclusion from Medicare, Medicaid, and other federal health programs (as defined in 42 U.S.C. Section 1320a-7b(f) and under 42 U.S.C. Section 1320a-7(b) and 42 U.S.C. Section 1320a-7a).

         The description of the principal deal points is intended to reflect the concepts that have been part of the negotiations. The Debtors and the United States are working together to draft a mutually-acceptable settlement agreement with the United States, and obtain all necessary approvals for the settlement to be effective, which settlement is anticipated to include that: (i) all Medicare Claims and debts arising prior to the Petition Date will be released as between CMS and the Debtors; (ii) the United States will approve a settlement of Medicare administrative appeals related to disallowances under the prudent buyer principle ("Prudent Buyer Settlement"); the Debtors will waive their rights to collect any amounts due pursuant to the Prudent Buyer Settlement; CMS will adjust certain SNF PPS base year cost reports so that certain SNF cost reports with fiscal years ending December 31, 2001, and after are calculated accurately;
(iii) CMS will pay the Debtors $3 million; (iv) the Department of Justice will release the Debtors from certain "covered conduct" alleged within 10 qui tam lawsuits and/or investigations under the federal False Claims Act; (v) the Debtors will remain responsible for any attorney fees


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sought by qui tam relators' counsel and such fees will be negotiated by Debtor's counsel; (vi) the United States will waive any Claims for Medicare reimbursement for two voluntary disclosures made by the Debtors to the United States; the United States will also waive any Claims for Medicare reimbursement related to an OIG investigation; (vii) the Debtors will enter into a corporate integrity agreement ("CIA") with OIG; this agreement is under concurrent negotiation;
(viii) the Debtors will reject and terminate certain provider agreements for discontinued operations in the home health and rehabilitation businesses; (ix) the Debtors and the United States will agree to a list of facilities that are included in this settlement; (x) all prepetition cost years (i.e., cost years ending on or before the January 18, 2000 Petition Date) will be fully and finally resolved by the settlement; accordingly, the Debtors will withdraw all pending challenges to CMS's determinations relating to these cost years, including, but not limited to, administrative appeals and requests for reopening; (xi) for cost years that span the Petition Date CMS will finally settle the cost reports for such "straddle" years, and the Debtors will retain their rights to appeal or request the reopening of such years, but any relief awarded to the Debtors relating to such years will be pro-rated so that the prepetition portion is waived and the postpetition portion is preserved; and
(xii) as part of the cure for the assumption of Medicare provider agreements, or in the case of any rejected and terminated provider agreements, the Debtors will pay as an Administrative Expense any portion of a Medicare overpayment or civil monetary penalty that accrued after the Petition Date.

         The Debtors deny liability for the United States Claims. However, in order to avoid the delay, uncertainty, inconvenience and expense of protracted litigation, the parties have agreed to a negotiated settlement and compromise of the United States Claims.

         Among others, the following significant actions will be resolved in connection with the Federal Government Settlement. The Debtors dispute all of the allegations made in such actions.

         - United States ex rel. Rutledge, et al. v. Paragon Health Network, Inc., et al., No. 97-cv-6801 (E.D. Pa.). This matter involves claims under the federal Civil False Claims Act and Florida Civil False Claims Act against a number of Debtor Affiliates. The United States declined intervention in the matter, and the case was subsequently unsealed and an amended complaint served before a stay was entered. The amended complaint alleges that certain of the Debtors' facilities made false representations to federal and state governments in connection with their provision of nurse aide services which were reimbursed under the Medicare and Medicaid programs. Specifically, the qui tam relator alleges that statements made by certain of the Debtors' facilities regarding their compliance with applicable federal and state regulations were false in that the facilities purportedly utilized nurse aides who were not properly trained, certified and screened as required by federal and state law. Further, the relator alleges that certain of the Debtors' facilities received reimbursement for the provision of nurse aide services to which they were not entitled based on the foregoing. The allegations cover all claims for reimbursement made by certain of the Debtors' facilities from the federal government during calendar years 1992 - 1999. The amended complaint seeks injunctive relief, treble damages and penalties under the federal and Florida Civil False Claims Acts, and attorneys fees.


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
         - United States ex rel. Carroll. v. Living Centers of America, et al., No. 97-cv-2606 (M.D. Fla.). This matter involves claims under the federal Civil False Claims Act against a number of Debtor Affiliates and other health care providers. The United States had not yet made its intervention decision. The qui tam relator in the matter is or was married to Ben O. Carroll, a former principal or shareholder in two health care providers who pled guilty to criminal charges in connection with his operation of those companies. United States v. Carroll, No. 96-CR-20024 (D. Kan.). The complaint alleges that certain of the Debtors' facilities engaged in fraudulent practices which resulted in their filing false claims with the federal government in connection with reimbursement for durable medical supplies under the Medicare program. Under the alleged scheme, certain of the Debtors' facilities received reimbursement for incontinent kits which were purportedly provided to their Medicare patients. Some of these supplies were allegedly not covered under Medicare as they were medically unnecessary, and claims for their reimbursement were thereby false. Moreover, some of the patients were purportedly delivered to patients who were not eligible for Medicare coverage for incontinence, making claims for the reimbursement for such kits fraudulent as well. Finally, the supplies in the kit which were purportedly not covered by Medicare constituted illegal kickbacks under the federal anti-kickback statute, rendering all claims for reimbursement for the kits false on those grounds as well. The complaint also alleges that certain of the Debtors' facilities engaged in a reimbursement scheme whereby the Debtors entered into an illegal referral arrangement involving waiver of co-insurance payments. Under the alleged scheme, certain of the Debtors' facilities automatically waived the patient's co-insurance payment for Medicare claims for supplies, creating a false claim as the actual charge for the supply was the waived charge, rather then the "retail" charge. This in of itself constituted a false claim when the Medicare program reimbursed the supply at the "retail" charge rather than the lower actual charge. Moreover, in return for this waiver, certain of the Debtors' facilities received referrals of patients from the beneficiaries of the waiver, thereby rendering all of the reimbursement for the kits fraudulent. The allegations cover all claims for reimbursement made by certain of the Debtors' facilities from the federal government during calendar years 1992 - 1999. The complaint seeks treble damages and penalties under the federal Civil False Claims Act, and attorneys fees and costs.

         - United States ex rel. Roberts v. Vencor, Inc., et al., No 96-cv-2308 (JWL)(D.Kan.) and United States ex rel. Mariner Health Group, Inc., et al., (N.D.Ga.). These matters involve claims under the federal Civil False Claims Act against a number of Debtor Affiliates and other health care providers. The United States had not yet made its intervention decision in either case when stays were entered, and the matters remain sealed. The complaints allege that the Debtors overbilled the United States for and maintained false or fraudulent documentation of respiratory care services and associated supplies provided to Medicare patients at certain of the Debtors' skilled nursing facilities during the cost report years


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
                  1992-1999. Alleged conduct in the two complaints includes conspiring to create false records to support the medical necessity of respiratory services, entry into transfer agreements to provide respiratory care that was not reasonable or necessary, overcharging for oxygen and related supplies, charging for non-reimbursable costs such as travel and marketing times, and provision of unnecessary service and supplies. The allegations cover all claims for respiratory care and goods made by the Debtors and providers supplying goods and services to certain of the Debtors' facilities between 1992 and 1999. The complaint seeks treble damages and penalties under the federal Civil False Claims Act, and attorneys fees and costs.

         - United States ex rel. Nelius, et al. v. Mariner Post-Acute Network, Inc., No. 98-cv-3851 (S.D. Tex). This matter involves claims under the federal Civil False Claims Act against a number of Mariner subsidiaries and another health care provider. The United States had declined intervention when the stay were entered, and the matter was unsealed and process served. The complaint alleges that certain of the Debtors' facilities submitted improper claims for payment to Medicare, and maintained false or fraudulent documentation in connection with the provision of care at certain of the Debtors' nursing facilities and skilled nursing facilities. Specifically, the complaint sets forth a number of bases for the fraudulent claims and documents, including: fraudulent recordation of diagnoses to increase referrals to certain of the Debtors' facilities; the provision of unnecessary services to the Debtors' residents; improper allocation of nurse and other staff time to Medicare cost centers; falsification of nurse and staff time sheets and sign-in sheets to indicate that time spent caring for non-Medicare patients was instead spent in the Medicare distinct-part or Medicare skilled nursing facility; kickback relationships between certain of the Debtors' facilities and other providers; chronic understaffing resulting in sub-standard quality of care; and improper and unnecessary provision of physical and occupational therapy. The allegations cover all claims for reimbursement for therapy services made by certain of the Debtors' facilities from the federal government during calendar years 1995 - 1999. The complaint seeks injunctive relief, treble damages and penalties under the federal Civil False Claims Act, and attorneys fees and costs.

         - United States ex rel. Powell v. Paragon Health Network, Inc., et al., No. 98-cv-0630 (N.D. Ala.). This matter involves claims under the federal Civil False Claims Act and state employment claims against a number of Debtor Affiliates. The United States had declined intervention when the stay were entered, and the matter had been unsealed and discovery begun. In connection with the Civil False Claims Act, the second amended complaint alleged that certain of the Debtors' facilities overbilled the United States for and maintained false or fraudulent documentation of therapy services provided at certain of the Debtors' facilities. Allegations in the complaint include the provision of unnecessary physical, occupational and speech therapy, and conspiracy by officers and management of the Debtors to overcharge Medicare via the overutilization of therapy services.


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
                  The allegations cover all claims for reimbursement for therapy services made by certain of the Debtors' facilities from the federal government during calendar years 1995 - 1999. The second amended complaint seeks injunctive relief, treble damages and penalties under the federal Civil False Claims Act, and attorneys fees and costs. The second amended complaint also contains claims under the whistleblower retaliation sections of the Civil False Claims Act.

         - United States ex rel Weatherford v. Summit Institute of Pulmonary Medicine and Rehabilitation, et al., (N.D.Ga.). This matter involves claims under the federal Civil False Claims Act against a Debtor Affiliate and another health care provider. The United States had not yet made its intervention decision in the case. The complaint alleges that the Debtors improperly accounted for a loan in cost reports submitted on behalf of the Summit Institute of Pulmonary Medicine and Southwest Medical Center by Forum Health, which falsely represented that payments of principle and interest had been made. False statements were allegedly submitted and fraudulent records created during the years 1992 through 1996.

         STATE SETTLEMENTS. The Debtors have reached an agreement in principle with the State of Texas to resolve the Claims of the Texas Department of Human Services ("TDHS") and Office of Attorney General ("TOAG"), including those for civil penalties and administrative penalties. The following description reflects the main points of the agreement between the Debtors and the State of Texas. A motion to approve the settlement, which will attach a copy of the settlement agreement ("Texas Settlement Agreement"), will be filed with the Bankruptcy Court in advance of the Confirmation Hearing.

         The settlement provides that all prepetition Claims of TDHS and TOAG related to civil penalties and administrative penalties will be satisfied in full by allowing TDHS/TOAG an unsecured Claim in the MPAN Chapter 11 Cases in the amount of $1,600,000, which Claim will be subordinated to all other General Unsecured Claims, and by payment to TDHS/TOAG of $600,000 in Cash within fifteen
(15) Business Days after the Bankruptcy Court's order approving the Texas Settlement Agreement becomes final. With respect to postpetition TDHS Claims based on administrative penalties, subject to certain exceptions: (i) all Claims for $1,500 or less will be settled for $0 and no findings of fact; (ii) all Claims in excess of $75,000 will not be resolved by virtue of the Texas Settlement Agreement, but rather will be resolved on an individual basis or tried in the ordinary course of the Debtors' business; and (iii) all postpetition Claims between $1,500 and $75,000 will be settled in full by payment by the Debtors of sixty-five percent (65%) of the imposed administrative penalty that is the basis for the claim within fifteen (15) Business Days after the Bankruptcy Court's order approving the Texas Settlement Agreement becomes final. Postpetition TOAG Claims for civil penalties will not be resolved by virtue of the Texas Settlement Agreement, but rather will be resolved on an individual basis or tried in the ordinary course of the Debtors' business. The Debtors will agree not to contest certain survey findings of fact that support the relevant penalty Claims, but reserve the right to contest survey findings of fact unrelated to the penalty Claims, as well as the legal conclusions resulting from the facts and the application and use of the findings of fact. Upon compliance with the Texas Settlement Agreement, the Debtors will receive a release of all prepetition Claims of


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
TDHS and TOAG related to civil penalties and administrative penalties.

         In addition, the Debtors have entered into and filed with the Bankruptcy Court a stipulation (the "Eight States Stipulation") with the Medicaid agencies of the following states regarding the treatment of their Medicaid provider agreements and a settlement of certain related Claims:
Alabama, Connecticut, Illinois, Louisiana, Mississippi, Missouri, South Carolina, and Virginia (the "Eight State Medicaid Agencies"). The Eight States Stipulation provides for (i) continuing compliance with the Medicaid provider agreements for retained facilities located in the stipulating states, (ii) deadlines for the Eight State Medicaid Agencies to notify the Debtors of Claims asserted with respect to such facilities, (iii) payment of amounts owing on agreed upon terms, and (iv) any Claims of the Eight State Medicaid Agencies that are not related to the retained facilities and not otherwise dealt with in the Eight States Stipulation will be treated in accordance with the terms of the Plan. In accordance with the terms of the Plan contemplating negotiated agreements with certain state Medicaid agencies, the Claims of the Eight State Medicaid Agencies will be treated in accordance with the Stipulation.

         NEIGHBORCARE PHARMACY SERVICES SUPPLY SETTLEMENT. As of the Petition Date, certain of the Debtors were parties to numerous pharmacy supply contracts with NeighborCare Pharmacy Services, Inc. and its affiliates ("NeighborCare"). At the time of the settlement, NeighborCare was servicing approximately 53 of the Debtors' facilities and asserted arrearages under executory contracts in amounts approximating $22 million. Pursuant to a settlement agreement approved by the Bankruptcy Court, (a) the contracts with NeighborCare were assumed, as modified, by entering into uniform and restated agreements for a term of 18 months, (b) pricing relief was granted, (c) cure amounts were limited to a single Claim in the amount of $6,000,000 which, rather than being paid in Cash, was instead allowed as a General Unsecured Claim in the MPAN Chapter 11 Cases, and (d) mutual releases were exchanged, with NeighborCare waiving any Claims in the Debtors' Chapter 11 Cases for liquidated damages, administrative or otherwise, and limiting its Administrative Expenses to amounts due for goods sold and services rendered.

         HP EQUIPMENT SETTLEMENT. Prior to the Petition Date, the MPAN Debtors entered into certain disguised financing agreements with Hewlett-Packard Company ("HP") for computer equipment. The MPAN Debtors ceased making payments to HP under the financing agreements as of the Petition Date, which led HP to move for adequate protection of its interests in the computer equipment. Thereafter, the Debtors and HP entered into an omnibus settlement agreement, which contained, among others, the following significant terms and conditions: (i) HP was granted an Allowed Administrative Expense in the amount of $160,000 and an Allowed General Unsecured Claim in the amount of $429,000; (ii) the MPAN Debtors returned certain of the equipment and retained, free and clear of all of HP's liens, claims, encumbrances, and interests, certain of the equipment; and (iii) HP and the MPAN Debtors granted one another mutual releases of all Claims in any way arising under the disguised financing agreements.

         IBM EQUIPMENT SETTLEMENT. Prior to the Petition Date, MPAN and IBM Credit Corporation ("IBM") were parties to numerous equipment leases, which IBM purported to terminate. In connection therewith, IBM made demand under an outstanding letter of credit and drew down the sum of $2,381,700.42. Under a settlement agreement approved by the Bankruptcy Court, IBM (a) retained the amounts drawn prepetition under the letter of credit, (b)


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
waived its Claims filed in connection with the leases and the equipment, and (c) transferred title to the equipment subject to the leases to MPAN free and clear of all liens and encumbrances for no additional consideration.

         Prior to the Petition Date, the MHG Debtors also were parties to certain equipment leases with IBM that pre-dated MPAN's acquisition of MHG. As of the Petition Date, a substantial portion of the leased equipment had either been lost, stolen, or taken out of service and stored. Following the Petition Date, IBM moved to compel the continued payment of administrative rent for all equipment subject to its leases with the MHG Debtors, whether or not such equipment was in use, in storage, lost, or stolen. In partial compromise of this dispute, the Debtors agreed to return to IBM all of the stored equipment and to purchase all of the equipment remaining in use for $300,000. IBM's assertion of administrative rent for the lost, stolen, and stored equipment could not be settled, however, and as a result the issue was submitted to the Bankruptcy Court for determination. The Bankruptcy Court disallowed IBM's asserted Administrative Expenses for lost, stolen, and stored equipment in their entirety. IBM retains a substantial prepetition Claim for past due rent and for the residual value of the equipment that was neither returned or purchased.

         CIT EQUIPMENT SETTLEMENT. As of the Petition Date, the Debtors were parties to numerous leases for telephone equipment with CIT Communications Finance Corporation (as successor in interest to, among others, Lucent Technology Product Finance, "CIT"). On or about March 21, 2001, the Debtors filed motions in the Chapter 11 Cases, pursuant to which they sought to reject certain of the leases for equipment that (i) was located at skilled nursing facilities that the Debtors had sold or otherwise divested, (ii) had been replaced with newer equipment, or (iii) has been lost ("Rejection Motion"). CIT objected to the relief requested in the Rejection Motion. Thereafter, the Debtors and CIT entered into an omnibus settlement agreement, which contained, among others, the following significant terms and conditions: (w) the MPAN Debtors paid CIT $541,192.73 in Cash, and the MHG Debtors paid CIT $18,807.27 in Cash; (x) CIT conveyed all of its right, title, and interest in and to telephone equipment leased by the Debtors from CIT; (y) CIT was granted an Allowed General Unsecured Claim in the MPAN Chapter 11 Cases in the amount of $344,781.10, and an Allowed General Unsecured Claim in the MHG Chapter 11 Cases in the amount of $11,981.48; and (z) CIT and the Debtors granted each other mutual releases of all Claims in any way arising under the leases.

         GECC EQUIPMENT SETTLEMENT. Prior to the Petition Date, the Debtors and their predecessors in interest entered into various lease agreements for telecommunications equipment with General Electric Capital Corporation ("GECC"). On or about April 18, 2001, the Bankruptcy Court entered an order authorizing the Debtors to reject certain of the GECC leases. The Debtors subsequently entered into negotiations with GECC to purchase certain of the equipment that was leased by the Debtors pursuant to the rejected leases. On or about November 28, 2001, the Debtors filed motions in each of the jointly-administered Chapter 11 Cases seeking approval of a settlement agreement with GECC, pursuant to which the Debtors will purchase certain telecommunications equipment formerly leased from GECC. If the settlement agreement is approved by the Bankruptcy Court, the MPAN Debtors will pay GECC $113,923.00 and the MHG Debtors will pay GECC $32,077.00 for the equipment and GECC will withdraw all proofs of claim related to the leases pursuant to which the Debtors formerly leased the equipment.

                  4.       SYSCO FOODSERVICE SUPPLY CONTRACTS.

         Key to the Debtors' operations is a constant and affordable supply of high quality foodservices. During the course of the Debtors' Chapter 11 Cases, the Debtors entered into a significant foodservices supply contracts with SYSCO. Pursuant to the contracts, the Debtors obtained (a) a term of three years, subject to a mutual 90-day termination right, as well as accelerated termination rights upon certain defined circumstances; (b) transition provisions dealing with the emergence of the Debtors from chapter 11; (c) improved pricing terms, which are subject to adjustment based upon the aggregate number of facilities serviced by SYSCO; and (d) improved credit terms once (i) all Debtor Affiliates that operate facilities that remain direct or indirect affiliates of the Debtors emerge from chapter 11, and (ii) the Reorganized Debtors' satisfy certain financial benchmarks.

         J.       PLAN NEGOTIATIONS AND EXCLUSIVITY.

         The Debtors strongly believe that the best way to enhance their chances for a successful reorganization, and to protect the interests of their creditors, is to emerge as soon as practicable from chapter 11 with a confirmed, feasible plan of reorganization. With this in mind, the Debtors commenced negotiations with the principal creditor constituencies in these cases to formulate a plan of reorganization that could be confirmed without unreasonable delay.

         These negotiations, which commenced many months ago, resulted in the Debtors' entry into a Memorandum of Understanding dated September 5, 2001 ("MOU"). Although the MOU did not dictate the terms of a plan of reorganization, it provided a framework by which the MHG Debtors, the MPAN Debtors, and their respective principal senior secured creditors could reach consensus on a plan of reorganization. The MOU was supported by the MPAN Senior Credit Facility Claim Holders, the MHG Senior Credit Facility Claim Holders, the MPAN Committee, and the MHG Committee.

         The Bankruptcy Court declined to approve the MOU, not on the merits, but rather on the grounds that the transactions contemplated by the MOU could be approved only as part of a plan of reorganization. In light of this decision, the Debtors and their principal creditor constituencies began intense, good faith negotiations regarding the terms of a Plan. The Plan that is the subject of this Disclosure Statement is the successful result of these negotiations. As discussed previously, the Plan is supported by the MPAN Senior Credit Facility Claim Holders, the MHG Senior Credit Facility Claim Holders, the MPAN Committee, and the MHG Committee.

         The Bankruptcy Court has granted eight motions by the MPAN Debtors to extend the exclusive periods under Bankruptcy Code section 1121 during which only they may file a plan of reorganization and solicit acceptances thereto. Currently, the MPAN Debtors' exclusive period will continue through March 25, 2002.

         Likewise, the Bankruptcy Court has granted eight motions by the MHG Debtors to extend the exclusive periods under Bankruptcy Code section 1121. As part of the sixth motion filed by the MHG Debtors to extend their exclusive periods, the MHG Debtors requested, and

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
were granted, the right to modify their exclusivity to allow the MHG Senior Credit Facility Claim Holders to file a plan or plans of reorganization for the MHG Debtors and solicit acceptances thereto, or, at such holders' option, file a joint plan of reorganization with the MHG Debtors and solicit acceptances thereto. On or about June 18, 2001, the MHG Senior Credit Facility Claim Holders filed a plan of reorganization ("Lenders' Plan") and related disclosure statement, both of which were subsequently amended on August 7, 2001. In light of the negotiation and filing of the Plan to which this Disclosure Statement relates, the MHG Senior Credit Facility Claim Holders have indefinitely deferred solicitation of the Lenders' Plan.

         Currently, the MHG Debtors' exclusive period will continue through January 22, 2002. On or about November 20, 2001(11), the MHG Debtors filed their ninth motion seeking a further extension of their exclusive period through March 29, 2002.

         K.       FORMULATION OF BUSINESS PLAN FOR REORGANIZED DEBTORS.

         One of the Debtors' significant accomplishments during the Chapter 11 Cases is the development of a business plan for their operations after emergence from chapter 11. A brief overview of the business plan, which has been discussed extensively with the Debtors' principal creditor constituencies and forms the basis for the Plan, follows.

         Throughout the course of the Chapter 11 Cases, the Debtors have restructured their operations and introduced strategic initiatives that the Debtors believe will improve their productivity and profitability and ensure a high level of patient care. The Debtors believe that these efforts will reaffirm the Debtors' position as one of the leading operators of long-term care facilities in the United States.

         The Debtors have focused their restructuring efforts on reducing overhead and divesting under-performing business lines and skilled nursing facilities, thereby creating a strong core of operations from which the Debtors can expand in the future. As a result of their strategic restructuring, the Debtors anticipate emerging from chapter 11 with two primary, profitable business lines: (i) inpatient services, comprised of the Debtors' skilled nursing facility operations, and (ii) specialty hospital services, comprised of the Debtors' LTAC hospital operations.

         The Debtors have also restructured their operations in a manner that will allow them to concentrate their operations in geographic clusters. The Debtors anticipate that upon emergence from chapter 11, more than 85% of their facilities will be located in various key states. These geographic clusters of facilities will allow the Debtors to realize economies of scale and other cost efficiencies that would not be realizable if the Debtors' operations were scattered around the United States.

-------
(11) Pursuant to Rule 9006-2 of the Local Rules of Bankruptcy
     Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, the filing of the motion resulted in an automatic extension of the MHG Debtors' exclusive periods until such time as the Court acts on the motion, without the necessity for the entry of a bridge order.

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
         In addition, the Debtors have undertaken or are planning to undertake certain strategic initiatives aimed at improving both patient care and profitability, including the following:

         - the implementation of Minimum Practice Guidelines to standardize patient care models across all of the Debtors' facilities, which is expected to reduce operating costs while enhancing the quality and consistency of care that the Debtors provide;

         - the implementation of marketing programs designed at growing patient census and thereby increasing the Debtors' profitability;

         - the implementation of programs designed to decrease labor costs through, among others, a reduction in employee turnover and an increase in enhanced management reporting tools and staffing models; and

         - the implementation of programs designed to decrease the cost of professional and general liability insurance, including through the introduction of programs designed to reduce patient incidents.

         The Debtors believe that the restructuring of their business operations, combined with the introduction of significant strategic initiatives, including a re-engineering of the Debtors' back office functions, will enable the Debtors to emerge from chapter 11 as more focused, efficient, and profitable businesses.

IV.      DISCUSSION OF THE PLAN OF REORGANIZATION.

         THE DISCUSSION OF THE PLAN SET FORTH BELOW IS A SUMMARY ONLY AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED PROVISIONS SET FORTH IN THE PLAN AND ITS EXHIBITS, THE TERMS OF WHICH ARE CONTROLLING. HOLDERS OF CLAIMS AND EQUITY INTERESTS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PLAN IN ITS ENTIRETY SO THAT THEY MAY MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN.

         A.       GENERAL OVERVIEW OF THE NEGOTIATED PLAN.

         The Plan is the result of many months of good faith, arms length negotiations among representatives of the Debtors, the MPAN Senior Credit Facility Claim Holders, the MHG Senior Credit Facility Claim Holders, the MPAN Committee, and the MHG Committee. Through these negotiations, the parties were able to reach agreement on the Plan, which is intended to provide for the maximum feasible recoveries for creditors in light of the Debtors' financial condition and need to reduce their debt burden. The Debtors, the MPAN Senior Credit Facility Claim Holders, the MHG Senior Credit Facility Claim Holders, the MPAN Committee, and the MHG Committee all support confirmation of the Plan.

         The Plan provides for the substantive consolidation of the MPAN Debtors' estates, and

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
for the separate substantive consolidation of the MHG Debtors' estates. Accordingly, (i) any Claims against and assets of a particular MPAN Debtor will be deemed to be Claims against and assets of all of the MPAN Debtors, and (ii) any Claims against and assets of a particular MHG Debtor will be deemed to be Claims against and assets of all of the MHG Debtors. Notwithstanding the foregoing, substantive consolidation will not affect the validity of any creditor's perfected and unavoidable interest in property of the Debtors' estates (such as validly perfected liens).

         If the Plan is confirmed, general unsecured creditors of the MPAN Debtors will receive on account of their Allowed MPAN General Unsecured Claims Pro Rata distributions from the MPAN General Unsecured Claims Distribution Fund, which will consist of: (i) 399,078 shares of New MPAN Common Stock (approximately 2.0% of the 20 million Primary Effective Date Shares); and (ii) New MPAN Warrants to purchase in the aggregate an additional 376,893 shares of New MPAN Common Stock, subject to anti-dilution provisions in the New Warrant Agreement. The anti-dilution provisions in the New Warrant Agreement shall apply to preserve the purchase rights of the New MPAN Warrants in the event that Reorganized MPAN (i) pays a dividend in the form of shares of New MPAN Common Stock or makes a distribution in shares of its New MPAN Common Stock, or subdivides, combines, or reclassifies its shares of New MPAN Common Stock, (ii) distributes to all holders of its New MPAN Common Stock Cash dividends or other distributions of Cash, evidences of its indebtedness, shares of capital stock (other than New MPAN Common Stock) or any other properties or securities, or any options, warrants, or other rights to subscribe for or purchase any of the foregoing (other than any regular Cash dividend, including increases thereof), or (iii) engages in any combination (e.g., consolidation, merger, or disposition of a substantial portion of its property and assets). Holders of Allowed MPAN Subordinated Note Claims that qualify as Consenting Class UP-2 Holders (as described below) will receive Pro Rata distributions from the MPAN Subordinated Note Distribution Fund, which also will consist of: (i) 399,078 shares of New MPAN Common Stock (approximately 2.0% of the 20 million Primary Effective Date Shares); and (ii) New MPAN Warrants to purchase in the aggregate an additional 376,893 shares of New MPAN Common Stock, subject to anti-dilution provisions in the New Warrant Agreement as described above. General unsecured creditors of the MHG Debtors and holders of Allowed MHG Third Party Subordinated Note Claims that qualify as Consenting Class UM-2 Holders (as described below) will receive on account of their Allowed Claims Pro Rata distributions from the MHG Unsecured Claims Distribution Fund, which will consist of Cash in an amount equal to the lesser of (i) $7.5 million, or (ii) such amount as may be necessary to fund a 5% distribution to the foregoing holders of Allowed Claims. Holders of Punitive Damage Claims and Securities Damages Claims will receive no distributions under the Plan on account of such Claims. The different treatment for unsecured creditors of the MPAN Debtors, on the one hand, and the MHG Debtors, on the other hand, is the result of (i) the separate capital structures of the MPAN Debtors and the MHG Debtors, (ii) the fact that substantially all of the assets of the MPAN Debtors are encumbered by liens in favor of the MPAN Senior Credit Facility Claim Holders and, in the case the PHCMI Debtors, Omega, (iii) the fact that substantially all of the assets of the MHG Debtors are encumbered by liens in favor of the MHG Senior Credit Facility Claim Holders, (iv) negotiations between the MPAN Senior Credit Facility Claim Holders and the MPAN Committee, which resulted in the negotiated treatment for Classes UP-1 and UP-2, and (v) negotiations between the MHG Senior Credit Facility Claim Holders and the MHG

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Committee, which resulted in the negotiated treatment for Classes UM-1 and UM-2.

         The Debtors' principal prepetition secured lender groups (the Senior Credit Facility Claim Holders) will become the majority owners of Reorganized MPAN, receiving in the aggregate distributions of approximately 96.0% of the Primary Effective Date Shares of New MPAN Common Stock as of the Effective Date, in addition to the Debtors' Available Cash, and, if alternative financing cannot be obtained, Lender Notes. Certain Project Lenders will receive (i) a Cash payment in an amount necessary (if any) to provide them a loan-to-collateral-value ratio of 80% ("Cash Pay Down"), and (ii) a New Project Lender Note in an amount equal to the balance of their Allowed Secured Claims after the Cash Pay Down. The collateral of certain Project Lenders may be returned to them in satisfaction of all or part of their Allowed Secured Claims. Most other creditors holding Allowed Secured Claims will be unimpaired, paid in full, have their collateral returned to them in satisfaction of their Allowed Secured Claims, or receive negotiated consensual treatment. Holders of Allowed Priority Tax Claims and Allowed Other Priority Claims will be paid in full.

         Existing stockholder interests in MPAN holding Old MPAN Common Stock and options and warrants to acquire the same will be cancelled. Following the Effective Date, MHG and the Debtor Affiliates will be direct or indirect subsidiaries of Reorganized MPAN, as set forth in the Corporate Restructuring Program described herein.

         The Plan contains various other provisions relating to, among other things, executory contracts and leases, plan implementation, and other matters that will affect the rights of creditors and equity holders. While some of these provisions are summarized in the Sections that follow, creditors, equity holders, and other interested parties should read the Plan in its entirety to determine how it may affect their rights.

         B. CLASSIFICATION AND TREATMENT OF ADMINISTRATIVE EXPENSES, CLAIMS, AND EQUITY INTERESTS UNDER THE PLAN.

                  1. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS GENERALLY.

                           a. CLASSIFIED AND UNCLASSIFIED CLAIMS AND EQUITY INTERESTS.

         Bankruptcy Code section 1123(a)(1) provides that a plan of reorganization generally shall designate classes of claims and equity interests for purposes of voting on a plan and treatment under a plan. The Debtors' Plan complies with this requirement by designating 32 Classes of Claims and 3 Classes of Equity Interests, the constituencies and treatment of which are summarized below. Section 1123(a)(1) also requires that certain obligations of a debtor not be designated in any class, including administrative expenses and priority tax claims. Accordingly, although the Debtors' Plan affects the rights of holders of Administrative Expenses and Priority Tax Claims, they are not included in any Class under the Plan and are not entitled to vote on the Plan.

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
                           b.       ALLOWANCE OF CLAIMS.

         Distributions to creditors under the Plan will be made only on account of such creditors' "Allowed Claims" or "Allowed Administrative Expenses" (the definition of Allowed Administrative Expenses is summarized in Section IV.B.2.a below).

         For purposes of the Plan, a Claim generally will be an "Allowed Claim" only to the extent that all four of the following conditions apply: (a) a proof of claim was timely and properly filed or, if no proof of claim was filed, the Debtors listed the Claim on their Schedules as liquidated in amount and not disputed or contingent; (b) the Claim is not the subject of a timely objection or, if such objection has been made, the objection has been resolved by a Final Order in favor of the respective holder; (c) the Claim is or previously was not subject to the ADR Procedure or, if such Claim is or previously was subject to the ADR Procedure, such Claim satisfies the criteria for Allowed Claims that are subject to the ADR Procedure as set forth in the definition of "Allowed Claim" in the Plan; and (d) the Claim is not otherwise a Disputed Claim, as defined in the Plan. Notwithstanding the foregoing, (i) the Plan establishes more specific or different definitions of Allowed Claims with respect to certain Classes of Claims, and (ii) prior to the Claims Objection Deadline, all General Unsecured Claims, Subordinated Note Claims, Other Secured Claims, Priority Tax Claims, and Other Priority Claims shall be treated as Disputed Claims unless the Debtors scheduled such Claims in their Schedules in a liquidated, undisputed amount equal to that asserted by the holders of such Claims. Unless otherwise specified in the Plan or by the Bankruptcy Court, "Allowed Claim" shall not include interest (including but not limited to unamortized original issue discount as of the Petition Date), fees (including but not limited to late charges and attorneys fees), or penalties on such Claim accruing after the Petition Date.

         The allowance, disallowance, and estimation of Claims is discussed further in Section IV.E.2 below.

                  2.       ADMINISTRATIVE EXPENSES.

                           a.       ALLOWANCE AND PAYMENT OF ADMINISTRATIVE
                                    EXPENSES.

         An Administrative Expense generally is a cost of administration of the Debtors' Chapter 11 Cases that arose after the Petition Date and that is allowable under Bankruptcy Code sections 503(b) or 507(a)(1). Administrative Expenses include, without limitation, any actual and necessary postpetition expenses of preserving the Debtors' estates, any actual and necessary postpetition expenses of operating the Debtors' businesses, all compensation or reimbursement of professionals' fees and expenses under Bankruptcy Code sections 330 and 331, personal injury claims arising from acts or omissions occurring after the Petition Date, awards of "substantial contribution" under Bankruptcy Code section 503, and any fees or charges assessed against the Debtors' estates under section 1930 of title 28 of the United States Code. Notwithstanding the foregoing, Administrative Expenses will not include Debtors Intercompany Claims under the Plan.

         In order to receive distributions under the Plan, an Administrative Expense must be

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
deemed an Allowed Administrative Expense. An Administrative Expense may be deemed an Allowed Administrative Expense, as and when ultimately allowed, notwithstanding the fact that (i) such Administrative Expense is not liquidated as of the Confirmation Date or the Effective Date, or (ii) such Administrative Expense is liquidated in a court of competent jurisdiction other than the Bankruptcy Court. To the extent that neither the General Administrative Expenses Bar Date nor the Tax Administrative Expenses Bar Date established by this Plan applies to a particular Administrative Expense, such Administrative Expense may be asserted at any time as and to the extent permitted by applicable nonbankruptcy law, and the discharge injunction shall not bar the liquidation of the amount of an Allowed Administrative Expense in a court of competent jurisdiction. Notwithstanding the foregoing, in no event shall an Allowed Administrative Expense include non-compensatory penalties, fines, punitive damages, exemplary damages, multiple damages, or any other claims or obligations that do not compensate for actual losses incurred.

         The Disbursing Agent for the Reorganized Debtors will pay each Allowed Administrative Expense in full, in Cash, on the later of (i) the Effective Date,
(ii) within ten (10) Business Days after the date such Administrative Expense becomes an Allowed Administrative Expense, or (iii) the date such Allowed Administrative Expense becomes due according to its terms. Notwithstanding the foregoing, any Allowed Administrative Expenses representing obligations incurred in the ordinary course of postpetition business by the Debtors in Possession (including without limitation postpetition trade obligations and postpetition payroll obligations, but excluding any postpetition tax obligations) will be paid in full or performed by the Reorganized Debtors in the ordinary course of business, in accordance with the terms of the particular obligation.

                           b.       ADMINISTRATIVE EXPENSE BAR DATES.

         All parties seeking payment of Administrative Expenses (including professionals seeking compensation and parties seeking "substantial contribution") must file with the Bankruptcy Court and serve upon the Debtors a request for payment of such Administrative Expenses prior to the applicable deadline set forth in the Plan, provided, however, that parties seeking payment of postpetition, ordinary course trade obligations, postpetition payroll obligations incurred in the ordinary course of the Debtors' postpetition business, personal injury claims arising from acts or omissions occurring after the Petition Date, and obligations arising under agreements that have been authorized by the Bankruptcy Court or under the Plan, need not file such a request.

         The deadline for filing and serving on the MPAN Senior Credit Facility Agent and the MHG Senior Credit Facility Agent ("Senior Credit Facility Agents") and the Debtors requests for payment of Administrative Expenses is 60 days after the Plan's Effective Date, provided, however, that the all requests for payment of Administrative Expenses by governmental units for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date and for which no bar date has otherwise been previously established, must be filed and served on Reorganized Debtors and the Senior Credit Facility Agents on or before the later of (i) 60 days after the Effective Date, and (ii) 120 days after the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit.

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
         FAILURE TO COMPLY WITH THE FOREGOING DEADLINES SHALL FOREVER BAR THE HOLDER OF AN ADMINISTRATIVE EXPENSE FROM SEEKING PAYMENT THEREOF. See Section II.B.2 of the Plan for more information about how to comply with these deadlines

                  3.       PRIORITY TAX CLAIMS.

         A "Priority Tax Claim" under the Plan means a Claim of a governmental unit of the kind specified in Bankruptcy Code section 507(a)(8). Except to the extent that the holder of an Allowed Priority Tax Claim agrees to a different treatment, the Disbursing Agent will pay each holder of an Allowed Priority Tax Claim in full, in Cash, on the later of (i) the Effective Date, or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim. Allowed Priority Tax Claims will not include any interest or penalties accruing subsequent to the Petition Date, and all postpetition interest and all penalties will be disallowed. As noted, Priority Tax Claims are not included in any Class in accordance with Bankruptcy Code section 1123(a)(1); accordingly, holders of Priority Tax Claims are not entitled to vote on the Plan.

                  4.       SECURED CLAIMS.

         Except with respect to a creditor that timely and properly makes the election under Bankruptcy Code section 1111(b), a Claim is a "Secured Claim" to the extent of the value of any duly perfected, unavoidable interest in property of the Debtors' estates securing that Claim, as determined by the Bankruptcy Court pursuant to Bankruptcy Code section 506(a). To the extent that the amount of a creditor's Claim exceeds the value of the collateral securing that Claim, the creditor may hold an unsecured deficiency Claim that, if allowed, may be entitled to treatment under Classes UP-1, UP-3, UM-1, or UM-3 of the Plan. The Plan also contains special provisions in the event the holder of a Secured Claim makes the Bankruptcy Code section 1111(b) election.

                           a. THE SENIOR CREDIT FACILITY CLAIM HOLDERS (CLASSES SP-1 AND SM-1).

         Class SP-1 consists of the MPAN Senior Credit Facility Claims, as described more fully in Section II.C.3.b.i of this Disclosure Statement, and Class SM-1 consists of the MHG Senior Credit Facility Claims, as described more fully in Section II.C.3.c.i of this Disclosure Statement. The Plan provides that the MPAN Senior Credit Facility Claims and the MHG Senior Credit Facility Claims will be deemed allowed in the respective amounts of $985,631,204 and $426,302,882.

         Under the Plan, the Senior Credit Facility Claim Holders will receive on the Effective Date: (a) the Lender Shares, consisting of 19,201,844 shares (approximately 96.02% of the Primary Effective Date Shares) of New MPAN Common Stock as of the Effective Date; (b) the Lender Notes, if any, as described further herein; and (c) the Available Cash, consisting of the Debtors' (other than the PHCMI Debtors') aggregate Cash on hand as of the Effective Date, plus
(i) the net proceeds of the Exit Term Loans, if any (excluding any proceeds earmarked for payment to other creditors), and (ii) the net proceeds from the issuance of the Investor Notes, if any, less (i) $25 million working capital for the Reorganized Debtors' post-Effective Date operations, and (ii) the aggregate amount of all Cash payments and reserves required by the Plan to be made on the Effective Date or within 60 days thereafter (excluding most Cash payments required to be made to the Senior Credit Facility Claim Holders as provided in the Plan). In addition, as soon as such consideration is available on or after the Effective Date, the Senior Credit Facility Claim Holders will receive the APS Sale Proceeds (to the extent not otherwise previously distributed to the Senior Credit Facility Claim Holders).

         The MPAN Senior Credit Facility Claim Holders will receive in the aggregate 79.63% of the foregoing consideration, and the MHG Senior Credit Facility Claim Holders will receive in the aggregate 20.37% of the foregoing consideration, subject to certain adjustments as set forth in the Plan in the event the Senior Credit Facility Claim Holders receive any adequate protection payments after December 10, 2001. In addition: (i) the Senior Credit Facility Claim Holders, the Senior Credit Facility Agents, and the Senior Credit Facility Agents' representatives and professionals will receive releases to the extent provided in Section V.L of the Plan (as described further below); (ii) the MPAN Senior Credit Facility Claim Holders and the MHG Senior Credit Facility Claim Holders, respectively, will receive all consideration that would otherwise be distributed to holders of Allowed MPAN Subordinated Note Claims, to the extent such holders are not Consenting Class UP-2 Holders, and of Allowed MHG Third Party Subordinated Note Claims, to the extent such holders are not Consenting Class UM-2 Holders; and (iii) the Debtors will surrender all undrawn letters of credit issued pursuant to the MHG Senior Credit Facility Documents or, if not so surrendered, collateralize or back such letters of credit (to the extent the Debtors have not already done so) as provided in the Plan.

         All Cash to be distributed to the Senior Credit Facility Claim Holders will be distributed initially to the respective Senior Credit Facility Agent, for distribution to the Senior Credit Facility Claim Holders. All of the New MPAN Common Stock and Lender Notes will be distributed by the Reorganized Debtors as directed in writing by the respective agent. Distribution of Cash, Lender Notes, and New MPAN Common Stock to individual Senior Credit Facility Claim Holders (including, without limitation, the payment in full with accrued interest at the non-default rate of the Tranche B and Tranche C obligations under the Synthetic Lease Transaction Documents) will be made in accordance with their respective rights inter se and any election and allocation procedures that may be agreed upon by the respective Senior Credit Facility Claim Holders.

         Except as may be provided with respect to the Lender Notes or otherwise in the Plan: (i) all liens, mortgages, and security interests securing the Senior Credit Facility Claims will be extinguished on the Effective Date, and
(ii) any and all Claims of the Senior Credit Facility Claim Holders and the Senior Credit Facility Agents existing as of the Effective Date against (a) the Debtors or (b) to the extent such Claims relate to the Senior Credit Facility Claims, against the Debtors' subsidiaries, affiliates, officers, directors, employees, agents, and advisors, will be extinguished on the Effective Date, whether such Claims are known or unknown, matured or unmatured, contingent or noncontingent, or liquidated or unliquidated.

         Classes SP-1 and SM-1 are impaired and may vote on the Plan. As discussed previously, the Plan was negotiated extensively with the Senior Credit Facility Claim Holders' representatives. The Debtors thus believe that the Senior Credit Facility Claim Holders will vote

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
to accept the Plan.

                           b.       OMEGA (CLASS SP-2).

         Class SP-2 consists of the Omega Claims, as described more fully in
Section II.C.3.b.ii of this Disclosure Statement. The holders of the Omega Claims will receive on account of such Claims treatment in accordance with the terms of the Omega Settlement Agreement, as described in Section III.G.2.d.

                           c. THE PROJECT LENDERS (CLASSES SP-3 THROUGH SP-8, SM-2 THROUGH SM-7, AND SM-9 THROUGH SM-12).

                                    i.       THE PROJECT LENDERS GENERALLY.

         The Project Lenders consist of creditors holding Claims in 16 separate Classes. Each such Claim is secured in whole or part by liens on one or more of the Debtors' skilled nursing facilities and, in some cases, on personal property relating to such facilities. The treatment of the Project Lenders generally will fall within one of five categories as described further herein: (i) payment of the Allowed Secured Claim of the respective Project Lender in Cash and in full,
(ii) payment of the Cash Pay Down to the respective Project Lender in an amount equal to the amount necessary (if any) to obtain an 80% loan-to-collateral-value ratio, and issuing to the respective Project Lender of a New Project Lender Note in an amount equal to the balance of the lender's Allowed Secured Claim after the Cash Pay Down, (iii) the return of all or part of the Project Lenders' collateral and such other treatment as described further herein, (iv) unimpairment, or (v) consensual treatment as described further herein.

         Except with respect to those Claims that are unimpaired, the Quaker Deland Claim, and the Claims of Monticello and Bankers Trust that are receiving consensual treatment under the Plan, no less than fourteen (14) days prior to the deadline to object to confirmation of the Plan, the Debtors will file with the Bankruptcy Court and serve upon each holder of the foregoing Claims the Debtors' estimate of the amount of such holder's Allowed Secured Claim as of the anticipated Effective Date. This estimate will be binding upon the holder unless such holder files with the Bankruptcy Court and serves upon the Debtors an objection to the Debtors' estimate prior to the deadline to object to confirmation of the Plan. In the event of any such objection, such Claim will be treated as a Disputed Claim until the allowed amount thereof is determined by the Bankruptcy Court, or by mutual agreement of the Debtors and the holder thereof.

                                    ii.      PROJECT LENDERS TO RECEIVE CASH
                                             (CLASSES SP-4 THROUGH SP-6 AND
                                             SP-8).

         The Plan provides for similar treatment for the Allowed Secured Claims of Fireside Manor (Class SP-4), Aramark (Class SP-5), Bank Midwest (Class SP-6), and Lend Lease (Class SP-8), each of which the Debtors believe to be fully secured based upon the amount of the Claims as asserted by the holders thereof and the value of the collateral securing such Claims. The Allowed Secured Claims of the foregoing Project Lenders will consist of (i) all amounts owing on account of such Claims as of the Petition Date, plus (ii) interest from the Petition Date

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
through the Effective Date in an amount equal to the nondefault rate (and excluding any late charges or penalties) as specified in the applicable loan documents, less (iii) any amounts paid by the Debtors on account of such Claims during the Chapter 11 Cases, whether in the form of adequate protection payments, through the application of security deposits, or otherwise.

         In full satisfaction of each of the foregoing Secured Claims, the Disbursing Agent will pay the holder thereof the full amount of its Allowed Secured Claim, in Cash, on the later of (i) the Effective Date, or (ii) the date such Claim becomes an Allowed Secured Claim as provided in the treatment for such Claim. Any and all liens, encumbrances, and other interests in the Debtors' or the Reorganized Debtors' property securing such Claim will be deemed released immediately upon the earlier of either (a) payment in accordance with the Plan, or (b) the Debtors' funding of a reserve account with Cash in an amount equal to the amount of such Claim as asserted by the holder thereof.

         The foregoing Claims are impaired, and the holders thereof are entitled to vote on the Plan.

                                    iii.     PROJECT LENDERS TO RECEIVE CASH AND
                                             NEW PROJECT LENDER NOTES (CLASSES
                                             SM-5 AND SM-7).

         The Plan provides for similar treatment of the Allowed Secured Claims of THCI and NHP. The Allowed Secured Claims of the foregoing Project Lenders will consist of (i) all amounts owing on account of such Claims as of the Petition Date, plus (ii) interest from the Petition Date through the Effective Date in an amount equal to the nondefault rate (and excluding any late charges or penalties) as specified in the applicable loan documents, but only to the extent such interest is allowable under Bankruptcy Code section 506(b), less
(iii) any amounts paid by the Debtors on account of such Claims during the Chapter 11 Cases, whether in the form of adequate protection payments, through the application of security deposits, or otherwise. Notwithstanding the foregoing, in no event shall an Allowed Secured Claim exceed the value, as determined pursuant to Bankruptcy Code section 506(a), of the collateral securing such Claim, less any amounts paid as adequate protection to the extent such payments did not compensate for diminution of value. To the extent that a Project Lender holds Allowed Claims against the Debtors in excess of its Allowed Secured Claims, such Allowed Claims will be treated in Classes UM-1 or UM-3 under the Plan, as applicable.

         Each of the foregoing Project Lenders will receive on account of its respective Allowed Secured Claim (i) a Cash Pay Down in the amount, if any, necessary to provide such holder with an 80% loan-to-collateral-value ratio, and
(ii) a New Project Lender Note. Each New Project Lender Note will include the following terms: (a) the initial principal amount of each note will be in an amount equal to the respective Project Lenders' Allowed Secured Claim, less the amount of the Cash Pay Down; (b) each note will bear interest at a fixed, annual rate equal to the Secured Creditor Rate as provided in the Plan; (c) each note will be payable in equal, monthly installments of principal and interest, calculated on a twenty-five year amortization schedule, with the balance fully due and payable in ten years; and (d) each note will be secured by a first priority lien on the respective skilled nursing facility or facilities and related personal property that secured such Claim with perfected, unavoidable liens as of the Confirmation Date.

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
         The Debtors estimate the value of the collateral securing the Project Lender Claims in these Classes as follows: Kensington (NHP): $4.2 million; and Pendleton (THCI): $6.0 million.

         The foregoing Claims are impaired, and the holders thereof are entitled to vote on the Plan. NHP has advised the Debtors that it intends to vote against the Plan in its present form. The Debtors intend to seek confirmation of the Plan over NHP's objection. See Section VIII.B.7, below.

                                    iv.      THE PROJECT LENDERS TO RECEIVE ALL
                                             OR PART OF THEIR COLLATERAL
                                             (CLASSES SP-3 AND SM-9)

         The Debtors intend to surrender to (i) LaSalle or its designee the skilled nursing facilities known as the Dixon Healthcare Center and the Crestview Nursing Center ("LaSalle Surrendered Facilities"), and all tangible and intangible personal property located at or relating solely to the LaSalle Surrendered Facilities upon which LaSalle holds validly perfected, nonavoidable liens as of the Confirmation Date (together with the LaSalle Surrendered Facilities, "LaSalle Surrendered Collateral"), and (ii) HUD or its designee the skilled nursing facility known as Mariner Health of Deland, and all tangible and intangible personal property located at or relating solely to such facility upon which Quaker or HUD hold validly perfected, nonavoidable liens as of the Confirmation Date. The surrender will take place within ten (10) Business Days after the Effective Date, or, upon LaSalle's or HUD's (as the case may be) written request prior to the Confirmation Date, such later date on or before one hundred twenty (120) days after the Effective Date (after which date the Debtors will have the right to close the LaSalle Surrendered Facilities or the Deland facility in accordance with applicable nonbankruptcy law in the event LaSalle, HUD, or their respective designee has not assumed operation of such facilities).

         Because the Debtors' obligations on account of the Quaker Deland Claim in Class SM-9 are nonrecourse, the surrender of the Deland facility will be in full satisfaction of such Claim. With respect to the balance of LaSalle's Secured Claim in Class SP-3, LaSalle will receive similar treatment as the other Project Lenders that will receive a Cash Pay Down and New Project Lender Note as described above, except that the initial principal amount of the New Project Lender Note issued to LaSalle will be equal to the amount of the Allowed LaSalle Secured Claim, less the sum of (i) the Cash Pay Down, and (ii) the value of the LaSalle Surrendered Collateral.

         The Debtors estimate the value of the collateral securing the LaSalle Secured Claims as follows: Birchwood: $1.2 million; Flora: $1.9 million;
LaFayette: $2.2 million; Parkway: $1.4 million; Crestview: $700,000; and Dixon:
$525,000.

         The LaSalle Secured Claim and the Quaker Deland Claim are impaired, and the holders thereof are entitled to vote on the Plan.

                                    v.       THE UNIMPAIRED PROJECT LENDER
                                             CLAIMS (CLASSES SP-7 AND SM-6).

         Class SP-7 consists of Bank of New York Claims relating to the Debtors' guaranty of a landlord's underlying mortgage on the Debtors' facility known as Summit Hospital of Northwest Louisiana. Class SM-6 consists of the HUD Jacksonville Claims relating to the Debtors' Jacksonville facility. Both of these Classes are unimpaired under the Plan as provided in Bankruptcy Code section 1124(2) and are deemed to have accepted the Plan.

                                    vi.      PROJECT LENDERS RECEIVING
                                             CONSENSUAL TREATMENT (BANKERS TRUST
                                             IN CLASSES SM-2 THROUGH SM-4, AND
                                             MONTICELLO IN CLASSES SM-10 THROUGH
                                             SM-12).

         The Debtors have negotiated consensual Plan treatment for two of the Project Lenders, Bankers Trust and Monticello. Interested parties should refer to the cited provisions of the Plan for a complete description of these treatments, which are summarized below:

         BANKERS TRUST (CLASSES SM-2 THROUGH SM-4):

         Classes SM-2 through SM-4 consist of all Claims of Bankers Trust relating to the MHG Debtors' owned Palmetto SNF (Class SM-2) and Westchester SNF (Class SM-3), and the MHG Debtors' leased St. Augustine SNF (Class SM-4). The MHG Debtors believe these Claims totaled approximately $10.8 million as of the Petition Date.

         As set forth in Section II.D.1 of the Plan, which terms shall control, Bankers Trust shall receive in full and complete satisfaction of its Claims, among other things: (i) Cash payments totaling $450,000 plus certain attorneys' fees and unpaid nondefault interest relating to the Westchester SNF, (ii) the New Bankers Trust Palmetto Note in the amount of approximately $5.1 million, secured by the Palmetto SNF, the landlord's interest in the St. Augustine SNF, and related personal property, and (iii) the New Bankers Trust Westchester Note in the amount of approximately $5.2 million, secured by the Westchester SNF, the landlord's interest in the First Colony SNF, and related personal property. The terms of these new notes are set forth in Section II.D.1 of the Plan. In addition, among other things: (i) Bankers Trust's will release and/or modify certain guaranties, liens, financial covenants, and default provisions (subject in some cases to certain conditions set forth in the Plan), and (ii) the Debtors will assume the lease for the St. Augustine SNF, all as set forth in Section II.D.1 of the Plan. The proposed consensual treatment of Classes SM-2 through SM-4 includes various other provisions that are detailed in the Plan; interested parties are advised to review these provisions in their entirety.

         Classes SM-2 through SM-4 are impaired. However, Bankers Trust supports confirmation of the Plan provided that the Plan continues to provide for the treatment of Bankers Trust as currently proposed therein.

         MONTICELLO (CLASSES SM-10 THROUGH SM-12):

         Classes SM-10 through SM-12 consist of all Claims of Monticello relating to the MHG

Debtors' owned Bonifay SNF (Class SM-10), Titusville SNF (Class SM-11), and San Antonio SNF (Class SM-12). The MHG Debtors believe these Claims totaled approximately $12.3 million as of the Petition Date.

         As set forth in Section II.D.1 of the Plan, which terms shall control, Monticello shall receive on the Effective Date in full and complete satisfaction of its Claims, among other things: (i) a Cash payment totaling $9.4 million, and
(ii) the transfer to Monticello or its designee of the San Antonio SNF and personal property relating thereto. In addition, the parties shall exchange mutual releases, which releases shall include releases of Monticello's liens on the Bonifay and Titusville SNFs and personal property relating thereto. The proposed consensual treatment of Classes SM-10 through SM-12 includes various other provisions that are detailed in the Plan; interested parties are advised to review these provisions in their entirety.

         Classes SM-10 through SM-12 are impaired under the Plan. However, Monticello supports confirmation of the Plan, subject to certain conditions set forth therein, specifically, (i) execution of the "Monticello Transition and Conveyance Agreement," on or before February 21, 2002, relating to the transfer of the real and personal property relating to the San Antonio SNF, and (ii) approval of an adequate protection stipulation between the MHG Debtors and Monticello on or before February 27, 2002, which stipulation shall provide for adequate protection payments of $62,650 per month on a going-forward basis if the treatment for Monticello under the Plan is not consummated by May 1, 2002.

                           d.       PORCHE SECURED CLAIMS (CLASS SM-8).

         Class SM-8 consists of the Porche Secured Claims, which will be allowed in the amount of zero because the collateral securing such Claims has no value. Accordingly, the holders of Class SM-8 Claims will neither receive nor retain any consideration on account of such Claims. Class SM-8 is impaired, but does not vote because it is deemed to have rejected the Plan. The Debtors intend to seek confirmation of the Plan notwithstanding the deemed rejection of this Class.

         In 1989, Edwin and Donna Porche (the "Porches") sold all of the stock of Metairie Physical Therapy and Sports Rehabilitation Clinic, Inc. (now known as MedRehab of Louisiana, Inc., "MPT") to Debtor MedRehab, Inc. ("MedRehab") for $2,500,000. The purchase price included a $1,000,000 "Subordinated Promissory Note" that matured on April 1, 2000. The Subordinated Promissory Note was secured by a junior lien on all 100 shares of issued stock of MPT, which lien was subordinated to a lien in favor of Irving Trust Company, MedRehab's principal secured lender at the time. The Subordinated Promissory Note expressly provides that "[t]he indebtedness evidenced by this instrument is subordinated to the prior payment in full of the obligations . . . in favor of [Irving Trust]." Paragraph 6 of the Second Lien Pledge Agreement executed in connection with the Subordinated Promissory Note further provides that the Porches' "lien and rights [to the MPT stock] are subordinated to the lien, rights and interest of Irving Trust Company, pursuant to and in accordance with the Subordination Agreement. Such subordination shall apply to successors and assigns of Irving Trust Company and any entity(ies) refinancing the indebtedness to such bank."

         In 1996, MedRehab was acquired by the MHG Debtors in a stock-for-stock merger whereby MedRehab became a wholly-owned subsidiary of MHG. All amounts then owing under MedRehab's credit facility with Irving Trust were refinanced with borrowings under the MHG Senior Credit Facility. In connection with this refinancing of the Irving Trust loans, MHG pledged the shares of MedRehab and its subsidiaries, including MPT, to PNC Bank, as collateral agent for the MHG Senior Credit Facility Claim Holders. In June 1999, the Debtors sold substantially all of the assets of their respective outpatient therapy clinics to HealthSouth Corporation, including the assets of MedRehab and MPT. Neither MedRehab nor MPT have any remaining operations in Metairie, Louisiana or elsewhere. All of MedRehab's and MPT's collectible accounts receivable, which were not sold to HealthSouth and upon which the PNC Bank holds first priority liens, have been collected and liquidated into cash. MedRehab and MPT still exist as corporate entities, but they have no identifiable assets, and they have contingent tax, Medicare, and other liabilities. Accordingly, the Debtors believe that the collateral securing the Class SM-8 Claims has no value. Moreover, to the extent any distributions were to be made on account of the Class SM-8 Claims or otherwise to the Porches on account of the Subordinated Promissory Note, such distributions would be payable to PNC Bank on account of the above-referenced subordination provisions, which provisions PNC Bank has not waived.

                           e.       SECURED TAX CLAIMS (CLASS SJ-1).

         Class SJ-1 consists of Secured Tax Claims, which are Secured Claims of governmental units for taxes. In accordance with Bankruptcy Code section 1122(a), each Class SJ-1 Claim will be deemed to be in its own separate subclass for purposes of voting and treatment under the Plan.

         Each Secured Tax Claim will be an Allowed Secured Tax Claim in an amount equal to (i) all amounts owing on account of such Claim as of the Petition Date, plus (ii) interest from the Petition Date through the Effective Date in an amount equal to the applicable statutory nondefault rate with respect to such Claim (excluding any late charges or penalties), less (iii) any amounts paid by the Debtors on account of such Claim during the Chapter 11 Cases, whether in the form of adequate protection payments, through the application of security deposits, or otherwise. In full satisfaction of each Secured Tax Claim and all liens securing the same, and except to the extent that the holder of an Allowed Secured Tax Claim agrees to a different treatment, the Disbursing Agent will pay each holder of an Allowed Secured Tax Claim the full amount of such Allowed Secured Tax Claim, in Cash.

         No less than fourteen (14) days prior to the deadline to object to confirmation of the Plan, the Debtors will file with the Bankruptcy Court and serve upon each holder of Secured Tax Claims the Debtors' estimate of the amount of such holder's Allowed Secured Tax Claim as of the anticipated Effective Date. This estimate will be binding upon the holder unless such holder files with the Bankruptcy Court and serves upon the Debtors an objection to the Debtors' estimate prior to the deadline to object to confirmation of the Plan. In the event of any such objection, such Claim will be treated as a Disputed Claim until the allowed amount thereof is determined by the Bankruptcy Court, or by mutual agreement of the Debtors and the holder thereof.

         Class SJ-1 is impaired, and holders of Allowed Claims therein may vote on the Plan. For purposes of voting, each holder of an Allowed Claim will be deemed to be in a separate subclass.

                           f.       OTHER SECURED CLAIMS (CLASS SJ-2).

         Class SJ-2 consists of Secured Claims that are not classified in any other Class in the Plan, whether secured by liens on the Debtors' personal or real property. In accordance with Bankruptcy Code section 1122(a), each Class SJ-2 Claim will be deemed to be in its own separate subclass for purposes of voting and treatment under the Plan.

         Each Allowed Class SJ-2 Claim will consist of (i) all amounts owing on account of each such creditor's Claim as of the Petition Date, plus (ii) interest from the Petition Date through the Effective Date in an amount equal to the nondefault rate (and excluding any late charges or penalties) as specified in the applicable agreements, less (iii) any amounts paid by the Debtors on account of such Claim during the Chapter 11 Cases, whether in the form of adequate protection payments, through the application of security deposits, or otherwise.

         In full satisfaction of each Class SJ-2 Claim and all liens securing the same, each Allowed Class SJ-2 Claim will be treated under Option A, Option B, or Option C, at the election of the Debtors or Reorganized Debtors:

OPTION A: The Disbursing Agent will pay the Allowed Class SJ-2 Claim in full, in Cash, on or before the later of (i) sixty (60) days after the Effective Date, or
(ii) fifteen (15) Business Days after the date the Class SJ-2 Claim becomes an Allowed Class SJ-2 Claim.

OPTION B: The Reorganized Debtors will surrender the property securing the Allowed Class SJ-2 Claim to the holder of such Claim by making the property reasonably available to such holder at the Reorganized Debtors' place of business on or before the later of (i) sixty (60) days after the Effective Date, or (ii) fifteen (15) Business Days after the date the Class SJ-2 Claim becomes an Allowed Class SJ-2 Claim; if the property securing a Class SJ-2 Claim has been lost or destroyed, the Debtors will provide notice of such fact to the holder thereof, the delivery of which notice will constitute "surrender" of the property securing the Class SJ-2 Claim for purposes of Option B.

OPTION C: On or before the later of (i) sixty (60) days after the Effective Date, or (ii) fifteen (15) Business Days after the date the Class SJ-2 Claim becomes an Allowed Class SJ-2 Claim, the Reorganized Debtors will comply with the following: (a) any default other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code will be cured; (b) the maturity of the Claim will be reinstated as the maturity existed before any default; (c) the holder of such Claim shall be compensated for any damages incurred as a result of any reasonable reliance of such holder to the extent provided by Bankruptcy Code section 1124(2); and (d) the other legal, equitable, or contractual rights to which the Claim entitles the holder will not otherwise be altered.

         The Debtors will be deemed to have elected Option C, except with respect to any Class SJ-2 Claim as to which the Debtors elect Option A or Option B by filing a notice of such election with the Bankruptcy Court and serving such notice on the holder of the respective Class SJ-2 Claim on or before the later of (i) forty-five (45) days after the Effective Date, and (ii) ten (10) Business Days after the Class SJ-2 Claim becomes an Allowed Class SJ-2 Claim.

         For purposes of voting, each holder of an Allowed Claim will be deemed to be in a separate subclass. To the extent the Debtors' elect Option C with respect to a particular Other Secured Claim, such Other Secured Claim will be unimpaired, and the holder thereof will be deemed to have accepted the Plan. Otherwise, Class SJ-2 is impaired, and holders of Allowed Claims therein may vote on the Plan.

                  5.       PRIORITY CLAIMS.

         Class PJ-1 consists of "Other Priority Claims," which are Claims accorded priority in right of payment under Bankruptcy Code section 507(a), other than Priority Tax Claims and Administrative Expenses. The Debtors believe that Other Priority Claims will consist primarily of (i) certain employee Claims, which may be entitled to priority under Bankruptcy Code section 507(a)(3) to the extent of no more than $4,300 of wages, salaries, or commissions earned by each employee within 90 days prior to the Petition Date,
(ii) certain employee benefit plan contribution Claims arising from services rendered within 180 days prior to the Petition Date, which may be entitled to priority under Bankruptcy Code section 507(a)(4) for no more than the product of $4,300 times the number of employees covered by such plan, and (iii) certain customer deposit Claims of no more than $1,950 each relating to the purchase of goods or services for personal, family, or household use.

         The Disbursing Agent will pay each Allowed Other Priority Claim in full, in Cash, on the later of (i) the Effective Date, or (ii) ten Business Days after the date such Other Priority Claim becomes an Allowed Other Priority Claim. Class PJ-1 is unimpaired, and the holders of Other Priority Claims are deemed to have accepted the Plan.

                  6.       UNSECURED CLAIMS.

                           a.       GENERAL UNSECURED CLAIMS (CLASSES UP-1 AND
                                    UM-1).

                                    i.       CLASSIFICATION AND TREATMENT
                                             GENERALLY.

         General Unsecured Claims are those Claims arising prior to the Petition Date as to which all of the following apply: (i) they are not secured by perfected, nonavoidable liens on collateral (or they exceed the value of such collateral, but only to the extent of such deficiency), (ii) they are not entitled to any special priority under the Bankruptcy Code, and (iii) they are not otherwise classified under the Plan, including as United States Claims, Securities Damages Claims, Punitive Damage Claims, or Debtors Intercompany Claims. General Unsecured Claims include, without limitation, any and all unsecured trade, contribution, indemnification, reimbursement, employee contract, unsecured deficiency Claims, and unsecured lease and contract rejection Claims against the Debtors.

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                                    ii.      CLAIMS SUBJECT TO THE ADR PROCEDURE
                                             AND INSURED CLAIMS.

         A General Unsecured Claim will not be deemed an Allowed Claim (and thus will not be entitled to distribution under the Plan) so long as such Claim is being administered pursuant to the ADR Procedure. Such Claim may become an Allowed Claim once it is no longer being administered pursuant to the ADR Procedure, so long as (a) such Claim otherwise satisfies the requirements of an Allowed Claim set forth in the Plan, and (b) either (i) the Claim has been resolved pursuant to the ADR Procedure (in which case the Allowed Claim shall equal the allowed amount agreed to in a settlement consented to by the Debtors in writing or as determined in binding arbitration with respect to such Claim),
(ii) the holder of the Claim has opted out of the ADR Procedure by executing the necessary stipulation (in which case the Allowed Claim of such holder is zero), or (iii) the holder of the Claim has completed the requirements of the ADR Procedure (in which case the amount of the Allowed Claim shall be determined by a court of competent jurisdiction, including the Bankruptcy Court if and to the extent permitted by 28 U.S.C. section 157(b)(5)).

         If insurance coverage exists for a General Unsecured Claim, regardless whether such Claim is an Allowed Claim or a Disputed Claim, then to the extent such insurance coverage exists and is paid or is payable to the holder of such
Claim: (i) no distributions will be made on account of such Claim under the Plan, and (ii) the Claim will be treated as having no value for purposes of making Pro Rata distributions to other creditors.

                                    iii.     MPAN GENERAL UNSECURED CLAIMS
                                             (CLASS UP-1).

         On account of the substantive consolidation of the MPAN Debtors' estates, General Unsecured Claims against the MPAN Debtors will be classified in a single Class - Class UP-1. Each holder of an Allowed MPAN General Unsecured Claim will receive, in full satisfaction of such Claim, Pro Rata distributions from the MPAN General Unsecured Claims Distribution Fund. The MPAN General Unsecured Claims Distribution Fund will consist of: (i) 399,078 shares of New MPAN Common Stock (approximately 2.0% of the Primary Effective Date Shares); and
(ii) New MPAN Warrants to purchase in the aggregate an additional 376,893 shares of New MPAN Common Stock, subject to anti-dilution provisions in the New Warrant Agreement as described in Section IV.A. The New MPAN Warrants will enable the holders thereof to purchase New MPAN Common Stock at an exercise price of $28.04 per share for a period of two years following the Effective Date. The New MPAN Warrants will be governed by the terms of the New Warrant Agreement to be included in the Plan Documentary Supplement. As described below in the Section titled "Distributions To General Unsecured Creditors," the first Pro Rata distribution will be made no earlier than sixty (60) days after the Effective Date, and all distributions to holders of Allowed MPAN General Unsecured Claims will not be completed until all Disputed MPAN General Unsecured Claims are resolved or estimated for purposes of distribution.

         The Plan separately classifies MPAN Subordinated Note Claims from General Unsecured Claims because (i) in contrast to General Unsecured Claims in Class UP-1, MPAN Subordinated Note Claims in Class UP-2 are subordinated to the MPAN Senior Credit Facility Claims and,

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therefore, can receive distributions only because the MPAN Senior Credit
Facility Claim Holders have agreed to waive their subordination rights in accordance with the Plan, and (ii) the treatment afforded the MPAN Subordinated Note Claims (including the requirement that holders of such Claims do not oppose confirmation of the Plan in order to receive distributions thereunder) differs from that provided for General Unsecured Claims, and thus separate classification is required under Bankruptcy Code section 1123(a)(4).

         Class UP-1 is impaired and is entitled to vote on the Plan. As discussed previously, the treatment of MPAN General Unsecured Claims in Class UP-1 was negotiated extensively with the MPAN Committee (as the official representative of holders of MPAN General Unsecured Claims), and the MPAN Committee supports confirmation of the Plan and urges all holders of MPAN General Unsecured Claims to vote to accept the Plan.

                                    iv.      MHG GENERAL UNSECURED CLAIMS (CLASS
                                             UM-1).

         On account of the substantive consolidation of the MHG Debtors' estates, General Unsecured Claims against the MHG Debtors will be classified in a single Class - Class UM-1. Along with the Holders of Allowed MHG Third Party Subordinated Note Claims in Class UM-2, each holder of an Allowed MHG General Unsecured Claim will receive, in full satisfaction of such Claim, Pro Rata distributions from the MHG General Unsecured Claims Distribution Fund. The MHG General Unsecured Claims Distribution Fund will consist of Cash in an amount equal to the lesser of (a) $7.5 million, or (b) such amount as may be necessary to fund a five percent (5%) distribution to (i) holders of Allowed Class UM-1 Claims, and (ii) holders of Allowed Class UM-2 Claims. As described in the following Section, the first Pro Rata distribution will be made no earlier than sixty (60) days after the Effective Date, and all distributions to holders of Allowed MHG General Unsecured Claims will not be completed until all Disputed MHG General Unsecured Claims and Disputed MHG Third Party Subordinated Note Claims are resolved or estimated for purposes of distribution.

         The Plan separately classifies MHG Subordinated Note Claims from General Unsecured Claims because (i) in contrast to General Unsecured Claims in Class UM-1, MHG Subordinated Note Claims in Class UM-2 are subordinated to the MHG Senior Credit Facility Claims and, therefore, can receive distributions only because the MHG Senior Credit Facility Claim Holders have agreed to waive their subordination rights in accordance with the Plan, and (ii) the treatment afforded the MHG Subordinated Note Claims (including the requirement that holders of such Claims do not oppose confirmation of the Plan in order to receive distributions thereunder) differs from that provided for General Unsecured Claims, and thus separate classification is required under Bankruptcy Code section 1123(a)(4).

         Class UM-1 is impaired and is entitled to vote on the Plan. As discussed previously, the treatment of MHG General Unsecured Claims in Class UM-1 was negotiated extensively with the MHG Committee (as the official representative of holders of MHG General Unsecured Claims), and the MHG Committee supports confirmation of the Plan and urges all holders of MHG General Unsecured Claims to vote to accept the Plan.

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                                    v.       DISTRIBUTIONS TO MPAN AND MHG
                                             GENERAL UNSECURED CREDITORS.

         Because many General Unsecured Claims are Disputed Claims, and because most such Disputed Claims will not be resolved prior to the Effective Date, distributions to holders of Allowed General Unsecured Claims (whether against the MPAN Debtors or the MHG Debtors) will take place over a period of time after the Effective Date until all Disputed Claims are resolved or estimated for purposes of distribution. Due to the significant number of Claims asserted against the Debtors, the complexity of many of those Claims, and the significant amount of time it will take to resolve all Disputed Claims in the Chapter 11 Cases (including, but not limited to, numerous disputed personal injury claims), distributions to holders of General Unsecured Claims may require many months to commence after the Effective Date, and far longer to complete.

         The initial Pro Rata distributions from the MPAN General Unsecured Claims Distribution Fund and the MHG Unsecured Claims Distribution Fund ("Distribution Funds") will take place as soon as practicable following the later of (i) sixty (60) days following the Effective Date, or (ii) the date upon which all unliquidated(12) Class UP-1 Claims (in the case of the MPAN Debtors) or Class UM-1 and UM-2 Claims (in the case of the MHG Debtors) have been (w) allowed in part (and disallowed for the balance) or allowed in whole in a liquidated amount pursuant to a Final Order, (x) disallowed in whole pursuant to a Final Order, or (y) estimated pursuant to the Claims Estimation Procedure at zero or in a liquidated amount (or a maximum liquidated amount) greater than zero (whether or not such estimation is pursuant to a Final Order).

         Upon the (i) disallowance or allowance of Disputed Claims in the relevant Class by Final Orders, and (ii) the estimation of Disputed Claims in the relevant Class pursuant to the Claims Estimation Procedure, additional consideration in the Distribution Funds may become available to holders of Allowed Claims, including holders that have received prior distributions. The Reorganized Debtors may, in their discretion, direct the Disbursing Agent to make additional distributions from the Distribution Funds to holders of Allowed Claims from time to time. The amount distributed to holders of Allowed Claims in any additional distribution will be equal to the amount indicated by the Pro Rata formula, less any prior distributions received by such holders. By operation of the Pro Rata formula, the Distribution Funds shall automatically maintain sufficient consideration in reserve so as to permit Pro Rata distributions to holders of Disputed Claims if such Claims eventually are allowed for purposes of receiving distribution in accordance with the terms of the Plan. Within sixty (60) days after the resolution (either by allowance, disallowance, or final estimation for purposes of distribution) of all Disputed Class UP-1 Claims (in the case of the MPAN Debtors) or Class UM-1 and UM-2 Claims (in the case of the MHG Debtors) pursuant to Final Orders, the Reorganized Debtors will promptly direct a final, Pro Rata distribution from the respective Distribution Fund to holders of Allowed Claims.

---------
(12) A Claim, whether allowed or disputed, is unliquidated if it is asserted in an unknown or undetermined amount.

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
         The Plan contains additional provisions regarding, among other things,
(i) the distribution of any other consideration that might be held in the Distribution Funds to holders of Allowed Claims, and (ii) the deemed "cashless" exercise, if possible, of any New MPAN Warrants remaining in the MPAN General Unsecured Claims Distribution Fund prior to such warrants' expiration. Interested parties should refer to the Plan and review these provisions to determine how they may affect such parties' rights.

                           b.       SUBORDINATED NOTE CLAIMS (CLASSES UP-2 AND
                                    UM-2).

                                    i.       MPAN SUBORDINATED NOTE CLAIMS
                                             (CLASS UP-2); CONDITIONAL WAIVER OF
                                             SUBORDINATION.

         MPAN Subordinated Note Claims will be classified in Class UP-2. Each holder of an Allowed MPAN Subordinated Note Claim will receive, in full satisfaction thereof, Pro Rata distributions from the MPAN Subordinated Note Claims Distribution Fund. Holders of Allowed MPAN Subordinated Note Claims that qualify as Consenting Class UP-2 Holders will receive Pro Rata distributions from the MPAN Subordinated Note Distribution Fund, which also will consist of:
(i) 399,078 shares of New MPAN Common Stock (approximately 2.0% of the Primary Effective Date Shares); and (ii) New MPAN Warrants to purchase in the aggregate an additional 376,893 shares of New MPAN Common Stock, subject to anti-dilution provisions in the New Warrant Agreement as described in Section IV.A.

         Class UP-2 is impaired and is entitled to vote on the Plan.

         Pro Rata distributions to the holders of Allowed MPAN Subordinated Note Claims from the MPAN Subordinated Note Claim Distribution Fund will be made generally in the same manner as distributions will be made to holders of Allowed MPAN General Unsecured Claims from the MPAN General Unsecured Claims Distribution Fund, as described above and as set forth more fully in the Plan, except that, among other things, (i) no distributions shall be made on account of any Securities Damages Claims (whether or not such Claims are Allowed Claims), and no value shall be ascribed to any Securities Damages Claims for purposes of applying the Pro Rata formula, (ii) for purposes of applying the Pro Rata formula, the total amount of Allowed Class UP-2 Claims and Disputed Class UP-2 Claims shall be determined irrespective of whether the holders of such Claims are Consenting Class UP-2 Holders, and (iii) in the absence of any Disputed Class UP-2 Claims or any dispute as to whether a particular holder of Class UP-2 Claims is a Consenting Class UP-2 Holder, all distributions to holders of Allowed Class UP-2 Claims that are Consenting Class UP-2 Holders shall be made within sixty (60) days following the Effective Date.

         The subordination rights of the MPAN Senior Credit Facility Claim Holders under the MPAN Indenture will be modified to permit distributions to holders of Allowed MPAN Subordinated Note Claims under the Plan, provided, however, that no holder of MPAN Subordinated Note Claims will receive any distributions under the Plan unless such holder is a Consenting Class UP-2 Holder, defined as a holder of Class UP-2 Claims that (i) does not vote against the Plan, (ii) does not object to confirmation of the Plan on any grounds, and
(iii) does not object to, or otherwise challenge, the allowance or treatment of the MPAN Senior Credit

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
Facility Claims under the Plan. Distributions that would otherwise be made to holders of Allowed MPAN Subordinated Note Claims that are not Consenting Class UP-2 Holders will instead be made to the MPAN Senior Credit Facility Claim Holders, and the subordination provisions in the MPAN Indenture will remain in full force and effect with respect to such non-Consenting Class UP-2 Holders.

                                    ii.      MHG THIRD PARTY SUBORDINATED NOTE
                                             CLAIMS (CLASS UM-2); CONDITIONAL
                                             WAIVER OF SUBORDINATION.

         MHG Third Party Subordinated Note Claims consist of all Subordinated Note Claims other than those held by the MPAN Debtors, and will be classified in Class UM-2. Along with the holders of Allowed MHG General Unsecured Claims in Class UM-1, each holder of an Allowed MHG Third Party Subordinated Note Claim will receive, in full satisfaction thereof, Pro Rata distributions from the MHG Unsecured Claims Distribution Fund (as described with respect to Class UM-1 above).

         Pro Rata distributions to the holders of Allowed MHG Third Party Subordinated Note Claims from the MHG Subordinated Note Claim Distribution Fund will be made generally in the same manner as distributions will be made to holders of Allowed MHG General Unsecured Claims from the MHG Unsecured Claims Distribution Fund, as described above and as set forth more fully in the Plan, except that (i) no distributions shall be made on account of any Securities Damages Claims, and no value shall be ascribed to any Securities Damages Claims for purposes of applying the Pro Rata formula, and (ii) for purposes of applying the Pro Rata formula, the total amount of Allowed Class UM-2 Claims and Disputed Class UM-2 Claims shall be determined irrespective of whether the holders of such Claims are Consenting Class UM-2 Holders. Moreover, because the MHG Unsecured Claims Distribution Fund will be shared Pro Rata with holders of Allowed MHG General Unsecured Claims, distributions to holders of Allowed MHG Third Party Subordinated Note Claims may be delayed significantly due to the significant number of Claims asserted against the Debtors, the complexity of many of those Claims, and the significant amount of time it will take to resolve all Disputed MHG General Unsecured Claims (including, but not limited to, numerous disputed personal injury claims).

         Class UM-2 is impaired and is entitled to vote on the Plan.

         The subordination rights of the MHG Senior Credit Facility Claim Holders under the MHG Indenture will be modified to permit distributions to holders of Allowed MHG Third Party Subordinated Note Claims under the Plan, provided, however, that no holder of MHG Third Party Subordinated Note Claims will receive any distributions under the Plan unless such holder is a Consenting Class UM-2 Holder, defined as a holder of Class UM-2 Claims that (i) does not vote against the Plan, (ii) does not object to confirmation of the Plan on any grounds, and (iii) does not object to, or otherwise challenge, the allowance or treatment of the MHG Senior Credit Facility Claims under the Plan. Distributions that would otherwise be made to holders of Allowed MHG Third Party Subordinated Note Claims that are not Consenting Class UM-2 Holders will instead be made to the MHG Senior Credit Facility Claim Holders, and the subordination provisions in the MHG Indenture will remain in full force and effect with respect to such non-Consenting Class UM-2 Holders.

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
                           c. MPAN AND MHG PUNITIVE DAMAGE CLAIMS (CLASSES UP-3 AND UM-3).

         A Punitive Damage Claim is any Claim arising before the Petition Date, whether secured or unsecured, for any fine, penalty, or forfeiture, or for multiple, exemplary, or punitive damages, to the extent that such fine, forfeiture, or damages are not compensation for actual pecuniary loss suffered by the holder of such Claim. Each holder of a Punitive Damage Claim will receive no distribution on account of such Claim under the Plan, in complete settlement, satisfaction, and discharge thereof. Classes UP-3 and UM-3 are impaired, but are not entitled to vote because they are deemed to have rejected the Plan. The Debtors intend to seek confirmation of the Plan notwithstanding the deemed rejection of these Classes.

         In general, punitive or exemplary damage Claims are intended to punish or make an example of a wrongdoer. However, in the context of insolvent entities, such as the Debtors, the enforcement of Punitive Damage Claims would have the effect of punishing general unsecured creditors by diluting the ultimate recovery to them. Moreover, Punitive Damage Claims differ significantly from other General Unsecured Claims, which are based upon pecuniary losses. Indeed, the rights of holders of Punitive Damage Claims are materially different from those of holders of General Unsecured Claims for purposes of applying the "best interests" test of Bankruptcy Code section 1129(a)(7), since in a chapter 7 liquidation General Unsecured Claims would have to be paid in full before any distributions could be made to holders of Punitive Damage Claims. See Bankruptcy Code section 726(a)(4). Accordingly, Punitive Damage Claims are not "substantially similar" to General Unsecured Claims, and separate classification thereof is appropriate.

         Finally, as discussed further below with respect to substantive consolidation, see Section IV.C.3, distributions to unsecured creditors under the Plan are being funded through the Senior Credit Facility Claim Holders' agreement to allow a portion of their collateral to be used for that purpose. If the Senior Credit Facility Claim Holders did not agree to allow their collateral to be so used, the Debtors believe that the distributions to General Unsecured Creditors proposed under the Plan would not be possible. While the Senior Credit Facility Claim Holders have agreed to permit a portion of their collateral to be used to make distributions on account of General Unsecured Claims and, subject to the conditions set forth in the Plan, Subordinated Note Claims, they have not agreed to permit their collateral to be used to make any distributions on account of Punitive Damage Claims. For these reasons, Punitive Damage Claims have been classified separately from other unsecured Claims, as the court recognized under similar circumstances in In re Genesis Health Ventures, Inc., 266 B.R. 591, 600-02 (Bankr. D. Del. 2001).

                           d.       DEBTORS INTERCOMPANY CLAIMS (CLASS UJ-1).

         Class UJ-1 consists of Claims and Administrative Expenses of each Debtor against any of the other Debtors ("Debtors Intercompany Claims"). At the Debtors' election with respect to each Debtors Intercompany Claim that is reflected on the Debtors' books and records as of the Effective Date, the Debtors may either (i) eliminate such Debtors Intercompany Claim either

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through (a) the declaration of intercompany dividends and/or contributions to capital, or (b) the cancellation of such Debtors Intercompany Claim, or (ii) leave such Debtors Intercompany Claim unimpaired, in which event such Debtors Intercompany Claim will continue in full force and effect. Any other Debtors Intercompany Claims that are not reflected on the Debtors' books and records as of the Effective Date will be deemed to be released as of the Effective Date.

         Class UJ-1 has consented to the Plan, because its members are co-proponents of the Plan.

                  7.       CERTAIN GOVERNMENT CLAIMS.

                           a. MPAN AND MHG UNITED STATES CLAIMS (CLASSES GP-1 AND GM-1).

         Classes GP-1 and GM-1 consist of all MPAN United States Claims and MHG United States Claims, respectively.

         All United States Claims will be satisfied in accordance with the Federal Government Settlement, as described in Section III.I.3 of this Disclosure Statement. Classes GP-1 and GM-1 are impaired, but are consenting to the Plan in accordance with the terms of the Federal Government Settlement.

                           b.       MPAN AND MHG STATE MEDICAID CLAIMS.

         Except as otherwise agreed to in writing by the Debtors and the holder of a State Medicaid Claim, with respect to each holder of a State Medicaid Claim that does not timely object to confirmation of the Plan: (i) the State Medicaid provider agreement for the Debtor's facility relating to such State Medicaid Claim shall not be treated as an executory contract within the meaning of Bankruptcy Code section 365 and, accordingly, the Debtors need not cure pre-Petition Date defaults under such agreement (including defaults resulting from the nonpayment of pre-Petition Date Claims) in order for the Debtors and such facility to continue to participate in the State Medicaid program, and (ii) the MPAN State Medicaid Claims relating to such facility shall be treated in Class UP-1, and the MHG State Medicaid Claims relating to such facility shall be treated in Class UM-1.

         With respect to each holder of a State Medicaid Claim that timely objects to confirmation of the Plan, the foregoing paragraph regarding the treatment of such holder's State Medicaid Claim shall apply unless the Bankruptcy Court determines that; both (i) the applicable prepetition Medicaid provider agreement relating to the State Medicaid Claim is an executory contract that is in effect and executory as of the Confirmation Date, and (ii) in order for the facility relating to such holder's State Medicaid Claim to continue to participate in the State Medicaid program, the Debtor-operator of such facility must assume such prepetition Medicaid provider agreement as an executory contract and cure defaults thereunder. If the Bankruptcy Court makes such a determination with respect to a particular State Medicaid Claim, then with respect to that State Medicaid Claim only: (x) if such Debtor-operator determines that it will continue to operate the facility after the Effective Date of the Plan, and if such Debtor indicates in writing its intent to assume the applicable executory Medicaid provider agreement within

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thirty (30) days after such Bankruptcy Court determination, then such Medicaid provider agreement shall be assumed and the Allowed State Medicaid Claims relating to such Medicaid provider agreement shall be paid in full in accordance with the terms of such Medicaid provider agreement to the extent required to cure as provided by section 365 of the Bankruptcy Code; or (y) if such Debtor-operator determines that it will no longer operate such facility following the Effective Date of the Plan and a reasonable period of time to close the facility or transfer operation of the facility in accordance with applicable law, and if such Debtor indicates in writing its intent to reject the applicable Medicaid provider agreement within thirty (30) days after such Bankruptcy Court determination, then such Medicaid provider agreement shall be rejected effective upon the termination or transfer of the Debtor's operations at the facility, and any MPAN State Medicaid Claims relating to such facility shall be treated in Class UP-1, and any MHG State Medicaid Claims relating to such facility shall be treated in Class UM-1.

         As of the date hereof, the Debtors have reached agreements with certain state Medicaid agencies regarding the treatment of their State Medicaid Claims. These agreements are discussed in Section III.I.3.

         Except as otherwise agreed to in writing by the Debtors and the holder of a State Medicaid Claim: (i) post-Effective Date Medicaid rates and allowances of reimbursable costs shall be determined without reference to the discharge or restructuring of any Claim of any type (whether for goods or services, principal or interest, Medicaid overpayments or penalties, or any other Claim) under the Plan or during the Chapter 11 Cases, and the Debtors and Reorganized Debtors shall not be prejudiced with respect to such rates by any such discharge or restructuring; and (ii) Claims of States for penalties and fines shall be treated as Punitive Damage Claims for purposes of the Plan and shall be treated in Classes UP-3 or UM-3, as applicable; such Claims for penalties and fines shall not be treated as State Medicaid Claims.

                  8.       EQUITY INTERESTS.

                           a.       EQUITY INTERESTS IN MPAN (CLASS EP-1).

         Class EP-1 consists of the current stockholders of MPAN, and includes all Equity Interests in MPAN (including but not limited to those evidenced by the Old MPAN Common Stock), and all options and warrants to purchase such stock. Class EP-1 also includes all "Securities Damages Claims" relating to or arising out of or in connection with (i) the purchase, sale, or other transfer of an Equity Interest in MPAN, (ii) the rescission of a purchase, sale, or other transfer of an Equity Interest in MPAN, or (iii) the legal or beneficial ownership of an Equity Interest in MPAN.

         The holders of Class EP-1 Equity Interests and related Securities Damages Claims will not receive or retain anything on account of such Equity Interests and Claims. All Old MPAN Common Stock, and options or warrants to purchase such stock, will be deemed cancelled on the Effective Date. Class EP-1 is impaired, but may not vote on the Plan because it is deemed to have rejected the Plan. The Debtors intend to seek confirmation of the Plan notwithstanding the deemed rejection of this Class.

         The Plan's treatment of current MPAN stockholders is a consequence of the Debtors'

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insolvency, which precludes the Debtors from satisfying their creditors' Claims in full, and the requirements of the Bankruptcy Code, which provide that a plan of reorganization must be "fair and equitable" with respect to creditors in Classes that do not accept the Plan. Under the "absolute priority rule" of Bankruptcy Code section 1129(b), a plan of reorganization cannot be confirmed unless, with respect to each impaired Class of Claims, either (i) the Class has accepted the plan (as described in Section VIII.A of this Disclosure Statement), or (ii) the plan "does not unfairly discriminate, and is fair and equitable" with respect to the Class. In order for a plan to be "fair and equitable," stockholders generally cannot receive or retain any value unless unsecured creditors' Allowed Claims in nonaccepting Classes are paid in full.

         In connection with negotiations of the Plan, the Debtors proposed that their principal creditor constituencies consent to a plan of reorganization that allowed current MPAN stockholders to receive some consideration, notwithstanding the fact that unsecured creditors would receive far less than payment in full on account of their Allowed Claims. This proposal was rejected, and the Debtors do not believe that their principal creditor constituencies would vote to accept any plan that provided consideration for current MPAN stockholders. In light of the fact that the Debtors do not have the ability to pay their creditors any more than a fraction of the total amount of their Allowed Claims, the Debtors do not believe it is feasible to propose a plan that provides any consideration for current MPAN stockholders.

         In a pleading filed with the Bankruptcy Court, an individual who claims to hold approximately 2.5% of outstanding Old MPAN Common Stock has questioned whether MPAN's officers and directors have adequately and fairly represented the interests of holders of Old MPAN Common Stock and has suggested that the valuations underlying the Plan are flawed. The Debtors do not believe that there is any legitimate factual basis for that shareholder's contentions. Each member of MPAN's board of directors is a significant holder of Old MPAN Common Stock and/or options to purchase such stock, either directly or indirectly. At the direction of MPAN's board of directors, MPAN's senior management team and professional advisors developed a business plan designed to maximize the Debtors' reorganization value so as to provide the basis for the optimal treatment of all classes of Claims and Equity Interests. That business plan was carefully considered by MPAN's board of directors and ultimately approved. During the course of the negotiation of the Plan, MPAN shared its business plan with the MPAN Committee and with the MPAN Committee's professional advisors. Given that the unsecured Claims represented by the MPAN Committee are effectively junior in right of distribution to the MPAN Senior Credit Facility Claims (which total approximately $1 billion in the aggregate), the MPAN Committee and its financial advisors also had every incentive to scrutinize the business plan in an effort to seek to maximize the Debtors' reorganization value. Yet, despite the obvious incentive of both the Debtors and the MPAN Committee to advocate the maximum supportable reorganization value, and despite their respective best efforts to do so in their negotiations with the MPAN Senior Credit Facility Claim Holders, the economic realities and the limits on any factually supportable valuation mandated the results of the parties' negotiations as incorporated into the Plan and described in this Disclosure Statement. Thus, notwithstanding the Debtors' negotiators' best efforts at the direction of MPAN's board of directors to achieve some distribution for holders of Equity Interests, it was not feasible to do so based upon any supportable valuation of the Debtors. The individual shareholder who raised these contentions, as well as any other holders of Equity Interests, are free in connection with the Confirmation

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Hearing to contest the treatment of holders of Equity Interests under the Plan if they choose to do so.

                           b. EQUITY INTERESTS IN MHG AND THE DEBTOR AFFILIATES (CLASSES EM-1 AND EJ-1).

         Class EM-1 consists of MPAN's existing Equity Interests in MHG, including those evidenced by the Old MHG Common Stock, while Class EJ-1 consists of the Debtors' Equity Interests in the Debtor Affiliates, as evidenced by the Old Affiliates Equity. The holders of Class EM-1 Equity Interests and EJ-1 Equity Interests will not receive or retain anything on account of such Equity Interests. The Senior Credit Facility Claim Holders will be deemed to have subordinated their rights to receive all of the New MHG Common Stock, New Affiliates Equity, and other Equity Interests in the Reorganized Debtors (other than Reorganized MPAN) on account of the Senior Credit Facility Claims. On account of the foregoing, all Equity Interests in the Reorganized Debtors (other than MPAN) will be held by MPAN and the Other Reorganized Debtors, as provided in the Corporate Restructuring Program.

         Classes EM-1 and EJ-1 have consented to the Plan, because their members are co-proponents of the Plan.

         C.       MEANS OF IMPLEMENTING THE PLAN.

                  1.       TERMINATION OF THE DIP CREDIT AGREEMENTS.

         On the Effective Date, the MPAN DIP Credit Agreement and the MHG DIP Credit Agreement ("DIP Credit Agreements") will be deemed to have been terminated. All amounts, if any, payable thereunder will be paid in full on the Effective Date, and all liens, mortgages, and security interests granted under the DIP Credit Agreements, or in connection thereunder, will be extinguished. All outstanding postpetition fees and expenses required to be paid under the DIP Credit Agreements will be paid by the Debtors on the Effective Date, as provided further in the Plan. With respect to each letter of credit issued under the DIP Credit Agreements that is still outstanding as of the Effective Date, the Debtors on the Effective Date will either (i) cause such outstanding letter of credit to be surrendered to the issuer of such letter of credit for cancellation, or (ii) to the extent the Debtors have not already done so, either collateralize or back such outstanding letter of credit as provided in the Plan.

                  2. SOURCES OF CASH FOR DISTRIBUTIONS UNDER THE PLAN AND POST-EFFECTIVE DATE FINANCING.

         Pursuant to the Plan, holders of Allowed Administrative Expenses, Allowed Priority Tax Claims, Allowed Other Priority Claims, Senior Credit Facility Claims, Allowed Claims of various Project Lenders and Other Secured Creditors, Allowed Secured Tax Claims, Allowed MHG General Unsecured Claims, and Allowed MHG Third Party Subordinated Note Claims will receive distributions of Cash on or after the Plan's Effective Date. The Debtors believe that they will have sufficient Cash available from Cash generated through operations, the Exit Facility, and the Investor Notes to make such distributions and fund all reserves contemplated by the Plan.

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         The Debtors have been engaged in discussions with several leading financial institutions regarding the provision of the Exit Facility. While those discussions are ongoing and subject to further change, it would appear that if the Effective Date were to occur as of the end of January, Exit Term Loans available to the Debtors would likely bear interest at rate approximately equal to LIBOR plus 3.00% to 3.50% and mature between 5 to 6 years after the Effective Date. However, financial markets are subject to change and there can be no assurances that the Exit Term Loans will be available on such terms or other acceptable terms as of the actual Effective Date. Accordingly, the Plan provides for the alternative issuance of Senior Lender Notes, if necessary.

         The Debtors also have solicited bids from several investment banks regarding the issuance of the Investor Notes. The response, although preliminary, has been encouraging. Recent issuances of 7 to 10 year subordinated bonds of companies comparable to the Debtors (on a pro forma, reorganized basis) have been priced in the range of 9.50% to 9.875%. Given the fluctuations in the financial markets, however, there can be no assurances that Investor Notes would be available on these or any other reasonable terms. Accordingly, the Plan provides for the alternative issuance of the Junior Lender Notes, if necessary.

         The proposed terms of the Exit Term Loans, the Lender Notes, and the Investor Notes are described in more detail in Section V.B of the Plan.

                  3. SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF CLAIM ALLOWANCE AND PLAN DISTRIBUTIONS.

         The Plan provides for (a) the substantive consolidation of each MPAN Debtor's estate with all other MPAN Debtors' estates, and (b) for the separate substantive consolidation of each MHG Debtor's estate with all other MHG Debtors' estates. Accordingly: (i) any of the assets and liabilities of each MPAN Debtor will be deemed to be the assets and liabilities of all of the MPAN Debtors; (ii) any of the assets and liabilities of each MHG Debtor will be deemed to be the assets and liabilities of all of the MHG Debtors; (iii) all guarantees by any MPAN Debtor of the obligations of any other MPAN Debtor existing prior to the Effective Date (regardless whether such guarantee is secured, unsecured, liquidated, unliquidated, contingent, or disputed) will be deemed liquidated so that any Claim against any MPAN Debtor and any guarantee thereof executed by any other MPAN Debtor will be deemed to be a single obligation of the consolidated MPAN Debtors; (iv) all guarantees by any MHG Debtor of the obligations of any other MHG Debtor existing prior to the Effective Date (regardless whether such guarantee is secured, unsecured, liquidated, unliquidated, contingent, or disputed) will be deemed liquidated so that any Claim against any MHG Debtor and any guarantee thereof executed by any other MHG Debtor will be deemed to be a single obligation of the consolidated MHG Debtors; (v) any joint liability (including, but not limited to joint and several liability) of any of the MPAN Debtors with one another will be deemed to be a single obligation of the consolidated MPAN Debtors; (vi) any joint liability (including, but not limited to joint and several liability) of any of the MHG Debtors with one another will be deemed to be a single obligation of the consolidated MHG Debtors; (vii) each and every proof of claim filed or to be filed in the MPAN Chapter 11 Cases will be deemed filed against the consolidated MPAN Debtors, and will be deemed a single

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Claim against and obligation of the consolidated MPAN Debtors; (viii) each and every proof of claim filed or to be filed in the MHG Chapter 11 Cases will be deemed filed against the consolidated MHG Debtors, and will be deemed a single Claim against and obligation of the consolidated MHG Debtors; and (ix) as further provided in the Plan, the Debtors and Reorganized Debtors will be vested with the authority to pursue and be heard with respect to Claims, causes of action, and other rights of any of the other Debtors.

         Note that the proposed substantive consolidation applies to the MPAN Debtors and the MHG Debtors separately. Accordingly: (w) the assets and liabilities of any MPAN Debtor will not be consolidated with the assets and liabilities of any MHG Debtor, (x) the assets and liabilities of any MHG Debtor will not be consolidated with the assets and liabilities of any MPAN Debtor, (y) substantive consolidation of the MPAN Debtors will not affect the validity or enforceability of any Claim against the MHG Debtors, and (z) substantive consolidation of the MHG Debtors will not affect the validity or enforceability of any Claim against the MPAN Debtors. Moreover, substantive consolidation will not affect: (i) the Debtors Intercompany Claims and Equity Interests in the Debtor Affiliates, which will be treated as provided in the Plan, (ii) the legal and organizational structure of the Debtors, which will be restructured pursuant to the Corporate Restructuring Program, (iii) Avoiding Power Causes of Action held by the Debtors' estates, or (iv) any pre- or post-Petition Date guarantees, liens, or security interests that are required to be maintained in connection with executory contracts and unexpired leases entered into during the Chapter 11 Cases or that have been or will be assumed in the Chapter 11 Cases, or that are required by the Investor Notes (if any), Lender Notes, or the Exit Facility. Please refer to Section V.B of the Plan for a more detailed discussion of the Exit Facility and of the Investor Notes and Lender Notes that may be issued or distributed under the Plan. Finally, the Debtors do not believe that substantive consolidation as provided in the Plan will effect a change of ownership or violate any state or federal laws relating to the operation of their facilities.

         The Debtors believe that substantive consolidation as provided above is appropriate based upon (w) the substantial identity among the Debtors and the manner in which the Debtors historically conducted their businesses, (x) the nature of the Claims against the Debtors and the manner in which many creditors dealt with the Debtors, (y) the lack of actual prejudice to creditors that will result from substantive consolidation, and (z) the substantial benefits creditors will receive because of the Senior Credit Facility Claim Holders' agreement to allow their collateral to be used to fund distributions to various Classes of unsecured creditors under the Plan, conditioned upon substantive consolidation as provided in the Plan.

         Among other things:

(i) each of the MPAN Debtors (other than MPAN) is a direct or indirect subsidiary of MPAN, and each of the MHG Debtors (other than MHG) is a direct or indirect subsidiary or other affiliate of MHG;

(ii) until the present, the MPAN Debtors and the MHG Debtors, respectively, have been operated as consolidated businesses with substantial identity among them and highly integrated operations; the Debtors' operations historically have been organized around business segments and regions, including skilled nursing, long-term acute-care, and, until

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         their recent sale, pharmacy operations, rather than corporate structure;

(iii) the MPAN Debtors and the MHG Debtors, respectively, have routinely pooled their Cash in commingled cash concentration accounts and utilized a centralized cash management system, as is permitted by the respective Debtors' Senior Credit Facilities and DIP Credit Agreements; the overwhelming majority of the Debtors' expenditures are made from these commingled, centralized accounts;

(iv) the Debtors historically have operated pursuant to a centralized management organization that provides essential services such as day-to-day accounting, purchasing, human resources, legal, regulatory compliance, risk management, and other overhead functions; few, if any, of the Debtors therefore currently are capable of operating as stand-alone entities;

(v) certain Debtors routinely contract on behalf of other Debtors (i.e., MPAN executes certain contracts for the benefit of other MPAN Debtors);

(vi) the Debtors historically have reported their public financial information on a consolidated basis; credit rating agencies, upon which many trade creditors and bondholders rely, have evaluated the Debtors' financial condition on a consolidated basis;

(vii) the MPAN Debtors and the MHG Debtors, respectively, file consolidated state and federal tax returns and pay tax obligations on a consolidated basis; it would be extremely difficult, if not impossible, to allocate historical tax obligations on an individual Debtor-by-Debtor basis;

(viii) pursuant to orders of the Bankruptcy Court, the MPAN Debtors filed consolidated schedules and statements of affairs in the MPAN Chapter 11 Cases, and the MHG Debtors filed consolidated schedules and statements of affairs in the MHG Chapter 11 Cases;

(ix) until the present, the MPAN Debtors and the MHG Debtors, respectively, have not rigorously accounted for all intercompany claims among them; moreover, many intercompany claims predate the acquisition by the Debtors of various subsidiary groups (including MPAN's acquisition of the MHG Debtors) that maintained disparate accounting practices and procedures; the Debtors' currently lack the information necessary to reconcile such claims fully;

(x) the Debtors share various members of their senior management, and members of MPAN's senior management sit on the boards of directors of each of the other Debtors;

(xi) the MPAN Debtors' largest single obligations, those on account of the MPAN Senior Credit Facility, are guarantied by all of the MPAN Debtors, except the PHCMI Debtors; the MPAN Senior Credit Facility Claim Holders dealt with the MPAN Debtors as a single, consolidated enterprise and relied upon the combined value of their assets and integrated operations in extending credit;

(xii) the MHG Debtors' largest single obligations, those on account of the MHG Senior Credit Facility, are co-obligations of all of the MHG Debtors; the MHG Senior Credit Facility Claim Holders dealt with the MHG Debtors as a single, consolidated enterprise and relied upon the combined value of their assets and integrated operations in extending credit; and

(xiii) The Debtors' Plan is contingent upon consummation of the Federal Government Settlement; the United States consistently has asserted that each Debtor cannot be treated as a stand-alone entity vis-a-vis the United States with respect to Medicare Provider Agreements and related claims; the United States further has asserted the right to recoup

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
         and offset claims by and against related Debtor entities; accordingly, the Federal Government Settlement is an omnibus settlement that treats all of the MPAN Debtors and all of the MHG Debtors as an integrated whole, and the settlement does not allocate payment rights and obligations among the various individual Debtor entities; based upon their experience in negotiating with the United States, the Debtors do not believe that it would be possible to negotiate separate settlements with the United States for each individual Debtor; thus, the Debtors believe that substantive consolidation is necessary in order to successfully consummate the Federal Government Settlement.

Based upon the foregoing, the Debtors believe that it would be highly impracticable, if not impossible, for them to treat their assets and liabilities as if they were each "stand alone" entities for purposes of determining the appropriate treatment of Claims under the Plan.

         Furthermore, the Debtors do not believe that either the substantive consolidation of the MPAN Debtors or the separate substantive consolidation of the MHG Debtors will prejudice the rights of their respective creditors. Indeed, based upon the Senior Credit Facility Claim Holders' agreement to fund distributions under the Plan from their collateral conditioned upon substantive consolidation, the Debtors believe that substantive consolidation will significantly benefit creditors, since it will enable many creditors to receive distributions under the Plan that would otherwise not be available.

         Prior to the Petition Date, each of the MHG Debtors granted to PNC Bank, National Association, as collateral agent for the holders of MHG Senior Credit Facility Claims, liens upon and security interests in all or substantially all of their assets, including all personal and real property owned by such Debtors. As discussed previously, the final order approving debtor-in-possession financing in the MHG Chapter 11 Cases provides that the liens and security interests in favor of PNC Bank are valid, enforceable, and unavoidable. See Section II.C.3.c.i, above. These liens and security interests secure more than $426 million in obligations (excluding any postpetition interest and other charges) jointly owing by the MHG Debtors to the MHG Senior Credit Facility Claim Holders. Other secured creditors of the MHG Debtors, including the Project Lenders, assert approximately $45 million in additional Claims against the MHG Debtors (excluding duplicates), which Claims will be secured to the extent of the value of the collateral securing such Claims. Since, as discussed below in Section V.B, the Debtors believe the total enterprise value of the MHG Debtors to be between approximately $250 million and $270 million, the MHG Senior Secured Claim Holders and other secured creditors are grossly undersecured in the aggregate by at least $270 million. Thus, if the MHG Senior Credit Facility Claim Holders and other secured creditors were to strictly enforce the "absolute priority" rule embodied in the Bankruptcy Code, holders of unsecured Claims against the MHG Debtors would not receive any distribution under the Plan after payment of anticipated Administrative Expenses, Secured Tax Claims, Priority Tax Claims, Other Priority Claims, and executory contract and unexpired lease Cure Payments. Notwithstanding the foregoing, in an effort to facilitate reorganization and to enlist the support of the MHG Creditors' Committee and the indenture trustee for the MHG Subordinated Notes, the MHG Senior Credit Facility Claim Holders have agreed to allow a portion of their collateral to be used to provide the holders of Allowed Claims in Classes UM-1 and UM-2 with a distribution under the Plan in accordance with its terms. This agreement, however, is conditioned upon the substantive consolidation of

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the MHG Debtors as provided in the Plan.

         Similarly, prior to the Petition Date, each of the MPAN Debtors (other than the PHCMI Debtors) granted to The Chase Manhattan Bank, as collateral agent for the holders of MPAN Senior Credit Facility Claims, liens upon and security interests in all or substantially all of their assets, including all personal and real property owned by such Debtors. The PHCMI Debtors' assets, in turn, were pledged entirely to Omega, as discussed further above. As discussed previously, the final order approving debtor-in-possession financing in the MPAN Chapter 11 Cases provides that the liens and security interests in favor of The Chase Manhattan Bank are valid, enforceable, and unavoidable. These liens and security interests secure more than $985 million in obligations (excluding any postpetition interest and other charges) jointly owing by the MPAN Debtors to the MPAN Senior Credit Facility Claim Holders. See Section II.C.3.b.i, above. Other secured creditors of the MPAN Debtors, including Omega and other Project Lenders, assert more than $80 million in additional Claims against the MPAN Debtors (excluding duplicates), which Claims will be secured to the extent of the value of the collateral securing such Claims. Since, as discussed below in
Section V.B, the Debtors believe the total enterprise value of the MPAN Debtors to be between approximately $560 million and $600 million, the MPAN Senior Secured Claim Holders and other secured creditors are grossly undersecured in the aggregate by at least $465 million. Thus, if the MPAN Senior Credit Facility Claim Holders and other secured creditors were to strictly enforce the "absolute priority" rule embodied in the Bankruptcy Code, holders of unsecured Claims against the MPAN Debtors would not receive any distribution under the Plan after payment of anticipated Administrative Expenses, Secured Tax Claims, Priority Tax Claims, Other Priority Claims, and executory contract and unexpired lease Cure Payments. Notwithstanding the foregoing, in an effort to facilitate reorganization and to enlist the support of the MPAN Creditors' Committee and the indenture trustee for the MPAN Subordinated Notes, the MPAN Senior Credit Facility Claim Holders have agreed to allow a portion of their collateral to be used to provide the holders of Allowed Claims in Classes UP-1 and UP-2 with a distribution under the Plan in accordance with its terms. This agreement, however, is conditioned upon the substantive consolidation of the MPAN Debtors as provided in the Plan.

         Notwithstanding the substantive consolidation of the estates for purposes of the Plan, the Debtors intend that after the Effective Date each of the Debtors will remain a separate legal entity, except to the extent that certain entities are to be merged, acquired, or dissolved in connection with the Corporate Restructuring Program.

                  4.       CORPORATE RESTRUCTURING PROGRAM.

                           a.       OVERVIEW.

         In connection with the Plan, the Debtors are considering implementing an internal restructuring of their corporate subsidiaries ("Corporate Restructuring Program"). The formulation of the Corporate Restructuring Program was driven by the following principles: (i) improving overall operational efficiencies; (ii) reducing the number of corporate entities to the greatest extent possible, including various inactive entities, without creating unacceptable interruptions in Medicare and Medicaid reimbursement as a result of any applicable change of

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ownership regulations; (iii) avoiding interference with existing finance/mortgage arrangements; (iv) grouping entities in a manner that reflects actual operational responsibility within the Debtors; and (v) minimizing the federal and state income tax implications arising out of the restructuring.

         The Corporate Restructuring Program will establish up to eight regional holding companies that will cover geographical areas corresponding to the areas of operational responsibility of the Debtors' personnel after the Debtors' emergence from bankruptcy. A more comprehensive outline of the transactions contemplated by the Corporate Restructuring Program will be set forth in the Plan Documentary Supplement.

         The expected benefits of the Corporate Restructuring Program include, among other things: (i) improved tracking and documentation of revenue, expenses, and intercompany transactions; (ii) enhanced ability to engage in acquisition and financing activities; (iii) enhanced ability to evaluate internal policies and procedures; (iv) enhanced ability to meet operating entities' staffing needs; (v) improved understanding of the corporate entity and/or employees responsible for facility operations and adherence to corporate structure; and (vi) clarification of appropriate contracting authority of the Debtors' officers and employees.

         The Debtors' ability to realize the benefits of the Corporate Restructuring Program depends in part upon their ability to implement appropriate policies and procedures in connection therewith. Although the Debtors believe that they can successfully implement such policies and procedures, successful implementation will depend on the Debtors' ability to change certain historical corporate and facility-level practices. As a result, there can be no assurance that the Debtors will realize the benefits described above.

                           b.       MANAGEMENT COMPANY, MANAGEMENT, AND
                                    LICENSING AGREEMENTS

         In conjunction with this Corporate Restructuring Program, the Debtors will form a new management company ("Management Company") that will provide management services to all of the Debtors' facilities. The Management Company will enter into management agreements with each operating entity to manage the facilities operated by that entity and to provide such entity with the personnel necessary for its operational requirements. The structure of the payments to be made to the Management Company by the Debtors' operating entities has not been finalized at this time, but it is anticipated that the payments will be based on a fixed fee, a percentage of revenues, or a combination of the foregoing. The fee structure will be designed to provide the Management Company commercially reasonable reimbursement for the services provided to the operating entities. It is expected that certain other intellectual property and proprietary materials of the Debtors will be licensed to each operating entity through one or more intercompany licensing agreements.

         The services the Management Company will provide to the operating entities under the management agreements include, among other things: (i) meeting the personnel requirements of the operating subsidiaries; (ii) accounting, cash management, and back office support; (iii) central purchasing and vendor support; (iv) preparation of Medicare and Medicaid cost

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reports; (v) development of operational policies and procedures; (vi) regulatory compliance support; (vii) risk management services; and (viii) legal services.
To facilitate the provision of these services, it is expected that the Management Company will adopt an accounting procedures policy and a contracting procedures manual to ensure that best business practices are consistently followed. The Debtors believe that the implementation of the accounting procedures policy will greatly enhance the Management Company's ability to track and document each operating entity's revenue, expenses, and intercompany transactions. Similarly, adoption of the contracting procedures manual should increase the likelihood that contracts are appropriately negotiated and executed by individuals with the proper authority to do so.

                           c. INCOME TAX AND REGULATORY CONSIDERATIONS OF THE CORPORATE RESTRUCTURING PROGRAM.

         It is expected that the Corporate Restructuring Program may result in up to 75 change of ownership events. Due to the completely internal nature of the Corporate Restructuring Program, the Debtors believe that it can be managed so that a small percentage of the change of control events will result in any interruption of Medicare or Medicaid reimbursement, with no material adverse impact on the Debtors. Entities subject to Project Lender finance or mortgage arrangements that will be restructured under the Plan will be moved intact within the corporate structure.

         The tax implications of the Corporate Restructuring Program are discussed in Section VII.B.4 of this Disclosure Statement.

                  5. AUTHORIZATION OF PLAN SECURITIES, CANCELLATION OF EXISTING SECURITIES, AND SECURITIES REGISTRATION.

                           a. AUTHORIZATION OF PLAN SECURITIES AND CANCELLATION OF EXISTING SECURITIES.

         As of the Effective Date, the issuance of securities as provided in the Plan (including New MPAN Common Stock, New MPAN Warrants, Lender Notes, and Investor Notes), the adoption of the Amended and Restated Certificates of Incorporation and Amended and Restated Bylaws pursuant to the Plan, the appointment of the New Boards and initial senior officers of the Reorganized Debtors as specified in the Plan as well as the proposed compensation thereof, and all other corporate and similar actions called for by the Plan will be deemed authorized and approved by virtue of entry of the Confirmation Order, in accordance with the Bankruptcy Code and applicable State law, and without any requirement of further action by the stockholders, directors, or members of the Debtors or the Reorganized Debtors. Any securities issued pursuant to the Plan will be exempt from laws requiring registration for the offer or sale of such securities or registration or licensing of an issuer of, underwriter of, or broker or dealer in, such securities to the fullest extent allowed by Bankruptcy Code section 1145, including the New MPAN Common Stock, the New MPAN Warrants, and the Lender Notes. Except to the extent the Investor Notes are issued in exchange for an Administrative Expense or Claim against, or Equity Interest in, the Debtors, or principally in such exchange and partially for Cash or property, the section 1145 exemption shall not apply thereto. MPAN intends to remain a reporting company

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after the Effective Date.

         With respect to the New MPAN Common Stock, Reorganized MPAN will: (i) provide demand registration rights for the New MPAN Common Stock to any holder as of the Effective Date of 10% or more of the New MPAN Common Stock pursuant to the terms and conditions of a registration rights agreement; (ii) use its best efforts to effect a shelf registration for the New MPAN Common Stock within 90 (but in no event more than 180) days following the Plan Effective Date and keep that shelf registration effective for two years; and (iii) use its best efforts to cause the New MPAN Common Stock to be listed on a national securities exchange.

         To the extent that the Senior Lender Notes and Investor Notes are issued pursuant to a trust indenture, and in any event with respect to the Junior Lender Notes, Reorganized MPAN will, (x) upon the written request of a holder of 10% or more in principal amount of Senior Lender Notes, Junior Lender Notes, or Investor Notes (as the case may be), provide demand registration rights to such holder pursuant to the terms and conditions of a registration rights agreement; (y) upon the written request of a holder or holders of 25% or more in aggregate principal amount of the Senior Lender Notes, Junior Lender Notes, or Investor Notes (as the case may be), use its best efforts to effect a shelf registration within 90 (but in no event more than 180) days following the receipt of such request, and (z) cause any indenture under which the Senior Lender Notes, Junior Lender Notes, or Investor Notes (as the case may be) are to be issued be qualified under the Trust Indenture Act of 1939, as amended.

         As of the Effective Date, (i) the Subordinated Notes, the Old MPAN Common Stock, the Old MHG Common Stock, and the Old Affiliates Equity (but only to the extent provided in the treatment of Class EJ-1) shall each be deemed cancelled, and (ii) the obligations of the Debtors under the indentures governing the Subordinated Notes and any agreements relating to the purchase or sale of Equity Interests in any of the Debtors shall be rejected, provided, however, that the cancellation of the indentures (a) shall not affect the treatment provided to the holders of Subordinated Notes under the Plan, and (b) shall not affect the rights of the respective indenture trustees under the Plan, including the treatment of their liens and priority rights under the respective indentures. Moreover, all options, option agreements, and warrants to purchase or sell the Old MPAN Common Stock or any of the other foregoing securities shall be deemed rejected, cancelled, and terminated as of the Petition Date.

                           b. REGISTRATION AND RESALE OF SECURITIES AND BANKRUPTCY CODE SECTION 1145.

         Under section 1145(a) of the Bankruptcy Code, the issuance of New MPAN Common Stock, New MPAN Warrants, and Lender Notes under the Plan in exchange for Claims against Debtors, and the subsequent resale of such securities by entities that are not "underwriters" (as defined in section 1145(b) of the Bankruptcy
Code), are not subject to the registration requirements of section 5 of the Securities Act of 1933 (the "Securities Act") or equivalent state securities laws. Section 1145 of the Bankruptcy Code generally exempts from such registration the offer or sale of a debtor's securities or an affiliate of, or a successor to, the debtor under a chapter 11 plan if such securities are offered or sold in exchange for a Claim against, or Equity

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Interest in, or an Administrative Expense claim against, such debtor. BECAUSE OF
THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER
MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN.

         The Debtors believe that the exchange of New MPAN Common Stock, New MPAN Warrants, and Lender Notes for Claims against Debtors under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Codes. Thus, the shares of New MPAN Common Stock, New MPAN Warrants, and Lender Notes issued pursuant to the Plan on the Effective Date will be deemed to have been issued in a registered public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(l) thereof unless the holder is an "underwriter" with respect to such securities as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, such securities generally may be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

         Section 1145(b) of the Bankruptcy Code generally defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is an issuer (in this case, Reorganized
MPAN) of the securities within the meaning of section 2(l1) of the Securities
Act.

         The term "issuer" is defined in section 2(11) of the Securities Act, however, the reference (contained in section 1145(b)(1)(D) of the Bankruptcy
Code) to section 2(l1) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities
Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of Reorganized MPAN or its successor, under a plan of reorganization may be deemed to be a "control person," particularly if the management position or directorship is coupled with ownership of a significant percentage of Reorganized MPAN's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the securities of Reorganized MPAN is a presumptive "control person" of Reorganized MPAN.

         To the extent that persons deemed to be "underwriters" receive New MPAN Common Stock, New MPAN Warrants, and Lender Notes pursuant to the Plan, resales by such persons

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would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Entities deemed to be statutory underwriters for purposes of section 1145 of the Bankruptcy Code may, however, be able to sell securities without registration pursuant to the resale provisions of Rule 144A and Rule 144 under the Securities Act. Each of these provisions as hereafter described permit the resale of securities received pursuant to the Plan by statutory underwriters subject to applicable holding period requirements, volume limitations, notice and manner of sale requirements, and certain other conditions.

         Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities that are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities. Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons (e.g., dealers registered as such pursuant to section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), an entity that purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities that, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to section 6 of the Exchange Act) or quoted in a U.S. automated inter-dealer quotation system. If the New MPAN Common Stock, New MPAN Warrants, and Lender Notes are not, at the time of issuance under the Plan then so listed or quoted, holders of such securities who are deemed to be statutory underwriters under the Bankruptcy Code or who otherwise may be deemed to be "affiliates" or "control persons" of Reorganized MPAN within the meanings of Rule 405 under the Securities Act should, assuming that all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof.

         If Rule 144A is unavailable, such holders may, under certain circumstances, be entitled to resell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g., volume limitations, manner of sale, availability of current public information about the issuer, etc.), specified persons who resell "restricted securities" or who resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in section 2(l1) of the Securities Act. Under Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of Reorganized MPAN at the time of such resale, so long as a period of at least two years have elapsed since the later of (i) the Effective Date or (ii) the date on which such holder acquired his or its securities from an affiliate of the company.

         Whether or not any particular person would be deemed to be an "underwriter" of New MPAN Common Stock, New MPAN Warrants, or Lender Notes to be issued pursuant to the Plan, or an "affiliate" of Reorganized MPAN, would depend upon various facts and circumstances applicable to that person. Accordingly, Debtors express no view as to whether any person would be such an "underwriter" or an "affiliate".

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         Securities issued under the Plan (such as the Investor Notes) that are not offered or sold in exchange for a Claim against, or Equity Interest in, or an Administrative Expense claim against, one of the Debtors will not be covered by the exemption available under section 1145 of the Bankruptcy Code and resales of such securities will be subject to the registration requirements of Securities Act and applicable state Securities laws, unless an exemption therefrom is available. Generally, the exemptions available for the recipients of such securities are the same as those described above for persons deemed to be "underwriters" under section 1145 of the Bankruptcy Code.

         IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED MPAN, THE DEBTORS MAKE NO REPRESENTATIONS OR AGREEMENTS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN NEW MPAN COMMON STOCK, NEW MPAN WARRANTS, OR LENDER NOTES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         IF THE COMPANY ISSUES THE INVESTOR NOTES UNDER THE PLAN, THE COMPANY EXPECTS TO DO SO IN RELIANCE UPON THE EXEMPTION AVAILABLE UNDER RULE 144A OF THE SECURITIES ACT.

                  6.       MANAGEMENT OF REORGANIZED DEBTORS.

                           a. CERTIFICATES OR ARTICLES OF INCORPORATION AND BYLAWS.

         As of the Effective Date, the certificates or articles of incorporation (or document of similar effect with respect to any Reorganized Debtor that is not a corporation) of each of the Reorganized Debtors will be the Amended and Restated Certificates of Incorporation substantially in the form of the exemplary documents included in the Plan Documentary Supplement. The Amended and Restated Certificates of Incorporation will, among other provisions, prohibit the issuance of non-voting equity securities to the extent required by Bankruptcy Code section 1123(a)(6). As of the Effective Date, the bylaws of each of the Reorganized Debtors that are corporations will be the Amended and Restated Bylaws substantially in the form of the exemplary documents included in the Plan Documentary Supplement. The Amended and Restated Certificates of Incorporation and Amended and Restated Bylaws will be deemed effective as of the Effective Date by virtue of the Confirmation Order without the need for any corporate or similar action.

                           b.       NEW BOARDS OF DIRECTORS AND OFFICERS.

         On the Effective Date, the operation of the Reorganized Debtors will become the general responsibility of the Reorganized Debtors' newly-constituted Boards of Directors ("New Boards"), which will thereafter have the responsibility for the management and control of the Reorganized Debtors. As of the Effective Date, the New Boards will consist of the individuals to

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be designated as set forth in the Plan Documentary Supplement, which individuals will include with respect to the New Board of Reorganized MPAN: (i) the Chief Executive Officer of Reorganized MPAN, and (ii) six directors designated by the Required Senior Credit Facility Holders. The initial senior officers of each of the Reorganized Debtors as of the Effective Date will consist of the individuals whose names are set forth in the Plan Documentary Supplement. All such directors and senior officers will be deemed appointed pursuant to the Confirmation Order without the need for any corporate action. As of the Effective Date, those directors and senior officers not continuing in office will be deemed removed therefrom pursuant to the Confirmation Order without the need for any corporate action.

         The portion of the Plan Documentary Supplement relating to the designation of the New Board and of the initial senior officers of the Reorganized Debtors as well as the proposed compensation thereof shall be filed with the Bankruptcy Court no less than ten (10) days prior to the commencement of the Confirmation Hearing. Holders of Claims entitled to vote on the Plan shall be entitled to change their votes to accept or reject the Plan based upon such designation by notifying counsel for the Debtors in writing so that such notice is received no later than 5:00 p.m., Eastern Time, three (3) Business Days prior to the commencement of the Confirmation Hearing.

                           c.       NEW INCENTIVE EQUITY PLAN ("NIEP").

         The NIEP will be adopted by Reorganized MPAN upon the Effective Date. Shares representing 9.0% percent of the fully-diluted New MPAN Common Stock will be reserved for issuance upon exercise of options granted under the NIEP (the "NIEP Shares"). It is expected that up to approximately 100 employees of Reorganized MPAN will be eligible to participate in the NIEP.

         The NIEP will be a broad-based, flexible stock incentive plan that will be administered by the Compensation Committee of the Board of Directors of Reorganized MPAN. The nature of an award and the number of shares subject to an award will be determined by the Compensation Committee of Reorganized MPAN after receiving a recommendation from the Chief Executive Officer of Reorganized MPAN. Options to purchase approximately 88.0% of the NIEP Shares will be awarded to employees of Reorganized MPAN promptly, but in any event within 90 days, after the Effective Date (the "Effective Date Options"). The Effective Date Options will be exercisable at the per share valuation established in connection with the Plan. The exercise price for all other options awarded under the NIEP shall be the fair market value as of the date of the grant thereof, provided that grants of options (including any options issued pursuant to employment agreements) made within 90 days of the Effective Date will be deemed to have been granted on the Effective Date and consequently, will be exercisable at the per share valuation established in connection with the Plan. All shares awarded pursuant to any employment agreements will be issued under the NIEP and will count against the total number of NIEP Shares available for issuance under the NIEP.

         The NIEP is the product of arms' length negotiations among representatives of the Debtors' senior management and the Debtors' principal creditor constituencies. Those negotiations determined the quantity of shares reserved for issuance under the NIEP, the manner

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in which the exercise prices would be set, and other fundamental economic parameters of the NIEP. The Debtors and their principal creditor constituencies, who participated in the negotiation and formulation of the NIEP, believe that the NIEP is fair and reasonable in light of the management compensation practices of comparable business enterprises and that the NIEP will facilitate the Debtors' reorganization and benefit creditors by providing appropriate incentives for management.

         The Debtors and their principal creditor constituencies also believe that the NIEP is consistent with applicable law, including the Bankruptcy Court's decision in In re Genesis Health Ventures, Inc., 266 B.R. 591 (Bankr. Del. 2001). This is because participation in the NIEP is not based upon any employees' services or ownership of Equity Interests in the Debtors prior to the Effective Date, and no participant in the NIEP shall receive or retain any consideration on account of Equity Interests held prior to the Effective Date. Rather, participation in the NIEP is based upon services to be provided for the benefit of the Debtors and their creditors after the Effective Date. The value of the consideration to be distributed under the NIEP is based upon the price of the New MPAN Common Stock that will be distributed to various Classes of creditors under the Plan. Moreover, the consideration to be distributed under the NIEP otherwise would have been distributed to holders of Senior Credit Facility Claims, who have agreed to fund the NIEP out of their collateral. In addition, the amount and pricing of the New MPAN Warrants that are being distributed to holders of Allowed Class UP-1 and UP-2 Claims were determined to take into account any dilution that may be caused by the NIEP. Thus, the Debtors do not believe that the NIEP in any way violates, or even implicates, the "absolute priority" rule of Bankruptcy Code section 1129(b).

                           d.       EMPLOYMENT AGREEMENTS.

         It is expected that approximately 25 key senior management employees will receive employment agreements in connection with their employment by Reorganized MPAN or one of its wholly-owned subsidiaries. The terms of each employment agreement, including the salary and target bonus level to be offered to each employee, will be determined based upon negotiations with individual employees. The employment agreements will provide for usual and customary severance benefits, including benefit continuance, depending on an employee's position within Reorganized MPAN. The various forms of employment agreements to be entered into between such key senior management personnel and Reorganized MPAN will be included in the Plan Documentary Supplement.

         D.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

                  1. REJECTION OF CONTRACTS AND LEASES AND BAR DATE FOR DAMAGES ARISING ON ACCOUNT THEREOF.

         The Plan provides that each contract and unexpired lease to which the Debtors are a party will be deemed automatically rejected as of the Effective Date unless such contract or lease (i) is listed in Exhibit 3 to the Plan and assumed, or assumed and assigned, pursuant to Section VI.A of the Plan, (ii) is the subject of a pending motion filed by a Debtor in the Chapter 11 Cases to assume, or assume and assign, such contracts or leases, (iii) already has been specifically

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assumed, or assumed and assigned, by the Debtors in Possession with the approval of the Bankruptcy Court by separate proceeding in the Chapter 11 Cases, or (iv) the subject of another order of the Bankruptcy Court extending the time to assume or reject such contract or lease beyond the Effective Date. The executory contracts and unexpired leases rejected under the Plan will include, without limitation, those listed in Exhibit 4 to the Plan. Entry of the Confirmation Order will constitute approval of the rejections under the Plan pursuant to Bankruptcy Code section 365(a).

         ALL CLAIMS ARISING FROM THE REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES UNDER THE PLAN MUST BE FILED WITH THE BANKRUPTCY COURT WITHIN THIRTY (30) DAYS AFTER NOTICE OF THE ENTRY OF THE CONFIRMATION ORDER. ANY SUCH CLAIMS THAT ARE NOT FILED WITHIN SUCH TIME WILL BE FOREVER BARRED FROM ASSERTION AGAINST THE DEBTORS, THEIR ESTATES, THE REORGANIZED DEBTORS, AND THEIR PROPERTY, AND SHALL NOT SHARE IN ANY DISTRIBUTIONS UNDER THE PLAN. All Allowed General Unsecured Claims arising from the rejection of executory contracts or unexpired leases, whether under the Plan or by separate proceeding, will be treated as Claims in Classes UP-1, UP-3, UM-1, or UM-3, as applicable, under the Plan.

                  2. ASSUMPTION, ASSUMPTION AND ASSIGNMENT, AND CONDITIONAL ASSUMPTION.

         As of the Effective Date, the Debtors in Possession hereby either (i) assume those executory contracts and unexpired leases that are listed in Exhibit 3 to the Plan, or (ii) assume and assign such executory contracts or unexpired leases to another affiliated entity, as indicated on Exhibit 3, pursuant to the implementation of the Corporate Restructuring Program. Such assumption, or assumption and assignment, will be only to the extent that the listed items constitute executory contracts and unexpired leases within the meaning of section 365 of the Bankruptcy Code, and the inclusion of an item on such list will not be deemed to be an admission by the Debtors that such item is in fact an executory contract or lease. Any contract or lease assumed, or assumed and assigned, pursuant to the Plan will be assumed, or assumed and assigned, as previously amended or otherwise modified by the parties thereto, whether before or after the Petition Date.

         Exhibit 3 to the Plan specifies the amount ("Cure Payment"), if any, that the Debtors believe must be tendered on the Effective Date, in order to provide cure and compensation in accordance with sections 365(b)(1)(A) & (B) of the Bankruptcy Code. In the event that any party to a contract or lease listed on Exhibit 3 contends that the Cure Payment amount is incorrect, such party must file with the Bankruptcy Court and serve upon counsel for the Debtors, the Committees, and the Senior Credit Facility Agents a written statement and an accompanying affidavit in support thereof specifying the amounts allegedly owing under sections 365(b)(1)(A) & (B) of the Bankruptcy Code no later the deadline established by the Bankruptcy Court in its order scheduling the Confirmation Hearing. Failure to timely file and serve such statement will result in the determination that the Reorganized Debtors' tender of the Cure Payment will provide cure and compensation for any and all defaults and unpaid obligations under such assumed or assumed and assigned executory contract or unexpired lease, and that no other amounts are owing thereunder as of the Confirmation Date.

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
         Notwithstanding the foregoing, the Debtors may expressly condition the assumption, or assumption and assignment, of certain leases and contracts upon the non-Debtor party's agreement to accept a Cure Payment in the amount specified by the Debtors (regardless whether such Cure Payment amount is less than the amount that the Debtors otherwise would be required to pay in order to comply with Bankruptcy Code section 365). In the event that the non-Debtor party fails to object timely to the Debtors' assumption, or assumption and assignment, of the contract or lease subject to the reduced Cure Payment, then the contract or lease will be deemed assumed, or assumed and assigned, on the Effective Date on such terms. If the non-Debtor party timely objects to the Debtors' conditional assumption, or assumption and assignment, then the contract or lease will be deemed rejected upon the Confirmation Date.

         Entry of the Confirmation Order will constitute approval of the assumptions and assumptions and assignments under the Plan pursuant to Bankruptcy Code sections 365(a) and 363, effective as of the Effective Date. All Cure Payments that may be required by Bankruptcy Code section 365(b)(1) will be made on the later of (i) thirty (30) days after the Effective Date, or as soon thereafter as is practicable, (ii) resolution by a Final Order of any dispute with respect to such Cure Payment, or (iii) at such time as may otherwise be agreed by the parties to any particular contracts or leases.

                  3.       SURVIVAL OF THE DEBTORS' CORPORATE INDEMNITIES.

         Solely with respect to directors, officers, and other employees of any of the Debtors who are serving or employed in such capacity for any such Debtor as of the Confirmation Date, the Debtors will be deemed to assume, as of the Effective Date, their respective obligations to indemnify such individuals (and only such individuals) with respect to or based upon any act or omission taken or omitted in any of such capacities, or for or on behalf of any Debtor, pursuant to and to the extent provided by the Debtors' respective articles of incorporation, corporate charters, bylaws, and similar documents, employment agreements with such individuals, or any other agreements entered into at any time prior to the Confirmation Date, as more fully set forth in Section VI.C of the Plan. All of the Debtors' other indemnification obligations that are not expressly assumed under the Plan, or that have not otherwise expressly been assumed during the Chapter 11 Cases, shall be discharged and shall be of no further force or effect as of the Effective Date.

                  4.       APS EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

         All executory supply contracts between any of the Debtors that provide inpatient services at skilled nursing and assisted living facilities or LTAC hospitals on the one hand, and APS Acquisition LLC, as the assignee of those Debtor entities that have sold substantially all of their assets and assumed and assigned their supply contracts to APS Acquisition LLP pursuant to the sale of the Debtors' APS pharmaceutical division, on the other hand, shall be assumed on the Effective Date, subject to the termination provisions provided in the Asset Purchase Agreement dated December 5, 2001, as amended, between certain of the Debtors on the one hand and APS Acquisition LLC and Omnicare, Inc. on the other hand. All other executory contracts and unexpired leases of APS will be rejected upon the Effective Date, except as such executory contracts and unexpired leases have been assumed and assigned pursuant to the relief requested

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in the Motion Under 11 U.S.C. Sections 105(a), 363, 364, 365 and 1146 and
Fed. R. Bankr. P. 2002, 4001, 6004, 6006, 9014 and 9019 to (A) Sell Debtors'
Pharmaceutical Business Free and Clear of Liens and Encumbrances Pursuant to Sale Procedures Order; (B) Incur Indebtedness and Compromise Claims in Connection Therewith; (C) Assume and Assign Executory Contracts and Unexpired Leases in Connection Therewith; and (D) Grant Relief Related Thereto, which was filed with the Bankruptcy Court on or about October 16, 2001, or will be assumed and assigned pursuant to the relief requested in any supplemental motions filed prior to the Effective Date of the Plan in connection with the sale of APS' pharmacy business (collectively, "APS Sale Motion"). The date of turnover of possession of any rejected lease of nonresidential real property related to the operation of APS shall be governed by the relief ordered by the Bankruptcy Court in connection with the APS Sale Motion.

         E.       SUMMARY OF OTHER PLAN PROVISIONS.

                  1.       THE DEBTORS' DISCHARGE.

         Except as expressly provided in the Plan or as otherwise agreed to by the Debtors in writing during the Chapter 11 Cases, confirmation of the Plan will discharge all Claims against and Equity Interests in the Debtors arising on or before the Confirmation Date to the fullest extent permitted by Bankruptcy Code section 1141. All persons and entities (including, but not limited to, governmental units) will be precluded from asserting against the Reorganized Debtors, their successors, or their assets or properties any other or further Claims or Equity Interests based upon any act, omission, transaction, or other activity of any kind that occurred prior to the Confirmation Date. Interested parties should refer to Section IX.D of the Plan to determine the full extent of the Debtors' discharge as provided by the Plan.

                  2.       OBJECTIONS TO CLAIMS AND ESTIMATIONS OF CLAIMS.

         The Reorganized Debtors will have the right to make and file objections to Claims, to Equity Interests, and to Administrative Expenses, and will serve a copy of each objection upon the holder of the Claim, Equity Interest, or Administrative Expense to which the objection is made. Notwithstanding any prior order of the Bankruptcy Court or the provisions of Bankruptcy Rule 9019, as of the Effective Date the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court, provided that such settlement or compromise is evidenced by a writing signed by a duly authorized representative of the Reorganized Debtors.

         In addition, the Bankruptcy Court, upon motion by Debtors or Reorganized Debtors, will estimate ("Claims Estimation Procedure") for purposes of distribution and maintaining reserves under this Plan (a) the amount in which a Disputed Claim may become an Allowed Claim were an objection to such Claim to be resolved by a Final Order, or (b) the maximum amount in which such Claim may become an Allowed Claim were an objection to such Claim to be resolved by a Final Order. The Bankruptcy Court's determinations in accordance with the Claims Estimation Procedure will be binding for all purposes under the Plan. The purpose of the Claims Estimation Procedure is to enable the Reorganized Debtors promptly to distribute amounts required to be distributed under this Plan to the holders of Claims that are not Disputed Claims.

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         The deadline for the Debtors and Reorganized Debtors to file objections to Claims and to invoke the Claims Estimation Procedure is the "Claims Objection Deadline," which will be the later of (i) the one hundred eightieth (180th) day after the Effective Date, (ii) with respect to a specific Claim, the one-hundred eightieth (180th) day after proof of such Claim is filed, (iii) with respect to a Claim that is subject to the ADR Procedure, the ninetieth (90th) day after the holder of such Claim either has opted out of the ADR Procedure by executing the necessary stipulation or has completed the requirements of the ADR Procedure, or
(iv) such greater period of limitation as may be fixed or extended by the Bankruptcy Court or by agreement between a Debtor and the holder of the Claim.

         EXCEPT AS EXPRESSLY PROVIDED IN THE PLAN, THE DEBTORS AND REORGANIZED DEBTORS RESERVE THE RIGHT TO OBJECT TO ANY CLAIM OR TO SEEK TO INVOKE THE CLAIMS ESTIMATION PROCEDURE WITH RESPECT TO SUCH CLAIM.

                  3.       DISTRIBUTIONS UNDER THE PLAN.

         No payments of Cash or other consideration of any kind will be made on account of any Disputed Claim until such Claim becomes an Allowed Claim or is deemed to be such for purposes of distribution, and then only to the extent that the Claim becomes, or is deemed to be for distribution purposes, an Allowed Claim. To the extent a Disputed Claim becomes, or is deemed to be, an Allowed Claim after the date a distribution has been made to the other holders of Allowed Claims in the Class to which such Allowed Claim belongs, the first distribution shall be tendered in respect of such Allowed Claim within ten (10) Business Days after the date such Claim becomes an Allowed Claim, except to the extent that (i) the Plan specifies a different period with respect to certain Claims (including, but not limited to, Claims in Classes UP-1 and UM-1), or (ii) the fair market value of Cash or other consideration to be distributed on account of such Allowed Claim is less than $5,000, in which case the Debtors may coordinate distributions to similarly situated holders of Claims that have become Allowed Claims no less often than once every three (3) months. In the event that the newly Allowed Claim is in Class UP-1, UP-2, UM-1, or UM-2, the first distribution will be equal to the Pro Rata share to which the holder of such Allowed Claim in Classes UP-1, UP-2, UM-1, or UM-2 would have been entitled if such Claim had been allowed at the time of all previous distributions to other holders of Allowed Claims in Class UP-1, UP-2, UM-1, or UM-2, as applicable. No interest will be paid to the holder of a Disputed Claim that becomes an Allowed Claim on account of the delay in distribution caused by the resolution of such Claim.

                  4.       EXCULPATIONS AND RELEASES.

         Sections IX.E and IX.F of the Plan contain provisions that set forth the standard of liability for various persons and entities in connection with the Chapter 11 Cases. These provisions will affect all creditors, equity security holders, and other parties. Interested parties are encouraged to read in their entirety these sections, which are summarized herein.

         As specified in section 1125(e) of the Bankruptcy Code, Section IX.E of the Plan provides that entities that solicit acceptances or rejections of the Plan and/or that participate in

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the offer, issuance, sale, or purchase of securities offered or sold under the
Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, will not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of securities. Further, Section IX.F of the Plan provides that neither the Debtors, the Reorganized Debtors, the MPAN Senior Credit Facility Agent, the MHG Senior Credit Facility Agent, the holders of Senior Credit Facility Claims, the indenture trustee for the Subordinated Notes, nor the Committees, nor the Claims Monitor, nor any of their employees, officers, directors, members, agents, or representatives, nor any professional persons employed by any of the foregoing, will have or incur any liability to any person or entity for any act taken or omission made in good faith in connection with or related to negotiating, formulating, implementing, confirming, or consummating the Plan, the Disclosure Statement, the Corporate Restructuring Program, or any contract, instrument, security, release, or other agreement, instrument, or document created in connection therewith, except for willful misconduct or gross negligence.

         Section V.L of the Plan contains provisions that will release various claims of the Debtors and of all parties claiming through the Debtors (including derivative actions). Interested parties are encouraged to read in its entirety this section, which is summarized herein.

         Section V.L of the Plan provides for the release of all Claims and causes of action of the Debtors and any entity claiming by or through the Debtors, whether known or unknown, matured or unmatured, contingent or noncontingent, or liquidated or unliquidated, against (i) the Senior Credit Facility Claim Holders, and (ii) the agents for the Senior Credit Facility Claim Holders and their advisors, to the extent such Claims or causes of action are on account of or in relation to (a) the Senior Credit Facility Claims, or (b) the actions or omissions of the agents for the Senior Credit Facility Claim Holders and their advisors during the Chapter 11 Cases (provided, however, that the Debtors will not release Capella Senior Living, LLC and any of its principals for any acts or omissions occurring prior to the Petition Date). Section V.L of the Plan also provides that the officers, directors, and employees of the Debtors serving in such capacities as of the Confirmation Date will be released by the Debtors or any entity claiming by or through the Debtors from any and all Claims and other causes of action against them arising after the Petition Date, whether such Claims or causes of action are known or unknown, matured or unmatured, contingent or noncontingent, or liquidated or unliquidated, arising in connection with any acts or omissions in their capacities as representatives of the Debtors, except (i) for willing misconduct or gross negligence, or (ii) otherwise expressly provided in the Plan or the Confirmation Order.

                  The Debtors believe that the limited release provisions in
Section V.L of the Plan applicable to their officers, directors, and employees are reasonable, appropriate, and allowed by applicable law. First, the releases are limited in scope, in that (i) they only apply to claims of the Debtors or of entities claiming by or through the Debtors, (ii) they only apply to claims or other causes of action arising after the Petition Date, and (iii) they exclude willful misconduct and gross negligence. Notably, the Section V.L releases will not affect direct rights (as opposed to derivative rights) that creditors, shareholders, and other interested parties other than the Debtors may have against the released parties. Thus, the proposed releases in Section V.L of the Plan are not broad, "third party" releases, but are merely releases of actions that may be asserted by or

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through the Debtors, such as derivative actions.

         The limited releases in Section V.L of the Plan are consistent with (and, in fact, more limited than) those recently approved in other major healthcare-related chapter 11 cases. See, e.g., In re Genesis Health Ventures, Inc., 266 B.R. 591 (Bankr. D. Del. 2001). The court in the Genesis cases held "[i]n order to continue to retain the Debtors' management, it is important that they be relieved of the threat of any derivative actions against them personally by parties in these reorganization cases that may be dissatisfied with the treatment provided in the Plan." Id. at 604-05. Likewise, the Debtors believe that the releases proposed in their Plan are important to their ability to retain qualified employees. Moreover, as in Genesis, the releases will apply to "individuals who have contributed to the restructuring process." Id. at 605. Notably, the Debtors' officers, directors, and employees will only receive the benefit of the limited releases in Section V.L if they are serving in such capacities as of the Confirmation Date. Thus, the releases serve as an incentive for the Debtors' employees to achieve the goal of confirmation and to remain with the Debtors through that time.

         Finally, the Debtors believe that the limited exculpation clauses in Sections IX.E and IX.F of the Plan are reasonable, appropriate, and allowed by applicable law. The provisions apply to certain individuals and entities that have contributed to the Debtors' reorganization through their participation in the negotiation and formulation of the Plan, the Disclosure Statement, and the Chapter 11 Cases generally. Notably, the exculpations expressly exclude conduct that constitutes gross negligence or willful misconduct. As such, the exculpation clauses in the Plan are substantially similar to those approved by the courts in In re PWS Holding Corp., 228 F.3d 224, 246 (3d Cir. 2000), and Genesis, 266 B.R. at 605.

                  5.       PRESERVATION OF THE DEBTORS' RIGHTS AND DEFENSES.

         As provided more fully in Section IX.G of the Plan, and except to the extent the Plan or any settlement agreement approved during the Chapter 11 Cases provides otherwise: (i) any and all rights, claims, causes of action, defenses, and counterclaims accruing to the Debtors or their estates (including, without limitation, Avoiding Power Causes of Action) will remain assets of and vest in the Reorganized Debtors, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, causes of action, defenses, and counterclaims have been Scheduled or otherwise listed or referred to in the Plan, this Disclosure Statement, or any other document filed with the Bankruptcy Court, and (ii) neither the Debtors nor the Reorganized Debtors waive, relinquish, or abandon (nor will they be estopped or otherwise precluded on the grounds of res judicata, collateral estoppel, issue preclusion, judicial estoppel, or any similar doctrine from asserting) any right, claim, cause of action, defense, or counterclaim: (a) whether or not such right, claim, cause of action, defense, or counterclaim has been listed or referred to in the Schedules, the Plan, this Disclosure Statement, or any other document filed with the Bankruptcy Court, (b) whether or not such right, claim, cause of action, defense, or counterclaim is currently known to the Debtors, and (c) whether or not a defendant in any litigation relating to such right, claim, cause of action, defense, or counterclaim filed a proof of claim in the Chapter 11 Cases, filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted for or against the Plan, or received or retained any consideration under the Plan.

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                  6.       REVESTING OF ASSETS.

         In accordance with Bankruptcy Code section 1141(b), Section V.N of the Plan provides that, except as otherwise provided in the Plan, property of the Debtors' estates will revest in the Reorganized Debtors on the Effective Date, including but not limited to Avoiding Power Causes of Action and any other claims or rights of action (whether known or unknown, and whether or not identified in the Schedules or Disclosure Statement) that any of the Debtors or Reorganized Debtors have asserted or may assert against any other entity. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property without supervision by the Bankruptcy Court or the United States Trustee and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules. As of the Effective Date, the Reorganized Debtors' property will be free and clear of all Claims, liens, encumbrances, and other interests of creditors and Equity Interest holders, except as otherwise provided in the Plan.

                  7.       RETENTION OF JURISDICTION.

         Section VII of the Plan generally provides for the retention of jurisdiction by the Bankruptcy Court for the purposes of, among other things,
(i) determining disputes relating to Administrative Expenses, Claims, and Equity Interests, (ii) hearing adversary proceedings, contested matters, and other proceedings relating to Avoiding Power Causes of Action, the assumption or rejection of executory contracts and unexpired leases, and other matters affecting the Chapter 11 Cases, the Plan, and the administration of the Debtors' estates, (iii) enforcing the Debtors' discharge, and (iv) all other issues presented by or arising under the interpretation, implementation, or enforcement of the Plan or the Confirmation Order.

                  8.       DISSOLUTION OF COMMITTEES.

         The Committees will cease to exist as of the Effective Date. Notwithstanding the foregoing, the Committees will have standing to be heard with respect to the allowance of Administrative Expenses requested by the Committees' professionals and by Committee members to the extent such Administrative Expenses relate to such members' service on the Committees.

         On the Effective Date, the Claims Resolution Monitor will be established. Its sole functions will be: (i) to monitor the Reorganized Debtors' progress in (x) reconciling and resolving Disputed Claims and (y) making distributions on account of such Claims once resolved, (ii) to review and assert objections to the reasonableness of settlements and compromises of such Claims, and (iii) to commence an action or actions or intervene in a proceeding or proceedings in the event the Bankruptcy Court allows the Claims Monitor to do so as a result of the failure of the Reorganized Debtors to resolve Claims in a satisfactory manner. The Claims Monitor will be selected jointly by the Committees. Please see Section IX.C of the Plan for a more detailed description of the Claims Resolution Monitor.

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                  9.       MODIFICATIONS AND AMENDMENTS TO THE PLAN.

         Section IX.N of the Plan provides that the Debtors or the Reorganized Debtors, with the consent of the MPAN Senior Credit Facility Agent, may further alter, amend, or modify the Plan, either before or after the Confirmation Date, pursuant to the requirements of Bankruptcy Code sections 1125 and 1127, as may be applicable, and as may otherwise be ordered by the Bankruptcy Court. Section VII of the Plan further provides that the Bankruptcy Court will retain jurisdiction to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in the Plan or any order of the Bankruptcy Court, including, without limitation, the Confirmation Order. The provisions of the Plan will not be severable unless such severance is agreed to by the Debtors or the Reorganized Debtors, with the consent of the MPAN Senior Credit Facility Agent.

                  10.      UNITED STATES TRUSTEE QUARTERLY FEES.

         Section IX.A of the Plan governs the payment of quarterly fees to the Office of the United States Trustee. The Office of the United States Trustee ("U.S. Trustee") has made a claim for the Debtors' alleged underpayment of quarterly fees. The U.S. Trustee asserts that quarterly fees should be calculated based on "disbursements" for each Debtor entity. The Debtors, however, assert, among other things, that such fees should be assessed against the Debtors from which cash payments are actually disbursed. This matter will either be settled or decided by the Bankruptcy Court. Further, the U.S. Trustee and the Debtors shall reserve all rights regarding the effect of substantive consolidation on the payment of such quarterly fees.

                  11.      RECORD DATE.

         Section III.G of the Plan deals with the Record Date. On the Confirmation Date, the transfer ledgers for the Subordinated Notes and Old MPAN Common Stock shall be closed, and there shall be no further changes in the holders of record of such securities. Unless written notice of an assignment executed by both the assignor and assignee is provided to the Disbursing Agent and, in the case of Subordinated Notes only, to the respective indenture trustee, the Disbursing Agent and the respective indenture trustee shall not recognize any transfer of Senior Credit Facility Claims, Subordinated Notes, or Old MPAN Common Stock occurring after the Confirmation Date, but shall instead be entitled to recognize and deal for all purposes with only those holders of record as of the close of business on the Confirmation Date.

V.       FINANCIAL PROJECTIONS AND VALUATIONS.

         A.       FINANCIAL PROJECTIONS.

         In connection with the Plan, certain projections of the future financial performance of the Debtors were prepared. Attached hereto as Annex 4 are the financial projections ("Projections") that incorporate the estimated effect of the transactions contemplated by the Plan on the Debtors' capitalization, statement of operations, balance sheets, and cash flow for the five-year period ending September 30, 2006 ("Projected Period").

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
         The Projections reflect significant assumptions, including various assumptions with respect to the anticipated future performance of the Debtors after the restructuring contemplated under the Plan is consummated, industry performance, general business and economic conditions, and other matters. Many of the assumptions involve conditions that are beyond the control of the Debtors. Any future changes in these conditions may materially impact the Debtors' and Reorganized Debtors' ability to achieve the Projections. Moreover, because the businesses in which the Debtors operate are highly regulated by a multitude of federal, state, and local agencies with jurisdiction over healthcare issues, there may be significant events that cannot be predicted with any certainty that may materially impact the Debtors' and Reorganized Debtors' ability to achieve the Projections. The Projections should be read in conjunction with the assumptions and qualifications contained therein.

         In addition, unanticipated events and circumstances may affect the actual financial results of the Debtors in the future. THEREFORE, WHILE THE PROJECTIONS ARE PRESENTED FOR THE PROJECTED PERIOD, ACTUAL RESULTS MAY VARY FROM THE PROJECTED RESULTS. NO REPRESENTATION, GUARANTY, OR WARRANTY CAN BE MADE OR IS MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF THE DEBTORS TO ACHIEVE THE PROJECTED RESULTS. Creditors and other interested parties should see Section VI of this Disclosure Statement titled "ADDITIONAL CONSIDERATIONS REGARDING RISK" for a discussion of certain factors that may affect the future financial performance of the Debtors and/or Reorganized Debtors, and should consult with their own financial and legal advisors regarding the projections.

         The Debtors do not, as a matter of course, make public projections of their anticipated financial position or results of operations. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated projections in the event that actual industry performance or the general economic or business climate differs from that upon which the Projections have been based. Further, the Debtors do not anticipate that they will include such information in documents required to be filed with the Securities and Exchange Commission, or otherwise make such information public.

         B.       VALUATIONS.

         Conway, Del Genio, Gries & Co., LLC ("CDG") has acted as financial advisor for the Debtors in their Chapter 11 Cases. In connection with CDG's engagement, the Debtors requested that CDG analyze the enterprise value of the Debtors. The valuation analyses did not address other aspects of the proposed restructuring or any related transaction. The valuation analyses were prepared for the information of the respective Boards of Directors of the Debtors in connection with their consideration of the Plan and for the purpose of determining the value available to distribute to creditors and equity security holders pursuant the Plan and the relative, potential recoveries to creditors and equity security holders thereunder. These analyses do not constitute a recommendation to any holder of Claims against the Debtors as to how to vote on the Plan. CDG's estimate of a range of enterprise value does not constitute an opinion as to the fairness from a financial point of view of the


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potential consideration to be received under the Plan or of the terms and provisions of the Plan.

         In arriving at its views on valuation, CDG reviewed the Plan and certain related documents, as well as publicly available business and financial information relating to the Debtors. CDG also reviewed other information relating to the Debtors, including the 2002 to 2006 financial projections ("Projections"), which are attached hereto as Annex 4, which the Debtors provided to or discussed with CDG. In addition, CDG met with the Debtors' management to discuss the Debtors' business and prospects. CDG also considered financial data of the Debtors and compared that data with similar data for other publicly held companies in businesses similar to the Debtors and considered, to the extent publicly available, the financial terms of restructurings and other similar transactions that have recently been effected. CDG also considered other information, financial studies, analyses and investigations, and financial, economic, and market criteria that it deemed relevant.

         In connection with its review, CDG did not assume any responsibility for independent verification of any of the information that was provided to, or otherwise reviewed by, it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, CDG was advised, and assumed, that the Projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Debtors' management as to the future financial performance of the Debtors after giving effect to the proposed restructuring. NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CAN BE OR IS MADE BY THE DEBTORS, CDG, OR THE DEBTORS' MANAGEMENT AND OTHER PROFESSIONALS AS TO THE ACCURACY OR ACHIEVABILITY OF ANY SUCH VALUATIONS, ESTIMATES, AND/OR FORECASTS, AND THE DEBTORS, CDG, AND THE DEBTORS' MANAGEMENT AND OTHER PROFESSIONALS EXPRESSLY DISCLAIM ANY AND ALL LIABILITY RELATING TO OR RESULTING FROM THE USE OF THIS MATERIAL. In addition, CDG assumed that the restructuring would be completed in accordance with the terms of the Plan without any amendments, modifications, or waivers and also assumed that, in the course of obtaining the necessary judicial, regulatory, and third party consents for the proposed restructuring and related transactions, there will be no delays, modifications, or restrictions imposed that will have a material, adverse effect on the contemplated benefits of the proposed restructuring to the Debtors. CDG was not requested to, and did not, make an independent evaluation or appraisal of the individual assets or liabilities, contingent or otherwise, of the Debtors. CDG's valuation analyses were based on information available to, and financial, economic, market, and other conditions as they existed and could be evaluated by, CDG on December 12, 2001. Actual results may vary from such estimates, valuation, or forecasts and such variations may be material.

         In valuing the Debtors, one of the approaches utilized by CDG was the market approach. The market approach most commonly incorporates use of the public company market multiple and the similar transactions multiple methods. The public company market multiple method focuses on comparing the subject company's risk profile and growth prospects to selected reasonably similar (or "guideline") publicly-traded companies. In the similar transactions multiple method, consideration is given to prices paid in recent transactions that


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have occurred in the subject company's industry or in related industries. In valuing the Debtors, CDG relied primarily on the public company market multiple method. Application of this method involved the identification and analysis of public companies, comparable, in whole or in part, to the Debtors and the calculation of enterprise value (based on publicly traded stock prices) multiples for the selected companies based on their respective operating and financing data (i.e., EBITDAR and EBITDA). THE SELECTION OF THE APPROPRIATE MULTIPLES TO APPLY TO ARRIVE AT THE DEBTORS' REORGANIZED ENTERPRISE VALUE IS A SUBJECTIVE EXERCISE, REQUIRING A COMPARATIVE ANALYSIS OF SELECTED COMPANIES TO THE DEBTORS. QUANTITATIVE AS WELL AS QUALITATIVE FACTORS SUCH AS PAYOR MIX, EBITDAR AND EBITDA MARGINS, GEOGRAPHIC FOOTPRINT, AGE OF FACILITIES, AND THE QUALITY OF RESPECTIVE COMPANY'S ASSETS MUST BE TAKEN INTO ACCOUNT. Multiples of 6.25x to 7.75x EBITDAR and 6.0x to 7.5x EBITDA were applied to the appropriate EBITDAR and EBITDA estimates for the Debtors, in order to arrive at indications of the Reorganized Debtors' enterprise value based on the market approach.

         The income approach was also utilized in the valuation of the Debtors. The income approach is premised on the assumption that the value of an enterprise is equal to the value of the future cash flows and/or economic benefits accruing to the owners to the enterprise. Application of the income approach most commonly incorporates the use of the discounted cash flow method ("DCF"). The DCF method focuses on the income-producing capability of the business enterprise by incorporating the specific operating characteristics of the subject company in a prospective analysis. Based on discussions with management, analyses of the Debtors' operations, and analyses of the Debtors' Projections, the Debtors' future cash flows were estimated. Additionally, an assessment was made of an appropriate risk adjusted weighted average cost of capital ("WACC") or discount rate to apply to estimates of cash flow in order to derive an indication of their present value. THE SELECTION OF AND APPROPRIATE WACC IS A SUBJECTIVE EXERCISE, REQUIRING AN ANALYSES OF THE DEBTORS' OPERATIONS AS WELL AS ANALYSES OF OTHER COMPARABLE COMPANIES AND RATES OF RETURN. The Debtors' WACC was determined by analyzing the Debtors' operations, the Debtors' post-reorganization cost of capital based on its reorganized capital structure, and WACCs of comparable companies. In valuing the Debtors, discount rates of between 11% and 13% were applied to the Debtors' estimated future cash flows in order to arrive at indications of the reorganized Debtors' enterprise value based on the income approach.

         THE PREPARATION OF VALUATION ANALYSES IS A COMPLEX ANALYTICAL PROCESS INVOLVING VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THOSE METHODS TO PARTICULAR FACTS AND CIRCUMSTANCES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS AND CDG. THE VALUATION RANGE INDICATED BY CDG'S ANALYSES IS NOT NECESSARILY INDICATIVE OF THE PRICES AT WHICH THE NEW MPAN COMMON STOCK, NEW MPAN WARRANTS, OR OTHER SECURITIES OF MPAN OR OF THE OTHER DEBTORS MAY BE BOUGHT OR SOLD OR PREDICTIVE OF FUTURE FINANCIAL RESULTS OR VALUES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE INDICATED BY THE ANALYSES. ACCORDINGLY, CDG'S ANALYSES AND ESTIMATES ARE INHERENTLY SUBJECT TO SUBSTANTIAL UNCERTAINTY.


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         CDG has advised the Debtors that, based upon and subject to the foregoing, as of December 12, 2001, their analyses indicated that the enterprise value of the Reorganized Debtors would be between $810 million and $870 million. Of the total enterprise value, approximately $560 million to $600 million is believed to be attributable to the assets of the MPAN Debtors, while approximately $250 million to $270 million is believed to be attributable to the assets of the MHG Debtors. It should be noted that significant operational efficiencies and synergies currently exist between the MPAN Debtors' and the MHG Debtors' operations. If these two companies were to be separated, individual stand-alone valuations of the respective Debtor groups' operations would yield lower estimates of value due to the loss of these efficiencies and the costs of rebuilding systems.

         The foregoing estimates of reorganization value of the Reorganized Debtors are based on a number of assumptions including the successful reorganization of the Debtors' business and finances in a timely manner, the implementation of the Debtors' business plan, the achievement of the forecasts reflected in the Projections, market conditions as of December 12, 2001, and the Plan becoming effective in accordance with its terms, on a basis consistent with the estimates and other assumptions discussed herein.

VI.      ADDITIONAL CONSIDERATIONS REGARDING RISK

         The following disclosures are not intended to be inclusive and should be read in connection with the other disclosures contained in this Disclosure Statement and the Annexes hereto. You should consult your legal, financial, and tax advisors regarding the risks associated with the Plan and the distributions you may receive thereunder.

         RISKS ASSOCIATED WITH CONCENTRATED OWNERSHIP OF THE NEW MPAN COMMON
STOCK: If the Plan is confirmed, ownership of a substantial number and percentage of shares of the New MPAN Common Stock will be concentrated among a relatively small number of holders. Sales of or offers to sell a substantial number of shares of New MPAN Common Stock, or the perception by investors, investment professionals, and securities analysts of the possibility of such sales, could affect adversely the market for and price of the New MPAN Common Stock to be issued under the Plan.

         LACK OF TRADING; MARKET VOLATILITY: There can be no assurance that a market will develop for the New MPAN Common Stock, the New MPAN Warrants, the Lender Notes, or the Investor Notes issued pursuant to the Plan. Although the Debtors will use reasonable efforts to cause the New MPAN Common Stock to be listed on a national securities exchange, it is unlikely that the initial listing requirements will be satisfied at the time of the Effective Date. Even if such securities are subsequently listed, there is no assurance that an active market for such New MPAN Common Stock (or for any other security issued pursuant to the Plan) will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. Accordingly, no assurance can be given as to the liquidity of the market for the New MPAN Common Stock, the New MPAN Warrants, the Lender Notes, or the Investor Notes or the price at which any sales may occur. Finally, any creditor or stockholder who may be considered an "underwriter" under section 1145(b) of the


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Bankruptcy Code may not be able to resell the New MPAN Common Stock, New MPAN
Warrants, the Lender Notes, the Investor Notes, or any other securities received under the Plan without registration under securities laws, except in certain "ordinary course" transactions.

         CERTAIN RISKS ASSOCIATED WITH THE CHAPTER 11 CASES: The Debtors are parties to various material contractual arrangements under which the commencement of the reorganization cases and any other transactions contemplated by the Plan could, subject to the Debtors' rights and powers under sections 362 and 365 of the Bankruptcy Code: (i) result in a breach, violation, default, or conflict; (ii) give other parties thereto rights of termination or cancellation; or (iii) have other adverse consequences on the operations of the Debtors or the Reorganized Debtors. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which the other parties to such contracts may seek to assert any such rights and pursue any such remedies in respect to such matters, and the ability of the Debtors or Reorganized Debtors to resolve such matters on acceptable terms through negotiations with such other parties or otherwise.

         RISKS RELATING TO THE PROJECTIONS: The Debtors have prepared the Reorganized Debtors' Projections in connection with the development of the Plan and to present the projected effects of the Plan and the projected results of operations following the Effective Date of the Plan. The Reorganized Debtors' Projections assume the Plan and transactions contemplated thereby will be implemented in accordance with their terms. The assumptions and estimates underlying such Reorganized Debtors' Projections are inherently uncertain and are subject to business, economic, legislative, and competitive risks and uncertainties that could cause actual results to differ materially from those projected. Such uncertainties and other factors include approval by the Bankruptcy Court of the Plan and potential objections of third parties. Uncertainties also include, but are not limited to: (i) the Debtors' continued ability to provide healthcare services; (ii) future changes in Medicare and Medicaid reimbursement; (iii) increases in the costs of defending and insuring against alleged patient care liability claims and the ability to obtain insurance; (iv) the availability and cost of skilled labor; (v) recoupment actions (if permissible) with regard to Medicaid reimbursement and other regulatory enforcement actions; (vi) general economic conditions; and (vii) other factors, including those risks discussed herein. Accordingly, the Reorganized Debtors' Projections are not necessarily indicative of the future financial condition, results of operations, or equity value of the Reorganized Debtors, which may vary materially from those set forth in the Reorganized Debtors' Projections. Consequently, the projected financial information contained herein should not be regarded as a representation or guaranty by the Debtors, the Debtors' advisors, or any other person that the Reorganized Debtors' Projections can or will be achieved.

         ASSUMPTIONS REGARDING VALUE OF DEBTORS' ASSETS: It has been assumed in the preparation of the Reorganized Debtors' Projections included elsewhere in this Disclosure Statement that the historical book value of the Debtors' assets generally approximate the fair value thereof, except for specific adjustments discussed in the notes thereto. For financial reporting purposes, the fair value of the assets of the Debtors (including deferred tax assets) must be determined as of the Effective Date. Although such valuation is not presently expected to result in values that are materially different than the values assumed in the preparation of the Reorganized Debtors' Projections, there can be no assurance with respect thereto.


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         LEVERAGE, LIQUIDITY, AND CAPITAL REQUIREMENTS: In addition to Cash generated by operations, the Debtors' principal sources of liquidity following their emergence from bankruptcy will be the Exit Facility and a portion of the Cash accumulated by the Debtors during the Chapter 11 Cases. After the Effective Date of the Plan, the Debtors expect that in addition to working capital requirements, repayment of the Debtors' obligations under the Exit Facility and any notes issued pursuant to the Plan will impose liquidity requirements on the Debtors. Any increase in the interest rate pertaining to this indebtedness may reduce the funds available to the Debtors for their future operations.

         While the Debtors believe that they will have adequate liquidity to meet requirements following the Effective Date of the Plan, no assurances can be had in this regard. Furthermore, the ability of the Debtors to gain access to additional capital if needed, whether through equity offerings or debt financing, cannot be assured. Any inability of the Debtors to service their indebtedness, obtain additional financing, as needed, or comply with the financial covenants contained in the debt instruments issued pursuant to the Plan could have a material adverse effect on the Debtors.

         CERTAIN RISKS OF NONCONFIRMATION: There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A nonaccepting creditor or Equity Interest holder of the Debtors might challenge the adequacy of the Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code and/or Bankruptcy Rules. Even if the Bankruptcy Court were to determine that the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any of the statutory requirements for confirmation had not been met.
Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to nonaccepting holders of Claims and Equity Interests within a particular Class under the Plan will not be less than the value of distributions such holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that nonaccepting holders within each Class under the Plan will receive distributions at least as great as would be received following a liquidation pursuant to chapter 7 of the Bankruptcy Code when taking into consideration all Administrative Expenses and costs associated with any such chapter 7 cases, as set forth further in the discussion of the Debtors' Liquidation Analysis in
Section VIII.C hereof.

         The confirmation and consummation of the Plan are also subject to certain conditions. If the Plan were not to be confirmed, it is unclear whether the restructuring could be implemented and what distribution holders of Claims ultimately would receive with respect to their Claims. If an alternative plan of reorganization could not be agreed to and confirmed, it is possible that the Debtors would have to liquidate their assets, in which case the Debtors believe that it is likely that holders of Claims would receive substantially less than the treatment they will receive


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pursuant to the Plan.

         INCREASED RISK OF LITIGATION: As is typical in the healthcare industry, the Debtors are and will continue to be subject to claims that their services have resulted in resident injury or other adverse effects, the risks of which will be greater for higher acuity residents receiving services from the Debtors than for other long-term care residents. In addition, resident, visitor, and employee injuries will also subject the Debtors to the risk of litigation. The Debtors, like their industry peers, have experienced an increasing trend in the number and severity of litigation claims asserted against the Debtors. Management of the Debtors believes that this trend is endemic to the long-term care industry and is a result of the increasing number of large judgments, including large punitive damage awards, against long-term care providers in recent years resulting in an increased awareness by plaintiff's lawyers of potentially large recoveries. In certain states in which the Debtors have significant operations, including California and Florida, insurance coverage for the risk of punitive damages arising from general and professional liability litigation is not available due to state law public policy prohibitions. There can be no assurance that the Debtors will not be liable for punitive damages awarded in litigation arising in states for which punitive damage insurance coverage is not available. The Debtors also believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims as well as an increase in enforcement actions resulting from these investigations. While the Debtors believe that they provide quality care to the patients in their facilities and materially comply with all applicable regulatory requirements, an adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on the Debtors.

         RISING COST AND AVAILABILITY OF LABOR: Although the Debtors have experienced recent reductions in their overall labor costs (due in large part to divestitures and overhead reductions), this trend may not continue in the future. Among other things, (i) the Debtors may experience additional staffing needs in order to comply with various Medicaid programs, and (ii) wages of nursing staff may increase due to shortages of qualified employees. There can be no assurances that rising labor costs will not have a material adverse effect on the Debtors in the future. Please refer to Section II.B.5 for additional information regarding labor costs and risks.

         RISING COST AND AVAILABILITY OF INSURANCE: General liability and professional liability insurance ("GL/PL") costs for the long-term care industry, particularly in Florida and Texas, where the Debtors maintain significant operations, continue to rise at a dramatic rate. These increases have already had a material adverse effect on the Debtors' operations, and may continue to do so in the future. Please refer to Section II.C.3.d.iii for additional information regarding GL/PL insurance costs and risks.

         DEPENDENCE ON REIMBURSEMENT PROCESS; MEDICARE AND MEDICAID AS MATERIAL SOURCES OF REVENUES: The Debtors derive a substantial portion of their revenues from third-party payors, including the Medicare and Medicaid programs. In 2000, the Debtors derived approximately two-thirds of their total revenues from the Medicare and Medicaid programs. Such programs are highly regulated and subject to frequent and substantial changes. Although temporarily mitigated by subsequent legislation, the Balanced Budget Act reduced payment for Medicare services and made extensive changes in the Medicare and Medicaid programs. Unless additional


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legislative action is undertaken by the United States Congress, the increase in
Medicare reimbursement provided under the BBRA and BIPA will sunset in October 2002 and result in a loss of revenue to the Reorganized Debtors estimated to be $72 million, although the actual amount may differ materially. The federal Medicare Advisory Payment Commission ("MedPAC"), an independent federal body established to advise Congress on issues affecting the Medicare program, met on January 17, 2002, to discuss draft recommendations that will be included in MedPAC's March 2002 Report to Congress. In this meeting, MedPAC failed to recommend the continuation of certain increases in reimbursement provided under the BBRA and BIPA. Specifically, MedPAC did not recommend the continuation of the 16.66 percent increase in the nursing component and the 4 percent increase in the federal per diem for all patient-acuity categories. The MedPAC did recommend, however, that the 6.7 percent federal per diem payments for 14 rehabilitation categories and the 20 percent additional payment under the BBRA for three rehabilitation categories, be incorporated into the base rate. While the recommendations are not binding on Congress, they may affect whether a legislative action to extend the reimbursement provisions is successful. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk. Efforts to impose greater discounts and more stringent cost controls by private payors are expected to continue. Net revenue realizable under third-party payor agreements are subject to change due to examination and retroactive adjustment by payors during claims settlement processes. Payors may disallow in whole or in part requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable, or because additional supporting documentation is necessary. There can be no assurances that adequate reimbursement levels will continue to be available for the services provided by the Debtors, which are currently being reimbursed by Medicare, Medicaid, or private payors. Significant limits on the scope of services reimbursed and on reimbursement rates could have a material adverse effect on the Debtors' liquidity, financial condition, and results of operations.

         EXTENSIVE REGULATION: The federal government and all states in which the Debtors operate regulate various aspects of the hospital, pharmacy, and skilled nursing facility businesses. In particular, the operation of long-term care facilities and the provision of specialty medical services are subject to federal, state, and local laws relating to the adequacy of medical care, resident rights, equipment, personnel, operating policies, fire prevention, rate-setting, patient referrals, record keeping, and compliance with building codes and environmental and other laws. The facilities operated by the Debtors are subject to periodic inspection by governmental and other regulatory authorities to assure continued compliance with various standards and to provide for their continued licensing under state law and certification under the Medicare and Medicaid programs. In the past, from time to time, such facilities have received statements of deficiencies from regulatory agencies. Should the Debtors receive such statements of deficiency in the future, the Debtors may implement plans of correction with respect to any such statement to address any alleged deficiencies. While the Debtors will endeavor to comply with federal, state, and local regulatory requirements for the maintenance and operation of their facilities, there can be no assurance that all facilities will always be operated in substantial compliance. The failure to obtain or renew any required regulatory approvals or licenses or failure to maintain certification under the Medicare and Medicaid programs could have a materially adverse effect on the Debtors' operations.


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
         The Debtors believe that the regulatory environment surrounding the long-term care industry has intensified, particularly on large for-profit, multi-facility providers. The federal government has imposed intensive enforcement policies resulting in a significant increase in the number of inspections, citations of regulatory deficiencies, and other regulatory sanctions including terminations from the Medicare and Medicaid programs, bans on Medicare and Medicaid payments for new admissions, and civil monetary penalties. Such sanctions can have a material adverse effect on the Debtors' results of operations, liquidity, and financial position. The Debtors vigorously contest such sanctions. While the Debtors generally have been successful to date in contesting such sanctions, these cases involve significant legal expense and the time of management.

         The Debtors are unable to predict the future course of federal, state, and local regulation or legislation, including Medicare and Medicaid statutes and regulations or the intensity of federal and state enforcement actions. Changes in the regulatory framework and sanctions from various enforcement actions could have a material adverse effect on the Debtors' liquidity, financial condition, and results of operations.

         HEALTHCARE REFORM: The Debtors could be affected adversely by the continuing efforts of governmental and private third-party payors to contain the amount of reimbursement for healthcare services. There can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients and residents eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that facilities operated by the Debtors, or the provision of services and supplies by the Debtors, will meet the requirements for participation in such programs.

         There also continues to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare services such as the Debtors. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are considering regulatory changes that include a moratorium on the designation of additional LTAC hospitals. Regulatory changes in the Medicare and Medicaid reimbursement systems applicable to the hospital division also are being considered. Under current law the Secretary of HHS is directed to implement a prospective payment system for Medicare LTAC hospitals. Regulations implementing such a system could be effective by October 1, 2002. There also are a number of legislative proposals including cost caps and the establishment of Medicaid prospective payment systems for skilled nursing facilities. Moreover, by repealing the Boren Amendment, the Balanced Budget Act eases existing impediments on the states' ability to reduce their Medicaid reimbursement levels. In addition, there can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Debtors.

         HIGHLY COMPETITIVE INDUSTRY. The long-term healthcare industry is highly competitive. The Debtors' skilled nursing facilities compete on a local and regional basis with other nursing


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facilities. Some facilities operated by the Debtors' competitors are newer and offer services not provided by the Debtors, or are operated by entities having greater financial and other resources than the Debtors. The long-term care industry is divided into a variety of competitive areas that market similar services. These competitors include skilled nursing facilities, LTAC hospitals, extended care centers, assisted living facilities, home health agencies, and similar institutions. Certain of the Debtors' competitors are operated by not-for-profit, non-taxpaying, or governmental agencies, which can finance capital expenditures on a tax-exempt basis, and which receive funds and charitable contributions unavailable to the Debtors. The Debtors' facilities compete based on factors such as their reputation for quality care; the commitment and expertise of their staff and physicians; the quality and comprehensiveness of their treatment programs; charges for services; and the physical appearance, location, and condition of their facilities. The Debtors also compete with other companies in providing institutional pharmacy services, many of which have greater financial and other resources than the Debtors. There can be no assurance that increased competition in the future will not adversely affect the Debtors' financial condition and results of operations.

VII.     CERTAIN TAX CONSEQUENCES OF THE PLAN.

         A.       INTRODUCTION.

         The implementation of the Plan may have federal, state and local tax consequences to the Debtors and the Debtors' creditors and stockholders. At the present time, no tax opinion has been sought or is expected to be sought or obtained with respect to any tax consequences of the Plan. This Disclosure Statement does not constitute and is not intended to constitute either a tax opinion or tax advice to any person, and the summary contained herein is provided for informational purposes only.

         The discussion below summarizes only certain of the federal income tax consequences associated with the Plan's implementation. This discussion does not attempt to comment on all aspects of the federal income tax consequences associated with the Plan, nor does it attempt to consider various facts or limitations applicable to any particular creditor or stockholder which may modify or alter the consequences described herein. A creditor or stockholder may find that the tax consequences of the Plan to such creditor or stockholder differ materially from the tax consequences discussed below because of such creditor's or shareholder's facts and circumstances. This discussion does not address state, local, or foreign tax consequences or the consequences of any federal tax other than the federal income tax.

         The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code"), the regulations promulgated thereunder, existing judicial decisions, and administrative rulings. In light of the rapidly-changing nature of tax law, no assurance can be given that legislative, judicial, or administrative changes will not be forthcoming that would affect the accuracy of the discussion below. Any such changes could be material and could be retroactive with respect to the transactions entered into or completed prior to the enactment or promulgation thereof. The tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal authority and may be subject to judicial or administrative interpretations that differ from the discussion below.


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         Except in the Section entitled "Certain Tax Aspects of the Corporate
Restructuring Program", the following discussion does not address the tax aspects or consequences of the Corporate Restructuring Program.

         CREDITORS AND STOCKHOLDERS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM AND TO DEBTORS OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

         B.       FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS.

                  1.       TAX REORGANIZATION.

         Internal Revenue Code section 368 defines certain tax reorganizations under the Internal Revenue Code, including reorganizations under the Bankruptcy Code. Tax reorganizations usually involve exchanges of stock and tax securities in which the issuing corporation (or another corporation that is a party to the reorganization) and the holders of stock and tax securities participate.

         The Debtors believe that the transactions contemplated by the Plan constitute a recapitalization qualifying as a tax reorganization pursuant to Internal Revenue Code section 368(a)(1)(E). No assurances can be given that a court will uphold the Debtors' contention that the Plan transactions constitute a recapitalization if such contention is challenged.

                  2. CARRYOVER AND AVAILABILITY OF THE DEBTOR CONSOLIDATED GROUP'S NET OPERATING LOSSES.

                           a.       GENERAL.

         The Debtors (collectively, "Debtor Consolidated Group", but excluding those Debtors treated as partnerships for federal income tax purposes) comprise an affiliated group that files a consolidated federal income tax return. The Debtor Consolidated Group has reported on its federal corporate income tax return approximately $892 million of consolidated net operating losses carrying forward from the tax year ending September 30, 2000 into the tax year ending September 30, 2001. The Debtors believe that the Debtor Consolidated Group will report a consolidated net operating loss on its federal corporate income tax return for the tax year ending September 30, 2001.

         The net operating loss and net operating loss carryover amounts (collectively, "NOLs") of the Debtor Consolidated Group are subject to review and adjustment upon audit by the IRS. In addition, the foregoing estimates of the Debtor Consolidated Group's NOLs are subject to legal and factual uncertainty. The tax attribute reduction rules of Internal Revenue Code section 108 may have the effect of severely reducing or eliminating the Debtor Consolidated Group's NOLs. The extent to which the Debtor Consolidated Group's NOLs will be available to shelter post-Effective Date income from federal income tax currently is unclear. Creditors and other


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parties in interest are cautioned against assuming that such NOLs will be available to any extent for such purpose.

                           B.       SECTION 382.

         Internal Revenue Code section 382 places potentially severe limitations upon the use of a corporation's NOLs and certain other tax attributes if an "ownership change" occurs with respect to such corporation's stock. An "ownership change" occurred with respect to the Debtor Consolidated Group prior to the time of filing of the Debtors' bankruptcy petitions. Subject to the application of the built-in gain and built-in loss rules discussed below, such ownership change may have severely limited the use of the Debtors' pre-ownership NOLs against post-ownership change income and gain.

         Based upon the anticipated stock ownership of Reorganized MPAN, the Debtors believe that another "ownership change" will occur with respect to MPAN's stock as a result of the cancellation of all Equity Interests in MPAN and the issuance of New MPAN Common Stock pursuant to the Plan. Accordingly, the limitations and restrictions of section 382 should apply as a result of Plan transactions.

         In the case of a corporation in bankruptcy where stock of such corporation is issued to creditors in exchange for debt, the annual limitation imposed by section 382 generally is equal to the product of (i) the fair market value of the stock of such corporation (or, in the case of a consolidated group, the common parent) multiplied by (ii) the "long-term tax-exempt rate" (4.74% for ownership changes occurring in December 2001). If the ownership change occurs pursuant to a confirmed chapter 11 plan of reorganization, the stock's fair market value for this purpose generally is deemed to be equal to the lesser of
(a) the fair market value of the stock immediately after the ownership change, or (b) the fair market value of all the corporation's assets immediately before the ownership change, determined without regard to any liabilities of the corporation.

         Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if a corporation (or consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for a period of two years after the ownership change, the annual limitation resulting from the ownership change is zero.

         The annual limitation of section 382 generally applies to pre-ownership change NOLs. However, if a corporation (or consolidated group) undergoing an ownership change has a net unrealized built-in gain exceeding certain threshold amounts at the time of the ownership change (determined by taking into account most assets and certain items of "built-in" income and deductions), any built-in gains recognized during the five year period following the ownership change (up to the amount of original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the corporation (or consolidated group) would be permitted to use its pre-ownership change NOLs against such built-in gain or income in addition to its regular annual allowance.


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
         On the other hand, if the corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change, then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as a pre-change loss and will be subject to annual limitation in the same manner as a pre-ownership change NOL. In addition, although this net unrealized built-in loss rule generally applies to consolidated groups on a consolidated basis, any corporation that joins the consolidated group within the five year period preceding the ownership change may have to be excluded from the group computation and tested for a net unrealized built-in loss on a separate company basis. Accordingly, even though a consolidated group may not have a net unrealized built-in loss on an overall group basis, the group may have a net unrealized built-in loss if certain members of the group are required to be excluded. Additionally, if the excluded member has a net unrealized built-in loss when tested on a separate company basis, any subsequently recognized built-in losses of such corporation may be subject to a more restrictive annual limitation based on the separate value of such member.

         The Debtors have not yet determined whether the Debtor Consolidated Group (or, as may be required for purposes of tax analysis, particular members of such group) has a net unrealized built-in gain or a net unrealized built-in loss.

         An exception to the general annual limitation (including the built-in gain and built-in loss rules described above) applies where the stockholders and/or qualified creditors of the debtor-corporation retain or receive (other than for new value), pursuant to a confirmed chapter 11 plan of reorganization, 50 percent or more of the stock of the reorganized debtor, determined both on the basis of voting power and fair market value. This rule is stated in Internal Revenue Code section 382(l)(5). Under this exception, a debtor-corporation's pre-ownership change NOLs are not limited on an annual basis, but are required to be reduced by the amount of certain interest deductions allowable in respect of debt converted into stock in the chapter 11 reorganization. The interest deductions subject to this rule are those that were allowable during (1) any taxable year ending during the 3-year period preceding the taxable year in which the ownership change occurred and (2) the period of the taxable year in which the ownership change occurs on or before the date of the ownership change. If this exception applies, any further ownership change of the debtor within a 2 year period will preclude the debtor-corporation's utilization of any pre-ownership change NOLs at the time of the subsequent ownership change against future taxable income. A debtor-corporation qualifying under section 382(l)(5) has the right to elect to have section 382(l)(5) not apply to it. Such election may be appropriate where a debtor-corporation believes that post-Effective Date stock trading will cause a further ownership change within the 2 year period described above and thereby reduce its NOLs to zero.

         The Debtors are uncertain whether the special bankruptcy rule of section 382(l)(5) will apply to them. The trading of participation interests with respect to the Senior Credit Facility Claims may make it difficult to determine the applicability of section 382(l)(5) until after the Plan has been confirmed and becomes effective.

         Internal Revenue Code section 382 and the Treasury Regulations promulgated thereunder do not specifically address whether section 382(l)(5) can be applied on a consolidated basis or only a separate company basis. Accordingly, it is possible that only pre-ownership change NOLs


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of MPAN itself (as distinguished from NOLs of other members of the MPAN consolidated group) may be able to benefit from section 382(l)(5).

         Any shift (deemed or actual) in the ownership of stock of MPAN, directly or by attribution, outside the scope of the Plan may trigger the application of section 382 and other provisions of the Internal Revenue Code which may affect the availability of the Debtor Consolidated Group's NOLs. Because the federal income tax consequences of any such shift would depend on the particular facts and circumstances at such time and the application of complex legislation and regulations, the Debtors express no view as to the survival of any NOL or other tax attribute or the effect of any transaction outside the scope of the Plan.

                  3.       REDUCTION OF THE DEBTORS' INDEBTEDNESS.

         As a result of the Plan's implementation, the amount of the Debtors' aggregate outstanding indebtedness will be reduced substantially. (Any amount of potential discharged indebtedness for federal income tax purposes will be referred to herein as a "Debt Discharge Amount.") In general, the Internal Revenue Code provides that a taxpayer who realizes a discharge of indebtedness must include the Debt Discharge Amount in its gross income in the taxable year of discharge to the extent that the Debt Discharge Amount exceeds any consideration given for such discharge. No income from the discharge of indebtedness is realized to the extent that payment of the liability being discharged would have given rise to a deduction.

         If a taxpayer is in a chapter 11 case and the discharge of indebtedness occurs pursuant to a plan approved by the court, such discharge of indebtedness is specifically excluded from gross income.

         Accordingly, the Debtors will not be required to include in gross income any Debt Discharge Amount as a result of Plan transactions. The Internal Revenue Code requires certain tax attributes of a debtor to be reduced by the Debt Discharge Amount excluded from gross income. Tax attributes are reduced in the following order of priority: current year net operating losses and net operating loss carryovers; general business credits; minimum tax credits; capital loss carryovers; basis of property of the taxpayer; passive activity loss or credit carryovers; and foreign tax credit carryovers. Tax attributes are generally reduced by one dollar for each dollar excluded from gross income, except that general tax credits, minimum tax credits and foreign tax credits are reduced by 33.3 cents for each dollar excluded from gross income. As discussed above, the tax attribute reduction rules may eliminate all or a large portion of the Debtor Consolidated Group's NOLs and other tax attributes.

         Notwithstanding the foregoing, the reduction in basis of the taxpayer's property will not exceed the excess of (a) the aggregate of the bases of the property held by the taxpayer immediately after the discharge, over (b) the aggregate liabilities of the taxpayer immediately after the discharge. This important rule generally permits a taxpayer to retain basis in property equal to the amount of the taxpayer's liabilities immediately after the discharge.

         An election can be made to alter the order of priority of attribute reduction by first applying the reduction against depreciable property held by the taxpayer in an amount not to


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exceed the aggregate adjusted basis of such property. The Debtors tentatively have decided not to make such election. The deadline for making such election is the due date (including extensions) of the Debtors' federal income tax return for the taxable year in which such debt is discharged pursuant to the Plan. The rule relating to basis retention discussed above does not apply if this election is made.

         Any Claim against a Debtor (except a Claim that would give rise to a deduction if paid) that is discharged by payment to a creditor of Cash and/or property will result in the creation of a Debt Discharge Amount, reducing tax attributes to the extent that the adjusted issue price of the debt discharged (plus accrued interest) exceeds the fair market value of the payment made in cancellation thereof.

         A Debtor's Debt Discharge Amount may be increased to the extent that unsecured creditors holding unscheduled Claims fail to timely file a proof of claim and have their Claims discharged on the Confirmation Date pursuant to Bankruptcy Code section 1141.

                  4.       CERTAIN TAX ASPECTS OF THE CORPORATE RESTRUCTURING
                           PROGRAM.

         The Debtors expect that, except for the plans to deconsolidate Professional Health Care Management, Inc. ("PHCMI") and Living Centers-PHCM, Inc. ("Living Centers PHCMI") and certain of the steps involving transfers of inactive subsidiaries, each step taken in connection with the internal restructuring that will be implemented concurrently with other Plan transactions on or about the Effective Date will constitute, for federal income tax purposes, either a "tax-free" spin-off within the meaning of Internal Revenue Code section 355, a "tax-free" reorganization within the meaning of Internal Revenue Code section 368 in which no gain or loss is recognized for income tax purposes, a "tax-free" capital contribution within the meaning of Internal Revenue Code section 118, or a "tax-free" liquidation within the meaning of Internal Revenue Code section 332. Although certain of the steps involving inactive subsidiaries may not qualify for "tax-free" treatment, it is anticipated that no gain or loss will be recognized as a result of such steps because the value of each of such subsidiaries is believed to be nil. Accordingly, the Debtors anticipate that, except for the plans to deconsolidate PHCMI and Living Centers PHCMI, no gain or loss will be recognized for federal income tax purposes upon implementation of the steps effecting the internal restructuring.

         The Debtors expect that the steps required to effect the deconsolidation of PHCMI and Living Centers PHCMI will result in the recognition of gain equal to the value of the stock of Living Centers PHCMI over the basis in that stock. The amount of such gain is currently estimated to be less than $250,000. In addition, the sale of 51% of the stock of PHCMI, pursuant to the transaction described in Section III.G.2.d, may trigger the recognition of excess loss account income as provided in the consolidated return regulations. The amount of such excess loss account income, if any, has not been quantified.

                  5.       ALTERNATIVE MINIMUM TAX.

         In general, an alternative minimum tax ("AMT") is imposed on a corporation's "alternative minimum taxable income" ("AMTI") at a 20 percent rate to the extent such tax


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exceeds the corporation's regular federal income tax for the taxable year. AMTI generally is equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise may be able to shelter all of its taxable income for regular income tax purposes by applying available NOLs, a corporation (or consolidated group) is entitled to offset no more than 90 percent of its AMTI with NOLs (as recomputed for AMT purposes). The confluence of a 20 percent AMT tax rate and a 90 percent (of AMTI) cap on the deduction for AMT NOLs creates an effective AMT tax rate of 2 percent (i.e., 20 percent of the 10 percent of AMTI that is not sheltered with AMT NOLs).

         In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of Internal Revenue Code section 382 and is in a net unrealized built-in loss position on the date, the corporation's (or consolidated group's) aggregate tax basis in its assets is reduced for certain AMT purposes to reflect the fair market value of such assets immediately before the "ownership change". The application of this provision is unaffected by the application (or nonapplication) of the special bankruptcy rules of Internal Revenue Code section 382(l)(5), discussed above.

         Any AMT that a corporation pays generally is allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years in which such corporation is not subject to AMT.

         Legislation has been introduced into Congress providing for the repeal of the AMT. This legislative proposal has attracted opposition, and it is uncertain at this point whether the AMT will be retained, repealed, or scaled back.

                  6.       TAX CONSEQUENCES TO CREDITORS.

         The tax consequences of the Plan's implementation to a creditor will depend on whether the creditor's present debt claim constitutes a "security" of a Debtor for federal income tax purposes and the type of consideration received by the creditor in exchange for its Claim, whether the creditor reports income on the cash or accrual method, whether the creditor receives consideration in more than one tax year of the creditor, and whether all the consideration received by the creditor is deemed to be received by that creditor in an integrated transaction. The tax consequences upon the receipt of Cash, debt instruments or other property allocable to interest are discussed below under "Receipt of Interest."

                  7.       CLAIMS CONSTITUTING TAX SECURITIES.

                           a.       DEFINITION OF "SECURITY" FOR TAX PURPOSES.

         The determination whether a Claim of any particular creditor constitutes a "security" for federal income tax purposes is based upon the facts and circumstances surrounding the origin and nature of the Claim and its maturity date. Generally, Claims arising out of the extension of trade credit have been held not to be "securities" for federal income tax purposes (collectively, "Tax Securities" or individually, a "Tax Security"). Instruments with a term of five years or less rarely qualify as Tax Securities. On the other hand, bonds or debentures with an original term in


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excess of ten years have generally been held to be Tax Securities. The Debtors express no view with respect to whether a Claim based on any pre-Effective Date obligation of the Debtors constitutes a Tax Security. EACH CREDITOR IS URGED TO CONSULT ITS OWN TAX ADVISOR IN THIS REGARD.

                           b.       RECEIPT OF TAX SECURITIES.

         Section 354 of the Internal Revenue Code provides for nonrecognition of gain or loss by holders of Tax Securities of a corporation who exchange these Claims solely for stock or Tax Securities, pursuant to certain tax reorganizations, including a recapitalization pursuant to section 368(a)(1)(E) of the Internal Revenue Code. In the context of the Plan, such section would apply where a holder of Tax Securities of MPAN exchanges such items for New MPAN Common Stock. The nonrecognition rule of section 354 is not applicable by its terms if: (i) the principal amount of Tax Securities received exceeds the principal amount of Tax Securities surrendered; or (ii) Tax Securities are received, but none are surrendered; or (iii) stock or Tax Securities are received for accrued interest. If solely New MPAN Common Stock or Tax Securities of Reorganized MPAN are received, but clause (i) or (ii) applies, gain (but not loss) will be recognized to the extent of the fair market value of the amounts described in clauses (i) or (ii), as applicable. The treatment of Tax Securities received for accrued interest is described in "Receipt of Interest" below.

                           c. RECEIPT OF CASH OR DEBT NOT CONSTITUTING TAX SECURITIES FOR TAX SECURITIES.

         A creditor whose existing Claims constitute Tax Securities of MPAN may recognize gain (but not loss) if, in addition to New MPAN Common Stock or Tax Securities of Reorganized MPAN, such creditor receives: Cash, debt of Reorganized MPAN not constituting Tax Securities, or other property ("Boot"). The amount of such gain, if any, will equal the lesser of (i) the excess, if any, of the sum of Cash and the fair market value of all other consideration received over the adjusted tax basis of such existing Claims (other than any Claims in respect of accrued interest); or (ii) the amount of Cash and the fair market value of other Boot items.

                           d.       DETERMINATION OF CHARACTER OF GAIN.

         In the case of a creditor whose existing Claims constitute capital assets in such creditor's hands, the gain required to be recognized will be classified as a capital gain, except to the extent of interest (including accrued market discount, if any). Any gain recognized will be treated as ordinary income to the extent of accrued market discount. To the extent gain at least equal to any accrued market discount is not recognized by the holder, such unrecognized accrued market discount will be attributed to the Tax Securities and New MPAN Common Stock received. Any gain recognized by the creditor upon a subsequent sale or exchange of such Tax Securities or New MPAN Common Stock will be ordinary income to the extent of such accrued market discount. In this regard, it should be noted that section 582(c) of the Internal Code provides that the sale or exchange of a bond, debenture, note or certificate, or other evidence of indebtedness by a bank or certain other financial institutions shall not be considered the sale or exchange of a capital asset. Accordingly, any gain recognized by such creditors as a result of the Plan's implementation will be ordinary income, notwithstanding the nature of their Claims. Any capital


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gain recognized by a creditor will be long-term capital gain with respect to those Claims for which the creditor's holding period is more than one year, and short-term capital gain with respect to such Claims for which the creditor's holding period is one year or less.

                           e.       TAX BASIS AND HOLDING PERIOD OF ITEMS
                                    RECEIVED.

         The aggregate tax basis of any New MPAN Common Stock or Tax Securities of MPAN received by a creditor of MPAN, other than amounts received on account of interest, will be a substituted basis equal to the creditor's basis in the Claim surrendered (other than any Claims in respect of accrued interest), increased by any gain recognized on the exchange, and decreased by the amount of any Cash and the fair market value of any other Boot items received. If a creditor subsequently recognizes any gain on the sale or exchange of stock received, the gain recognized by such creditor on such sale or exchange will be treated as ordinary income to the extent of any bad debt deduction attributable to such creditor's Claim or ordinary loss deduction previously claimed by such creditor, provided that the stock constitutes a capital asset in the creditor's hands.

         A creditor's holding period for any New MPAN Common Stock or Tax Securities of Reorganized MPAN (other than New MPAN Common Stock or Tax Securities received on account of interest) received pursuant to the Plan will include the period during which such creditor held the exchanged Tax Security of MPAN.

                           f.       RECEIPT SOLELY OF BOOT.

         A creditor holding Tax Securities of MPAN who receives solely Cash and/or other Boot items in full satisfaction of such creditor's Claim will be required to recognize gain or loss on the exchange. The creditor will recognize gain or loss equal to the difference between the amount realized in respect of such Claim and the creditor's tax basis in the Claim, and the tax treatment will parallel the tax treatment set forth below in "Claims Not Constituting Tax Securities".

                  8.       CLAIMS NOT CONSTITUTING TAX SECURITIES.

                           a.       GAIN/LOSS ON EXCHANGE.

         A creditor whose existing Claims do not constitute Tax Securities of MPAN (such as most or all trade Claims) will recognize gain or loss on the actual or constructive exchange of such creditor's existing Claims (other than Claims for accrued interest) for New MPAN Common Stock and any other consideration received equal to the difference between (i) the "amount realized" in respect of such Claims and (ii) the creditor's tax basis in such Claims. The "amount realized" will be equal to the sum of the Cash and (i) as to a cash-basis taxpayer, the fair market value of all other consideration received, and (ii) as to an accrual-basis taxpayer, the face amount of any new debt instruments and fair market value of the other consideration received, less any amounts allocable to interest, unstated interest, or original issue discount.


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                           b.       TAX BASIS AND HOLDING PERIOD OF ITEMS
                                    RECEIVED.

         The aggregate tax basis in the items received by a creditor will equal the amount realized in respect of such items (other than amounts allocable to any accrued interest). The holding period for items received in the exchange will begin on the day following the exchange.

                           c.       BAD DEBT DEDUCTION ON DISCHARGE OF CLAIM.

         A creditor whose existing Claim does not constitute a Tax Security and who receives no consideration under the Plan with respect to such Claim may be entitled to a bad debt deduction equal in amount to such creditor's adjusted basis in such Claim. A bad debt deduction is allowed in the taxable year of the creditor in which a debt becomes wholly worthless. The discharge of a Claim pursuant to the Plan establishes that such Claim is wholly worthless as of the date of discharge (assuming the holder of the Claim receives no consideration under the Plan with respect to such Claim). It is possible, however, that such Claim may have become wholly worthless on an earlier date, depending upon all the facts and circumstances. Debtors express no opinion regarding the date or dates on which Claims discharged under the Plan became worthless.

                  9.       RECEIPT OF INTEREST.

         Income attributable to accrued but unpaid interest will be treated as ordinary income, regardless of whether the creditor's existing Claims are capital assets in its hands.

         A creditor who, under its accounting method, was not previously required to include in income accrued but unpaid interest attributable to existing Claims, and who exchanges its interest Claim for Cash, or other property pursuant to the Plan, will be treated as receiving ordinary interest income to the extent of any consideration so received allocable to such interest, regardless of whether that creditor realizes an overall gain or loss as a result of the exchange of its existing Claims. A creditor who had previously included in income accrued but unpaid interest attributable to its existing Claims will recognize a loss to the extent such accrued but unpaid interest is not satisfied in full. For purposes of the above discussion, "accrued" interest means interest which was accrued while the underlying Claim was held by the creditor. The extent to which consideration distributable under the Plan is allocable to such interest is uncertain.

                  10.      OTHER TAX CONSIDERATIONS.

                           a.       MARKET DISCOUNT.

         If a creditor has a lower tax basis in a Debtor obligation than its face amount, the difference may constitute market discount under section 1276 of the Internal Revenue Code. (Certain Debtor obligations are excluded from the operation of this rule, such as obligations with a fixed maturity date not exceeding one year from the date of issue, installment obligations to which Internal Revenue Code section 453B applies and, in all likelihood, demand instruments).

         Holders in whose hands Debtor obligations are market discount bonds will be required to


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treat as ordinary income any gain recognized upon the exchange of such obligations to the extent of the market discount accrued during the holder's period of ownership, unless the holder has elected to include such market discount in income as it accrued.

                           b.       ORIGINAL ISSUE DISCOUNT.

         The actual or constructive exchange of a Reorganized MPAN debt instrument for an existing Debtor debt instrument (including certain constructive exchanges that occur when an existing debt instrument is significantly or materially modified) may result in the creation of original issue discount ("OID") to the extent that the issue price of the new debt instrument is less than its stated redemption price at maturity (generally, its face amount).

         The holder of an OID instrument must include in income the sum of the daily portion of the OID accretion during the taxable year for each year it holds the instrument even in the absence of payments during such year. The daily portion of the OID accretion on an instrument is determined by allocating to each day in the period the ratable portion of the increase in the adjusted issue price of the instrument during that period.

                           c.       WITHHOLDING.

         The Reorganized Debtors or a Disbursing Agent will withhold any amounts required by law from payments made to creditors. This may require payments by certain creditors of the required withholding tax on the non-Cash consideration issuable under the Plan. In addition, creditors may be required to provide general tax information to a Reorganized Debtor or a Disbursing Agent.

                           d.       TAXATION OF CERTAIN RESERVES.

         Section 468B(g) of the Internal Revenue Code provides that escrow accounts, settlement funds, or similar funds are subject to current taxation. It also provides that the IRS shall prescribe regulations for the taxation of any such account or fund, whether as a grantor trust or otherwise. The IRS issued final regulations regarding settlement funds on December 18, 1992. However, such regulations specifically reserve the tax treatment of settlement funds in bankruptcy and the treatment of stock of the issuer to satisfy such obligations. It is thus uncertain as to who is responsible for reporting income generated by the funds in any unclaimed property or Disputed Claims Reserve formed pursuant to the Plan. It is possible that the reserves could be treated as a grantor trust for which the creditor beneficiaries are treated as grantors. As such, the creditor beneficiaries would be subject to current taxation on the income generated by such reserves. If the reserves are not treated as such a grantor trust, they will likely be treated as a partnership (under the default rule of the "check the box" Treasury Regulations) or a trust taxable currently as a separate entity on its income. Pursuant to the Plan and related documents, any party responsible for administering such reserves will also be required to file appropriate income tax returns and pay any tax due out of such reserves as a result of any income earned in such reserves.


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         c.       TAX CONSEQUENCES TO SHAREHOLDERS.

         The cancellation of Old MPAN Common Stock pursuant to the Plan may entitle holders of such Old MPAN Common Stock to a worthless stock deduction under Internal Revenue Code section 165(g) for the taxable year of such holders in which the cancellation occurs. It is possible, however, that such Old MPAN Common Stock became worthless at an earlier date. Debtor expresses no opinion regarding the date on which Old MPAN Common Stock became wholly worthless.

VIII.    CONFIRMATION PROCEDURES.

         PERSONS CONCERNED WITH CONFIRMATION OF THE PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS BECAUSE THE LAW ON CONFIRMING A PLAN OF REORGANIZATION IS VERY COMPLEX. The following discussion is intended solely for the purpose of alerting readers about certain basic Plan confirmation issues, which they may wish to consider. The Debtors CANNOT and DO NOT represent that the discussion contained below is a comprehensive summary of the law on this topic.

         Many requirements must be met before the Court can confirm a plan. Some of the requirements discussed in this Disclosure Statement include acceptance of the Plan by the Voting Classes, whether the Plan can be confirmed even if one or more classes do not accept the Plan, whether the Plan pays creditors at least as much as creditors would receive in a chapter 7 liquidation, and whether the Plan is feasible. These requirements, however, are not the only requirements for confirmation.

         A.       GENERAL REQUIREMENTS FOR PLAN CONFIRMATION.

         At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in Bankruptcy Code section 1129 have been satisfied, including:

                - The Plan complies with the applicable provisions of the
                  Bankruptcy Code.

                - The Plan has been proposed in good faith and not by any
                  means proscribed by law.

                - Any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable or, if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

                - The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting


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                  trustee of the Debtors, affiliates of the Debtors
                  participating in the Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of insiders that will be employed or retained by the Debtors, and the nature of any compensation for such insiders.

                - With respect to each Class of Claims or Equity Interests, each holder of an impaired Claim or impaired Equity Interest either has accepted the Plan or will receive or retain under the Plan on account of such holder's Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. This is the so-called "Best Interest Test" or "Hypothetical Liquidation Test." See Section VIII.C for a discussion of this test.

                - Except to the extent the Plan meets the requirements of
                  section 1129(b) of the Bankruptcy Code (discussed in Section VIII.B.7 below), each Class of Claims or Equity Interests has either accepted the Plan or is not impaired under the Plan.

                - The Plan provides to all Claims accorded priority under
                  Bankruptcy Code section 507(a) payment of a value, as of the Effective Date, equal to the allowed amount of such Claims, or other treatment to which the Debtors and such holders have agreed in writing.

                - At least one Class of impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim in such Class.

                - Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See Section VIII.D below for a discussion of the feasibility of the Plan.

         The Debtors believe that, upon satisfaction of the conditions to the effectiveness of the Plan, the Plan will satisfy all applicable statutory requirements of chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all applicable requirements of chapter 11, and that the Plan is being proposed and submitted to the Bankruptcy Court in good faith.

         B.       ACCEPTANCE OF THE PLAN.

         Only certain Classes of Claims may vote to accept the Plan. Generally, the Bankruptcy Code requires, as a condition to confirmation, that each Class of impaired Claims vote to accept the Plan. However, under certain circumstances, described more fully in this Section, confirmation is possible over the rejection of a Class or Classes of impaired Claims.


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
                  1.       WHO MAY VOTE TO ACCEPT OR REJECT THE PLAN.

         A creditor generally has a right to vote for or against the Plan if that creditor has a Claim that is both "allowed" for purposes of voting and classified in an impaired Class. Notwithstanding the foregoing, under Bankruptcy Code section 1126(g), impaired Classes that will neither receive nor retain any consideration under the Plan are deemed to have rejected the Plan and do not vote.

         Under the Plan, holders of Allowed Claims in Classes SP-1 through SP-6, SP-8, SM-1 through SM-5, SM-7, SM-9 through SM-12, SJ-1, SJ-2, UP-1, UP-2, UM-1, UM-2, UJ-1, GP-1, and GM-1 ("Voting Classes") are entitled to vote on the Plan, provided, however, that votes of holders in Class SJ-2 may not count to the extent such holders are unimpaired. Holders of Claims and Interests in Classes SM-8, UP-3, UM-3, EP-1, EM-1, and EJ-1 are deemed to have rejected the Plan, because members of those Classes will neither receive nor retain consideration under the Plan. Holders of Claims in Classes SP-7, SM-6, and PJ-1, and certain members of Class SJ-2 are unimpaired and deemed to have accepted the Plan.

         It is important to note, however, that although only certain entities are eligible to vote on the Plan, any party in interest may support or object to the confirmation of the Plan. As explained in further detail below, entities that may not have a right to vote (e.g., entities whose Claims or Equity Interests belong to an unimpaired Class or to a Class that will receive no distribution under the Plan) may still have a right to support or object to the confirmation of the Plan.

                  2.       WHAT IS AN ALLOWED CLAIM FOR VOTING PURPOSES.

         As noted above, a creditor's Claim must be "allowed" for purposes of voting in order for such creditor to have the right to vote. Generally, for voting purposes a Claim is deemed "allowed" absent an objection to the Claim if
(i) a proof of claim was timely filed, or (ii) if no proof of claim was filed, the Claim is identified in the Debtors' Schedules as other than "disputed," "contingent," or "unliquidated," and an amount of the Claim is specified in the Schedules, in which case the Claim will be deemed allowed for the specified amount In either case, when an objection to a Claim is filed, the creditor holding the Claim cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection, or allows the Claim for voting purposes. Moreover, Bankruptcy Rule 3018(a) provides that, with respect to holders of MPAN Subordinated Notes and the MHG Subordinated Notes, such holders must be of record on the date that the Disclosure Statement is approved under Bankruptcy Code section 1125 in order to vote on the Plan.

         Note that the definition of "Allowed Claim" used in the Plan for purposes of determining whether creditors are entitled to receive distributions thereunder may differ materially from those used by the Bankruptcy Court to determine whether a particular Claim is "allowed" for purposes of voting. Holders of Claims are advised to review the definitions of "Allowed Claim" and "Disputed Claim" in the Plan to determine whether they may be entitled to receive distributions under the Plan.


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
                  3.       WHAT IS AN IMPAIRED CLASS OF CLAIMS OR EQUITY
                           INTERESTS.

         As noted above, a Claim or Equity Interest that is allowed for voting purposes only has the right to vote if it is in a Class that is impaired under the Plan and if that Class will receive or retain any consideration under the Plan. A Class is impaired if the Plan alters the legal, equitable, or contractual rights of the holders of Claims or Equity Interests of that Class. As noted, under the Plan, all Classes are impaired except Classes SP-7, SM-6, PJ-1, and certain members of SJ-2.

                  4.       WHO IS NOT ENTITLED TO VOTE.

         The holders of the following five types of Claims are not entitled to vote: (i) Claims that have been disallowed; (ii) Claims that are subject to a pending objection and that have not been allowed for voting purpose; (iii) Claims in unimpaired classes (i.e., Classes SP-7, SM-6, and PJ-1); (iv) Claims entitled to priority pursuant to Bankruptcy Code section 507(a)(1), (a)(2), and
(a)(7); and (v) Claims in Classes that do not receive or retain any property under the Plan (i.e., Punitive Damage Claims in Classes UP-3 and UM-3 and Equity Interests and related Claims in Class EP-1). Holders of Claims and Equity Interests in unimpaired Classes are not entitled to vote because such classes are deemed to have accepted the Plan. Holders of Claims entitled to priority pursuant to Bankruptcy Code section 507(a)(1), (a)(2), and (a)(7) are not entitled to vote because such Claims are not placed in Classes and they are required to receive certain treatment specified by the Bankruptcy Code. Claims and Equity Interests in Classes that do not receive or retain any property under the Plan do not vote because such Classes are deemed to have rejected the Plan. Even if your Claim or Equity Interest is of the type described above, you may still have a right to support or object to the confirmation of the Plan.

                  5.       VOTES NECESSARY TO CONFIRM THE PLAN.

         The Court cannot confirm the Plan unless: (i) at least one impaired Class has accepted the Plan without counting the votes of any insiders within that Class; and (ii) either all impaired Classes have voted to accept the Plan, or the Plan is eligible to be confirmed by "cramdown" with respect to any dissenting impaired Class as discussed in Bankruptcy Code section 1129(b).

                  6.       VOTES NECESSARY FOR A CLASS TO ACCEPT THE PLAN.

         A Class of Claims is considered to have accepted the Plan when more than one-half (1/2) in number and at least two-thirds (2/3) in dollar amount of the Claims that actually voted have voted in favor of the Plan.

                  7.       TREATMENT OF NONACCEPTING CLASSES: "CRAMDOWN".

         As noted above, even if all impaired classes do not accept the proposed Plan, the Bankruptcy Court may nonetheless confirm the Plan if the nonaccepting Classes are treated in the manner required by the Bankruptcy Code. The process by which a Plan is confirmed despite rejections by nonaccepting Classes and made binding on those Classes is commonly referred to as a "cramdown." The Bankruptcy Code allows the Plan to be "crammed down" on


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
nonaccepting Classes of Claims or Interests if the Plan meets the requirements of Bankruptcy Code section 1129(a)(1) through (a)(7) and 1129(a)(9) through
(a)(13) and if the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to nonaccepting classes as those terms are defined in Bankruptcy Code section 1129(b).

                           a.       NO UNFAIR DISCRIMINATION.

         This test applies to Classes of Claims or Equity Interests that are of equal priority and are receiving different treatment under the Plan. The test does not require that the treatment be the same or equivalent, but that such treatment be "fair."

                           b.       FAIR AND EQUITABLE TREATMENT.

         This test applies to Classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no Class of Claims receive more than 100% of the allowed amount of the Claims in such Class. As to a nonaccepting Class, the test sets different standards, depending on the type of Claims or Equity Interests in such Class:

                - Secured Creditors. Each holder of an impaired Secured Claim either (i) retains its liens on the property securing such Claim, to the extent of the allowed amount of its Secured Claim, and receives deferred Cash payments having a value, as of the Effective Date, of at least the allowed amount of such Claim, or (ii) has the right to credit bid the amount of its Claim if its property is sold and retains its liens on the proceeds of the sale (or if sold, on the proceeds thereof), or
                  (iii) receives the "indubitable equivalent" of its allowed Secured Claim.

                - Unsecured Creditors. Either (i) each holder of an impaired unsecured Claim receives or retains under the Plan property of a value equal to the amount of its allowed Claim or (ii) the holders of Claims and Equity Interests that are junior to the Claims of the dissenting Class will not receive any property under the Plan.

                - Equity Interests. Either (i) each Equity Interest holder will receive or retain under the Plan property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock, or (ii) the holders of Equity Interests that are junior to the Equity Interests of the nonaccepting Class will not receive or retain any property under the Plan.

                  8. REQUEST FOR CONFIRMATION DESPITE NONACCEPTANCE BY IMPAIRED CLASSES.

         The Debtors have asked the Bankruptcy Court to confirm this Plan by cramdown on all Classes that are deemed to have rejected the Plan and on any impaired Voting Class that does not vote to accept the Plan.


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
         C.       BEST INTEREST/HYPOTHETICAL LIQUIDATION ANALYSIS.

         As discussed above, in certain circumstance, in order to be confirmed, the Plan must pass the "Best Interest Test" or "Hypothetical Liquidation Test" incorporated in Bankruptcy Code section 1129(a)(7). The test applies to individual creditors and Equity Interest holders (stockholders) that are both
(i) in impaired Classes under the Plan, and (ii) do not vote to accept the Plan. Bankruptcy Code section 1129(a)(7) requires that such creditors and Equity Interest holders receive or retain an amount under the Plan not less than the amount that such holders would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code.

         The Debtors do not intend that their Chapter 11 Cases actually will be converted to chapter 7 liquidations. However, in order to apply the Best Interest Test, the Debtors have prepared the "Hypothetical Liquidation Analysis" attached hereto as Annex 5. The Hypothetical Liquidation Analysis projects an estimate of what creditors and stockholders might receive in the event the Debtors' Chapter 11 Cases were to be converted to chapter 7 cases and the Debtors' assets subsequently liquidated. THE DEBTORS' HYPOTHETICAL LIQUIDATION ANALYSIS IS BASED UPON ASSUMPTIONS THAT THE DEBTORS BELIEVE TO BE REASONABLE BASED UPON THE BEST INFORMATION AVAILABLE TO THEM. HOWEVER, THERE ARE NUMEROUS ECONOMIC, LEGAL, OPERATIONAL, AND OTHER UNCERTAINTIES THAT COULD DRAMATICALLY CHANGE THE RESULTS IN AN ACTUAL LIQUIDATION. MOREOVER, BECAUSE THE BUSINESSES IN WHICH THE DEBTORS' OPERATE ARE HIGHLY REGULATED BY A MULTITUDE OF FEDERAL, STATE, AND LOCAL AGENCIES WITH JURISDICTION OVER HEALTHCARE ISSUES, THERE MAY BE SIGNIFICANT REGULATORY CONSEQUENCES AND RESTRICTIONS IN A LIQUIDATION THAT CANNOT BE PREDICTED WITH ANY CERTAINTY. THUS, THERE CAN BE NO GUARANTY THAT AN ACTUAL LIQUIDATION OF THE DEBTORS WOULD RESULT IN THE PROJECTED RECOVERIES FOR CREDITORS AND EQUITY INTEREST HOLDERS.

         In a typical chapter 7 case, a trustee is elected or appointed to liquidate the debtor's assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Secured creditors generally are paid first from the sales proceeds of properties securing their liens. If any assets are remaining in the bankruptcy estates after the satisfaction of secured creditors' claims from their collateral, administrative expenses generally are next to receive payment. Unsecured creditors are paid from any remaining sales proceeds, according to their respective priorities. Unsecured creditors with the same priority share in proportion to the amount of their allowed claims in relationship to the total amount of allowed claims held by all unsecured creditors with the same priority. Finally, equity interest holders receive the balance that remains, if any, after all creditors are paid.

         The Hypothetical Liquidation Analysis included in Annex 5 to this Disclosure Statement projects that general unsecured creditors and existing Equity Interest holders would receive no consideration whatsoever in the event the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code. Moreover, it is projected that holders of Administrative Expenses, priority unsecured Claims, and most Secured Claims would receive far less than payment in full, or no consideration at all. By contrast, under the Plan priority unsecured creditors will receive payment in full, and general unsecured creditors will receive distributions of New MPAN


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
Common Stock, New MPAN Warrants, or Cash. Thus, the Debtors believe that all creditors will receive at least as favorable treatment under the Plan as they would in a hypothetical liquidation, and in fact, most creditors will receive far better treatment under the Plan. Holders of Old MPAN Common Stock will neither receive nor retain any consideration under either the Plan or in a hypothetical liquidation, and thus would not be better off in a liquidation.

         D.       PLAN FEASIBILITY.

         As discussed above, the Bankruptcy Code also requires that, in order for the Plan to be confirmed, the Debtors must demonstrate that consummation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

         For purposes of determining whether the Plan meets the feasibility requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. Based upon the Projections set forth in Annex 4 hereof, which show continued availability under the Debtors' revolving line of credit and net operating income for at least five years after the Effective Date, the Debtors believe that the Plan is feasible and that they will be able to make all payments required to be made pursuant to the Plan. HOLDERS OF CLAIMS AND INTERESTS ARE ADVISED TO REVIEW CAREFULLY THE RISK FACTORS INCLUDED IN SECTION VI OF THIS DISCLOSURE STATEMENT AND THE ASSUMPTIONS INCLUDED IN THE PROJECTIONS IN CONNECTION WITH THEIR REVIEW OF THE SAME. AS NOTED THEREIN, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED.

         E.       ALTERNATIVES TO THE PLAN.

         If the Plan is not confirmed, the Debtors (or if the Debtors' exclusive periods in which to file a plan have expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve a sale or an orderly liquidation of the Debtors' assets. The Debtors, the MPAN Senior Credit Facility Claim Holders, the MHG Senior Credit Facility Claim Holders, the MPAN Committee, and the MHG Committee have explored various alternatives in connection with the formulation and development of the Plan. They believe that the Plan, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in a chapter 7 case, and the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors, the MPAN Senior Credit Facility Claim Holders, the MHG Senior Credit Facility Claim Holders, the MPAN Committee, and the MHG Committee believe that a liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater returns provided by the Plan.

         The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation are not likely to afford holders of Claims as great a realization potential as does the Plan.

IX.      RECOMMENDATION AND CONCLUSION

         The Debtors, the MPAN Senior Credit Facility Claim Holders, the MHG Senior Credit Facility Claim Holders, the MPAN Committee, and the MHG Committee believe that confirmation and implementation of the Plan are preferable to any of the feasible alternatives because the Plan will provide substantially greater recoveries for creditors. ACCORDINGLY, THE FOREGOING PARTIES URGE HOLDERS OF IMPAIRED CLAIMS TO VOTE TO ACCEPT THE PLAN BY SO INDICATING ON THEIR BALLOTS AND RETURNING THEM AS SPECIFIED IN THIS DISCLOSURE STATEMENT AND ON THE BALLOTS.


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
DATED:  February 1, 2002            MARINER POST-ACUTE NETWORK, INC.,
                                    a Delaware corporation, on behalf of itself and its Debtor Affiliates, which are identified on Exhibit "2" to the Plan



                                    By____________________________
                                       Stefano Miele
                                       Senior Vice President

DATED: February 1, 2002             MARINER HEALTH GROUP, INC.,
                                    a Delaware corporation, on behalf of itself and its Debtor Affiliates, which are identified on Exhibit "1" to the Plan



                                    By____________________________
                                       Stefano Miele
                                       Vice President


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
SUBMITTED BY:

ISAAC M. PACHULSKI (Cal. Bar 62337),
JEFFREY H. DAVIDSON (Cal. Bar 73980)
K. JOHN SHAFFER (Cal. Bar 153729), and
MARGRETA M. SUNDELIN (Del. Bar 3873), Members of
STUTMAN, TREISTER & GLATT PROFESSIONAL CORPORATION
3699 Wilshire Boulevard, 9th Floor
Los Angeles, California 90010
Telephone: (213) 251-5100
Facsimile: (213) 251-5288

RICHARD E. GREEN (Ga. Bar 305571)
WENDY L. HAGENAU (Ga. Bar 316688)
ROBERT C. LEWINSON (Ga. Bar 449900)
POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
191 Peachtree Street, 16th Floor
Atlanta, Georgia  30303
Telephone: (404) 572-6600
Facsimile: (404) 572-6999

 - AND  -


----------------------------------------
MARK D. COLLINS (Del. Bar 2981)
RUSSELL C. SILBERGLIED (Del. Bar 3462)
REBECCA BOOTH (Del. Bar 4031)
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
P.O. Box 551
Wilmington, DE  19899
Telephone: (302) 658-6541
Facsimile: (302) 658-6548

Reorganization Counsel for Debtors
and Debtors in Possession


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